As filed with the Securities and Exchange Commission on April 28, 2006

Registration No. 333-132397

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERVALU INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5140	41-061700
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11840 Valley View Road

Eden Prairie, Minnesota 55344

(952) 828-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

NEW ALBERTSON’S, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5140	20-4067706
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Albertson’s, Inc.

250 East Parkcenter Boulevard

Boise, Idaho 83706

(208) 395-6200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Boehnen, Esq. Executive Vice President SUPERVALU INC. 11840 Valley View Road Eden Prairie, Minnesota 55344 (952) 828-4151	John R. Sims, Esq. Executive Vice President and General Counsel New Albertson’s, Inc. 250 East Parkcenter Boulevard Boise, Idaho 83706 (208) 395-6200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew R. Brownstein, Esq. Igor Kirman, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John P. Breedlove, Esq. Associate General Counsel and Corporate Secretary SUPERVALU INC. 11840 Valley View Road Eden Prairie, Minnesota 55344 (952) 828-4154	Lyle G. Ganske, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Mark E. Betzen, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to public:  As soon as practicable following the effective date of this registration statement and upon completion of the transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TO THE STOCKHOLDERS OF

SUPERVALU INC. AND

ALBERTSON’S, INC.

SUPERVALU INC., which is referred to as Supervalu, Albertson’s, Inc., which is referred to as Albertsons, and several other parties have entered into a series of agreements that, taken as a whole, will result in the sale of Albertsons to a consortium of buyers including Supervalu, which will acquire Albertsons’ core supermarket business. The transactions contemplated by the agreements include two mergers that we refer to as the reorganization merger and the Supervalu merger. In the reorganization merger, Albertsons will become a wholly owned subsidiary of a new company that we refer to as New Albertsons. In the Supervalu merger, New Albertsons will become a wholly owned subsidiary of Supervalu. As a result of these transactions, Albertsons stockholders will ultimately be entitled to receive $20.35 in cash and 0.182 shares of Supervalu common stock for each share of Albertsons common stock that they held before the transactions. As described more fully in the accompanying joint proxy statement/prospectus under the caption “SUPERVALU INC. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Statements,” as a result of these transactions Supervalu expects to pay approximately $8.6 billion in cash and to issue approximately 76.7 million shares of Supervalu common stock in the Supervalu merger, and will acquire net assets and liabilities, excluding debt assumed, of approximately $17.7 billion. The purchase price comprises assets with an estimated fair market value of approximately $24.0 billion, including goodwill of approximately $4.9 billion, and liabilities with an estimated fair market value of approximately $6.3 billion. The assets acquired are inclusive of $4.9 billion of cash held by New Albertsons as a result of the simultaneous sale of the standalone drug and non-core businesses.

Upon completion of the mergers, we estimate that Albertsons’ former stockholders will own approximately 35% of the then-outstanding Supervalu common stock on a fully diluted basis, based on the number of shares of Supervalu and Albertsons common stock outstanding on April 24, 2006. Supervalu’s stockholders will continue to own their existing shares, which will not be affected by the mergers. Shares of Supervalu common stock are listed on the New York Stock Exchange under the symbol “SVU.”

As a result of the transactions, a group of investors led by Cerberus Capital Management, L.P. (which we refer to as the Cerberus group) will purchase Albertsons’ non-core supermarket business, and CVS Corporation, together with its subsidiary, CVS Pharmacy, Inc. (which we refer to together as CVS), will purchase Albertsons’ standalone drug store business.

We are each holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the mergers. At the Albertsons special meeting, which will be held at 9:00 a.m., Eastern Daylight Time, on May 30, 2006, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, 37th Floor, New York, New York 10004-2498, unless postponed or adjourned to a later date, Albertsons will ask its stockholders to adopt the merger agreement, and to adopt an amendment to its restated certificate of incorporation that will provide for certain appraisal rights under Delaware law for Albertsons stockholders, subject to the completion of the Supervalu merger. At the Supervalu special meeting, which will be held at 1:00 p.m., Eastern Daylight Time, on May 30, 2006, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless postponed or adjourned to a later date, Supervalu will ask its stockholders to authorize the issuance of shares of Supervalu common stock in connection with the Supervalu merger.

The obligations of Supervalu and Albertsons to complete the mergers are also subject to the satisfaction or waiver of several other conditions to the mergers, including antitrust clearance and the completion of the transactions involving CVS and the Cerberus group. Assuming that each of the closing conditions of Albertsons and Supervalu has been satisfied or waived, we currently expect to complete the transactions within one week after the special meetings of the Albertsons and Supervalu stockholders. If the merger agreement is terminated under certain circumstances, Albertsons may be required to pay Supervalu a termination fee of $276 million, and Supervalu may be required to pay Albertsons a termination fee of $135 million (or $250 million if the merger agreement is terminated for antitrust-related reasons).

More information about Supervalu, Albertsons and the proposed transactions is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, see “ Risk Factors” beginning on page 20.

After careful consideration, each of our boards of directors has approved the merger agreement and has determined that it is advisable to enter into the mergers. Accordingly, the Albertsons board of directors recommends that the Albertsons stockholders vote FOR the adoption of the merger agreement and FOR the adoption of the amendment to its restated certificate of incorporation. The Supervalu board of directors recommends that the Supervalu stockholders vote FOR the issuance of Supervalu common stock to be issued in connection with the Supervalu merger.

We are very excited about the opportunities the transactions bring to both Supervalu and Albertsons stockholders, and we thank you for your consideration and continued support.

Jeffrey Noddle Chairman and Chief Executive Officer SUPERVALU INC.	Lawrence R. Johnston Chairman, Chief Executive Officer and President Albertson’s, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April 28, 2006,

and is first being mailed to Supervalu and Albertsons stockholders on or about May 1, 2006.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Supervalu” refers to Supervalu and its consolidated subsidiaries and “Albertsons” refers to Albertsons and its consolidated subsidiaries. This joint proxy statement/prospectus incorporates important business and financial information about Supervalu and Albertsons from documents that each company has filed with the Securities and Exchange Commission, which we refer to as the SEC, but that have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 168.

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s Web site maintained at www.sec.gov.

In addition, Supervalu’s SEC filings are available to the public on Supervalu’s Web site, www.supervalu.com, and Albertsons’ filings with the SEC are available to the public on Albertsons’ Web site, www.albertsons.com. Information contained on Supervalu’s Web site, Albertsons’ Web site or the Web site of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those Web sites as part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document, without charge, if you request them in writing or by telephone from:

If you are an Albertsons stockholder:	If you are a Supervalu stockholder:

Albertson’s, Inc. Corporate Secretary Department 250 Parkcenter Boulevard Boise, Idaho 83726 Telephone: (208) 395-6200	Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Telephone: (888) 750-5834

If you would like to request documents, please do so by May 22, 2006, in order to receive them before the special meetings.

Supervalu has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Supervalu, and Albertsons has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Albertsons.

ALBERTSON’S, INC.

250 Parkcenter Boulevard

P.O. Box 20

Boise, Idaho 83726

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2006

To our fellow stockholders of Albertson’s, Inc.:

We will hold a special meeting of stockholders at 9:00 a.m., Eastern Daylight Time, on May 30, 2006, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, 37th Floor, New York, New York 10004-2498, unless postponed or adjourned to a later date. This special meeting will be held for each of the following purposes:

1. To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of January 22, 2006, as it may be amended from time to time, by and among Albertsons, New Albertsons, New Diamond Sub, Inc. (a wholly owned subsidiary of New Albertsons, which we refer to as New Diamond Sub), Supervalu, and Emerald Acquisition Sub, Inc. (a wholly owned subsidiary of Supervalu, which we refer to as Acquisition Sub), in which:

•	New Diamond Sub would be merged with and into Albertsons (which we refer to as the reorganization merger), with Albertsons becoming a wholly owned subsidiary of New Albertsons, and each outstanding share of Albertsons common stock being converted into one share of New Albertsons; and

•	Acquisition Sub would be merged with and into New Albertsons (which we refer to as the Supervalu merger) with New Albertsons becoming a wholly owned subsidiary of Supervalu, and each outstanding share of New Albertsons common stock being converted into the right to receive $20.35 in cash and 0.182 shares of Supervalu common stock.

A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

2. To consider and vote on a proposal to adopt an amendment to Albertsons’ restated certificate of incorporation, which we refer to as the charter amendment, and which would provide for appraisal rights under Delaware law for holders of shares of Albertsons common stock in connection with the reorganization merger if the Supervalu merger is completed.

3. To approve adjournments of the Albertsons special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Albertsons special meeting to approve the above proposals.

4. To consider and take action upon any other business that may properly come before the Albertsons special meeting or at any adjournment or postponement of the Albertsons special meeting.

These items of business are described in the accompanying joint proxy statement/prospectus. Only stockholders of record at the close of business on April 24, 2006, are entitled to notice of, and to vote at, the Albertsons special meeting and any adjournments or postponements of the Albertsons special meeting.

Albertsons’ board of directors has approved the merger agreement, the transactions contemplated by the merger agreement and the charter amendment, and has determined that the merger agreement, the transactions contemplated by the merger agreement and the charter amendment are advisable and fair to, and in the best interests of, Albertsons and its stockholders. Albertsons’ board of directors recommends that you vote FOR the adoption of the merger agreement and FOR the adoption of the charter amendment described in this joint proxy statement/prospectus.

If the charter amendment is adopted and becomes effective and the Supervalu merger occurs, Albertsons stockholders will be entitled to appraisal rights in connection with the reorganization merger. See “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92.

Your vote is very important. If you plan to attend the Albertsons special meeting in person, please follow the applicable advance registration requirements in this joint proxy statement/prospectus. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting. Whether or not you plan to attend the Albertsons special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided, or submit your proxy by telephone or over the Internet as described in the accompanying joint proxy statement/prospectus. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement and the proposal to adopt the charter amendment.

By order of the board of directors,

Colleen Batcheler

Vice President and Corporate Secretary

Please submit your proxy promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, New York 10004

Telephone: (800) 868-1359

Boise, Idaho, April 28, 2006

Your vote is important. Please complete, date, sign and return your proxy card(s), or submit your proxies by telephone or over the Internet at your earliest convenience so that your shares are represented at the meeting.

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, Minnesota 55344

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2006

To our fellow stockholders of SUPERVALU INC.,

The board of directors of Supervalu has unanimously approved an Agreement and Plan of Merger by and among Albertsons, New Albertsons, New Diamond Sub, Supervalu, and Acquisition Sub. As a result of a series of transactions governed by the merger agreement and other transaction agreements, Supervalu will acquire the core supermarket business of Albertsons, the Cerberus group will purchase Albertsons’ non-core supermarket business, and CVS will purchase Albertsons’ standalone drug store business.

The merger agreement provides for two mergers, the reorganization merger and the Supervalu merger. In the reorganization merger, Albertsons will become a wholly owned subsidiary of a new company that we refer to as New Albertsons, and each outstanding share of Albertsons common stock will be converted into one share of New Albertsons common stock. In the Supervalu merger, New Albertsons will become a wholly owned subsidiary of Supervalu, and each outstanding share of New Albertsons common stock will be converted into the right to receive $20.35 in cash and 0.182 shares of Supervalu common stock. We estimate that immediately after the mergers, Albertsons’ former stockholders will hold approximately 35% of the then-outstanding shares of Supervalu common stock on a fully diluted basis, based on the number of shares of Supervalu and Albertsons common stock outstanding on April 24, 2006. Supervalu stockholders will continue to own their existing shares, which will not be affected by the mergers.

We will hold a special meeting of stockholders at 1:00 p.m., Eastern Daylight Time, on May 30, 2006, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019. The special meeting will be held for each of the following purposes:

1. To consider and vote on a proposal to issue Supervalu common stock in connection with the Supervalu merger.

2. To approve adjournments of the Supervalu special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Supervalu special meeting to approve the above proposal.

3. To consider and take action upon any other business that may properly come before the Supervalu special meeting or at any adjournment or postponement of the Supervalu special meeting.

These items of business are described in the accompanying joint proxy statement/prospectus. Only stockholders of record at the close of business on April 21, 2006, are entitled to notice of, and to vote at, the Supervalu special meeting and any adjournments or postponements of the Supervalu special meeting.

Supervalu’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, and has determined that it is advisable to enter into the Supervalu merger. Supervalu’s board of directors recommends that you vote FOR the issuance of Supervalu common stock in connection with the Supervalu merger.

Your vote is very important. If you plan to attend the Supervalu special meeting in person, please check the appropriate box when you return the enclosed proxy card(s), or confirm your attendance when you submit your proxy by telephone or Internet. Please note that you will need an admission ticket or proof that you own Supervalu stock to be admitted to the Supervalu special meeting. Whether or not you plan to attend the Supervalu special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided, or submit your proxy by telephone or over the Internet as described in the accompanying joint proxy statement/prospectus. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting you could negatively affect the outcome of the proposal to approve the issuance of Supervalu common stock in connection with the Supervalu merger.

By order of the board of directors,

John P. Breedlove

Associate General Counsel and Corporate Secretary

Please submit your proxy promptly. You can find instructions for voting on the enclosed proxy card.

If you have questions, contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Telephone: (888) 750-5834

Eden Prairie, Minnesota, April 28, 2006

Your vote is important. Please complete, date, sign and return your proxy card(s) or, if available, submit your proxy by telephone or over the Internet at your earliest convenience so that your shares are represented at the meeting.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the special meetings. They may not include all the information that is important to you. Albertsons and Supervalu urge you to read this entire joint proxy statement/prospectus carefully, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this summary to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus as a stockholder of one or both of Albertsons and Supervalu. Albertsons has agreed to be acquired by a consortium of investors including Supervalu, the Cerberus group and CVS through a series of transactions. In connection with these transactions, Albertsons and Supervalu have entered into a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the transactions contemplated by the merger agreement, among other things, Supervalu’s and Albertsons’ stockholders must vote on, and approve, proposals that are described in this joint proxy statement/prospectus. Supervalu and Albertsons will hold separate special meetings of their respective stockholders to seek to obtain these approvals.

This joint proxy statement/prospectus contains important information about the merger agreement, the transactions contemplated by the merger agreement, and the special meetings of the respective stockholders of Albertsons and Supervalu, which you should read carefully. The enclosed proxy materials allow you to grant a proxy to vote your shares without attending your respective company’s special meeting in person.

Your vote is very important. We encourage you to submit your proxy as soon as possible.

Q:	What are the specific proposals for which I am being asked to vote?

A:	Albertsons stockholders are being asked to adopt the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Albertsons stockholders are also being asked to adopt the charter amendment, which would provide for appraisal rights under Delaware law to holders of shares of Albertsons common stock in connection with the reorganization merger if the Supervalu merger is completed.

The approval of the proposal to adopt the merger agreement by Albertsons stockholders is a condition to the obligations of the parties to complete the transactions contemplated by the merger agreement. See “The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 112.

Supervalu stockholders are being asked to authorize the issuance of the Supervalu common stock in connection with the Supervalu merger. The approval of this proposal by the Supervalu stockholders is a condition to the obligations of the parties to complete the transactions contemplated by the merger agreement. See “The Transaction Agreements—The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 112.

Q:	What are the positions of the Albertsons and Supervalu boards of directors regarding the merger agreement and the proposals relating to the adoption of the merger agreement, the charter amendment, and the issuance of Supervalu common stock?

A:	Both boards of directors have approved the merger agreement and determined that it is advisable to enter into the merger agreement.

The Albertsons board of directors recommends that the Albertsons stockholders vote FOR the proposal to adopt the merger agreement, and FOR the proposal to adopt the charter amendment, at the Albertsons special meeting.

The Supervalu board of directors recommends that the Supervalu stockholders vote FOR the proposal to authorize the issuance of Supervalu common stock in connection with the Supervalu merger at the Supervalu special meeting.

See “The Mergers—Albertsons’ Reasons for the Mergers and Recommendation of Albertsons’ Board of Directors” beginning on page 49 and “The Mergers—Supervalu’s Reasons for the Mergers and Recommendation of Supervalu’s Board of Directors” beginning on page 53.

Q:	When do you expect to complete the mergers?

A:	If the proposals being presented to the Albertsons stockholders and the Supervalu stockholders at their respective special meetings are approved, we expect to complete the mergers as soon as possible after the satisfaction of the other conditions to their completion. There may be a substantial period of time between the approval of the proposals by stockholders at the special meetings and the completion of the mergers. We currently anticipate that the mergers will be completed in the second quarter of calendar year 2006, but the transactions could be delayed if, among other things, the necessary approvals are not obtained by that time. See “The Transaction Agreements—The Merger Agreement—The Supervalu Merger; Closing” on page 100.

Q:	When and where are the special meetings?

A:	The Albertsons special meeting will be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, 37th Floor, New York, New York 10004-2498, on May 30, 2006, at 9:00 a.m., Eastern Daylight Time.

The Supervalu special meeting will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on May 30, 2006, at 1:00 p.m., Eastern Daylight Time.

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or over the Internet as soon as possible so that your shares will be represented and voted at your special meeting.

Q:	Should I send in my Albertsons stock certificates now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD(S).

If the mergers are completed, Albertsons stockholders will be sent written instructions for sending in their stock certificates. See “The Transaction Agreements—The Merger Agreement—Exchange of Shares” on page 103. Supervalu stockholders will not need to send in their stock certificates.

Q:	If I am going to attend my special meeting, should I still return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) or submitting your proxy by telephone or over the Internet, if available, ensures that your shares will be represented and voted at your special meeting. See “The Albertsons Special Meeting—How to Vote” beginning on page 30 and “The Supervalu Special Meeting—How to Vote” beginning on page 36. If you plan to attend your special meeting to vote in person, you should also follow the advance registration instructions in this joint proxy statement/prospectus. See “The Albertsons Special Meeting—Other Voting Matters—Voting in Person” beginning on page 31 and “The Supervalu Special Meeting—Other Voting Matters—Voting in Person” beginning on page 36.

Q:	If my shares are held in “street name,” will my broker automatically vote my shares?

A:	No. If you hold shares of common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, you should follow the voting instructions provided by your bank, broker, or other nominee. For more information, see “The Albertsons Special Meeting—Voting; Proxies—Voting Shares Held in Street Name” beginning on page 29 and “The Supervalu Special Meeting—Voting; Proxies—Voting Shares Held in Street Name” beginning on page 35.

Q:	Can I change my vote?

A:	You can change or revoke your proxy at any time before its exercise by submitting a written notice to the addresses specified in this joint proxy statement/prospectus, submitting your proxy again over the Internet or by telephone, or attending your special meeting and voting in person. If your shares are held in street name, you will need to contact your bank, broker or other nominee to revoke your proxy.

Q:	What will happen if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:	If you are an Albertsons stockholder and you abstain from voting, that will have the same effect as a vote against the adoption of the merger agreement and the charter amendment. If you are a Supervalu stockholder and you abstain from voting, your vote will not be counted for purposes of approving the issuance of Supervalu common stock.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card you receive, or, if available, submit your proxy using the telephone or the Internet as described in the instructions included with your proxy card(s).

Q:	Who can answer my questions about the special meetings or the mergers?

A:	If you have any questions about the mergers or your special meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact our proxy solicitors:

If you are an Albertsons stockholder:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, New York 10004

Telephone: (800) 868-1359

If you are a Supervalu stockholder:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Telephone: (888) 750-5834

SUMMARY

This summary of the material information contained in this joint proxy statement/prospectus may not include all the information that is important to you. To understand the proposed mergers and related transactions fully, and for a more detailed description of the terms and conditions of the mergers and other transactions, you should read this entire joint proxy statement/prospectus and the documents to which we have referred you. See “Where You Can Find More Information” beginning on page 168. We have included page references parenthetically in this summary to direct you to a more detailed description of each topic presented in this summary.

Overview of the Transactions

On January 22, 2006, Albertsons, Supervalu, CVS Corporation (which is referred to as CVS), and a consortium of investors including Cerberus Capital Management, L.P. (which is referred to as Cerberus), Kimco Realty Corporation, Lubert-Adler Management, Inc., Klaff Realty, LP, and Schottenstein Stores Corporation (which investors, together with Cerberus, are collectively referred to as the Cerberus group) entered into a series of agreements providing for the sale of Albertsons to Supervalu, CVS, and the Cerberus group. As a result of a series of transactions more fully described below, Albertsons stockholders will ultimately be entitled to receive $20.35 in cash and 0.182 shares of Supervalu common stock for each share of Albertsons common stock that they held before the transactions.

These agreements, which together are referred to as the transaction agreements, provide for the following sequence of steps, which the parties intend to carry out substantially simultaneously:

•	First, Albertsons will become a subsidiary of New Albertson’s, Inc. (formerly known as New Aloha Corporation), a newly formed company which we refer to as New Albertsons.* This will be effected by a merger of New Diamond Sub, Inc., a wholly owned subsidiary of New Albertsons which we refer to as New Diamond Sub, into Albertsons. In this transaction, which we refer to as the reorganization merger, stockholders of Albertsons will receive one share of New Albertsons common stock in exchange for each share of Albertsons common stock that they hold.

•	After the reorganization merger, Albertsons will be converted to a limited liability company, which we refer to as Albertsons LLC, and a series of reorganization transactions will occur. The result of these transactions, which we refer to collectively as the Albertsons reorganization, will be that Albertsons LLC and its subsidiaries will hold substantially all of the assets of Albertsons’ historical standalone drug store and non-core supermarket businesses, and certain liabilities of Albertsons’ historical businesses, while New Albertsons and its other subsidiaries will hold substantially all of the assets and liabilities of Albertsons’ core supermarket business, which we refer to as the core business.

•	After the Albertsons reorganization, CVS will purchase substantially all of the assets and assume specified liabilities of the standalone drug store business (which we also refer to as the standalone drug business) from New Albertsons, Albertsons LLC and certain of their subsidiaries. We refer to this transaction as the standalone drug sale. The cash proceeds of the standalone drug sale paid to Albertsons LLC will be transferred to New Albertsons.

•	Concurrently with the standalone drug sale, the Cerberus group, via AB Acquisition LLC, a newly formed entity which we refer to as Cerberus Newco, will purchase substantially all of Albertsons’ non-core supermarket business (which we also refer to as the non-core business), including the equity interests in Albertsons LLC, and will assume certain liabilities related to the non-core business. We refer to this transaction as the non-core sale, and we refer to the non-core sale and the Albertsons reorganization collectively as the separation.

*	We refer to this company as New Albertsons throughout most of this joint proxy statement/prospectus. However, we refer to it as New Aloha Corporation in the audited financial statements of New Aloha Corporation on pages 146-149, and in the opinions of our financial advisors in Annexes C, D, E and F, each of which was produced prior to New Albertsons’ name change.

•	Finally, Emerald Acquisition Sub, Inc., a wholly owned subsidiary of Supervalu which we refer to as Acquisition Sub, will merge into New Albertsons. In this merger, which we refer to as the Supervalu merger, New Albertsons will become a wholly owned subsidiary of Supervalu, and each outstanding share of New Albertsons common stock will be converted into the right to receive $20.35 in cash and 0.182 shares of Supervalu common stock.

We refer to the transactions outlined above collectively as the transactions, and we refer to the reorganization merger and Supervalu merger together as the mergers. The transactions are subject to the terms and conditions of the transaction agreements, as more fully described below. As a result of these transactions Supervalu will acquire net assets and liabilities, excluding debt assumed, of approximately $17.7 billion. The purchase price comprises assets with an estimated fair market value of approximately $24.0 billion, including goodwill of approximately $4.9 billion, and liabilities with an estimated fair market value of approximately $6.3 billion. The assets acquired are inclusive of $4.9 billion of cash held by New Albertsons as a result of the simultaneous sale of the standalone drug and non-core businesses. For more information, see “SUPERVALU INC. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 135.

The consideration to be paid in the Supervalu merger values Albertsons taken as a whole, and is not subject to adjustment based on the allocation of assets and liabilities among Supervalu, CVS, and the Cerberus group. Furthermore, Albertsons’ stockholders are being asked only to adopt the merger agreement and the charter amendment, and are not voting on the non-core sale or the standalone drug sale. Therefore, we have not included in this joint proxy statement/prospectus separate unaudited historical financial information of the non-core business or the standalone drug business. Neither Albertsons nor Supervalu views this information as material to Albertsons’ stockholders’ evaluation of the merger consideration or their decision to vote to adopt the merger agreement or the charter amendment.

The diagram on the following page illustrates the basic structure of the transactions.

Step 1
Reorganization Merger

Step 2
Separation and Standalone Drug Sale

New Albertsons Stockholders (formerly Albertsons Stockholders)
New Albertsons
(A) Distributed to New Albertsons
Albertsons LLC (formerly Albertsons Inc.)
(C) Sold to Cerberus Newco
Core business
Non-core business
Standalone drug business
(B) Sold to CVS
Cerberus Group
New Albertsons Stockholders (formerlyAlbertsons Stockholders)
Cerberus Newco
New Albertsons
Albertsons LLC (formerly Albertsons Inc.)
CVS
Core business
Non-core business
Standalone drug business

Step 3
Supervalu Merger

New Albertsons Stockholders
Supervalu Stockholders
New Albertsons
Supervalu
Core business
Former New Albertsons Stockholders
Supervalu stockholders
35%
65%
Supervalu
New Albertsons
Core business

The Mergers (beginning on page 38)

On January 22, 2006, the boards of directors of Albertsons and Supervalu each approved the merger agreement, which contemplates the transactions described above in “—Overview of the Transactions.” We encourage you to read the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, because it governs and sets forth the terms of the mergers.

Merger Consideration

Holders of Albertsons common stock (other than Albertsons, Supervalu and dissenting Albertsons stockholders who properly exercise their appraisal rights in connection with the reorganization merger, if available) will ultimately be entitled to receive, upon completion of the Supervalu merger, for each share of New Albertsons common stock that they hold:

•	$20.35 in cash, without interest; and

•	0.182 shares of Supervalu common stock.

As a result, Supervalu expects to pay approximately $8.6 billion in cash and to issue approximately 76.7 million shares of Supervalu common stock in the Supervalu merger, as described more fully under “SUPERVALU INC. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 135. We expect that former Albertsons stockholders will own approximately 35% of the then-outstanding shares of Supervalu common stock on a fully diluted basis, based on the number of shares of Supervalu and Albertsons common stock outstanding on April 24, 2006. Based on amounts outstanding as of November 3, 2005, approximately $6.5 billion of Albertsons debt will remain outstanding as debt of Supervalu or of its subsidiaries (including New Albertsons). We refer to the cash and stock consideration to be paid to New Albertsons stockholders by Supervalu as the merger consideration.

For more information on the merger consideration, see “The Transaction Agreements—The Merger Agreement—Merger Consideration” beginning on page 101.

Supervalu will fund the cash portion of the merger consideration from cash on hand (approximately $1.2 billion), borrowings under new credit facilities (approximately $2.0 billion), cash proceeds from the assumed early settlement of the Corporate Units (approximately $1.15 billion), and the proceeds from the standalone drug sale and the non-core sale (approximately $3.9 billion and $350 million, respectively). The cash portion of the merger consideration is fixed and will not depend on the amounts received from CVS and the Cerberus group in connection with the standalone drug sale and the separation.

The Separation (beginning on page 116) and Standalone Drug Sale (beginning on page 125)

The Separation

The separation is governed by the Purchase and Separation Agreement, which we refer to as the separation agreement, among Albertsons, New Albertsons, Supervalu, and Cerberus Newco. The separation agreement provides for the reorganization of the Albertsons businesses, with the result that New Albertsons will generally hold the assets and liabilities of the core business, and Albertsons LLC will generally hold the assets and liabilities of the non-core and standalone drug businesses. Substantially simultaneously with the sale of the standalone drug business to CVS, Cerberus Newco will purchase substantially all of the assets of the non-core business, including the equity interests in Albertsons LLC, and will assume certain liabilities related to the non-core business. The consideration for this purchase will be $350 million in cash, payable to New Albertsons, and Cerberus Newco will pay New Albertsons an additional $625 million in cash in respect of the assumption of certain liabilities by New Albertsons.

The separation agreement contains terms relating to tax matters, employee matters, indemnification, and other agreements between the parties. Supervalu and the Cerberus group will also enter into a transition services agreement, under which Supervalu and New Albertsons will provide certain services to the non-core stores for a period after the closing, and a cross-licensing agreement, which will allow each party to use various trade names owned by the other for a limited period. Albertsons LLC is expected to pay Supervalu and New Albertsons fees of up to $360 million over two years under the transition services agreement, subject to possible adjustments to reflect decreases in the number of stores operated by Albertsons LLC. There are no fees associated with the cross-licensing agreement.

We encourage you to read the separation agreement, which is filed with the SEC as an exhibit to the Registration Statement on Form S-4 containing this joint proxy statement/prospectus.

The Standalone Drug Sale

The standalone drug sale is governed by the Asset Purchase Agreement, which we refer to as the standalone drug sale agreement, among CVS, CVS Pharmacy, Inc., Albertsons, Supervalu, New Albertsons, and certain other subsidiaries of Albertsons. The standalone drug sale agreement provides that CVS will purchase the assets of the standalone drug business, including the related owned real estate, for $3.93 billion in cash, and will assume certain liabilities related to that business. The standalone drug sale agreement contains terms relating to tax matters, employee matters, indemnification, and other agreements among the parties. Supervalu and CVS will also enter into transition services agreements under which Supervalu, New Albertsons, and CVS will provide certain services to one another for a limited period after the closing. CVS is expected to pay Supervalu fees of $3 million for services to be provided by New Albertsons, and to provide services relating to the La Habra distribution center at cost.

We encourage you to read the standalone drug sale agreement, which was filed with the SEC as an exhibit to the Registration Statement on Form S-4 containing this joint proxy statement/prospectus.

The Charter Amendment

The Albertsons board of directors has approved an amendment to Albertsons’ restated certificate of incorporation, which we refer to as the charter amendment. If the charter amendment is adopted at the Albertsons special meeting and becomes effective and the Supervalu merger occurs, holders of Albertsons common stock will be entitled to appraisal rights in connection with the reorganization merger, subject to compliance with the procedures described in more detail in this joint proxy statement/prospectus. If the charter amendment is not adopted at the Albertsons special meeting, or the Supervalu merger does not occur, holders of Albertsons stock will not have appraisal rights in connection with the reorganization merger. For more information, see “The Albertsons Special Meeting—Item 2—Amendment to the Restated Certificate of Incorporation to Provide for Appraisal Rights in the Reorganization Merger,” beginning on page 28, and the text of the charter amendment, which is attached to this joint proxy statement/prospectus as Annex B.

Opinions of Our Financial Advisors (beginning on page 56 for Albertsons and 77 for Supervalu)

Opinions of Albertsons’ Financial Advisors. Each of Goldman, Sachs & Co., which we refer to as Goldman Sachs, The Blackstone Group L.P., which we refer to as Blackstone, and Houlihan Lokey Howard & Zukin, which we refer to as Houlihan Lokey, delivered its oral opinion, subsequently confirmed in writing, to the board of directors of Albertsons to the effect that, as of January 22, 2006, and based upon and subject to the factors and assumptions set forth in their respective opinions, the consideration to be received by the holders of shares of New Albertsons common stock (formerly the holders of shares of Albertsons common stock) in the Supervalu merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of each of the written opinions of Goldman Sachs, Blackstone and Houlihan Lokey, each dated January 22, 2006, which set forth assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with their respective opinions, are attached to this joint proxy statement/prospectus as Annexes C, D, and E, respectively. Summaries of the opinions of Goldman Sachs, Blackstone and

Houlihan Lokey are set forth in this joint proxy statement/prospectus and are qualified by reference to the full text of such opinions, which Albertsons urges you to read in their entirety. Goldman Sachs, Blackstone and Houlihan Lokey provided their opinions for the information and assistance of the Albertsons board of directors in connection with its consideration of the mergers. These opinions are addressed to the Albertsons board of directors and are one of many factors considered by the Albertsons board of directors in deciding to approve the merger agreement and the transactions. The opinions of Goldman Sachs, Blackstone and Houlihan Lokey do not address the merits of the underlying decision by Albertsons to engage in the transactions and were not intended to and do not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposals being submitted to the Albertsons stockholders.

Opinion of Supervalu’s Financial Advisor. In deciding to approve the merger agreement, the Supervalu board of directors considered the opinion of Supervalu’s financial advisor, Lazard Frères & Co. LLC, which we refer to as Lazard. The Supervalu board of directors received a written opinion from Lazard to the effect that, as of January 22, 2006, and based upon and subject to the various considerations, assumptions and limitations described in its opinion, the merger consideration to be paid by Supervalu in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the transaction agreements, was fair, from a financial point of view, to Supervalu. The full text of Lazard’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex F. A summary of Lazard’s opinion is set forth in this joint proxy statement/prospectus and is qualified by reference to the full text of the opinion, which Supervalu urges you to read in its entirety. Lazard provided its opinion for the information and assistance of the Supervalu board of directors in connection with its consideration of the Supervalu merger. Lazard’s opinion is addressed to the Supervalu board of directors and is one of many factors considered by the Supervalu board of directors in deciding to approve the merger agreement and the transactions. Lazard’s opinion does not address the merits of the underlying decision by Supervalu to engage in the transactions and was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposals being submitted to the Supervalu stockholders.

Interests of Albertsons’ Directors and Executive Officers in the Mergers (beginning on page 85)

When considering the recommendation of the Albertsons board of directors with respect to the merger agreement and the charter amendment, Albertsons stockholders should be aware that some directors and executive officers of Albertsons have interests in the transactions that may be different from, or be in addition to, their interests as Albertsons stockholders and the interests of Albertsons stockholders generally. The Albertsons board of directors was aware of these interests during its deliberations on the merits of the mergers and in deciding to recommend that you vote for the adoption of the merger agreement and the charter amendment at the Albertsons special meeting. For a more detailed discussion of these interests, see “Risk Factors—Risks Relating to the Mergers—Certain directors and executive officers of Albertsons have interests and arrangements that are different from, or in addition to, other Albertsons stockholders” beginning on page 22 and “The Mergers—Interests of Albertsons Directors and Executive Officers in the Mergers” beginning on page 85.

Appraisal Rights (beginning on page 92)

Albertsons. If the charter amendment is adopted and becomes effective and the Supervalu merger occurs, holders of Albertsons common stock will be entitled to appraisal rights in connection with the reorganization merger if they comply with procedures described in more detail in this joint proxy statement/prospectus. If the charter amendment is not adopted, Albertsons stockholders will not have any appraisal rights in connection with either of the mergers.

Provided that the charter amendment is adopted and becomes effective and the Supervalu merger occurs, holders of Albertsons common stock who do not vote in favor of the adoption of the merger agreement and who do not wish to accept the consideration payable in the reorganization merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, judicial appraisal of the fair value of their shares of Albertsons common stock by the Delaware Court of Chancery. This value could be more than, less than or the same as the value of the merger consideration to be paid for each share of New Albertsons common stock in the Supervalu merger. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.

Merely voting against the adoption of the merger agreement will not preserve the right of Albertsons stockholders to appraisal under Delaware law; rather, a stockholder wishing to demand appraisal rights must deliver to Albertsons, before the special meeting, a separate written demand for appraisal of such stockholder’s shares and must hold such shares continuously through the initial effective time. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Albertsons stockholders who hold shares in the name of a bank, broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.

Holders of New Albertsons common stock will not be entitled to appraisal rights in connection with the Supervalu merger. Accordingly, holders of Albertsons common stock who wish to exercise their rights to obtain a judicial appraisal of the fair value of their shares of Albertsons common stock should do so in connection with the reorganization merger, if available, following the procedures described in this joint proxy statement/prospectus. There will not be any opportunity to exercise appraisal rights in connection with the Supervalu merger.

Annex G to this joint proxy statement/prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. Albertsons encourages you to read these provisions carefully and in their entirety. For additional information on the appraisal rights that may be available in connection with the reorganization merger, including the procedures that must be followed to exercise these appraisal rights, see “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92.

Supervalu. Under Delaware law, holders of Supervalu common stock are not entitled to appraisal rights in connection with the issuance of Supervalu common stock in connection with the Supervalu merger.

Conditions to Completion of the Mergers (beginning on page 112)

Completion of the mergers depends on a number of conditions being satisfied or waived, including the following conditions that apply to both Albertsons and Supervalu:

•	the adoption by Albertsons’ stockholders of the merger agreement, and the approval by Supervalu’s stockholders of the issuance of Supervalu shares in connection with the Supervalu merger;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

•	the approval for listing on the NYSE of the shares of Supervalu stock to be issued in the Supervalu merger;

•	the expiration of the waiting period applicable to the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act (which waiting period expired on March 13, 2006, without the imposition by the Federal Trade Commission, which we refer to as the FTC, or the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, of any conditions to or restrictions on the consummation of the transactions);

•	the absence of legal restraints that would prevent the completion of the mergers;

•	the accuracy of the representations and warranties of the other party in the merger agreement, except as would not have a material adverse effect;

•	the performance in all material respects of the other party’s obligations under the merger agreement; and

•	the receipt of the required closing certificate executed by officers of the other party.

Completion of the mergers also depends on the satisfaction of all conditions to the separation and the standalone drug sale. For more information, see “The Transaction Agreements—The Merger Agreement— Conditions to Completion of the Mergers” beginning on page 112, “The Transaction Agreements—The Separation Agreement—Conditions to Completion of the Separation” beginning on page 123, and “The Transaction Agreements—The Standalone Drug Sale Agreement—Conditions to Completion of the Standalone Drug Sale” beginning on page 133.

Termination of the Merger Agreement and Termination Fees (beginning on page 113)

The merger agreement may be terminated by the mutual written consent of Supervalu and Albertsons, or by either Supervalu or Albertsons under certain specified circumstances, including uncured material breaches of the merger agreement. Upon termination of the merger agreement under certain circumstances, Supervalu may be required to pay Albertsons a termination fee of $250 million if the termination is for antitrust reasons, or $135 million otherwise, and Albertsons may be required to pay Supervalu a termination fee of $276 million. Cerberus Newco will be entitled to receive 15% of any termination fee that Supervalu receives from Albertsons, and will in most circumstances be responsible for $70 million of the $250 million termination fee payable by Supervalu to Albertsons if the merger is terminated for antitrust reasons. In addition, if Supervalu, Albertsons, or New Albertsons terminates the separation agreement because of a breach by Cerberus Newco, Cerberus Newco must pay a termination fee of $100 million, two-thirds of which is payable to Albertsons and one-third to Supervalu. See “The Transaction Agreements—The Merger Agreement—Termination of the Merger Agreement” beginning on page 113, “The Transaction Agreements—The Merger Agreement—Termination Fees” beginning on page 114 and “The Transaction Agreements—The Separation Agreement—Termination Fees” on page 124.

Material United States Federal Income Tax Consequences (beginning on page 98)

The Supervalu merger will be fully taxable to Albertsons stockholders for U.S. federal income tax purposes. In general, Albertsons stockholders will recognize capital gain or loss measured by the difference, if any, between (i) the sum of the fair market value of the Supervalu stock and cash they will receive in the Supervalu merger and (ii) their adjusted tax basis in their Albertsons common stock.

Tax matters are complicated, and the tax consequences of the transactions to each Albertsons stockholder will depend on the facts of each stockholder’s situation. Albertsons stockholders are urged to read carefully the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 98 and to consult their own tax advisors for a full understanding of the tax consequences of their participation in the transactions.

Risks

In evaluating the merger agreement, the charter amendment, or the issuance of shares of Supervalu common stock in connection with the Supervalu merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 20.

Legal Proceedings (beginning on page 97)

As of the date of this joint proxy statement/prospectus, Supervalu and Albertsons are aware of one purported class action lawsuit that has been filed against Albertsons and its board of directors in connection with the transactions. Among other things, the complaint in the lawsuit requests an injunction to prevent the closing of the mergers. Albertsons believes that this lawsuit is without merit and intends to defend it vigorously.

Comparison of Rights of Stockholders (beginning on page 156)

As a result of the reorganization merger, the holders of Albertsons common stock will become holders of New Albertsons common stock. Similarly, as a result of the Supervalu merger, the holders of New Albertsons common stock will become holders of Supervalu common stock. Albertsons stockholders will have different rights as stockholders of Supervalu than as stockholders of Albertsons due to differences between the certificates of incorporation and by-laws of Albertsons and Supervalu. Because the certificates of incorporation and by-laws of Albertsons and New Albertsons are substantially identical (subject to certain exceptions described in “Comparison of Rights of Stockholders” beginning on page 156), and because both Albertsons and New Albertsons are governed by Delaware law, stockholders of New Albertsons will have substantially identical rights to those of stockholders of Albertsons.

For a summary of the material differences between the rights of Albertsons stockholders, New Albertsons stockholders, and Supervalu stockholders, see “Comparison of Rights of Stockholders” beginning on page 156.

Information about Albertsons

Albertsons, a Delaware corporation, is one of the world’s largest food and drug retailers. Albertsons’ divisions and subsidiaries operate approximately 2,500 stores in 37 states across the United States and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. Albertsons’ general offices are located at 250 Parkcenter Boulevard, Boise, Idaho 83706 and its telephone number is (208) 395-6200. Information about Albertsons is available on the Internet at www.albertsons.com.

Information about Supervalu

Supervalu, a Delaware corporation, conducts retail operations through 1,381 stores, including licensed Save-A-Lot extreme value stores, excluding Deal’s. Supervalu also provides food distribution and related logistics support services across the United States retail grocery channel. Supervalu serves as the primary grocery supplier to approximately 2,240 retail food stores in 48 states, in addition to its own regional banner store network. Supervalu is headquartered in Eden Prairie, Minnesota, and has approximately 50,000 employees. Supervalu’s general offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344 and its telephone number is (952) 828-4000. Information about Supervalu is available on the Internet at www.supervalu.com.

Information about New Albertsons

New Albertsons is a Delaware corporation newly formed for the purpose of effecting the mergers. New Albertsons is a wholly owned subsidiary of Albertsons, has no assets, and has conducted no business operations as of the date of this joint proxy statement/prospectus. Upon completion of the mergers, New Albertsons will be a wholly owned subsidiary of Supervalu and will conduct the core business.

FINANCIAL SUMMARY

Albertsons Market Price Data and Dividends

Albertsons common stock is traded on the NYSE and the Pacific Stock Exchange under the symbol “ABS.” The following table shows for the periods indicated the high and low sales prices for Albertsons common stock as reported on the consolidated tape of the NYSE.

	Price Range of Common Stock
Fiscal Year Ended	High	Low
January 30, 2003:
First Quarter	$35.49	$26.88
Second Quarter	35.49	26.51
Third Quarter	28.66	22.14
Fourth Quarter	24.60	18.85
January 29, 2004:
First Quarter	21.71	17.76
Second Quarter	21.91	17.91
Third Quarter	23.65	18.40
Fourth Quarter	24.19	19.50
February 3, 2005:
First Quarter	25.33	21.57
Second Quarter	27.75	22.43
Third Quarter	25.80	22.30
Fourth Quarter	25.93	22.35
February 2, 2006:
First Quarter	23.53	19.26
Second Quarter	22.39	19.85
Third Quarter	26.51	19.75
Fourth Quarter	25.48	19.88

The last reported sales prices of Albertsons common stock on the NYSE on September 1, 2005, January 20, 2006, and April 27, 2006, were $20.73, $24.11, and $25.28, respectively. September 1, 2005, was the last full trading day before Albertsons issued a public announcement that it was considering its strategic alternatives. January 20, 2006, was the last full trading day prior to the public announcement of the execution of the transaction agreements. April 27, 2006, was the last full trading day prior to the filing of this joint proxy statement/prospectus with the SEC.

Albertsons has paid cash dividends on its common stock since 1959. Albertsons pays these dividends at the discretion of its board of directors. The continuation of these payments, the amount of such dividends and the form in which the dividends are paid (cash or stock) depend upon many factors, including the results of operations and the financial condition of Albertsons. Albertsons has paid quarterly dividends of $0.19 per share each quarter for the last five years. Under the merger agreement, between the date of the merger agreement and the closing date of the Supervalu merger, Albertsons is permitted to pay regular quarterly dividends not in excess of $0.19 per share. Supervalu and Albertsons have also agreed to coordinate with each other regarding the declaration and payment of dividends prior to the closing of the mergers so that holders of Supervalu and Albertsons shares shall not receive two dividends, or fail to receive any, in any given quarter with respect to their Supervalu and Albertsons shares. While Albertsons anticipates that it would continue to pay dividends at the current level if the mergers were not consummated, it cannot assure that it would continue to pay dividends at this level, or at all.

Supervalu Market Price Data and Dividends

Supervalu common stock is traded on the NYSE under the symbol “SVU.” The following table shows for the periods indicated the high and low sales prices for Supervalu common stock as reported on the consolidated tape of the NYSE.

	Price Range of Common Stock
Fiscal Year Ended	High	Low
February 22, 2003:
First Quarter	$30.81	$24.60
Second Quarter	28.94	19.18
Third Quarter	21.59	14.75
Fourth Quarter	18.12	14.01
February 28, 2004:
First Quarter	22.74	12.60
Second Quarter	24.99	20.80
Third Quarter	26.29	23.39
Fourth Quarter	29.95	25.20
February 26, 2005:
First Quarter	32.49	27.25
Second Quarter	31.99	25.70
Third Quarter	32.59	26.59
Fourth Quarter	35.15	31.30
February 25, 2006:
First Quarter	34.72	30.64
Second Quarter	35.88	30.90
Third Quarter	33.93	29.55
Fourth Quarter	34.75	30.60

The last reported sales prices of Supervalu common stock on the NYSE on September 1, 2005, January 20, 2006, and April 27, 2006, were $34.69, $31.85, and $28.89, respectively. September 1, 2005, was the last full trading day before Albertsons issued a public announcement that it was considering its strategic alternatives. January 20, 2006, was the last full trading day prior to the companies’ public announcement of the mergers. April 27, 2006, was the last full trading day prior to the filing of this joint proxy statement/prospectus with the SEC.

The Supervalu board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on compliance with the DGCL, any applicable restrictions in Supervalu’s restated certificate of incorporation, and agreements governing Supervalu’s indebtedness, and on earnings, cash requirements, results of operations, cash flows, financial condition, and other factors that the board of directors considers important. Supervalu paid dividends of $0.145 per share in the first quarter of fiscal year 2005, $0.1525 per share in the second through fourth quarters of fiscal 2005 and the first quarter of fiscal 2006, and $0.1625 per share in the second and third quarters of fiscal 2006. While Supervalu intends to pay dividends at a level consistent with past practices for the foreseeable future, it cannot assure that it will continue to pay dividends at this level, or at all. Supervalu and Albertsons have agreed to coordinate with each other regarding the declaration and payment of dividends prior to the closing of the mergers so that holders of Supervalu and Albertsons shares shall not receive two dividends, or fail to receive any, in any given quarter with respect to their Supervalu and Albertsons shares.

Selected Historical Financial Data of Albertsons

The following table shows selected historical financial data for Albertsons. The data for each of the five fiscal years were derived from Albertsons’ audited consolidated financial statements. This information is only a summary, and you should read it together with Albertsons’ historical financial statements and related notes contained in the annual reports and other information that Albertsons has filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

(Dollars in millions, except per share data)	52 Weeks February 2, 2006	53 Weeks February 3, 2005	52 Weeks January 29, 2004	52 Weeks January 30, 2003	52 Weeks January 31, 2002
Statement of Earnings Data
Net sales	$40,358	$39,810	$35,019	$35,316	$36,294
Earnings from continuing operations	462	474	556	866	487
Net earnings	446	444	556	485	501
Earnings per common share from continuing operations:
Basic	1.25	1.28	1.51	2.18	1.20
Diluted	1.24	1.27	1.51	2.17	1.19
Net earnings per common share:
Basic	1.21	1.20	1.51	1.22	1.23
Diluted	1.20	1.19	1.51	1.22	1.23
Cash dividends declared per common share	0.76	0.76	0.76	0.76	0.76

Balance Sheet Data
Total assets	17,871	18,311	15,666	15,477	16,323
Long-term debt and capitalized lease obligations	6,278	6,649	4,804	5,257	5,336

The operating results include restructuring initiatives that were implemented in 2001, 2002, 2004 and 2005 (refer to Note 5 “Discontinued Operations, Restructuring Activities and Closed Stores” in the notes to Albertsons’ February 2, 2006 consolidated financial statements). Although these initiatives were similar, the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on February 1, 2002 required the financial statement presentation of these actions to be dissimilar. Albertsons’ financial statements were restated to classify the results of operations for the 2004 restructuring that resulted in the divestiture of 28 stores and three non-operating properties and the 2002 restructuring that resulted in the divestiture of 95 stores and two distribution centers and the elimination of four division offices, as discontinued operations for all periods. The operating results of the 165 stores divested under the 2001 restructuring are included in continuing operations of Albertsons’ financial statements for the periods prior to their sale or closure.

Selected Historical Financial Data of Supervalu

The following table shows selected historical financial data for Supervalu. The data for each of the five fiscal years were derived from Supervalu’s audited consolidated financial statements. The data for the nine-month periods ended December 3, 2005, and December 4, 2004, were derived from Supervalu’s unaudited condensed consolidated financial statements. This information is only a summary, and you should read it together with Supervalu’s historical financial statements and related notes contained in the annual reports and other information that Supervalu has filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

(Dollars in millions, except per share data)	(b) 40 Weeks December 3, 2005		40 Weeks December 4, 2004	(c) 52 Weeks February 26, 2005		53 Weeks February 28, 2004		52 Weeks February 22, 2003		52 Weeks February 23, 2002		52 Weeks February 24, 2001
Statement of Earnings Data
Net sales	$15,223		$14,953	$19,543		$20,210		$19,160		$20,293		$22,520
Earnings from continuing operations	200		293	386		280		257		198		73
Net earnings	200		293	386		280		257		198		73
Earnings per common share from continuing operations:
Basic	1.47		2.17	2.86		2.09		1.92		1.49		0.55
Diluted	1.41		2.06	2.71		2.01		1.86		1.47		0.55
Net earnings per common share:
Basic	1.47		2.17	2.86		2.09		1.92		1.49		0.55
Diluted	1.41		2.06	2.71		2.01		1.86		1.47		0.55
Cash dividends declared per common share	0.47	3/4	0.45	0.60	1/4	0.57	3/4	0.56	3/4	0.55	3/4	0.54	3/4

Balance Sheet Data
Total assets	6,476		6,166	6,278		6,162		5,896		5,796		6,343
Long-term debt (a)	1,496		1,596	1,579		1,634		2,020		1,876		2,008

Notes:

(a)	Long-term debt includes long-term debt and long-term obligations under capital leases.
(b)	Supervalu’s results for the 40 weeks ended December 3, 2005 include charges of approximately $36 after-tax related to its planned disposition of its twenty corporate-operated Shop ‘n Save retail stores in Pittsburgh and approximately $3 after-tax related to the impact of Hurricane Katrina (primarily at Save-A-Lot locations in Louisiana).
(c)	Supervalu’s results for the fiscal year ended February 26, 2005, include a net after-tax gain on the sale of the company’s minority interest in WinCo Foods, Inc. of $68.

Selected Unaudited Pro Forma Financial Data

The following selected unaudited pro forma financial data have been derived from and should be read together with the unaudited pro forma condensed combined financial statements and related notes. See “SUPERVALU INC. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 135. The selected unaudited pro forma statement of earnings data give effect to the transactions as if they had been completed on February 29, 2004, and the selected unaudited pro forma balance sheet data give effect to the transactions as if they had been completed on December 3, 2005.

The following selected unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Supervalu and Albertsons, which are incorporated by reference in this joint proxy statement/prospectus, and the audited financial statements and notes thereto of New Albertsons, which are contained in this joint proxy statement/prospectus, as well as the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

The selected unaudited pro forma financial data reflect adjustments for pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The selected unaudited pro forma financial data were prepared using the purchase method of accounting with Supervalu treated as the acquiring entity. Accordingly, estimated consideration to be paid by Supervalu to complete the Supervalu merger will be allocated to assets and liabilities acquired based upon their estimated fair values as of the date of completion of the Supervalu merger. The pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the selected unaudited pro forma financial data below. The selected unaudited pro forma financial data do not give effect to any synergies which may be achievable subsequent to the closing of the Supervalu merger or the one-time merger-related integration costs.

The selected unaudited pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of what Supervalu’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated above. You should not rely on the selected unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Supervalu will experience.

(in millions, except per share data)
For the Fiscal Year Ended February 26, 2005
Operating Results
Net sales	$42,763
Net earnings from continuing operations	516

Per share data
Net earnings per share from continuing operations – basic	$2.43
Net earnings per share from continuing operations – diluted	$2.36

For the 40 Weeks Ended December 3, 2005
Operating Results
Net sales	$33,462
Net earnings from continuing operations	325

Per share data
Net earnings per share from continuing operations – basic	$1.53
Net earnings per share from continuing operations – diluted	$1.48

Financial Position as of December 3, 2005
Inventories	$3,190
Property, plant and equipment, net	9,170
Total assets	23,971
Current debt and obligations under capital leases	171
Long-term debt and obligations under capital leases	9,747
Total debt	9,918

COMPARATIVE PER SHARE INFORMATION

The following table presents income from continuing operations, cash dividends declared and book value per common share data separately for Supervalu and Albertsons on a historical basis, on an unaudited pro forma combined basis per Supervalu common share and on an unaudited pro forma combined basis per Albertsons equivalent common share. The following unaudited pro forma data give effect to the transactions as if they had been completed on February 29, 2004 with respect to income statement items, and on December 3, 2005 with respect to balance sheet items. The following selected unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Supervalu and Albertsons, which are incorporated by reference in this joint proxy statement/prospectus, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

The following unaudited pro forma combined data per Supervalu common share are based upon the historical weighted average number of Supervalu common shares outstanding, adjusted to include the estimated number of Supervalu common shares to be issued in the Supervalu merger. See “SUPERVALU INC. and Subsidiaries Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 135. We have based the unaudited pro forma combined data per Albertsons equivalent common share on the unaudited pro forma combined per Supervalu common share amounts, multiplied by the exchange ratio of 0.182.

The following unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of what Supervalu’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated above. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; one-time merger-related integration costs that will be incurred to fully integrate and operate the combined organization more efficiently; or anticipated synergies expected to result from the Supervalu merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Supervalu will experience after the completion of the Supervalu merger.

	Supervalu Historical Per Share Data	Albertsons Historical Per Share Data	Supervalu Pro Forma Per Share Data	Pro Forma Combined Data Per Albertsons Equivalent Share
For the Fiscal Year Ended February 26, 2005 (for Supervalu) or February 3, 2005 (for Albertsons)
Net earnings per common share from continuing operations:
Basic	$2.86	$1.28	$2.43	$0.44
Diluted	$2.71	$1.27	$2.36	$0.43
Cash dividends declared per common share	$0.6025	$0.76	$0.6025	$0.1097

For the 40 Weeks Ended December 3, 2005 (for Supervalu) or the 39 Weeks Ended November 3, 2005 (for Albertsons)
Net earnings per common share from continuing operations:
Basic	$1.47	$0.81	$1.53	$0.28
Diluted	$1.41	$0.80	$1.48	$0.27
Cash dividends declared per common share	$0.4775	$0.57	$0.4775	$0.0869

As of December 3, 2005 (for Supervalu) or November 3, 2005 (for Albertsons)
Book value per common share	$19.50	$14.98	$24.26	$4.42

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•	the closing prices per share and aggregate market value of Supervalu common stock and Albertsons common stock, in each case based on closing prices for those shares on the consolidated tape of the NYSE, on September 1, 2005, the last trading day before Albertsons announced that it was considering its strategic alternatives, January 20, 2006, the last trading day prior to the public announcement of the execution of the transaction agreements, and April 24, 2006, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus; and

•	the equivalent price per share and equivalent market value of shares of Albertsons common stock, based on the exchange ratio of 0.182 shares of Supervalu common stock per share of New Albertsons common stock and the closing price for Supervalu common stock on the NYSE on April 24, 2006.

	Supervalu	Albertsons	Implied Albertsons Equivalent(1)
September 1, 2005
Closing price per common share	$34.69	$20.73	$26.66
Market value of common shares (in billions)(2)	$4.7	$7.6

January 20, 2006
Closing price per common share	$31.85	$24.11	$26.15
Market value of common shares (in billions)(3)	$4.3	$8.9

April 24, 2006
Closing price per common share	$29.10	$25.28	$25.65
Market value of common shares (in billions)(4)	$4.0	$9.4

(1)	The implied Albertsons equivalent price per share reflects the fluctuating value of Supervalu common stock that New Albertsons stockholders (formerly Albertsons stockholders) would receive for each share of New Albertsons common stock if the mergers were completed on September 1, 2005, January 20, 2006, or April 24, 2006. The implied Albertsons equivalent price per share is equal to the sum of (i) $20.35 and (ii) the closing price of Supervalu common stock on the applicable date multiplied by 0.182 (rounded to the nearest cent).
(2)	Based on 136,499,632 shares of Supervalu common stock and 368,386,957 shares of Albertsons common stock outstanding as of September 1, 2005.
(3)	Based on 136,318,661 shares of Supervalu common stock and 368,970,767 shares of Albertsons common stock outstanding as of January 20, 2006.
(4)	Based on 136,956,079 shares of Supervalu common stock and 371,285,330 shares of Albertsons common stock outstanding as of April 24, 2006.

RISK FACTORS

In deciding whether to vote for adoption of the merger agreement, and for adoption of the charter amendment, in the case of Albertsons stockholders, or for approval of the issuance of Supervalu common stock, in the case of Supervalu stockholders, we urge you to consider carefully all of the information we have included and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168. In addition, we urge you to consider carefully the following risk factors relating to the transactions and the business of the combined company.

Risks Relating to the Mergers

Supervalu’s failure to integrate the core business successfully and on a timely basis after the completion of the mergers could have a material adverse effect on the business, financial condition or results of operations of Supervalu after the mergers.

Supervalu expects that the acquisition of the core business will result in certain synergies, business opportunities and growth prospects. Supervalu, however, may never realize these expected synergies, business opportunities and growth prospects. Supervalu may experience increased competition that limits its ability to expand its business, Supervalu may not be able to capitalize on expected business opportunities including retaining the current retail customers of Albertsons’ core business, assumptions underlying estimates of expected cost savings may be inaccurate, or general industry and business conditions may deteriorate. In addition, integrating operations after the completion of the mergers will require significant efforts and expenses. Personnel may leave or be terminated because of the transactions. Supervalu’s management may have its attention diverted while trying to integrate the core business. If these factors limit Supervalu’s ability to integrate the operations of the core business successfully or on a timely basis, Supervalu’s expectations of future results of operations, including certain cost savings and synergies expected to result from the mergers, may not be met. In addition, Supervalu’s growth and operating strategies for the core business may be different from the strategies that Albertsons currently is pursuing. If such difficulties are encountered or if such synergies, business opportunities and growth prospects are not realized, it could have a material adverse effect on the business, financial condition and results of operations of Supervalu after the mergers.

The transactions are subject to certain closing conditions that, if not satisfied or waived, will result in the transactions not being completed, which may cause the market price of Supervalu common stock or Albertsons common stock to decline.

The transactions are subject to customary conditions to closing, including the receipt of required approvals of the stockholders of Albertsons and Supervalu and regulatory approvals. The Supervalu merger is also subject to the completion of the standalone drug sale and the separation. Many of the conditions to the closing of the transactions are outside of the control of Albertsons and Supervalu. If any condition to the closing of the transactions is not satisfied or, if permissible, waived, the transactions will not be completed. In addition, Supervalu and Albertsons may terminate the merger agreement in certain circumstances.

If Supervalu and Albertsons do not complete the transactions, the market price of Supervalu common stock or Albertsons common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the transactions will be completed. Supervalu and Albertsons will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the transactions, whether or not the transactions are completed. In addition, each of Supervalu and Albertsons has expended, and will continue to expend, significant management resources in an effort to complete the transactions. If the transactions are not completed, Supervalu and Albertsons will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, Albertsons may be required to pay to Supervalu a termination fee of $276 million, or Supervalu may be required to pay to Albertsons a termination fee of $135 million or $250 million, if the merger agreement is terminated under certain specified circumstances. If the transactions are not completed, Albertsons will continue to own and operate its businesses and execute its strategic initiatives, including pursuing alternatives to enhance stockholder value. These alternatives may include divesting underperforming assets and focusing more intently on Albertsons’ core asset base. For a detailed description of the circumstances in which such termination fee will be paid, see “The Transaction Agreements—The Merger Agreement—Termination Fees” on page 114.

Whether or not the transactions are completed, the announcement and pendency of the transactions could cause disruptions in the businesses of Supervalu and Albertsons, which could have an adverse effect on their business and financial results.

Whether or not the transactions are completed, the announcement and pendency of the transactions could cause disruptions in the businesses of Supervalu and Albertsons. Specifically:

•	current and prospective employees may experience uncertainty about their future roles with the combined company, which might adversely affect the ability of Supervalu and Albertsons to retain key managers and other employees; and

•	the attention of management of each of Supervalu and Albertsons may be directed toward the completion of the mergers, rather than toward the execution of their existing business plans.

The value of the Supervalu common stock that New Albertsons stockholders receive in the Supervalu merger may be less than the value of such Supervalu common stock when the mergers were publicly announced. Further, at the Albertsons special meeting, Albertsons stockholders will not know the exact value of Supervalu common stock that ultimately will be issued to them as New Albertsons stockholders in the Supervalu merger.

The exchange ratio for Supervalu common stock to be issued in the Supervalu merger has been fixed at 0.182 shares of Supervalu common stock per share of New Albertsons common stock. However, the price of Supervalu common stock will fluctuate until the Supervalu shares are issued. Supervalu and Albertsons are working to complete the mergers as quickly as possible. However, the time period between the stockholder votes taken at the special meetings and the completion of the mergers will depend upon the status of antitrust clearance that must be obtained prior to the completion of the mergers, the progress of the separation and the standalone drug sale, and the satisfaction or waiver of the other conditions described in this joint proxy statement/prospectus, and there is currently no way to predict how long it will take to obtain these approvals. Because the date when the mergers are completed may be later than the date of the special meetings, Supervalu and Albertsons stockholders will not know the exact value of the Supervalu common stock that will be issued in the Supervalu merger at the time they vote. As a result, if the market price of Supervalu common stock at the completion of the mergers is higher or lower than the market price on the date of the Albertsons special meeting, the value of the Supervalu common stock received by New Albertsons stockholders in the mergers will be higher or lower, respectively, than the value of such Supervalu common stock on the date of the Albertsons special meeting.

Supervalu will take on substantial additional indebtedness to finance the mergers, which will decrease Supervalu’s business flexibility and increase its borrowing costs.

Upon completion of the mergers, Supervalu will incur approximately $2 billion in additional indebtedness, and will have consolidated indebtedness that will be substantially greater than its indebtedness prior to the mergers. The increased indebtedness and higher debt-to-equity ratio of Supervalu in comparison to that of Supervalu on a historical basis will have the effect, among other things, of reducing the flexibility of Supervalu to respond to changing business and economic conditions and increasing borrowing costs. On April 13, 2006, Moody’s Investors Service lowered Supervalu’s and Albertsons’ senior unsecured long-term credit ratings to Ba3, which is below investment grade, and Supervalu’s short-term rating to not prime. Supervalu has received guidance from ratings agencies to the effect that, after the completion of the mergers, its credit rating may be further reduced. Supervalu will have increased borrowing costs, and may have increased difficulty in finding sources of debt financing, because of the reduction in its credit rating. For more information on the financial impact of Supervalu’s increased indebtedness, see “Financial Summary—Selected Unaudited Pro Forma Financial Data” on page 16.

Supervalu may be required under the merger agreement to dispose of significant assets if required by governmental entities in order to resolve potential antitrust objections to the mergers.

Supervalu has agreed to take all actions (except as described in this paragraph) necessary to, among other things, resolve any objections to the mergers asserted by any governmental body under any antitrust law or the Federal Trade Commission Act, or to prevent or have lifted any court order preventing or delaying the mergers. This obligation includes, without limitation, executing settlements, undertakings, consent decrees, stipulations or other agreements. It also requires Supervalu to sell, divest, or otherwise convey any of its assets or the assets to be acquired in the mergers, as necessary, subject only to the limitation that such assets do not account for more than $4 billion in annual revenues, which represents approximately 10% of the combined annual revenues of Supervalu and the core business. The waiting period under the HSR Act expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any conditions to or restrictions on the consummation of the transactions. At any time before or after the completion of the transactions, the FTC, the Antitrust Division, or state attorneys general could take action under the antitrust laws, as they deem necessary or desirable in the public interest, seeking to enjoin completion of the transactions, or to rescind the transactions. Private parties also may seek to take action under the antitrust laws under certain circumstances. As in every transaction, there can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful.

Certain directors and executive officers of Albertsons have interests and arrangements that are different from, or in addition to, other Albertsons stockholders.

When considering the recommendation of the Albertsons board of directors with respect to the merger agreement and the charter amendment, Albertsons stockholders should be aware that some directors and executive officers of Albertsons have interests in the transactions that may be different from, or in addition to, their interests as Albertsons stockholders and the interests of Albertsons stockholders generally.

These interests include, among other things, the expectation that three members of Albertsons’ board of directors will become members of Supervalu’s board of directors following the completion of the Supervalu merger; accelerated vesting and, in some cases, immediate settlement of equity awards held by directors and officers of Albertsons; cash payments and other benefits that may become payable under existing employment and change-of-control severance agreements between Albertsons and certain officers of Albertsons as a result of the completion of the transactions; the potential for early payout of vested account balances of certain directors and officers under deferred compensation plans; and the potential accelerated vesting of benefits of certain officers of Albertsons under deferred compensation plans. In addition, certain anti-takeover provisions applicable to Supervalu under Delaware law and Supervalu’s certificate of incorporation, bylaws and other agreements could interfere with or restrict takeover bids or other change-in-control events affecting Supervalu. If any of Albertsons’ directors or officers become directors or officers of Supervalu, these anti-takeover provisions may benefit such persons because of a reduced likelihood of takeover activity resulting in a change in the composition of Supervalu’s board of directors or management team.

As a result of the interests described above, Albertsons’ directors and executive officers may be more likely to support and to vote to adopt the merger agreement and the charter amendment than if they did not have these interests. Stockholders should consider whether these interests may have influenced Albertsons’ directors and officers to support or recommend adoption of the merger agreement and the charter amendment. See “The Mergers—Interests of Albertsons’ Directors and Executive Officers in the Mergers” on page 85.

Some of the financial advisors to Albertsons and Supervalu have had prior business relationships with one or more of the parties to the transactions and are entitled to contingent fees in connection with the transactions.

Albertsons’ fee arrangements with Goldman Sachs and Blackstone, and Supervalu’s fee arrangements with Lazard, are structured so that certain fees are paid only if certain transactions are completed. The aggregate transaction fee payable by Albertsons to each of Goldman Sachs and Blackstone, the principal portion of which will only be payable upon completion of the transactions contemplated by the merger agreement, is currently estimated to be approximately $24.1 million. Similarly, under the terms of Supervalu’s engagement letter with Lazard, $15.5 million of consideration will be payable to Lazard only at the effective time of the Supervalu merger. In addition to these contingent fee arrangements, Goldman Sachs has previously provided investment banking services to each of the parties to the transactions and/or their affiliates from time to time. These past services include, among others, acting as a participant in revolving credit facilities of Albertsons and Supervalu and providing financial advisory services to CVS and certain of Cerberus’s affiliates in connection with past acquisitions. Similarly, in the past Lazard has provided investment banking services to Supervalu for which it has received customary fees. In addition, all of the financial advisors may provide services to the parties to the transactions in the future. For a more detailed description of the fee arrangements and past relationships of the financial advisors, see “Opinion of Albertsons’ Financial Advisors—Opinion of Goldman Sachs” beginning on page 56, “Opinion of Albertsons’ Financial Advisors—Opinion of Blackstone” beginning on page 58, and “Opinion of Supervalu’s Financial Advisor” beginning on page 77.

A putative class action complaint has been filed in connection with the transactions and, if decided adversely to the defendants, could result in the entry of an injunction against the completion of the mergers and an order for other relief.

On January 24, 2006, a putative class action complaint was filed in the Fourth Judicial District of the State of Idaho in and for the County of Ada, naming Albertsons and its directors as defendants. The action, Christopher Carmona v. Henry Bryant, et al., No. CV-OC-0601251, challenges the merger agreement and related transactions. Specifically, the complaint alleges that Albertsons and its directors violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties, including by failing to value Albertsons properly and by ignoring conflicts of interest. Among other things, the complaint seeks preliminary and permanent injunctive relief to enjoin the completion of the mergers, rescission of the mergers to the extent implemented, and an imposition of a constructive trust in favor of plaintiff for any benefits improperly received by defendants. Consequently, if this case were decided adversely to the defendants, the entry of an injunction against the completion of the mergers, an order for rescission and/or an order for monetary relief for which Albertsons may be responsible could result.

Risks Relating to Supervalu’s Operations After the Completion of the Mergers

The market price for shares of Supervalu common stock may be affected by factors different from, or in addition to, those affecting shares of Albertsons common stock, and the market value of Supervalu common stock may decrease after the closing date of the mergers.

Upon completion of the mergers, the holders of New Albertsons common stock will become holders of Supervalu common stock. Supervalu currently operates in different geographic areas from Albertsons and the results of Supervalu’s operations after the mergers may be affected by factors different from or in addition to those currently affecting the results of the operations of Albertsons. In addition, Supervalu and Albertsons have a different mix of businesses: the business of Supervalu includes a significant food distribution and related logistics support services business, while the business of Albertsons is primarily retail grocery and drug sales and includes the standalone drug business. The market value of the shares of Supervalu common stock that Albertsons stockholders receive in the mergers could decrease following the closing date of the mergers. For a discussion of the businesses of Supervalu and Albertsons and factors to consider in connection with those businesses, please see the documents incorporated by reference into this joint proxy statement/prospectus and listed under the section captioned “Where You Can Find More Information,” beginning on page 168.

General economic conditions affecting the food industry may affect Supervalu’s business.

The retail food and food distribution industries are sensitive to a number of economic conditions such as: (i) food price deflation or inflation, (ii) softness in local and national economies, (iii) increases in commodity prices, (iv) the availability of favorable credit and trade terms, and (v) other economic conditions that may affect consumer buying habits. Any one or more of these economic conditions can affect Supervalu’s retail sales, the demand for products Supervalu distributes to its retailer customers, its operating costs and other aspects of its businesses.

Supervalu faces a high level of competition in the retail food and food distribution businesses from several retail formats.

The industries in which Supervalu competes are extremely competitive. Both the retail food and food distribution businesses are subject to competitive practices that may affect: (i) the prices at which Supervalu is able to sell products at its retail locations, (ii) sales volume, (iii) the ability of Supervalu’s distribution customers to sell products it supplies, which may affect future orders, and (iv) Supervalu’s ability to attract and retain customers. In addition, the nature and extent of consolidation in the retail food and food distribution industries could affect Supervalu’s competitive position or that of its distribution customers in the markets it serves.

Supervalu’s retail food business faces competition from other retail chains, supercenters, non-traditional competitors and emerging alternative formats in the markets where it has retail operations. In the food distribution business, Supervalu’s success depends in part on the ability of its independent retailer customers to compete effectively, its ability to attract new customers, and its ability to supply products in a cost-effective manner. Declines in the level of retail sales activity of distribution customers due to competition, consolidations of retailers or competitors, increased self-distribution by Supervalu’s customers, or the entry of new or non-traditional distribution systems into the industry may adversely affect Supervalu’s revenues.

Threats or potential threats to food safety may adversely affect Supervalu’s business.

Wartime activities, threats of terror, acts of terror or other criminal activity directed at the grocery or drug store industry, the transportation industry, or computer or communications systems, could increase security costs, adversely affect Supervalu’s operations, or impact consumer behavior and spending as well as customer orders. Other events that give rise to actual or potential food contamination, drug contamination, or food-borne illness could have an adverse effect on Supervalu’s operating results.

Escalating costs of providing employee benefits and other labor relations issues may lead to labor disputes and disruption of Supervalu’s businesses.

Potential work disruptions from labor disputes may affect sales at Supervalu’s stores as well as its ability to distribute products. Supervalu contributes to various multiemployer healthcare and pension plans covering certain union-represented employees in both its retail and distribution operations. A significant number of employees of Supervalu (and of the core business) are subject to collective bargaining agreements, and a majority of those employees are participants in multiemployer pension plans. The costs of providing benefits through such plans have escalated rapidly in recent years. Based upon information available to Supervalu, it believes that certain of these multiemployer plans are underfunded. The decline in the value of assets supporting these plans, in addition to the high level of benefits generally provided, has led to the underfunding. As a result, contributions to these plans will continue to increase and the benefit levels and other issues will continue to create collective bargaining challenges.

Anti-takeover provisions could delay, deter or prevent a change in control of Supervalu even if the change in control would be beneficial to Supervalu stockholders.

Supervalu is a Delaware corporation subject to Delaware state law. Some provisions of Delaware law could interfere with or restrict takeover bids or other change-in-control events affecting Supervalu. One statutory provision prohibits, except under specified circumstances, Supervalu from engaging in any business combination with any stockholder who owns 15% or more of Supervalu’s common stock. Also, provisions in Supervalu’s certificate of incorporation, by-laws and other agreements to which Supervalu is a party could delay, deter or prevent a change in control of Supervalu, even if a change in control would be beneficial to stockholders. Among other things, Supervalu has a stockholder rights plan and a classified board of directors.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the SEC filings that are incorporated by reference into this joint proxy statement/prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “will,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, Supervalu’s or Albertsons’ business, financial condition or results of operations could be materially adversely affected, and investors in Supervalu’s or Albertsons’ securities could lose part or all of their investment. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents. We are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed under the caption “Risk Factors” beginning on page 20 and elsewhere in this joint proxy statement/prospectus, and in the documents that are incorporated by reference into this joint proxy statement/prospectus, could affect the future results of Supervalu and Albertsons, and of the combined company after the completion of the mergers, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

Economic and Industry Conditions

•	materially adverse changes in economic, financial or industry conditions generally or in the markets served by our companies;

•	actions of competitors;

•	changes in demographics and consumer preferences;

•	changes in the retail grocery industry, including competition from supercenters, non-traditional formats and emerging alternative formats;

Transaction or Commercial Factors

•	the outcome of negotiations with partners, governments, suppliers, unions, customers or others;

•	the timing of the completion of the transactions;

•	Supervalu’s ability to integrate the operations of Supervalu and the core business of Albertsons successfully after the mergers, to achieve expected synergies, and to minimize the diversion of management’s attention and resources during the integration process;

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the mergers;

Legal/Political/Governmental Factors

•	liability for litigation, administrative actions, and similar disputes;

•	inability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance;

•	changes in laws and regulations;

Operating Factors

•	changes of business, operations, results and prospects;

•	potential delays in the development, construction or start-up of planned projects;

•	labor relations;

•	changes in operating conditions and costs; and

•	the level of capital resources required for future acquisitions and operations.

THE ALBERTSONS SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Albertsons stockholders as part of a solicitation of proxies by the Albertsons board of directors for use at the special meeting of Albertsons stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Albertsons on or about May 1, 2006. In addition, this joint proxy statement/prospectus is being furnished to Albertsons stockholders as a prospectus for Supervalu in connection with the issuance by Supervalu of shares of Supervalu common stock to New Albertsons stockholders in connection with the Supervalu merger. This joint proxy statement/prospectus provides Albertsons stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Albertsons stockholders.

Date, Time and Place of the Albertsons Special Meeting

The special meeting of Albertsons stockholders will be held at 9:00 a.m., Eastern Daylight Time, on May 30, 2006, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, 37th Floor, New York, New York 10004-2498.

Purposes of the Albertsons Special Meeting

At the Albertsons special meeting, Albertsons stockholders will be asked:

•	to adopt the merger agreement;

•	to adopt the charter amendment;

•	to approve adjournments of the Albertsons special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Albertsons special meeting to approve the above proposals; and

•	to consider and take action upon any other business that may properly come before the Albertsons special meeting, or any adjournment or postponement of the Albertsons special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the meeting for Albertsons stockholders was April 24, 2006. This means that you must have been a stockholder of record of Albertsons common stock at the close of business on April 24, 2006, in order to vote at the special meeting. You are entitled to one vote for each share of Albertsons common stock you own. On Albertsons’ record date, there were 371,285,330 shares of Albertsons common stock outstanding and entitled to vote.

A complete list of Albertsons stockholders entitled to vote at the Albertsons special meeting will be available for inspection at the principal place of business of Albertsons during regular business hours for a period of no less than ten days before the special meeting and at the place of the Albertsons special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Albertsons. The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of Albertsons common stock as of the record date, entitled to vote and present at the special meeting, whether in person or by proxy. All shares of Albertsons common stock represented at the Albertsons special meeting, including abstentions and broker non-votes, will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal because the proposal is not routine. Your broker will not have discretion to vote on the proposal to adopt the merger agreement or the proposal to adopt the charter amendment without instructions from you, because those proposals are not routine.

The votes required to adopt the respective proposals at the Albertsons special meeting are:

•	Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Albertsons common stock.

•	Adoption of the charter amendment requires the affirmative vote of a majority of the outstanding shares of Albertsons common stock.

•	Approval of adjournments of the Albertsons special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Albertsons special meeting to approve the above proposals, requires the affirmative vote of a majority of the shares of Albertsons common stock present in person or represented by proxy and entitled to vote thereon at the Albertsons special meeting.

For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “—Voting; Proxies—Voting Shares Held in Street Name” on page 29 and “—Voting; Proxies—Abstaining from Voting” on page 30.

Recommendation of the Albertsons Board of Directors

As discussed elsewhere in this joint proxy statement/prospectus, Albertsons’ board of directors has approved the merger agreement, and has determined that the mergers are advisable and fair to, and in the best interests of, Albertsons and its stockholders. The Albertsons board of directors recommends that Albertsons’ stockholders vote:

•	FOR the proposal to adopt the merger agreement;

•	FOR the proposal to adopt the charter amendment; and

•	FOR the proposal to adjourn the Albertsons special meeting under certain circumstances.

See “Albertsons’ Reasons for the Mergers and Recommendation of Albertsons’ Board of Directors” beginning on page 49.

ITEM 1—THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, Albertsons stockholders are considering and voting on a proposal to adopt the merger agreement. You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Albertsons board of directors recommends that Albertsons stockholders vote FOR the adoption of the merger agreement, and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2—AMENDMENT TO THE RESTATED CERTIFICATE

OF INCORPORATION TO PROVIDE FOR

APPRAISAL RIGHTS IN THE REORGANIZATION MERGER

In light of the transaction structure, appraisal rights will not be available in connection with the Supervalu merger. Consequently, the Albertsons board is submitting for a stockholder vote a proposal to adopt a charter amendment that would entitle Albertsons stockholders to appraisal rights in connection with the reorganization merger, provided that the Supervalu merger is completed and subject to compliance with the procedures detailed in “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92. Approval of the charter amendment is not a condition to either merger. If the charter amendment is not adopted at the Albertsons special meeting, holders of Albertsons stock would not be entitled to appraisal rights in connection with the reorganization merger. Regardless of whether the charter amendment is adopted at the Albertsons special meeting, holders of New Albertsons stock will have no appraisal rights in connection with the Supervalu merger.

The proposed charter amendment is attached to this joint proxy statement/prospectus as Annex B.

The Albertsons board of directors recommends that Albertsons stockholders vote FOR the adoption of the charter amendment, and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 3—APPROVE ADJOURNMENTS OF THE SPECIAL MEETING, INCLUDING,

IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Stockholders may be asked to vote on a proposal to adjourn the Albertsons special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Albertsons special meeting to approve the above proposals. See the discussion regarding adjournments below in “—Other Business; Adjournments” on page 32.

The Albertsons board of directors recommends that Albertsons stockholders vote FOR the proposal to adjourn the Albertsons special meeting under certain circumstances, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Voting by Albertsons’ Directors and Executive Officers

As of the record date for the Albertsons special meeting, Albertsons’ directors and executive officers had the right to vote approximately 523,194 shares of the then-outstanding Albertsons voting stock at the Albertsons special meeting. As of the record date of the Albertsons special meeting, these shares represented less than 1% of the Albertsons common stock outstanding and entitled to vote at the meeting.

Voting; Proxies

You may vote in person at the Albertsons special meeting or by proxy. Albertsons recommends you submit your proxy even if you plan to attend the special meeting.

If you own common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), or, if available, submit your proxy by telephone or over the Internet, your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted as recommended by the Albertsons board of directors.

If you hold shares of Albertsons common stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “—Voting Shares Held in Street Name” immediately below.

Voting Shares Held in Street Name

Generally, a broker, bank or other nominee may only vote the common stock that it holds in street name for you in accordance with your instructions. However, if your broker, bank or other nominee has not received your instructions, your broker, bank or other nominee has the discretion to vote on certain matters that are considered routine. A broker non-vote occurs if your broker, bank or other nominee cannot vote on a particular matter because your broker, bank or other nominee has not received instructions from you and because the proposal is not routine.

If you wish to vote on the proposal to adopt the merger agreement or to adopt the charter amendment, you must provide instructions to your broker, bank or other nominee because neither of these proposals is routine. If you do not provide your broker, bank or other nominee with instructions with respect to either of these proposals, your broker, bank or other nominee will not be authorized to vote with respect to that proposal, and a broker non-vote will occur. This will have the same effect as a vote against the adoption of that proposal.

If you wish to vote on any proposal to approve adjournments of the Albertsons special meeting, you should provide instructions to your broker, bank or other nominee. If you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee generally will have the authority to vote on proposals such as the adjournment of meetings. However, your broker, bank or other nominee will not be authorized to vote on any proposal to adjourn the meeting solely relating to the solicitation of proxies to adopt the merger agreement or to adopt the charter amendment.

Abstaining from Voting

Your abstention from voting will have the following effects:

•	Abstentions will have the same effect as a vote against the adoption of the merger agreement and against the adoption of the charter amendment.

•	Abstentions will have the same effect as a vote against the approval of adjournments of the Albertsons special meeting.

How to Vote

You have three options:

•	Internet: You can submit your proxy over the Internet at the Web address shown on your proxy card(s). Submission of proxies via the Internet will be available 24 hours a day. If you submit your proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit your proxy by telephone by calling the toll-free number on your proxy card(s) from a touch-tone phone. Submission of proxies by telephone will be available 24 hours a day. If you submit your proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit your proxy by mail by simply marking, signing, dating and promptly mailing your proxy card(s) in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus.

The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted as recommended by the Albertsons board of directors.

If you plan to attend the special meeting, please follow the advance registration instructions included with this joint proxy statement/prospectus. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting. Albertsons will seat attendees on a first-come, first-served basis.

Revoking Your Proxy

If you are the owner of record of your shares, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to the Corporate Secretary of Albertsons, at 250 East Parkcenter Boulevard, Boise, Idaho 83706, that is received prior to the Albertsons special meeting and states that you revoke your proxy;

•	submitting your proxy again over the Internet or by telephone;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Albertsons special meeting and wish to vote in person, Albertsons will give you a ballot at the special meeting. However, if your shares are held in street name, you must first obtain a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Albertsons special meeting.

If you plan to attend the Albertsons special meeting, please follow the advance registration instructions below and an admission card, which is required for admission to the Albertsons special meeting, will be mailed to you. Upon arrival at the Albertsons special meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the Albertsons special meeting is limited to Albertsons stockholders, members of their immediate family or their named representatives. Albertsons reserves the right to limit the number of representatives who may enter the meeting. Albertsons will seat attendees on a first-come, first-served basis.

If your Albertsons shares are held by you directly (of record) and you plan to attend the Albertsons special meeting, please follow the advance registration instructions on your proxy card included with this joint proxy statement/prospectus.

If your Albertsons shares are held for you in a brokerage, bank or other institutional account and you wish to attend the Albertsons special meeting, please send an Albertsons special meeting advance registration request containing the information listed below to:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, New York 10004

Telephone: (800) 868-1359

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family member who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual

•	Proof that you own Albertsons common stock (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

Attendance at the Albertsons special meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available through Albertsons’ Internet site at www.albertsons.com.

People with Disabilities

Albertsons can provide reasonable assistance to help you participate in the special meeting if you tell Albertsons about your disability and how you plan to attend. Please call or write to Albertsons’ Corporate Secretary’s department at 250 East Parkcenter Boulevard, Boise, Idaho 83706, (208) 395-6200.

Proxy Solicitations

Albertsons is soliciting proxies for the Albertsons special meeting from Albertsons stockholders. Albertsons will bear the entire cost of soliciting proxies from Albertsons stockholders, except that Supervalu and Albertsons will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing, Albertsons directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Albertsons has also engaged Georgeson Shareholder Communications, Inc., for a fee of approximately $30,000, to assist in the solicitation of proxies. Albertsons and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Albertsons common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your proxy by telephone or over the Internet or submit your completed proxy card(s) without delay by mail.

Stockholders should not submit any stock certificates with their proxy cards.

Other Business; Adjournments

Albertsons is not aware of any other business to be acted upon at the Albertsons special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as the Albertsons board of directors may recommend.

Any adjournment may be made from time to time by approval of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote thereon at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is not present at the special meeting, the holders of a majority of the shares entitled to vote thereon who are present in person or by proxy may adjourn the special meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Albertsons special meeting, please contact Georgeson Shareholder Communications, Inc., at (800) 868-1359 or write to 17 State Street, 10th Floor, New York, New York 10004.

THE SUPERVALU SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Supervalu stockholders as part of a solicitation of proxies by the Supervalu board of directors for use at a special meeting of Supervalu stockholders and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Supervalu on or about May 1, 2006. This joint proxy statement/prospectus provides Supervalu stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Supervalu stockholders.

Date, Time and Place of the Supervalu Special Meeting

The special meeting of Supervalu stockholders will be held at 1:00 p.m., Eastern Daylight Time, on May 30, 2006, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

Purposes of the Supervalu Special Meeting

At the Supervalu special meeting, Supervalu stockholders will be asked:

•	to authorize the issuance of Supervalu common stock in connection with the Supervalu merger;

•	to approve the adjournment of the Supervalu special meeting, including, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Supervalu special meeting to approve the stock issuance proposal; and

•	to consider and take action upon any other business that may properly come before the Supervalu special meeting or any adjournment or postponement of the Supervalu special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the meeting for Supervalu stockholders was April 21, 2006. This means that you must have been a stockholder of record of Supervalu common or preferred stock at the close of business on April 21, 2006, in order to vote at the special meeting. You are entitled to one vote for each share of Supervalu common or preferred stock that you own. On Supervalu’s record date, Supervalu’s outstanding voting securities carried 136,957,420 votes, which consisted of 136,956,079 shares of common stock and 1,341 shares of preferred stock. Under the DGCL, Supervalu’s 13,675,131 shares of treasury stock may not vote at the Supervalu special meeting, and will not be counted in determining whether a quorum exists.

A complete list of Supervalu stockholders entitled to vote at the Supervalu special meeting will be available for inspection at the principal place of business of Supervalu during regular business hours for a period of no less than ten days before the special meeting and at the place of the Supervalu special meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Supervalu. The holders of a majority of the Supervalu voting stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting (with common stock and preferred stock considered together as a single class). All shares of Supervalu common and preferred stock represented at the Supervalu special meeting, including abstentions and broker non-votes, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Your broker will not have discretion to vote on the proposal to issue shares of Supervalu common stock, because that proposal is not routine.

In accordance with NYSE listing requirements, the approval of the issuance of shares of Supervalu common stock pursuant to the terms of the merger agreement requires the approval of at least a majority of the votes cast by the holders of outstanding shares of Supervalu voting stock present (in person or by proxy) at the Supervalu special meeting, where the holders of at least a majority of all outstanding shares of Supervalu voting stock vote on the proposal. Abstentions and broker non-votes will be treated as shares not voted on the issuance of Supervalu common stock in connection with the Supervalu merger. Accordingly, an abstention or broker non-vote can negatively affect the vote on the Supervalu share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of Supervalu voting stock being voted.

Approval of adjournments of the Supervalu special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Supervalu special meeting to approve the issuance of Supervalu common stock requires the affirmative vote of a majority of shares of Supervalu common and preferred stock present in person or represented by proxy and entitled to vote thereon at the Supervalu special meeting.

For a discussion of how broker non-votes and abstentions will affect the outcome of the vote on these proposals, see “—Voting; Proxies—Voting Shares Held in Street Name” on page 35 and “—Voting; Proxies—Abstaining from Voting” on page 35.

Recommendation of the Supervalu Board of Directors

As discussed elsewhere in this joint proxy statement/prospectus, Supervalu’s board of directors has approved the merger agreement and has determined that it is advisable to enter into the Supervalu merger. See “Supervalu’s Reasons for the Mergers and Recommendation of Supervalu’s Board of Directors” beginning on page 53.

The Supervalu board of directors recommends that Supervalu stockholders vote FOR the issuance of Supervalu common stock in connection with the Supervalu merger, and FOR the proposal to adjourn the Supervalu special meeting under certain circumstances.

ITEM 1—THE ISSUANCE OF SUPERVALU COMMON STOCK

As discussed elsewhere in this joint proxy statement/prospectus, Supervalu stockholders are considering and voting on a proposal to issue Supervalu common stock in connection with the Supervalu merger. You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the mergers. In particular, you are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Supervalu board of directors recommends that Supervalu stockholders vote FOR the issuance of Supervalu common stock in connection with the Supervalu merger, and your properly signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2—APPROVE ADJOURNMENTS OF THE SPECIAL MEETING, INCLUDING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Stockholders may be asked to vote on a proposal to adjourn the Supervalu special meeting, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Supervalu special meeting to approve the above proposals. See the discussion regarding adjournments below in “—Other Business; Adjournments or Postponements” on page 37.

The Supervalu board of directors recommends that Supervalu stockholders vote FOR the proposal to adjourn the Supervalu special meeting under certain circumstances, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Voting by Supervalu’s Directors and Executive Officers

As of the record date for the Supervalu special meeting, Supervalu’s directors and executive officers had the right to vote approximately 1,517,116 shares of the then-outstanding Supervalu common stock at the Supervalu special meeting. As of the record date of the Supervalu special meeting, these shares represented approximately 1.1% of the Supervalu stock outstanding and entitled to vote at the meeting.

Voting; Proxies

You may vote in person at the Supervalu special meeting or by proxy. Supervalu recommends that you submit your proxy even if you plan to attend the special meeting. If you submit your proxy, you may change your vote if you attend and vote at the special meeting.

If you own stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), or, if available, submit your proxy by telephone or over the Internet, your proxy will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted as recommended by the Supervalu board of directors.

If you hold shares of Supervalu stock in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, please follow the voting instructions provided by that entity. Also, see “—Voting Shares Held in Street Name” immediately below.

Voting Shares Held in Street Name

Generally, a broker, bank or other nominee may only vote the stock that it holds in street name for you in accordance with your instructions. However, if your broker, bank or other nominee has not received your instructions, your broker, bank or other nominee has the discretion to vote on certain matters that are considered routine. A broker non-vote occurs if your broker, bank or other nominee cannot vote on a particular matter because your broker, bank or other nominee has not received instructions from you and because the proposal is not routine.

If you wish to vote on the proposal to issue Supervalu common stock in connection with the merger agreement, you must provide instructions to your broker, bank or other nominee because this proposal is not routine. If you do not provide your broker, bank or other nominee with instructions with respect to this proposal, your broker, bank or other nominee will not be authorized to vote with respect to this proposal, and a broker non-vote will occur. Broker non-votes will not be counted for determining whether the share issuance proposal has been approved, but can negatively affect the vote on the Supervalu share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of Supervalu stock being voted.

If you wish to vote on the proposal to approve adjournments of the Supervalu special meeting, you should provide instructions to your broker, bank or other nominee. If you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee generally will have the authority to vote on proposals such as the adjournment of meetings. However, your broker, bank or other nominee will not be authorized to vote on any proposal to adjourn the meeting solely relating to the solicitation of proxies to authorize the issuance of Supervalu common stock in connection with the Supervalu merger.

Abstaining from Voting

Your abstention from voting will have the following effects:

•	Abstentions will not be counted for determining whether the share issuance proposal has been approved. However, abstentions can negatively affect the vote on the Supervalu share issuance proposal if their failure to be counted results in less than a majority of all outstanding shares of Supervalu stock being voted.

•	Abstentions will have the same effect as a vote against the approval of adjournments of the Supervalu special meeting.

How to Vote

You have three options:

•	Internet: You can submit your proxy over the Internet at the Web address shown on your proxy card(s). Submission of proxies via the Internet will be available 24 hours a day. If you submit your proxy over the Internet, do not return your proxy card(s).

•	Telephone: You can submit your proxy by telephone by calling the toll-free number on your proxy card(s). Submission of proxies by telephone will be available 24 hours a day. If you submit your proxy by telephone, do not return your proxy card(s).

•	Mail: You can submit your proxy by mail by simply marking, signing, dating and promptly mailing your proxy card(s) in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus.

The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your proxy will be voted in accordance with the recommendations of Supervalu’s board of directors described in this joint proxy statement/prospectus.

Revoking Your Proxy

If you are the owner of record of your shares, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to the Corporate Secretary of Supervalu, P.O. Box 990, Minneapolis, Minnesota 55440, that bears a date later than the date of the proxy that is received prior to the Supervalu special meeting and states that you revoke your proxy;

•	submitting your proxy again over the Internet or by telephone;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Other Voting Matters

Voting in Person

Please note that you will need an admission ticket or proof that you own Supervalu stock to be admitted to the Supervalu special meeting.

If you are the owner of record of your shares and plan to attend the Supervalu special meeting in person, please indicate this, either by checking the appropriate box when you return your proxy card(s) or by responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed in the enclosed proxy card together with directions to the meeting. You must bring the admission ticket with you to the special meeting if you wish to be admitted.

If your shares are held for your account in the name of a broker, bank or other nominee, you will need proof of ownership to be admitted to the Supervalu special meeting. A recent brokerage statement or a letter from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Supervalu special meeting, you must first obtain a written proxy from the broker, bank or other nominee authorizing you to vote the shares, which you must bring with you to the special meeting.

Electronic Access to Proxy Material

This joint proxy statement/prospectus and the documents incorporated by reference are available on Supervalu’s Internet site at www.supervalu.com.

People with Disabilities

Supervalu can provide reasonable assistance to help you participate in the special meeting if you tell Supervalu about your disability and how you plan to attend. Please call or write to Supervalu’s Corporate Secretary at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154 at least two weeks before the Supervalu special meeting.

Proxy Solicitations

Supervalu is soliciting proxies for the Supervalu special meeting from Supervalu stockholders. Supervalu will bear the entire cost of soliciting proxies from Supervalu stockholders, except that Supervalu and Albertsons will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing, Supervalu’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically or by telephone. Supervalu has also engaged Innisfree M&A Incorporated, for a fee of approximately $30,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Supervalu and its proxy solicitors will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Supervalu common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should promptly submit your proxy by telephone or over the Internet or submit your completed proxy card(s) without delay by mail.

Other Business; Adjournments or Postponements

Supervalu is not aware of any other business to be acted upon at the Supervalu special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as the Supervalu board of directors may recommend.

If a quorum is not present at a meeting, those present shall adjourn to such day as they agree by a majority vote, but any meeting of stockholders may be adjourned from time to time by the chairman of the meeting, whether or not a quorum is present. Notice of any adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is not present at the special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the special meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the issuance of Supervalu common stock in connection with the Supervalu merger, holders of Supervalu stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Supervalu special meeting, please contact Innisfree M&A Incorporated at (888) 750-5834, or write to 501 Madison Avenue, New York, New York 10022.

THE MERGERS

Background of the Mergers

The Albertsons board has recognized that, in recent years, the traditional retail grocery and drug store industries in which Albertsons competes have come under significantly increasing competitive pressures. New entrants in various segments of these industries, including operators of supercenters and discount stores (such as Wal-Mart), specialty grocers and large-scale drug retailers have all impacted the competitive landscape. A growing “food away from home” trend has also impacted the traditional retail grocery industry. These pressures have increased the need for Albertsons to optimize its portfolio of assets, as well as to consider potential transactions with strategic partners for its various business units. In response to these pressures and as part of its ongoing oversight and management of Albertsons, the Albertsons board undertakes a formal annual evaluation of Albertsons’ operational initiatives and three-year financial plan and regularly discusses the opportunities to continue to maximize Albertsons’ return on invested capital through the rationalization of its asset portfolio. Beginning in early 2005, these discussions led the board to consider Albertsons’ broader strategic alternatives and prospects for continued operation as an independent company.

At a regular meeting of the Albertsons board of directors on March 23, 2005, the Albertsons board considered potential ways in which it could maximize stockholder value. Albertsons’ management presented the board with initiatives intended to improve Albertsons’ overall operational execution and, at the board’s request, also presented a number of potential extraordinary transaction alternatives, including:

•	potential acquisition or merger-of-equals transactions with other participants in the retail grocery and drug industries to improve the scale and efficiencies of Albertsons’ operations; and

•	potential divestitures of various assets of Albertsons that were underperforming or otherwise less than ideally suited to Albertsons’ long-term strategies.

Following discussion of these matters and the challenges and opportunities presented by the changing competitive landscape and industry trends, the Albertsons board determined to retain financial advisors to assist with its consideration of strategic alternatives. In an effort to obtain a thorough analysis, the board instructed management to retain two firms, Goldman Sachs and Blackstone.

Albertsons’ management subsequently contacted Goldman Sachs and Blackstone and asked them to independently consider and evaluate the strategic alternatives available to Albertsons. At various times, Goldman Sachs and Blackstone met independently with management to discuss various alternatives potentially available to Albertsons, including but not limited to those alternatives previously identified by Albertsons’ management. These discussions included detailed consideration of potential divestitures by Albertsons, acquisition and merger candidates and potential recapitalization scenarios.

At a regular meeting of the board held June 1, 2005, Goldman Sachs and Blackstone each discussed with the Albertsons board the competitive conditions in the retail grocery and drug industries and Albertsons’ relative position in these industries. Goldman Sachs and Blackstone also discussed various alternatives potentially available to Albertsons, including those that the board had previously discussed with management. Although Goldman Sachs and Blackstone had performed their analyses independently of one another, the alternatives they discussed with the board had significant similarities. The board also received advice from Jones Day, Albertsons’ outside counsel, regarding the fiduciary duties of the board and other legal matters relating to Albertsons’ exploration of strategic alternatives.

The Albertsons board of directors held a follow-up meeting on June 10, 2005 to continue discussions with Albertsons’ management and its financial advisors regarding Albertsons’ strategic alternatives. At the conclusion of this meeting, the board determined that both Goldman Sachs and Blackstone should continue to work with management on the exploration of strategic alternatives for Albertsons. The Board also determined to meet in mid-July to review these matters further.

The Albertsons board met on July 14, 2005. At that meeting Albertsons’ financial advisors reviewed with the board various potential strategic alternatives available to Albertsons. The financial advisors noted, among other things, the absence of a likely strategic buyer for the entire company or a merger-of-equals candidate. The financial advisors further indicated that a sale of the whole company to a financial buyer, or a consortium of financial buyers, might be a potentially attractive opportunity. The financial advisors also discussed with the board the possibility that the aggregate consideration to be received by Albertsons’ stockholders in any sale of Albertsons might be maximized by selling particular components of Albertsons, such as Albertsons’ standalone drug business, to buyers that might attribute a higher value to those particular assets than buyers of the entire company. The execution risks associated with such a strategy were discussed, including the risk that such a strategy could extend the time that it might take to complete a sale of the entire company.

After deliberation, the Albertsons board unanimously concluded that further analysis was necessary to determine which, if any, of the possible strategic alternatives were attractive. To this end, the board concluded that management and the financial advisors should solicit, on behalf of Albertsons, preliminary indications of interest for an acquisition of Albertsons to determine whether such a transaction would be feasible. The board also concluded that neither Goldman Sachs nor Blackstone should be allowed to participate as equity or debt financing sources for any potential buyers.

During the last two weeks of July 2005, Albertsons, through its advisors, approached eight potential financial buyers, entering into confidentiality agreements with each, and two potential strategic buyers (which did not include Supervalu or CVS) to determine their interest in acquiring Albertsons. Neither of the potential strategic buyers initially expressed an interest in a potential transaction with Albertsons. Albertsons’ management, together with its financial advisors, met with each of the potential financial buyers during the last week of July to discuss Albertsons’ business, assets and financial performance. Each of these potential purchasers was invited to submit a preliminary indication of interest with respect to a possible acquisition of the entire company by August 29, 2005.

On August 1, 2005, Albertsons’ board of directors met to receive an update on the steps taken by management and Albertsons’ advisors to obtain preliminary indications of interest and further evaluate strategic alternatives. Mr. Johnston advised the board that management was continuing to discuss potential divestitures of underperforming assets in two particular geographic areas with potential buyers for those assets (who were not then among the entities with whom a whole-company transaction was being discussed). Mr. Johnston indicated that management would continue working on these divestitures while the board evaluated Albertsons’ broader strategic alternatives.

During the month of August, two of the potential financial buyers informed Albertsons’ financial advisors that they were not interested in pursuing a transaction, while two new potential financial buyers (one of which was the Cerberus group) approached Albertsons about their interest in exploring a transaction. Albertsons negotiated confidentiality agreements with each of these two new potential buyers and provided them with the same financial information that had been provided to the other potential buyers.

On or about August 30, 2005, Albertsons received indications of interest from the eight potential financial buyers (including the Cerberus group) still interested in pursuing a potential transaction with Albertsons. The indications of interest set forth proposed ranges of cash consideration to be paid for an acquisition of all of the outstanding shares of common stock of Albertsons, subject to ongoing due diligence and the negotiation of mutually acceptable agreements.

The board of directors of Albertsons held a regular meeting on September 1, 2005. At the meeting, the board discussed with its financial and other advisors the status of the strategic alternatives process, the actions taken at the board’s direction to solicit indications of interest in a possible acquisition of Albertsons, and the indications of interest that had been received. Representatives of Sullivan & Cromwell LLP, which had been engaged as independent counsel to the board for certain aspects of the strategic alternatives process, made a presentation with respect to the board’s fiduciary duties in connection with its consideration of Albertsons’ strategic alternatives and related matters. The board also discussed with the financial advisors the increase in stockholder value that could potentially be achieved if Albertsons were to remain independent and both achieve its operating plan and complete certain acquisition and disposition transactions being considered by Albertsons. The Albertsons board considered, among other things, previous analyses that it had reviewed with Albertsons’ management and advisors on the potential benefits and risks of the alternatives available to Albertsons that did not involve a sale of the company. Some of these risks included the increasing competitive pressures facing the company and the possibility that the company would not be able to divest underperforming assets on a piecemeal basis in a timely manner on favorable terms. In deciding whether to pursue further a potential sale of the whole company or the standalone drug business the board also considered the risks that would be involved in moving forward with the sale process, including the potential disruption to the business arising from the uncertainty experienced by employees, suppliers and customers, and the possibility that no attractive bids for the whole company or the standalone drug business would materialize.

Albertsons’ financial advisors discussed with the board possible methods for maximizing the competitiveness of any bidding that took place in connection with the sale of the company. The financial advisors noted that it was unlikely that any single financial sponsor would be able to provide all of the equity funding necessary for an acquisition of the entire company. The board discussed with the financial advisors a proposed strategy for creating consortia of bidders for the entire company. The board also discussed with the financial advisors the potential for interest of strategic buyers in an acquisition of part or all of Albertsons, and the non-consummation risks that might be associated with bids by both financial and strategic buyers. The board also again discussed with its financial advisors whether the value to be received by Albertsons’ stockholders in a sale transaction could potentially be increased by separately marketing Albertsons’ standalone drug business to strategic buyers for that business unit.

After further discussion, the Albertsons board concluded that the potential benefits of pursuing a sale process as one component of its exploration of strategic alternatives exceeded the risks of doing so. The board instructed the financial advisors to seek to form consortia of bidders and to contact additional possible strategic buyers for both the entire company and, separately, its standalone drug business. The board instructed management to issue promptly a press release regarding Albertsons’ exploration of strategic alternatives.

On September 2, 2005, Albertsons issued a press release announcing that it was exploring strategic alternatives to increase stockholder value, including a possible sale of Albertsons.

During the first two weeks of September, with the assistance of Albertsons’ financial advisors, the eight remaining potential financial buyers formed four consortia, in some cases with additional potential co-investors. Albertsons negotiated agreements with various of the potential buyers, including the Cerberus group, under which they were permitted to share information with other members of their consortium, but were prohibited from sharing information with non-consortium members or seeking to form any other alliances with potential bidders outside of their consortium without Albertsons’ consent. These agreements also provided that the potential buyers would be required to permit their financing sources to provide financing to other potential buyers. Certain of the consortia, including the Cerberus group, indicated to Albertsons their willingness to consider a transaction in which the financial buyers would acquire a portion of Albertsons and in which one or more strategic buyers would acquire the other businesses of Albertsons. The financial advisors, at Albertsons’ request, also began the process of approaching additional potential strategic buyers of Albertsons and, separately, its standalone drug business. On September 6, 2005, September 8, 2005, and September 9, 2005, the Albertsons board met to discuss, among other things, the progress of the sale process. The board also discussed with management and the financial advisors that, as the sale process progressed, any potential interest from strategic buyers could result in a reconfiguration of the consortia members.

Also in early September, Jeffrey Noddle, the Chairman and Chief Executive Officer of Supervalu, telephoned Larry Johnston, the Chairman, Chief Executive Officer and President of Albertsons, indicating to Mr. Johnston that Supervalu might be interested in participating in Albertsons’ sale process. On September 22, 2005, Albertsons and Supervalu entered into a confidentiality agreement. On September 30, 2005, Albertsons’ management and financial advisors met with Supervalu management and its financial advisor, Lazard. The meeting included a management presentation by Albertsons similar to the presentations provided to other interested parties and a preliminary discussion regarding Supervalu’s interest in Albertsons’ core business. Supervalu indicated that any transaction would likely include a significant equity component as part of the consideration to be paid to Albertsons’ stockholders, and would be premised upon the sale by Albertsons of its non-core and standalone drug businesses. At the end of the meeting, both the Albertsons and Supervalu teams concluded that their preliminary discussion merited further investigation and exploration.

On October 6th through 8th, the Supervalu board of directors held a regularly scheduled meeting that focused on Supervalu’s long-range planning. At that meeting, management outlined Supervalu’s existing operating and strategic plan which focused on improvement and growth of Supervalu’s regional chains, local market strategy, supply chain backbone and specialty retailing strategy. Joined by Supervalu’s financial advisor at the meeting, Supervalu management also apprised the Supervalu board of the emerging potential opportunity to participate in the Albertsons sale process. As part of that presentation, Supervalu’s management and financial advisor detailed a plan focused on acquiring key new markets as well as Albertsons premier banners. The board identified the potential transaction as a unique strategic opportunity for Supervalu to acquire Albertsons’ most attractive assets, while separating Albertsons’ other assets and liabilities. Supervalu’s management and financial advisor described their meeting with Albertsons’ senior management, including, in particular, a potential transaction structure where Supervalu would issue equity in the transaction in order to optimize the leverage required to pay transaction consideration to Albertsons’ stockholders. During the course of the meeting, Supervalu’s management and financial advisor summarized potential ranges of values that might be required in order to complete a transaction, including the use of cash proceeds estimated by Albertsons’ management relating to the disposition of Albertsons’ non-core and standalone drug businesses. The Supervalu board authorized management and Lazard, on behalf of Supervalu, to pursue the potential transaction, including the submission of a formal indication of interest.

During the remainder of September and October, Albertsons continued to provide extensive legal and financial information to potential buyers and Albertsons’ management team met with many of the potential buyers, including the Cerberus group and Supervalu. In addition, Albertsons received indications of interest from two grocery companies, including Supervalu and a party referred to as “Potential Strategic Buyer #2,” and from two drug store companies, including CVS. The indication of interest received from Supervalu on October 12, 2005, contemplated an acquisition by Supervalu of the core business of Albertsons and assumed a separate sale of the non-core business and standalone drug business for at least a minimum purchase price that had been communicated to Supervalu by Albertsons’ financial advisors at Albertons’ request. The indication of interest expressed a value of $20 in cash per share and a fixed amount of stock in a combined company per share that would result in approximately 35% of the combined company being owned by former Albertsons stockholders. The indication of interest stated further that Supervalu would be open to working with a financial buyer who could purchase the non-core grocery business.

The Albertsons board of directors met several times in September and October to discuss the indications of interest received from the potential buyers, the financial advisors’ and management’s discussions with the buyer consortia and the availability of financing sources for the prospective buyers. The board formed a special executive committee (which we refer to as the special committee), consisting of six directors, to provide direction to management with respect to time-sensitive tactical decision-making.

During this period, the Cerberus group and Supervalu each considered partnerships with potential strategic and financial bidders, respectively. At the suggestion of Albertsons’ management and financial advisors, and in light of the Cerberus group’s assessment of Supervalu and Supervalu’s indication that it was willing to work with a financial buyer for the purchase of the non-core business, Albertsons notified the Cerberus group and Supervalu that they were permitted to discuss joining into one consortium. On or about October 22, 2005, Supervalu and the members of the Cerberus group began discussions regarding the formation of their consortium. The Cerberus group and Supervalu also indicated in conversations with Albertsons’ management and financial advisors that they would consider including a bidder for the standalone drug business if they were permitted to speak to the interested parties. On October 28, 2005, Supervalu and the Cerberus group entered into a definitive agreement outlining the allocation of expenses between each party and the terms of exclusivity that their consortium would use to participate in the process. On the basis of this agreement, the Supervalu/Cerberus consortium, along with their financial and legal advisors, commenced an in-depth due diligence process. During this period, Supervalu’s management kept the Supervalu board apprised of their progress.

On November 3, 2005, the Albertsons board of directors met to receive, among other things, an update on the progress that had been made with the various interested parties. Albertsons’ management reported that Albertsons and its advisors had been responding to numerous requests for additional information. The financial advisors noted that “Potential Strategic Buyer #2” had indicated that, notwithstanding its initial indication of interest, it was no longer interested in pursuing an acquisition of the entire company. The board was advised that Potential Strategic Buyer #2 remained interested in engaging in discussions with specific financial bidders regarding the acquisition of certain undisclosed assets in a multi-stage transaction, and concluded that these discussions should proceed.

In early- and mid-November 2005, Albertsons provided draft acquisition agreements and bid procedures to the interested parties for the standalone drug business and whole company transactions. On November 23, 2005, CVS submitted its bid for the standalone drug business, including Albertsons’ La Habra, California distribution center, with alternative valuations based on whether CVS would lease or purchase the other owned real estate associated with the standalone drug business. CVS’s bid included preliminary comments on the draft acquisition agreement that had been provided to it from Albertsons.

On November 28, 2005, the special committee met to receive an update on the sale process. Albertsons’ management and financial advisors discussed with the special committee the bid that had been received from CVS for the standalone drug business. Thereafter, on November 30, 2005, Albertsons received a preliminary bid from the other remaining potential strategic buyer of the standalone drug business. The bid contemplated an acquisition of only Albertsons’ Sav-on drug stores, including all of the owned real estate associated with those stores, but excluding Albertsons’ La Habra, California, distribution center. The bid was not subject to receipt of financing, but was subject to additional due diligence.

The company also received on November 30, 2005, a proposal from one of the financial buyer consortia. This proposal (which is referred to as “Recapitalization Proposal #1”) did not involve the acquisition of the entire company, but rather a significant recapitalization transaction in which (i) Albertsons would agree to acquire a smaller traditional grocery operator affiliated with the proponent, (ii) Albertsons would engage in a leveraged repurchase of 50% of Albertsons’ outstanding common stock at a premium to the then-current trading price, and (iii) the proponent of this transaction would invest $1.0 billion in the equity of Albertsons in exchange for a significant equity position in Albertsons, and would also acquire warrants that would allow it to increase further its ownership position in Albertsons in certain circumstances.

Also on November 30, 2005, Supervalu’s legal advisors sent to the Cerberus group’s legal advisors a draft of a separation agreement allocating the assets and liabilities of Albertsons between Supervalu and the Cerberus group. In the period prior to the Supervalu/Cerberus consortium’s submission of its bid on December 8, 2005, Supervalu and Cerberus and their respective advisors exchanged several drafts of this agreement and the proposed merger agreement, as well as several rounds of comments to those drafts.

On December 1, 2005, Albertsons’ board of directors met at a regular meeting and also discussed the status of the ongoing discussions with the various bidders. Albertsons’ management and financial advisors discussed with the board the two preliminary bids that had been received for the standalone drug business and Recapitalization Proposal #1. Albertsons’ management and financial advisors informed the board that one of the consortia of financial buyers had dropped out of the sale process, leaving the financial buyer that submitted Recapitalization Proposal #1, another consortium of financial buyers, the Supervalu/Cerberus consortium and Strategic Buyer #2 as the parties that had neither submitted an acquisition proposal nor withdrawn from the sale process.

Also on December 1, 2005, the Supervalu board of directors met at a special meeting with Supervalu’s management and financial advisor, Lazard, and its legal advisor, Wachtell, Lipton, Rosen & Katz. During the course of that meeting, Supervalu management outlined the progress of the sale process to date. The discussions were broad ranging, including Supervalu’s developing relationship with its consortium partners and the consortium’s progress in legal and financial due diligence with Albertsons. Supervalu’s management and financial advisor outlined the terms of Supervalu’s preliminary understanding with the Cerberus group as to the allocation of assets and liabilities between the core and non-core businesses, as well as the proposed contributions of each side to the ultimate consideration to be paid in the transaction. Supervalu’s management noted that, at that point, the consortium’s proposed bid assumed the disposition of the standalone drug business to a third party and the use of the net-of-tax proceeds of that transaction to fund a portion of the consideration to be paid to Albertsons’ stockholders. The Supervalu board agreed to meet again on December 8, 2005 in order to review the financial terms of the Supervalu/Cerberus consortium’s bid.

During the last week of November and first week of December, Albertsons and its legal advisors began discussing with the two potential acquirors of the standalone drug business their bids and negotiated resolutions to some of the issues that were posed by such bids. On December 5, 2005, CVS submitted a revised version of its bid, which Albertsons and its advisors continued to discuss with CVS.

At about this time, Albertsons also received an indication of interest from a potential financial buyer that had not to that point participated in the auction process (“New Potential Financial Buyer”). The proposal was subject to significant due diligence and did not include any financing commitments. The proponent requested a 60-day diligence period.

On December 7, 2005, the consortium consisting of Supervalu and the Cerberus group submitted a markup of Albertsons’ proposed merger agreement under which Albertsons would be acquired by a subsidiary of Supervalu. Also on that day, Albertsons’ financial advisors received a letter from the remaining consortium of financial buyers indicating that the consortium did not believe that an acquisition of the entire company at a price in excess of the then-current market price of Albertsons’ stock (which was, at the time, approximately $23.75 per share) was feasible. This consortium indicated that it would be willing to explore recapitalization transactions with Albertsons, or transactions in which it would acquire Albertsons at a price per share that was less than the then-current trading price (“Recapitalization Proposal #2”).

On December 8, 2005, the Supervalu board of directors convened a meeting with its management and financial and legal advisors. Supervalu’s financial advisor reviewed the financial terms of the proposed offer, including the mix of cash and stock, the apportionment of assets and liabilities between Supervalu and the Cerberus group, and the structure of the transaction. A discussion ensued regarding the fact that, while a buyer for the standalone drug business had yet to be identified by Albertsons, at some point in the near future a leading bidder for those assets was expected to emerge, and that the Supervalu/Cerberus consortium would either have to be expanded to include that party or Albertsons would have to reach a definitive agreement with that party in advance of reaching a definitive agreement with the Supervalu/Cerberus consortium. In addition, Supervalu’s financial advisor provided to Albertsons and its financial advisors an analysis of the financial impact of the transaction on Supervalu, in order to facilitate Albertsons’ analysis of the equity portion of the consideration proposed to be paid. Supervalu’s legal advisor then reviewed the board’s legal duties in the context of the proposed transaction and detailed the Supervalu stockholder actions that would be required to issue Supervalu stock as part of the consideration to be paid to Albertsons’ stockholders. The Supervalu board of directors authorized management to proceed with the submission of a formal bid.

That evening, the Supervalu/Cerberus consortium submitted a bid letter and a draft agreement providing for a separation of Albertsons’ core business from Albertsons’ non-core business. The proposal contemplated that the standalone drug business would be sold prior to the closing of the acquisition of Albertsons by Supervalu and the Cerberus group, and that the standalone drug sale would generate an amount of net proceeds that reflected Albertsons’ expectations for the sale, which expectations had been previously communicated to Supervalu and the Cerberus group. The proposal assumed that a portion of the proposed purchase price would come from the Cerberus group’s purchase of the real estate underlying the standalone drug business. The aggregate consideration that would be payable to Albertsons’ stockholders on a per-share basis under the proposal was $20.50 in cash and 0.182 shares of Supervalu common stock (or approximately 35% of the stock of the combined company).

On December 9, 2005, Albertsons received an indication of interest from Strategic Buyer #2 with respect to some, but not all, of Albertsons’ grocery divisions. Specifically, this strategic buyer offered to purchase Albertsons’ Jewel/Osco and Acme divisions for $5.2 billion. The offer was not subject to financing, but was subject to additional due diligence.

On December 10, 2005, Albertsons’ board of directors reviewed the bids that had been received and considered their attractiveness relative to the other strategic alternatives available to Albertsons, which included remaining independent. During the meeting, Albertsons’ management and financial advisors reviewed in detail the various proposals that had been received by Albertsons. The financial advisors informed the board that the proposal relating to an acquisition of Albertsons by New Potential Financial Buyer appeared to be more an indication of interest than a firm proposal, and that the proponent had previously attempted to participate in the sale process but had been unable to provide evidence of its ability to obtain financing. The Board instructed its financial advisors to seek further information about the proposal.

Albertsons’ management and its financial advisors then discussed with the board the bids for the standalone drug business, noting that, on a per-store basis, the two bids were similar, although only CVS’s bid was for Albertsons’ entire standalone drug business.

The Albertsons board, management and Albertsons’ financial and legal advisors then discussed the proposal made by the Supervalu/Cerberus consortium. Albertsons’ legal and financial advisors commented on the complexity of the proposal and the increased consummation risk that was inherent in the multi-faceted nature of the proposal. The board also discussed Recapitalization Proposal #1 and Recapitalization Proposal #2, neither of which provided for the acquisition of Albertsons, and the offer from Strategic Buyer #2 to acquire Albertsons’ Jewel/Osco and Acme divisions.

The Albertsons board and its advisors then discussed the relative merits of the various options available to Albertsons if it were to remain independent, and management reviewed its five-year financial plan with the board. The strategic options discussed included divestitures of business divisions and/or underperforming assets alone or in combination with cost rationalization plans and recapitalization transactions, and continuing to retain Albertsons’ current portfolio of businesses and assets and to execute Albertsons’ operational strategies. The Albertsons board considered, among other things, the possible effects of the various alternatives on Albertsons’ financial performance, the potential for the alternatives to return value to Albertsons’ stockholders, and potential trading multiples of Albertsons’ stock in each of the scenarios. The Albertsons board also considered, however, the risks associated with the various alternatives, including non-consummation risks associated with the transactional and cost rationalization alternatives and the risk that the execution of Albertsons’ five-year financial plan would not proceed as well as planned due to competitive pressures and other operational risks. The Albertsons board also considered the risk that piecemeal divestitures of Albertsons’ assets would not generate the expected proceeds and could not be completed efficiently or in a timely fashion. The Albertsons board also considered the operational and liquidity risks that would result from the significantly higher levels of indebtedness and interest expense in the recapitalization scenarios. With regard to the Supervalu/Cerberus/CVS bid, the board noted, among other things, the relatively large cash component of the Supervalu/Cerberus/CVS bid and therefore the relatively high certainty of value to be received by Albertsons stockholders, and believed that the transactions did not pose an unacceptable level of non-consummation risk provided that potential antitrust concerns were adequately addressed. Consequently, the board believed that the risks of not realizing the potential values associated with the other strategic alternatives, relative to the risks of not realizing the value associated with the Supervalu/Cerberus/CVS bid, were such that, on a risk-adjusted basis, the Supervalu/Cerberus/CVS bid offered the highest consideration then available to Albertsons stockholders.

The board agreed to meet again on December 17, 2005, and authorized Albertsons’ legal and financial advisors to continue their communications with several of the bidders, including the Supervalu/Cerberus consortium and CVS. The board instructed its advisors to seek further information about the proposals and inform the bidders that final bids would be due in one week.

From December 11, 2005 through December 15, 2005, Albertsons’ legal and financial advisors had discussions with the bidders. At Albertsons’ request, its advisors had a number of discussions with the representatives of CVS and the Supervalu/Cerberus consortium, which had submitted the most detailed and potentially attractive offers. On the evening of December 11, 2005, Albertsons’ advisors had discussions with Supervalu’s advisors regarding the proposed structure of the transactions. Albertsons’ and Supervalu’s legal advisors continued to have discussions throughout the course of the day on December 12, 2005 on various subjects, including the proposed structure of the transactions, the division of assets and liabilities among the consortium partners and the proposed consideration. On December 13, 2005, Albertsons’ legal advisors sent a revised version of the merger agreement to Supervalu’s legal advisors. On December 14, 2005, Albertsons and its advisors had discussions with Supervalu and the Cerberus group and their respective advisors about, among other things, the separation agreement, including the details of the Cerberus group’s assumption of certain liabilities and payment obligations under the separation agreement. On December 15, 2005, Albertsons’ legal advisors conveyed Albertsons’ comments on the separation agreement to the legal advisors for Supervalu and the Cerberus group. During this time, Albertsons’ financial advisors also agreed on behalf of Albertsons to permit CVS to coordinate with Supervalu and the Cerberus group to present an integrated proposal for an acquisition of the entire company. Simultaneously, Albertsons’ legal and financial advisors began a due diligence investigation of Supervalu in light of the stock component of its offer.

On or about December 12, 2005, representatives from Supervalu and CVS and their respective legal advisors met to discuss the potential for adding CVS to the Supervalu/Cerberus consortium, and between December 12th and 16th proceeded to negotiate a draft asset purchase agreement for the purchase of the standalone drug business, based on a draft of the asset purchase agreement that CVS and its advisors had previously exchanged with Albertsons and its advisors. During this period, the Cerberus group and CVS also discussed the purchase of the real estate underlying the standalone drug business by the Cerberus group, with a lease to CVS. Ultimately, during the course of negotiations, CVS and the Cerberus group concluded that CVS would seek to purchase the real estate underlying the standalone drug business without the participation of the Cerberus group. During the same period, Supervalu and the Cerberus group also continued to negotiate the draft separation agreement, and circulated several drafts of and sets of comments on that agreement.

On December 16, 2005, representatives of Supervalu, the Cerberus group and CVS submitted a revised proposal to Albertsons. The revised proposal indicated that Supervalu, the Cerberus group and CVS would acquire Albertsons through a series of related transactions in which Albertsons would sell its standalone drug business to CVS, and separate its core and non-core businesses, which would be acquired by Supervalu and the Cerberus group, respectively. The per-share consideration proposed to be paid to Albertsons’ stockholders was $20.00 in cash and 0.182 shares of Supervalu common stock. The revised proposal delivered to Albertsons also included a draft of the standalone drug sale agreement. The special committee of the Albertsons board of directors met on December 16, 2005 to receive an update from Albertsons’ advisors and management as to the status of the discussions with the bidders since the December 10th board meeting.

On December 17, 2005, Albertsons’ full board met to consider the proposals submitted to Albertsons, as well as Albertsons’ other strategic alternatives, including remaining independent. The meeting was attended by, among others, representatives of Houlihan Lokey, which was retained by Albertsons to provide solvency advice and also to provide a third fairness opinion. Houlihan Lokey’s fee arrangements did not provide for any fee that was contingent on the completion of any transaction.

At the December 17th meeting, Albertsons’ management and financial and legal advisors discussed with the board in depth the proposal made by the Supervalu/Cerberus/CVS consortium, noting, among other things, the purchase price and the consummation risk that resulted from the fact that the three components of the proposal (the sale of the core business, the sale of the non-core business, and the sale of the standalone drug business) were each subject to specific individual conditions and were further cross-conditioned upon each other. The board also discussed with management and its advisors Recapitalization Proposal #1, as well as the alternatives available to Albertsons if it were to stay independent, including the various alternatives that the board had considered at its December 10, 2005 meeting. In addition, the board considered an analysis of a standalone plan that assumed the successful disposition of certain underperforming assets and the execution of a related cost rationalization plan. The board was also informed at this meeting that further discussions with the proponents of the other bids presented at the December 10th meeting had not resulted in meaningful modifications to the prior proposals. Accordingly, the board continued to believe that, on a risk-adjusted basis, the bid by the Supervalu/Cerberus/CVS consortium continued to offer an opportunity to obtain a current value for the outstanding stock of Albertsons that was more favorable than that which would likely be obtained under the other alternatives available to Albertsons.

The Albertsons board concluded that Albertsons should continue to pursue a possible transaction with the Supervalu/Cerberus/CVS consortium, but that Albertsons’ management and advisors should seek to negotiate increased consideration and improved contractual terms. The board instructed its advisors to inform the consortium that it would need to provide, by noon on December 18, 2005, a final offer price and revised positions on unresolved contract terms.

Albertsons’ financial and legal advisors engaged in discussions with the advisors of the consortium during the next 24 hours. When the Albertsons board reconvened on December 18, 2005, Albertsons’ financial advisors reported that the consortium had increased its offer price by $0.25 per share, to an aggregate consideration of $20.25 in cash and 0.182 shares of Supervalu common stock for each share of Albertsons common stock. Albertsons’ legal advisors reported that progress had been made on the various contracts for the transaction. Albertsons’ advisors informed the board that there continued to be issues relating to consummation risk, including the proposed allocation of risks relating to divestitures that could potentially be required if antitrust concerns were raised. Albertsons’ management, advisors and the board also discussed the status of Albertsons’ due diligence investigation of the consortium members, including, in particular, Supervalu. The board instructed management and Albertsons’ advisors to continue negotiating economic terms and transaction documents with the Supervalu/Cerberus/CVS consortium, finalize Albertsons’ due diligence investigation of the consortium members, and arrange for the board to meet on December 21, 2005, to consider a final proposal from the consortium.

Between December 18 and December 21, 2005, Albertsons’ management and advisors negotiated with the Supervalu/Cerberus/CVS consortium. Among other things, during this three-day period the respective legal advisors of the parties exchanged several drafts and rounds of comments on the merger agreement, separation agreement and standalone drug sale agreement, as well as the ancillary documents and schedules to each of those agreements. In addition, Albertsons’ management and advisors had numerous discussions with members of the Supervalu/Cerberus/CVS consortium and their advisors on the various terms of the agreements, including the proposed structure of the transactions and the interrelation between each of the agreements, the consideration proposed to be paid to the stockholders of Albertsons, the conditions to closing of the transactions, the termination fees and provisions, and the scope of the representations, warranties and covenants in the various agreements.

When the Albertsons board of directors reconvened on December 21, 2005, Albertsons’ legal advisors reported to the board that the most significant issue that remained unresolved in the transaction agreements was the allocation of antitrust risk between Supervalu and Albertsons in relation to the sale of Albertsons’ core business to Supervalu. The board instructed Albertsons’ management and advisors to communicate to Supervalu and its advisors that Albertsons would not accept the proposed allocation of antitrust risk. The board also instructed Albertsons’ management and financial advisors to continue to seek an increase in the price offered by the consortium. Negotiations on these matters continued as the board meeting proceeded. Albertsons’ management and advisors discussed with the board the business, tax, and accounting due diligence investigation that had been conducted on the members of the consortium, particularly Supervalu. The board then instructed management to continue discussions with the consortium and reconvene the board as soon as practicable.

Albertsons’ management and advisors negotiated with the Supervalu/Cerberus/CVS consortium and their management and advisors over the course of the night on the allocation of antitrust risk and potential compromises, and the proposed economic terms of the transaction. On the morning of December 22, 2005, the

Supervalu/Cerberus/CVS consortium communicated that it would be willing to increase the consideration to $20.31 in cash and 0.182 shares of Supervalu common stock for each share of Albertsons common stock. In addition, the consortium made a proposal seeking to resolve Albertsons’ antitrust concerns, which included an expanded divestiture commitment and an agreement to pay an increased termination fee, of which the Cerberus group would contribute a significant portion, in the event that Supervalu’s board changed its recommendation as a result of antitrust concerns.

On the morning of December 22, 2005, the Supervalu board held a meeting to review the developments in negotiations and confirmed its support for Supervalu’s management to proceed with the transaction on the terms previously authorized by the board.

On December 22, 2005, subsequent to Albertsons’ receipt of this revised proposal, the Albertsons board met and, after discussion with Albertsons’ management and advisors, determined, among other things, that the revised proposal did not satisfactorily resolve the risk of non-consummation related to antitrust. The board decided to reject the Supervalu/Cerberus/CVS consortium’s proposal. The board directed management to engage in discussions with interested parties with respect to the sale of the non-core business and to continue preparing materials for the board’s regular, annual review of Albertsons’ operating initiatives and three-year plan, which had previously been scheduled for January 18 and 19, 2006.

On December 23, 2005, each of Albertsons, Supervalu and CVS issued a press release announcing termination of discussions regarding the potential sale of Albertsons.

Over the next several weeks, Albertsons’ management continued to work toward a sale of the non-core business. During the same period, Supervalu and the Cerberus group considered ways in which to address the antitrust concerns identified by Albertsons and ultimately entered into negotiations for the sale of Supervalu’s Cub-branded stores in Chicago to the Cerberus group that would take place if a transaction with Albertsons were revived. On or about January 10, 2006, Mr. Noddle called Mr. Johnston to tell him that Supervalu and the Cerberus group were working on a revised proposal that might resolve Albertsons’ antitrust and other concerns. On January 16, 2006, the Supervalu board had a meeting at which Supervalu management reviewed, and the Supervalu board approved, the sale of such stores and the submission of a revised proposal to Albertsons.

On January 17, 2006, Mr. Noddle sent a letter to Mr. Johnston on behalf of the consortium in which he reiterated the interest of the Supervalu/Cerberus/CVS consortium in the transactions discussed in December, and proposed an increase in the per-share consideration to be offered to Albertsons’ stockholders to $20.35 per share in cash and 0.182 shares of Supervalu common stock (or approximately 35% of the total of the combined company). The letter also stated that in order to greatly reduce Albertsons’ exposure to the antitrust risk associated with a potential transaction, Supervalu and the Cerberus group would be willing to enter into a transaction in which Supervalu would divest its Cub-branded stores in Chicago to the Cerberus group shortly after the execution of transaction agreements with Albertsons and that Supervalu’s counsel, Wachtell, Lipton, Rosen & Katz, had communicated further details of such proposal to Albertsons’ counsel, Jones Day.

The Albertsons board of directors met for two days of regularly scheduled meetings on January 18 and 19, 2006. During this two-day board meeting, the board received presentations from Albertsons’ management team related to operational initiatives, proposed divestitures of underperforming assets and Albertsons’ three-year financial plan. After its review with management of the stand-alone plan, the board, which had previously been informed of Supervalu/Cerberus/CVS consortium’s revised proposal, commenced its consideration of the revised proposal. After discussion with Albertsons’ management and advisors, the board determined on January 19th that the consortium’s proposed allocation of antitrust risk was largely acceptable, directed Albertsons’ legal advisors to work with the consortium’s legal advisors to finalize the transaction agreements, directed Albertsons’ management and financial advisors to seek an increase in the price offered by the consortium, and scheduled a meeting of the board on January 22, 2006, to consider the consortium’s proposal further. The board also instructed management to issue a press release prior to the opening of the financial markets the following morning indicating that Albertsons had received a proposal from the Supervalu/Cerberus/CVS consortium and that the board had authorized management and its advisors to enter into negotiations regarding the potential sale of the entire company.

Albertsons’ management and legal advisors worked with the consortium and its advisors from January 19, 2006 to January 22, 2006 to finalize the transaction agreements. Following the Albertsons’ board meeting on January 19, 2006, Albertsons’ management and advisors re-engaged in discussions with the Supervalu/Cerberus/CVS consortium and their advisors on a variety of subjects, including the terms of the merger agreement, separation agreement and standalone drug sale agreement. Among other things, the parties discussed the proposed consideration to be paid to the stockholders of Albertsons, the proposed allocation of antitrust risk, the allocation of assets and liabilities between the members of the Supervalu/Cerberus/CVS consortium, the arrangements relating to employees and employee benefits, and post-closing transition arrangements. These discussions continued over the course of January 20, 2006 and January 21, 2006, as the legal advisors for the various parties exchanged several drafts and rounds of comments to the merger agreement, separation agreement and standalone drug sale agreement, as well as the ancillary agreements and schedules to those documents. Similarly, during this time Albertsons’ management and financial advisors continued to seek increases in the proposed consideration to be paid to the stockholders of Albertsons by the Supervalu/Cerberus/CVS consortium. During the time period between January 19, 2006 and January 21, 2006, Supervalu and the Cerberus group and their respective legal advisors also worked to finalize the documentation for the sale of the Cub Chicago stores to the Cerberus group.

The Albertsons board of directors reconvened on January 22, 2006 to consider further the consortium’s proposal. Albertsons’ management and financial advisors indicated that efforts to obtain a further increase in the consideration to be received by Albertsons’ stockholders had been unsuccessful and that it was unlikely that any such increase could be obtained. Representatives of Jones Day summarized for the board the terms of the transaction agreements and other legal aspects of the proposal, and representatives of Sullivan & Cromwell and Jones Day reviewed with the board its fiduciary duties in connection with making a decision with respect to the consortium’s proposal.

At that meeting, each of Goldman Sachs, Blackstone and Houlihan Lokey delivered to the Albertsons board its oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in their respective written opinions, the merger consideration to be received by the holders of New Albertsons common stock (formerly the holders of Albertsons common stock) in the Supervalu merger was fair, from a financial point of view, to such holders. The full text of the written opinions of each of Goldman Sachs, Blackstone and Houlihan Lokey are attached as Annexes C, D, and E, respectively, to this joint proxy statement/prospectus.

Following additional discussion and deliberation, the Albertsons board of directors unanimously approved the merger agreement, the separation agreement and the standalone drug sale agreement and the transactions contemplated thereby, and unanimously resolved to recommend that Albertsons’ stockholders vote to adopt the merger agreement.

Based on its previous advice to the Supervalu’s board of directors, on January 22, 2006, Lazard delivered to the Supervalu board its written opinion to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be paid by Supervalu in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the other transaction agreements, was fair, from a financial point of view, to Supervalu. The full text of the written opinion of Lazard is attached as Annex F to this joint proxy statement/prospectus.

The merger agreement, the separation agreement and the standalone drug sale agreement were executed by Albertsons and the other parties thereto on January 22, 2006. Supervalu’s sale of the Chicago Cub stores to the Cerberus group was also consummated on January 22, 2006. On January 23, 2006, prior to the open of trading on the NYSE, Albertsons, Supervalu and CVS issued press releases announcing the transactions.

Albertsons’ Reasons for the Mergers and Recommendation of Albertsons’ Board of Directors

The Albertsons board of directors believes that the merger agreement and the transactions are advisable and fair to and in the best interests of Albertsons and its stockholders. Accordingly, the Albertsons board of directors has approved the merger agreement and the transactions, and recommends that Albertsons’ stockholders vote FOR the adoption of the merger agreement.

As described above under “—Background of the Mergers,” the Albertsons board of directors, prior to and in reaching its decision at its meeting on January 22, 2006, to approve the merger agreement and the transactions, consulted on numerous occasions with Albertsons’ management and Albertsons’ financial and legal advisors and considered a variety of factors weighing positively in favor of the transactions, including, among others, the following:

•	Each share of New Albertsons common stock issued to holders of Albertsons common stock in the reorganization merger and outstanding immediately prior to the Supervalu merger will be converted into the right to receive $20.35 in cash plus 0.182 shares of Supervalu common stock. Based on the $32.65 twenty-day trading average for a share of Supervalu’s common stock for the period ended January 20, 2006 (the last trading day prior to the execution of the merger agreement), the value of 0.182 shares of Supervalu common stock was approximately $5.94, resulting in an approximate implied value to stockholders of $26.29 per share of New Albertsons common stock. This value represents approximately a 27% premium to the $20.73 closing price for Albertsons common stock on the NYSE on September 1, 2005, the trading day before Albertsons issued a public announcement that it was considering its strategic alternatives, and a premium of 29.5%, 27.6% and 18.7%, respectively, over the average closing price of Albertsons common stock on the NYSE for the four-week, six-month and twelve-month trading periods, respectively, ended September 1, 2005.

•	Over 75% of the consideration payable in the Supervalu merger is cash, so that the transaction will provide Albertsons stockholders with immediate liquidity and certainty of value with respect to the majority of their investment. This opportunity to receive cash based upon a premium valuation compared favorably to other alternatives that the Albertsons board considered, including alternatives in which Albertsons would remain independent and Albertsons stockholders would be subject to execution risks associated with Albertsons’ operational strategies.

•	The stock component of the consideration payable in the Supervalu merger will provide Albertsons stockholders with an opportunity to participate in the prospects of the combined business, consisting of the core business and Supervalu’s business, that will be owned and operated by Supervalu:

•	This stock consideration will allow Albertsons stockholders to participate in the growth and opportunities of Supervalu after the completion of the Supervalu merger. The strategic nature of the transactions, which will combine Albertsons’ core business and Supervalu’s business to create one of the largest grocery store operators in the United States, with pro forma combined annual sales expected to exceed $40 billion, should provide the combined company with a strong foundation for improved performance. Albertsons’ stockholders as a group will own approximately 35% of the outstanding Supervalu common stock on a fully diluted basis immediately following the Supervalu merger.

•	Because the stock portion of the merger consideration is a fixed number of shares of Supervalu common stock, Albertsons’ stockholders will benefit from any increase in the trading price of Supervalu common stock between the announcement of the transactions and the completion of the mergers, as well as any increase after the completion of the mergers.

•

The Albertsons board of directors’ analyses of the possible alternatives to the transactions, including continuing to operate Albertsons on an independent basis, divesting certain of Albertsons’ assets and operations, and/or engaging in recapitalization transactions, and the risks associated with these alternatives, each of which the board of directors determined not to pursue in light of its belief that the sale of the entire company in the transactions was in the best interest of the stockholders. The board considered, among other things, the execution risks inherent in the various alternatives available to the company if it chose to remain independent, including the risk of increasing competitive pressures and a lack of attractive and timely opportunities to divest underperforming assets.

•	The recent and historical information concerning Albertsons’ and Supervalu’s respective businesses, financial condition and performance, operations, management, competitive positions, prospects and stock performance, including the results of the due diligence review of Supervalu’s businesses and operations. These reviews generally reflected positively on Supervalu and the value of the Supervalu common stock proposed to be received by the stockholders of Albertsons.

•	The fact that Albertsons had conducted an extensive public process to elicit interest from prospective buyers of both the entire company and its standalone drug business, and had also engaged in efforts to sell various underperforming assets and operations over an extended period of time. The process relating to the possible sales of the entire company and its standalone drug business, which was managed through nationally recognized financial advisors, was announced publicly and resulted in contacts with ten different potential financial buyers, eight potential strategic buyers in the grocery industry, and four potential strategic buyers in the retail pharmacy industry. The proposal made by the Supervalu/Cerberus/CVS consortium represented the only actionable proposal to acquire the entire company at a price higher than the then-current price per share of Albertsons common stock. Moreover, in light of the extensive process that had been employed, the Albertsons board believed that it was unlikely that a more attractive proposal would be forthcoming from any other bidder.

•	The board received the opinions, each dated as of January 22, 2006, of Goldman Sachs, Blackstone, and Houlihan Lokey, to the effect that, as of the date of the opinions and subject to the assumptions made, matters considered and limitations on the review undertaken, described in their respective opinions, the merger consideration to be received by holders of New Albertsons common stock (formerly holders of Albertsons common stock) in the Supervalu merger was fair from a financial point of view to such holders. The full text of the opinion of Goldman Sachs is attached as Annex C to this joint proxy statement/prospectus, the full text of the opinion of Blackstone is attached as Annex D to this joint proxy statement/prospectus, and the full text of the opinion of Houlihan Lokey is attached as Annex E to this joint proxy statement/prospectus. Albertsons stockholders are urged to and should read these opinions carefully and in their entirety.

•	The fact that, assuming the charter amendment is adopted and becomes effective and the Supervalu merger occurs, Albertsons stockholders who dissent from the reorganization merger will be entitled to appraisal rights, as described in the section entitled “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92.

•	The Albertsons board of directors’ belief, in light of divestitures made by Supervalu in connection with entering into the merger agreement, the provisions of the transaction agreements and other factors, that the transactions do not present an unacceptable level of non-consummation risk. In particular, these divestitures significantly mitigated the potential risks of non-consummation as a result of antitrust concerns.

•	The terms and conditions of the merger agreement, including:

•	the terms of the merger agreement providing that, under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Transaction Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 108, Albertsons can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Albertsons that is reasonably likely to lead to a superior proposal and the Albertsons board of directors can terminate the merger agreement in order to pursue a superior proposal;

•	the limited circumstances in which the board of directors of Supervalu may change or modify its recommendation to its stockholders to approve the issuance of shares of Supervalu common stock in the merger, and Supervalu’s agreement to pay a termination fee of $135 million to Albertsons in the event that the board of directors of Supervalu changes or modifies its recommendation, as described in the section entitled “The Transaction Agreements—The Merger Agreement—Termination Fees” beginning on page 114;

•	Supervalu’s agreement to pay a termination fee to Albertsons of $250 million in the event that the merger agreement is terminated due to a failure to obtain necessary antitrust clearances under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Transaction Agreements—The Merger Agreement—Termination Fees” on page 114;

•	the absence of a financing condition to the obligations of Supervalu to complete the transactions;

•	the conditions to the transactions, which the board believes are reasonable and can reasonably be expected to be satisfied; and

•	the provision for three members of the Albertsons board of directors to be appointed to the Supervalu board of directors, which the board believes will provide an enhanced degree of continuity with respect to the oversight of the conduct of the core business as part of Supervalu’s overall operations following the Supervalu merger.

These terms and conditions enhanced the attractiveness of the proposal by the Supervalu/Cerberus/CVS consortium by decreasing the non-consummation risk of the transactions while maintaining for Albertsons the right to interact with potentially interested third parties in specified circumstances.

•	The terms and conditions of the separation agreement and the standalone drug sale agreement, including:

•	Cerberus’ agreement to pay a termination fee of $100 million (of which Albertsons would be entitled to two-thirds) in the event that the separation agreement is terminated under certain circumstances, as described in the section entitled “The Transaction Agreements—The Separation Agreement—Termination Fees” on page 124;

•	the absence of financing conditions to the obligations of Cerberus and CVS to complete the separation and the standalone drug sale, respectively; and

•	the conditions to the completion of the separation and the standalone drug sale, which the board believes are reasonable and can reasonably be expected to be satisfied.

These terms and conditions enhanced the attractiveness of the proposal by the Supervalu/Cerberus/CVS consortium by decreasing the non-consummation risk of the transactions.

In addition to these factors, the Albertsons board of directors also considered the potential adverse impact of other factors weighing negatively against the transactions, including, among others, the following:

•	The potentially disruptive effect the announcement and pursuit of the transactions might have on:

•	management and other resources available for the continued operation of Albertsons business in the ordinary course;

•	Albertsons’ ability to attract and retain key personnel; and

•	Albertsons’ ability to retain and attract customers and to maintain and grow sales.

The Albertsons board considered the negative consequences of these effects, particularly in the event that the contemplated transactions were not consummated.

•	The risk that, notwithstanding the likelihood of the transactions being completed, the transactions might not be completed, including the effects that a failure to complete the transactions might have on:

•	the trading price of Albertsons common stock; and

•	Albertsons’ operating results, including the costs incurred in connection with the transactions.

•	The completion of each transaction being conditioned on the completion of each other transaction. The Albertsons board considered, among other things, the increased risk of non-consummation created by the mutually-dependent nature of the transactions.

•	The fact that, because a portion of the consideration to be received by stockholders of New Albertsons (successors to stockholders of Albertsons) is a fixed number of shares of Supervalu common stock, Albertsons stockholders could be adversely affected by a decrease in the trading price of Supervalu common stock, and the fact that the merger agreement does not provide Albertsons with a price-based termination right or similar protection in relation to such a decrease.

•	The limitations imposed in the merger agreement on Albertsons’ ability to pursue or engage in alternative transactions.

•	The requirement that Albertsons pay to Supervalu a termination fee of $276 million if the merger agreement is terminated under certain circumstances, as described in the section entitled “The Transaction Agreements—The Merger Agreement—Termination Fees” beginning on page 114. The Albertsons board considered the negative consequences of this termination fee, including the possible effects on the willingness of other potentially interested parties to make proposals to acquire Albertsons.

•	The fact that the consideration to be received by stockholders of New Albertsons (as former stockholders of Albertsons) in the Supervalu merger will be immediately taxable in its entirety for U.S. federal income tax purposes.

•	The opportunities for growth and the potential for increased stockholder value if Albertsons were to remain independent, divest some of its assets and businesses and/or engage in recapitalization transactions. The Albertsons board considered, among other things, the potential for increases in stockholder value under the other strategic alternatives available to Albertsons, including remaining independent.

•	The risks described in the section entitled “Risk Factors” beginning on page 20.

The Albertsons board of directors also considered the interests that certain executive officers and directors of Albertsons may have with respect to the transactions in addition to their interests as stockholders of Albertsons generally, as described in the section entitled “—Interests of Albertsons’ Directors and Executive Officers in the Mergers” on page 85.

The Albertsons board of directors concluded that the positive factors significantly outweighed the negative factors described above. This discussion of the information and factors considered by the Albertsons board of directors includes material positive and negative factors considered by the Albertsons board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the Albertsons board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions, the Albertsons board of directors did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions are advisable and fair to and in the best interests of Albertsons and its stockholders. Rather, the Albertsons board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Albertsons board of directors may have given differing weights to different factors.

After considering this information, the Albertsons board of directors approved, among other things, the merger agreement and the transactions, and recommended that Albertsons’ stockholders adopt the merger agreement.

Supervalu’s Reasons for the Mergers and Recommendation of Supervalu’s Board of Directors

Supervalu’s board of directors has approved the merger agreement and has determined that it is advisable to enter into the Supervalu merger. Supervalu’s board of directors recommends that Supervalu stockholders vote FOR the proposal to authorize the issuance of Supervalu common stock in connection with the Supervalu merger at the Supervalu special meeting.

In reaching its conclusion to approve the merger agreement and the related transactions and to recommend that Supervalu stockholders authorize the issuance of Supervalu common stock in connection with the Supervalu merger, the Supervalu board considered the following factors as generally supporting its decision to enter into the transaction agreements.

Strategic Considerations. Supervalu’s board believes that the acquisition of the core business of Albertsons through the Supervalu merger will provide Supervalu a number of significant strategic opportunities and benefits, including the following:

•	The transactions present a unique strategic opportunity that would not likely be otherwise available. In this regard the board took into account the fact that the transactions were structured so as to afford Supervalu, on the one hand, with the opportunity to acquire at closing only those assets of Albertsons that were most attractive to Supervalu, and, on the other hand, with the ability to separate the assets and liabilities that will be acquired by the Cerberus group and CVS in connection with their respective acquisitions of the non-core business and standalone drug business.

•	The Supervalu merger will significantly increase Supervalu’s retail footprint and supply chain network, making it the second-largest supermarket chain in the United States with approximately 2,500 stores nationwide, and adding stores in many new markets. Supervalu’s management expects the combined company to have annual sales of approximately $44 billion, making it one of the Fortune 50 companies.

•	The Supervalu merger will add prestigious supermarket brands to Supervalu’s retail portfolio. The Acme Markets, Bristol Farms, Jewel-Osco, Shaw’s Supermarkets, and Star Markets supermarkets, and the Albertson’s banner supermarkets in southern California, Nevada, and the northwestern United States have strong market presence in their respective regions, including the number one or number two positions in Chicago, Las Vegas, Philadelphia, Boston, Boise, and Southern California. Additionally, there is little overlap between the footprints of Supervalu and the core business. The board considered that the transactions provide a unique opportunity for Supervalu to acquire leading positions in several large and growing markets.

•	Supervalu’s management believes that the combined company should produce pre-tax synergies of approximately $150 to $175 million by the end of the third full year. These synergies include approximately $75 to $85 million due to better economies of scale across the new retail footprint (including increased purchasing leverage and savings on private-label goods), approximately $25 to $30 million due to optimization of the supply chain network (including reduction of overlaps in the supply chain network and the application of Supervalu’s supply chain expertise to the distribution network of the core business), and approximately $50 to $60 million due to corporate synergies (including cost reductions due to elimination of redundant corporate overhead costs). The Supervalu merger is expected to be immediately accretive to Supervalu’s per share earnings, excluding one-time costs of approximately $145 million. While these synergies reflect management’s estimates, the Supervalu board recognized that there could be no assurance that they would be achieved.

•	The Supervalu merger will expand Supervalu’s operations in the higher-margin retail segment. Following the effective time, the combined company will derive approximately 80% of its revenue and 89% of its earnings before interest, taxes, depreciation and amortization (or “EBITDA”) from the retail segment and 20% of revenue and 11% of EBITDA from the supply chain segment, while Supervalu currently derives 53% of revenue and 67% of EBITDA from retail and 47% of revenue and 33% of EBITDA from supply chain.

•	The combined company will be able to draw on the talented and experienced management and associates from both Supervalu and Albertsons, and to share the best practices from both companies.

Other Factors Considered by the Supervalu Board. In addition to considering the strategic factors outlined above, the Supervalu board considered the following additional factors, all of which it viewed as generally supporting its decision to approve the transactions:

•	historic information concerning Supervalu’s and Albertsons’ respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the board’s determination as to the relative values of Supervalu, Albertsons and the combined companies, and generally reflected positively on the value of the proposed acquisition;

•	the results of the due diligence review of Albertsons’ businesses and operations which were generally favorable to Albertsons;

•	management’s recommendation in support of the merger agreement and management’s assessment that the proposed combination was likely to meet certain criteria they deemed necessary for a successful combination—strategic fit, acceptable execution risk, and financial benefits to Supervalu and Supervalu’s stockholders;

•	Supervalu’s history of managing a variety of retail formats and successfully integrating acquisitions, which the Supervalu board believes reduces the execution risk of the transactions;

•	the current and prospective competitive environment in which grocery retailers such as Supervalu operate, in which the economies of scale provided by the proposed acquisition would be a significant advantage;

•	the financial analyses and presentations of Supervalu’s financial advisor and its opinion that, as of January 22, 2006, the consideration to be paid by Supervalu in the Supervalu merger to former Albertsons stockholders (who will then be New Albertsons stockholders), after giving effect to the other transactions, was fair, from a financial point of view, to Supervalu (the written opinion of Lazard is attached as Annex F to this joint proxy statement/prospectus and discussed in detail under “—Opinion of Supervalu’s Financial Advisor” beginning on page 77);

•	the fact that Supervalu stockholders will continue to own approximately 65% of the combined company immediately following the mergers on a fully diluted basis;

•	the board’s belief that there is a low risk of material regulatory impediments to the transactions;

•	the structure of the transactions, including the fact that the reorganization merger and the separation together reduce Supervalu’s exposure to the historic liabilities of Albertsons that are not part of the core business being acquired by Supervalu;

•	the terms and conditions of the merger agreement, including:

•	the limited number and nature of the conditions to the obligations of Albertsons and New Albertsons to consummate the mergers and the limited risk of non-satisfaction of such conditions;

•	the limits on Albertsons’ ability to solicit other acquisition proposals; and

•	that Supervalu would be entitled to receive a $276 million termination fee from Albertsons if the merger agreement is terminated under certain circumstances, as discussed in detail under “The Transaction Agreements—The Merger Agreement—Termination Fees” beginning on page 114;

•	the terms and conditions of the separation agreement and transition services agreement with the Cerberus group, including:

•	the liabilities being assumed by the Cerberus group, and

•	the payments to be received by Supervalu for the provision of transition services;

•	the terms and conditions of the standalone drug sale agreement, including the strong commitment of CVS to complete the transactions contemplated by that agreement;

•	the determination that a fixed exchange ratio is appropriate to reflect the strategic purpose of the mergers and consistent with market practice for mergers of this type and that a fixed exchange ratio avoids fluctuations caused by near-term market volatility; and

•	the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary antitrust and other regulatory approvals on a timely basis.

Potential Risks Considered by the Supervalu Board. Supervalu’s board of directors also considered the potential risks of the transactions and potential conflicts of interest, including the following:

•	the challenges of combining the operations of two major retail businesses and effecting certain cultural changes;

•	the possible disruptions from certain anticipated workforce reductions to be implemented as part of the integration plan;

•	the possibility that the mergers might not be completed for reasons beyond Supervalu’s control (including the possibility that the mergers might not be completed because the Cerberus group or CVS might be unable to complete the non-core sale or the standalone drug sale);

•	the risk that the incremental debt associated with the mergers will reduce Supervalu’s financial flexibility;

•	the risk that anticipated operating profit synergies and cost savings will not be achieved;

•	the risk that the businesses and assets to be acquired by Supervalu may, relative to Supervalu’s current business, be subject to increased competition from retail and grocery supercenters and other alternative retail formats;

•	the risk, which Supervalu’s board does not believe to be significant, that, in order to resolve potential antitrust objections to the mergers, Supervalu may be required under the merger agreement to commit to dispose of significant assets;

•	the risk that Supervalu will have to pay Albertsons a fee of $250 million if the merger agreement is terminated under certain circumstances relating to antitrust clearance, or a fee of $135 million if the merger agreement is terminated under certain other circumstances;

•	the dilutive effect on the ownership levels of existing Supervalu stockholders as a result of issuing new shares of Supervalu stock;

•	the risk of diverting management’s attention from other strategic priorities to implement integration efforts; and

•	the other risks described under “Risk Factors—Risks Relating to the Mergers” beginning on page 20.

The foregoing discussion of the information and factors considered by Supervalu’s board of directors is not meant to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Supervalu board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Supervalu board may have given different weight to different factors. The Supervalu board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Supervalu’s management and Supervalu’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The Supervalu board also considered the experience and expertise of Lazard, its financial advisor, in reviewing quantitative analyses of the financial terms of the transactions. See “—Opinion of Supervalu’s Financial Advisor” beginning on page 77.

Opinions of Albertsons’ Financial Advisors

Albertsons retained three financial advisors in connection with the transactions: Goldman Sachs, Blackstone and Houlihan Lokey. Albertsons retained Goldman Sachs and Blackstone at an early stage for the purpose of, among other things, assisting Albertsons in the development and consideration of its strategic alternatives. The Albertsons board believed that retaining two internationally recognized and experienced investment banking firms for this purpose would provide greater assurance of a thorough process than the retention of a single firm. The terms of the engagements of Goldman Sachs and Blackstone provided, among other things, that if requested by the Albertsons board, Goldman Sachs and Blackstone would provide opinions regarding the fairness, from a financial point of view, of the consideration to be received by Albertsons stockholders in specified types of transactions involving the sale of 50% or more of the stock or assets of Albertsons. Subsequently, Albertsons retained Houlihan Lokey for the limited purposes of providing solvency advice and to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be received by New Albertsons stockholders in the Supervalu merger. Unlike the arrangements with Goldman Sachs and Blackstone, the arrangements with Houlihan Lokey did not provide for any fee that was contingent on the completion of any transaction. Albertsons and its board of directors believed that the participation of Houlihan Lokey in the process would provide an additional source of advice to the board. The descriptions set forth below describe the analyses undertaken by each of Goldman Sachs, Blackstone and Houlihan Lokey and the opinions provided by each.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Albertsons board of directors that, as of January 22, 2006, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of the shares of New Albertsons common stock (formerly the holders of shares of Albertsons common stock) in the Supervalu merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated January 22, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its advisory services and opinion for the information and assistance of the board of directors of Albertsons in connection with its consideration of the transactions. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Albertsons common stock should vote with respect to the adoption of the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement, the separation agreement and the standalone drug sale agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Albertsons and Supervalu for the five fiscal years ended February 3, 2005, in the case of Albertsons, and February 26, 2005, in the case of Supervalu;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Albertsons and Supervalu;

•	certain other communications from Albertsons and Supervalu to their respective stockholders; and

•	certain internal financial analyses and forecasts for Albertsons and Supervalu prepared by their respective managements, as well as certain pro forma financial forecasts reflecting the combination of Supervalu and Albertsons, after giving effect to the contemplated sale or transfer of certain assets, liabilities and subsidiaries of Albertsons, prepared by the management of Supervalu.

Goldman Sachs also held discussions with members of the senior managements of Albertsons and Supervalu regarding their assessment of the strategic rationale for, and the potential benefits of, the Supervalu merger and the past and current business operations, financial condition and future prospects of Albertsons and Supervalu. In addition, Goldman Sachs reviewed the price and trading activity of the shares of Albertsons common stock and the shares of Supervalu common stock, compared certain financial and stock market information for Albertsons and Supervalu with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the United States food retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of the Albertsons board of directors that the financial forecasts for Albertsons and Supervalu and the pro forma financial forecasts reflecting the combination of Supervalu and Albertsons were reasonably prepared on a basis reflecting the best available estimates and judgments of Albertsons and Supervalu, as the case may be, as of January 22, 2006. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Albertsons or Supervalu or any of their respective subsidiaries and, except for appraisals by Cushman & Wakefield and Integra Realty Resources of certain real estate assets of Albertsons (which appraisals were not material to Goldman Sachs’ analysis), Goldman Sachs was not furnished with any evaluation or appraisal. Goldman Sachs assumed that the Supervalu merger would be consummated immediately following the consummation of the reorganization merger. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers and related transactions would be obtained without any adverse effect on Albertsons, New Albertsons or Supervalu or on the expected benefits of those transactions, in each case, in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Albertsons to engage in the transactions, nor did Goldman Sachs express any opinion as to the prices at which the shares of Albertsons common stock or Supervalu common stock will trade at any time. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Albertsons in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Albertsons from time to time, including having acted as a participant in the Albertsons $1,400,000,000 revolving credit facility. Goldman Sachs has provided and is currently providing certain investment banking services to Supervalu, including having acted as a participant in Supervalu’s $750,000,000 revolving credit facility.

Goldman Sachs has provided and is currently providing significant investment banking services to Cerberus and its affiliates and portfolio companies, including having acted as:

•	financial advisor to Guilford Mills, Inc., an affiliate of Cerberus, in connection with its sale in April 2004;

•	sole book-runner and lead manager in the initial public offering of 9,500,000 shares of common stock of BlueLinx Corporation, an affiliate of Cerberus, in December 2004;

•	financial advisor to Blackacre Capital Management, LLC, an affiliate of Cerberus, in connection with its acquisition of LNR Property Corporation in February 2005; and

•	a participant in certain mortgage securitization programs and bank loans of certain affiliates and portfolio companies of Cerberus.

Goldman Sachs has provided certain investment banking services to CVS, including having acted as financial advisor to CVS in connection with its acquisition of certain assets related to the Eckerd drugstore chain in July 2004 and as co-lead manager in the placement of CVS’s 4.0% Notes due September 2009 (aggregate principal amount $1,200,000,000) in September 2004.

Goldman Sachs also may provide investment banking services to Albertsons and CVS, the Cerberus group and Supervalu (including their respective affiliates and portfolio companies) in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, customary compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Albertsons, Supervalu, CVS, Cerberus and their respective affiliates, may co-invest in companies with affiliates of Cerberus from time to time, may actively trade the debt and equity securities (or related derivative securities) of Albertsons, Supervalu, CVS and affiliates of Cerberus for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Albertsons selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated June 1, 2005, as amended on December 12, 2005, Albertsons engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, Albertsons has agreed to pay Goldman Sachs a transaction fee, a principal portion of which is payable upon consummation of the transactions contemplated by the merger agreement. The transaction fee payable to Goldman Sachs is currently estimated to be approximately $24.1 million in the aggregate. In addition, Albertsons has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Blackstone

Blackstone has acted as a financial advisor to Albertsons in connection with the transactions contemplated by the merger agreement. Albertsons selected Blackstone based on Blackstone’s experience, reputation and familiarity with the business of Albertsons. Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

In connection with Blackstone’s engagement, Albertsons requested that Blackstone evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of New Albertsons common stock (the former holders of Albertsons common stock) in the Supervalu merger. On January 22, 2006, at a meeting of the board of directors of Albertsons, Blackstone delivered an oral opinion, which was subsequently confirmed in a written opinion dated January 22, 2006, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its written opinion, the consideration to be received by the holders of New Albertsons common stock (the former holders of Albertsons common stock) in the Supervalu merger was fair, from a financial point of view, to such holders.

The full text of Blackstone’s written opinion, dated January 22, 2006, to the board of directors of Albertsons, which sets forth the assumptions made and limitations and qualifications on the scope of review undertaken by Blackstone, is attached as Annex D to this joint proxy statement/prospectus. Holders of Albertsons common stock are urged to read this opinion in its entirety. Blackstone’s opinion is addressed to the board of directors of Albertsons and relates only to the fairness, from a financial point of view, to the holders of New Albertsons common stock (the former holders of Albertsons common stock) of the consideration to be received in the Supervalu merger. Blackstone’s opinion does not constitute a recommendation to any stockholder of Albertsons as to how such stockholder should vote or act on any matter relating to the adoption of the merger agreement or any other matter. The summary of Blackstone’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Blackstone’s opinion.

In arriving at its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of Supervalu and Albertsons that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal information concerning the business, financial condition and operations of Supervalu and Albertsons that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts relating to Supervalu and Albertsons prepared and furnished to Blackstone by the management of Supervalu and Albertsons;

•	reviewed the publicly reported historical prices and trading activity for Supervalu common stock and Albertsons common stock;

•	reviewed the merger agreement, the separation agreement, the standalone drug sale agreement and the agreement governing the sale of certain Cub-branded stores of Supervalu to an affiliate of the Cerberus group;

•	held discussions with members of senior management of Supervalu and Albertsons concerning the business, operating environment, financial condition, prospects and strategic objectives of Supervalu and Albertsons;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses that Blackstone believed to be generally comparable to those of Supervalu and Albertsons;

•	compared the financial terms of the Supervalu merger with the publicly available financial terms of certain other transactions that Blackstone believed to be generally relevant;

•	performed a discounted cash flow analysis utilizing pro forma financial information prepared by Supervalu and Albertsons; and

•	conducted such other financial studies and analyses, and considered such other information, as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, Blackstone relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to Blackstone by Supervalu and Albertsons or otherwise reviewed by or for Blackstone. Blackstone assumed that the financial and other projections and pro forma financial information prepared by Supervalu and Albertsons, and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represented management’s best estimates as of the date of their preparation. Blackstone expressed no view as to such analyses or forecasts or the assumptions on which they were based. Blackstone further relied upon the assurances of the management of Supervalu and Albertsons that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading. In addition, Blackstone did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Albertsons or Supervalu or any of their respective subsidiaries, and, except for appraisals by Cushman & Wakefield and Integra Realty Resources of certain real estate assets of Albertsons (which appraisals were not material to Blackstone’s analysis), Blackstone was not furnished with any evaluation or appraisal.

In addition, Blackstone also relied, without assuming responsibility for independent verification, upon the views of the management of Supervalu and Albertsons relating to the synergistic values and operating cost savings (including the amount, timing and achievability) anticipated to result from the combination of the operations of Supervalu and Albertsons.

Blackstone assumed that the transactions contemplated by the merger agreement and related agreements would be consummated in accordance with their terms and conditions, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals and consents for those transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Supervalu, New Albertsons or Albertsons or the contemplated benefits of the transactions.

Blackstone did not express any opinion as to what the value of shares of Supervalu common stock will be when issued to holders of shares of New Albertsons common stock or the prices at which shares of Albertsons common stock or shares of Supervalu common stock will trade at any time.

Blackstone’s opinion did not address the underlying business decision of Albertsons to effect the transactions nor does Blackstone’s opinion constitute a recommendation to any stockholder of Albertsons as to how such stockholder should vote or act with respect to the mergers or any other matter.

Blackstone’s opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion. Blackstone assumes no responsibility to update or revise its opinion based on circumstances or events occurring after the date of the opinion.

Blackstone has acted as financial advisor to Albertsons with respect to the transactions and will receive an estimated fee of approximately $24.1 million based on the transaction value of the transactions contemplated by the merger agreement and related agreements from Albertsons for its services, the principal portion of which is contingent upon the consummation of the mergers. In addition, Albertsons has agreed to reimburse Blackstone for out-of-pocket expenses and to indemnify Blackstone for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In the ordinary course of Blackstone’s and Blackstone’s affiliates’ businesses, Blackstone and its affiliates may actively trade or hold the securities of Supervalu, New Albertsons or Albertsons for its own account or for others and, accordingly, may at any time hold a long or short position in the securities.

Financial Analyses of Goldman Sachs and Blackstone

The following is a summary of the material financial analyses that were jointly prepared and presented by Goldman Sachs and Blackstone to the Albertsons board of directors on January 22, 2006, in connection with providing their opinions to the Albertsons board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and Blackstone. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs or Blackstone. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ and Blackstone’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 20, 2006, and is not necessarily indicative of current market conditions.

Historical Stock Trading Prices. Goldman Sachs and Blackstone reviewed the historical trading prices and volumes for Albertsons common stock for the two-year period ended January 20, 2006 in order to compare those prices with the per share merger consideration provided for in the Supervalu merger. Goldman Sachs and Blackstone compared the per share merger consideration with:

•	the closing share price of Albertsons common stock on January 20, 2006, which was the last trading day prior to the public announcement of the transactions;

•	the closing share price of Albertsons common stock on September 1, 2005, which was the last trading day prior to the public announcement by Albertsons that it would explore strategic alternatives; and

•	the average market prices of Albertsons common stock for the two-week, four-week, six-month and one-year periods ended September 1, 2005.

The per share merger consideration was assumed to be $26.15, which represents the sum of the cash consideration of $20.35 and the implied stock consideration of $5.80, based on the product of the exchange ratio of 0.182 provided for in the Supervalu merger and the closing share price of Supervalu common stock of $31.85 on January 20, 2006.

The results of this analysis indicated that the implied merger consideration of $26.15 per share provided for in the Supervalu merger represents the following premiums over the closing share price or average closing share price of Albertsons common stock for the periods listed below:

Period	Implied Premium
As of January 20, 2006	8.4%
As of September 1, 2005	26.1%
Two-week average ended September 1, 2005	29.1%
Four-week average ended September 1, 2005	28.8%
Six-month average ended September 1, 2005	26.9%
One-year average ended September 1, 2005	18.0%

Implied Premium. Goldman Sachs and Blackstone reviewed certain publicly available information related to selected transactions in order to compare the premiums implied by the merger consideration provided for in the Supervalu merger with the premiums implied by the consideration paid by acquirers in the selected transactions. Goldman Sachs and Blackstone selected and analyzed the following public transactions that were valued between $5 billion and $20 billion and announced since 2001:

Target	Acquirer	Target	Acquirer
• Ralston Purina Co.	Nestle S.A.	• Dime Bancorp Inc.	Washington Mutual Inc.

• American Water Works Inc.	RWE AG Co.	• SCI Systems Inc.	Sanmina Corp.

• PeopleSoft Inc.	Oracle Corp.	• Immunex Corp.	Amgen Inc.

• Charter One Finl Inc.	Citizens Financial Inc.	• Household International Inc.	HSBC Holding plc

• Mandalay Resort Group	MGM Mirage Inc.	• Ocean Energy Inc.	Devon Energy Inc.

• Rouse Co.	General Growth Properties Inc.	• WellPoint Health Networks Inc.	Anthem Inc.

• Toys “R” Us Inc.	Investor Group	• National Commerce Financial Corp.	SunTrust Banks Inc.

• SunGard Data Systems Inc.	Investor Group	• Sears Roebuck & Co.	KMart Holding Corp.

• Neiman Marcus Group Inc.	Investor Group	• Western Wireless Corp.	ALLTEL Corp.

• Providian Financial Corp.	Washington Mutual Inc.	• MCI Inc.	Verizon Communications Inc.

• Chiron Corp.	Novartis AG	• May Department Stores Co.	Federated Department Stores Inc.

• Georgia-Pacific Corp.	Koch Forest Products Inc.	• Unocal Corp.	ChevronTexaco Corp.

• Scientific Atlanta Inc.	Cisco Systems Inc.	• Premcor Inc.	Valero Energy Corp.

• Golden State Bancorp Inc.	Citigroup Inc.	• PacifiCare Health Systems Inc.	UnitedHealth Group

• Tosco Corp.	Phillips Petroleum Corp.	• Siebel Systems Inc.	Oracle Corp.

• Spieker Properties Inc.	Equity Office Properties Trust	• WellChoice Inc.	WellPoint Inc.

• CIT Group Inc.	Tyco International Ltd.	• Jefferson-Pilot Corp.	Lincoln National Corp.

• Ultramar Diamond Shamrock Corp.	Valero Energy Corp.

Goldman Sachs and Blackstone also selected and analyzed the following leveraged buyout transactions announced since 2003:

Target	Acquirer
• Jostens Inc.	Credit Suisse First Boston LLC

• Extended Stay America Inc.	The Blackstone Group L.P.

• Toys “R” Us Inc.	Investor Group

• Wyndham International Inc.	The Blackstone Group L.P.

• Cox Communications Inc.	Cox Enterprises Inc.

• SunGard Data Systems Inc.	Investor Group

• Neiman Marcus Group Inc.	Investor Group

• La Quinta Corp.	The Blackstone Group L.P.

• SERENA Software Inc.	Silver Lake Partners L.P.

• Georgia-Pacific Corp.	Koch Forest Products Inc.

• TDC A/S Public Co.	Nordic Telephone Co.

For each of the selected transactions included in the above tables, Goldman Sachs and Blackstone calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the average four-week historical trading prices of the acquired company prior to the date of the public announcement of the transactions. Goldman Sachs and Blackstone then compared the premiums paid in these selected transactions to the premiums implied in the Supervalu merger based on the closing share price of Albertsons common stock on September 1, 2005, the last trading day prior to Albertsons’ public announcement that it would explore strategic alternatives, and the average four-week historical trading price of Albertsons common stock prior to September 1, 2005.

The following table presents, for each of the three categories of selected transactions reviewed by Goldman Sachs and Blackstone, the median of the premiums paid by acquirers in the selected transactions, as compared to the premiums implied by the implied merger consideration of $26.15 per share provided for in the Supervalu merger:

Supervalu Merger	Implied Premium
Premium to Albertsons Stock Price on September 1, 2005	26.1%
Premium to Albertsons Four-Week Average Stock Price	28.8%

Selected Transactions	Implied Premium
All Cash Transactions—Four-Week Median Premium	36.1%
Cash & Stock Transactions—Four-Week Median Premium	26.5%
Buyout Transactions—Four-Week Median Premium	27.4%

Selected Transactions Analysis. Goldman Sachs and Blackstone analyzed certain publicly available information relating to the following selected business combination transactions which involved companies in the U.S. food retail industry since January 2002 with a deal value greater than $500 million:

Target	Acquirer
Shaw’s Supermarkets, Inc.	• Albertsons
Roundy’s Inc.	• Willis Stein Partners

The purpose of this analysis was to compare selected transaction multiples implied by the aggregate consideration provided for in the Supervalu merger with the corresponding multiples implied by the aggregate consideration paid in the selected transactions. The financial measure used for purposes of this comparison was selected based on Goldman Sachs’ and Blackstone’s review of the financial and operational characteristics of the target companies in the selected transactions and Albertsons. For each of the selected transactions, Goldman Sachs and Blackstone reviewed the aggregate consideration paid by the acquirer, which was calculated to include the net debt (including capital leases) assumed by the acquirer, and selected financial information of the target companies. Goldman Sachs and Blackstone calculated the multiple implied by the aggregate consideration paid in each of the selected transactions in relation to the earnings before interest, taxes, depreciation and amortization, or EBITDA, of the target company for the latest 12 months, or LTM, ended prior to the announcement of the relevant transaction and as publicly reported. The resulting multiple from this calculation, which is referred to as the LTM EBITDA multiple, for each of the selected transactions was then compared with the LTM EBITDA multiple for Albertsons implied by the aggregate consideration proposed to be paid in the Supervalu merger. The aggregate consideration in the Supervalu merger was calculated based on the per share merger consideration of $26.15 implied by the closing share price of Supervalu common stock of $31.85 on January 20, 2006, and Albertsons’ projected net debt that would be assumed in the Supervalu merger. The financial information for the selected transactions and target companies were based on publicly available information. The financial information for Albertsons was based on Albertsons’ management’s estimates.

As presented in the following table, this analysis yielded an LTM EBITDA multiple range of 6.1x to 6.8x for the selected transactions, as compared to the LTM EBITDA multiple of 7.0x implied by the Supervalu merger:

Transaction	Aggregate Consideration/LTM EBITDA
Selected Transactions	6.1x – 6.8x
Supervalu Merger	7.0x

Selected Companies Analysis. Goldman Sachs and Blackstone reviewed and compared certain financial information for Albertsons and Supervalu to corresponding financial information for the following publicly traded companies in the U.S. food retail industry:

•	The Kroger Co.

•	Safeway Inc.

Although none of the selected companies is directly comparable to Albertsons or Supervalu, the companies reviewed in this analysis were selected because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Albertsons and Supervalu.

The purpose of this analysis was to compare selected multiples and ratios for Albertsons and Supervalu, including the multiples and ratios derived for Albertsons based on the implied merger consideration provided for in the Supervalu merger, with the corresponding multiples and ratios for the selected companies implied by their closing stock prices. The multiples and ratios used for purposes of this comparison were selected based on Goldman Sachs’ and Blackstone’s review of the financial and operational characteristics of Albertsons, Supervalu and the selected companies. The multiples and ratios for Albertsons were calculated based on the implied merger consideration of $26.15 per share, Albertsons’ closing share price of $24.11 on January 20, 2006, which was the last trading day prior to the public announcement of the transactions, and Albertsons’ closing share price of $20.73 on September 1, 2005, the last trading day prior to the public announcement by Albertsons that it would explore strategic alternatives. The financial information and implied multiples and ratios of Supervalu and the selected companies were calculated using the closing prices of the common stock of Supervalu and the selected companies on January 20, 2006 and, in the case of the selected companies, based on publicly available filings and median estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts). The financial information and implied multiples and ratios of Albertsons and Supervalu were based on financial information provided by Albertsons’

management and Supervalu’s management, respectively. With respect to Albertsons, Supervalu, and the selected companies, Goldman Sachs and Blackstone calculated, among other things:

•	the enterprise value, which is the sum of equity value plus net debt (including capital leases), as a multiple of estimated EBITDA for the LTM, calendar year 2005 and calendar year 2006; and

•	the per share price as a multiple of the estimated earnings per share, or EPS, for calendar years 2005 and 2006.

This analysis yielded the following multiples for Supervalu and the selected companies, as compared to the corresponding multiples for Albertsons implied by the selected closing stock prices of Albertsons and by the implied merger consideration of $26.15 per share provided for in the Supervalu merger:

	Enterprise Value/ EBITDA			Per Share Price/ EPS
	LTM	2005	2006	2005	2006
Company
Albertsons
Based on the implied merger consideration	7.0x	6.6x	6.3x	20.4x	17.0x
Based on closing stock price on January 20, 2006	6.7x	6.3x	6.0x	18.8x	15.7x
Based on closing stock price on September 1, 2005	6.0x	5.7x	5.4x	16.2x	13.5x

Supervalu	6.3x	5.9x	5.6x	14.1x	13.3x

Selected Companies
Kroger	6.6x	6.4x	6.0x	15.0x	13.3x
Safeway	8.1x	7.6x	7.1x	17.6x	15.1x
Selected Companies Mean	7.3x	7.0x	6.6x	16.3x	14.2x

Illustrative Future Trading Price Analysis. Goldman Sachs and Blackstone preformed this analysis in order to compare the implied merger consideration of $26.15 per share provided for in the Supervalu merger with the present value of potential future trading prices of Albertsons common stock. The potential future trading prices of Albertsons common stock were calculated by applying selected ranges of multiples to estimated EBITDA and EPS of Albertsons. Goldman Sachs and Blackstone applied multiples ranging from 5.5x to 7.0x to Albertsons’ estimated EBITDA for fiscal years 2005 through 2007 and applied multiples ranging from 13.0x to 16.0x to Albertsons’ estimated EPS for fiscal years 2005 through 2007. Estimated financial information for Albertsons was based on median estimates provided by IBES, in the case of Case A, and Albertsons’ management’s estimates, in the case of Case B. Based on the implied future share prices derived from the range of multiples noted above as well as the EBITDA and EPS estimates for Albertsons, Goldman Sachs and Blackstone calculated the present values of the resulting implied per share equity values using an estimated cost of equity discount rate of 10.3%. The ranges of multiples and cost of equity discount rate used in this analysis were selected based on Goldman Sachs’ and Blackstone’s review of the financial and operational characteristics of the selected companies and Albertsons.

This analysis yielded the following implied per share equity reference ranges for Albertsons, as compared to the implied merger consideration of $26.15 per share provided for in the Supervalu merger:

Implied Per Share Equity Reference Range
Albertsons (Case A)
Based on EBITDA	$16.35–$27.87
Based on EPS	$14.61–$19.84

Albertsons (Case B)
Based on EBITDA	$18.62–$28.34
Based on EPS	$19.26–$24.56

Discounted Cash Flow Analysis

Albertsons. Goldman Sachs and Blackstone performed discounted cash flow analyses in order to derive implied per share equity reference ranges for Albertsons as a whole, which is referred to as Case I, and for Albertsons after giving effect to the divestiture of the non-core business for net proceeds of $1.7 billion in the first quarter of fiscal year 2006, which is referred to as Case II. Financial information for Albertsons was based on Albertsons’ management’s estimates. In performing the discounted cash flow analyses of Albertsons under both Case I and Case II, Goldman Sachs and Blackstone applied discount rates ranging from 7.5% to 8.5% to the projected free cash flows for fiscal years 2006 through 2010 and to the implied terminal values for Albertsons. The range of discount rates was derived based on the weighted average cost of capital estimated for Albertsons. Goldman Sachs and Blackstone calculated the implied terminal values for Albertsons based on perpetuity growth rates ranging from (1.0%) to 1.0%.

Goldman Sachs and Blackstone also performed discounted cash flow analyses of Albertsons based on the adjusted projected free cash flows for fiscal years 2006 through 2010, which were derived by applying fixed, hypothetical EBITDA margins each year from 2006 through 2010 ranging from 5.5% to 6.5%, in the case of Case I, and 7.0% to 8.0%, in the case of Case II, to the estimated sales for Albertsons of those years utilizing Albertsons’ management’s estimates. The implied terminal values under both Case I and Case II were derived based on a perpetuity growth rate of 0.0%. The adjusted projected free cash flows and implied terminal values were then discounted to calculate their implied present values by applying discount rates ranging from 7.5% to 8.5%. Goldman Sachs and Blackstone then derived the implied per share equity reference ranges for Albertsons under Case I and Case II.

This analysis yielded the following implied per share equity reference ranges for Albertsons, as compared to the implied merger consideration of $26.15 per share provided for in the Supervalu merger:

Albertsons (Case I)	Implied Per Share Equity Reference Range
Based on Projected Free Cash Flows	$18.16–$28.81
Based on Adjusted Projected Free Cash Flows	$16.12–$28.43

This analysis yielded the following implied per share equity reference ranges for Albertsons, after giving effect to the divestiture of the non-core business, as compared to the implied merger consideration of $26.15 per share provided for in the Supervalu merger:

Albertsons (Case II)	Implied Per Share Equity Reference Range
Based on Projected Free Cash Flows	$18.74–$28.39
Based on Adjusted Projected Free Cash Flows	$18.58–$28.86

Supervalu. Goldman Sachs and Blackstone also performed a discounted cash flow analysis in order to derive implied per share equity reference ranges for Supervalu after giving effect to the Supervalu merger and the anticipated synergies from the Supervalu merger, utilizing Supervalu management’s estimates. The implied per share equity reference ranges for Supervalu were derived in order to derive a range of implied values of the per share merger consideration provided for in the Supervalu merger, as described below. In performing the discounted cash flow analysis of Supervalu, Goldman Sachs and Blackstone applied discount rates ranging from 7.25% to 8.25% to the projected free cash flows for fiscal years 2006 through 2010 and implied terminal values, in each case, for Supervalu after giving effect to the Supervalu merger. The range of discount rates was derived based on the weighted average cost of capital estimated for Supervalu. Goldman Sachs and Blackstone calculated the implied terminal values for Supervalu by applying perpetuity growth rates ranging from (0.5%) to 1.5%, referred to as the Perpetuity Growth Rate Method, and by applying exit multiples ranging from 5.0x to 7.0x to the estimated fiscal year 2010 EBITDA for Supervalu after giving effect to the Supervalu merger, referred to as the Exit EBITDA Method. Goldman Sachs and Blackstone then derived implied per share equity reference ranges for Supervalu after giving effect to the Supervalu merger and the anticipated synergies.

This analysis yielded the following implied per share equity reference ranges for Supervalu:

Supervalu (Post-Supervalu Merger)	Implied Per Share Equity Reference Range
Based on Perpetuity Growth Rate Method	$30.58–$64.01
Based on Exit EBITDA Method	$30.94–$56.46

Goldman Sachs and Blackstone then derived a range of implied values of the per share merger consideration provided for in the Supervalu merger. Goldman Sachs and Blackstone then multiplied 0.182 to the resulting implied per share equity reference ranges for Supervalu in order to derive ranges of implied values for the stock consideration provided for in the Supervalu merger. Goldman Sachs and Blackstone then added the per share cash consideration of $20.35 to these ranges of implied values for the stock consideration in order to derive ranges for the implied values of the per share merger consideration provided for in the Supervalu merger.

This analysis yielded the following ranges of implied values for the per share merger consideration provided for in the Supervalu merger, as compared to the implied per share merger consideration based on the closing stock price of Supervalu on January 20, 2006, the last trading day prior to the public announcement of the proposed Supervalu merger:

Supervalu Stock	Implied Value of the Per Share Merger Consideration
Based on Implied Per Share Equity Reference Range for Supervalu (Post-Supervalu Merger):
Perpetuity Growth Rate Method	$25.92–$32.00
EBITDA Exit Method	$25.98–$30.63
Based on closing price of Supervalu common stock on January 20, 2006	$26.15

Merger Consideration Sensitivity Analysis. Goldman Sachs and Blackstone analyzed the potential values of the merger consideration in the Supervalu merger based on a range of hypothetical trading values of Supervalu common stock. Goldman Sachs and Blackstone derived a range of potential values of the merger consideration by adding the cash consideration of $20.35 provided for in the Supervalu merger to a range of potential values of the stock consideration based on the exchange ratio of 0.182 provided for in the Supervalu merger and a range of hypothetical trading values of Supervalu common stock of $27.50 to $37.50. The purpose of this analysis was to review the potential changes in the value of the merger consideration based on the fluctuation of the trading price of Supervalu common stock. The results of this analysis are as follows:

Hypothetical Supervalu Stock Price	$27.50	$30.00	$31.85	$35.00	$37.50
Implied Value of the Per Share Stock Consideration in the Supervalu Merger	$5.01	$5.46	$5.80	$6.37	$6.83

Implied Per Share Merger Consideration	$25.36	$25.81	$26.15	$26.72	$27.18

Pro Forma Merger Analysis. Goldman Sachs and Blackstone performed a pro forma analysis in order to review the potential financial impact of the Supervalu merger on Supervalu using estimates for Albertsons and Supervalu prepared by Supervalu’s management. For each of the fiscal years 2006, 2007, and 2008, Goldman Sachs and Blackstone compared the projected EPS of Supervalu common stock, on a standalone basis, to the projected EPS of the common stock of the combined company. This analysis indicated that the proposed Supervalu merger could be accretive to Supervalu’s stockholders on an EPS basis in all of the fiscal years 2006, 2007, and 2008.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ and Blackstone’s opinions. In arriving at its fairness determination, each of Goldman Sachs and Blackstone considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, each of Goldman Sachs and Blackstone made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Albertsons or Supervalu or the contemplated transactions.

Goldman Sachs and Blackstone prepared these analyses for purposes of providing their respective opinions to the Albertsons board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of the shares of New Albertsons common stock (formerly the holders of shares of Albertsons common stock) in the Supervalu merger pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Albertsons, Supervalu, Goldman Sachs, Blackstone or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Albertsons and Supervalu and was approved by the Albertsons board of directors. Goldman Sachs and Blackstone provided advice to Albertsons during these negotiations. Goldman Sachs and Blackstone did not, however, recommend any specific amount of consideration to Albertsons or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the mergers.

As described above, Goldman Sachs’ and Blackstone’s opinions to the Albertsons board of directors were one of many factors taken into consideration by the Albertsons board of directors in making its determination to approve the merger agreement and the mergers. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and Blackstone in connection with their respective opinions and is qualified in its entirety by reference to the written opinions of Goldman Sachs and Blackstone attached to this joint proxy statement/prospectus as Annex C and Annex D, respectively.

Opinion of Houlihan Lokey

Under an engagement letter dated December 20, 2005, the board of directors of Albertsons retained Houlihan Lokey to, among other things, render an opinion, which we refer to as the Houlihan opinion, as to whether the consideration to be received by the holders of New Albertsons common stock in the Supervalu merger is fair to such stockholders from a financial point of view.

The board of directors of Albertsons chose to retain Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions, especially with respect to food and drug retail enterprises. The board of directors of Albertsons also considered that Houlihan Lokey has a national presence. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. At the time of its hiring, Houlihan Lokey had no material prior relationship with Albertsons or its affiliates.

The full text of the Houlihan opinion, dated January 22, 2006, which describes, among other things, the limitations on such opinion as well as the assumptions and qualifications made, general procedures followed, and matters considered by Houlihan Lokey in its review, is attached as Annex E to this joint proxy statement/

prospectus. The summary of the Houlihan opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Houlihan opinion. You are urged to read the Houlihan opinion in its entirety.

As compensation to Houlihan Lokey for its services, Albertsons agreed to pay Houlihan Lokey a non-refundable retainer deposit of $1.0 million and an additional $1.0 million for rendering the Houlihan opinion (or for delivering an indication that it is unable, after performing the requisite analysis, to render such opinion), no portion of which is contingent upon the consummation of the transactions. Albertsons has also agreed to indemnify and hold harmless Houlihan Lokey and any employee, agent, officer, director, attorney, stockholder or any person who controls Houlihan Lokey, against any and all losses in connection with, arising out of, based upon, or in any way related to Houlihan Lokey’s engagement on behalf of the board of directors of Albertsons.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including the financial forecasts and projections) furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections made available to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of Albertsons and that Albertsons will perform substantially in accordance with those projections. Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based.

Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Albertsons between the date of the most recent financial statements provided to it and the date on which it rendered the Houlihan opinion, and that there was no information or facts that would make the information reviewed by it incomplete or misleading. Houlihan Lokey also assumed that none of Albertsons, CVS, Supervalu, or New Albertsons is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the transactions).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the transaction agreements and all other related documents and instruments that are referred to therein are true and correct in all material respects, (b) each party to all such agreements will perform in all material respects all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transactions will be satisfied without waiver thereof and (d) the transactions will be consummated in a timely manner in accordance with the terms described in the agreements provided to it, without any material amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Many of the terms in the transaction agreements related to the Supervalu merger do not have a quantifiable value from a financial point of view. Houlihan Lokey considered and made inquiries regarding such terms and had no information to believe the net effect of these terms would be material to the valuation of the consideration contemplated in connection with the Supervalu merger from a financial point of view, or to an assessment of the fairness of the consideration to be paid to the holders of New Albertsons common stock. The non-quantifiable terms of the transactions and related agreements include, among other things, the mechanics and processes of effecting the transactions and changes to the corporate structures of the parties following the transactions, representations and warranties of the parties, covenants regarding access to information, further actions, reasonable best efforts, directors’ and officers’ insurance and indemnity.

Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have a material adverse effect on Albertsons, New Albertsons, or Supervalu or the expected benefits of the transactions. In addition, Houlihan

Lokey relied upon and assumed, without independent verification, that the final forms of the draft agreements identified below will not differ in any material respect from such draft agreements.

Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of Albertsons or Supervalu, and, other than as set forth below, Houlihan Lokey was not provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Albertsons or Supervalu is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Albertsons or Supervalu is a party or may be subject. With the consent of Albertsons’ board of directors, the Houlihan opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the transactions or any alternatives to the transactions, (b) negotiate the terms of the transactions, or (c) advise Albertsons’ board of directors with respect to alternatives to the transactions. The Houlihan opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date on which it issued such opinion.

Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw the Houlihan opinion, or otherwise comment on or consider events occurring after the date it issued such opinion. Houlihan Lokey did not consider, nor did it express any opinion with respect to, the prices at which the common stock of Albertsons and the common stock of Supervalu have traded or may trade subsequent to the disclosure or consummation of the transactions. Houlihan Lokey assumed that the common stock of Supervalu to be issued in the Supervalu merger to the stockholders of New Albertsons will be freely tradable and listed on the NYSE.

The Houlihan opinion was furnished for the use and benefit of Albertsons’ board of directors in connection with its consideration of the transactions and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent.

Houlihan Lokey, or its affiliates, has provided and may currently be providing certain other financial advisory and investment banking services to affiliates of Cerberus, has received fees for rendering such services, and may continue to provide such services or similar services and receive fees therefor in the future.

Houlihan Lokey was not requested to opine as to, and the Houlihan opinion does not address: (i) the underlying business decision of Albertsons, its security holders or any other party to proceed with or effect the transactions (or any part thereof), (ii) the fairness of any portion or aspect of the transactions (or any part thereof) not expressly addressed in such opinion, (iii) the fairness of any portion or aspect of the transactions to the holders of any class of securities, creditors or other constituencies of Albertsons, or any other party other than those set forth in such opinion, (iv) the relative merits of the transactions (or any part thereof) as compared to any alternative business strategies that might be available to Albertsons, (v) the tax or legal consequences of the transactions (or any part thereof) to either Albertsons, its security holders, or any other party, or (vi) whether any security holder should vote in favor of any proposal relating to the transactions (or any part thereof). Furthermore, the Houlihan opinion was not intended to, nor does it, offer any opinion, counsel or interpretation concerning matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of Albertsons’ board of directors, on the advice of the outside counsel to Albertsons, and on the assumptions of the management of Albertsons, as to all legal, regulatory, accounting, insurance and tax matters with respect to Albertsons and the transactions.

The substance of the Houlihan opinion was only one of many factors taken into consideration by Albertsons’ board of directors in making its determination to approve the transactions. The Houlihan opinion does not constitute a recommendation to any holder of Albertsons common stock as to how such stockholder should vote with respect to the merger agreement.

The Houlihan opinion speaks only as of the date on which it was rendered and is based on the conditions as they existed and the information with which it was supplied through the date of its issuance. The Houlihan opinion is offered without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date.

In undertaking its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger, among other things, Houlihan Lokey did the following:

•	reviewed Albertsons’ most recent Form 10-K, including audited financial statements for the fiscal years ended February 3, 2005, January 29, 2004, and January 30, 2003, and Albertsons’ most recent Form 10-Q, including unaudited financial statements for the thirteen weeks ended November 3, 2005 and October 28, 2004;

•	reviewed a comprehensive financial model that contained forecasts and projections prepared by Albertsons’ management with respect to Albertsons and its various operations for the years ended 2005 through 2010, as well as quarterly data for fiscal year 2006, including projections for its core business, standalone drug business, and non-core business;

•	held discussions with the members of the management of Albertsons regarding the operations, financial condition, future prospects and projected operations and performance of Albertsons, as well as the transactions;

•	held discussions with the representatives of one of Albertsons’ financial advisors, Goldman Sachs;

•	reviewed Supervalu’s most recent Form 10-K, including audited financial statements for the fiscal years ended February 26, 2005, February 28, 2004, and February 22, 2003, and reviewed Supervalu’s most recent Form 10-Q, including unaudited financial statements for the twenty-eight-week periods ended September 10, 2005 and September 11, 2004;

•	reviewed a comprehensive financial model that contained forecasts and projections prepared by Supervalu’s management and/or its advisors with respect to Supervalu and Albertsons on a pro forma basis for the years ended 2005 through 2010, with such model being referred to as the “Rating Agency Model”;

•	held discussions with the management of Supervalu regarding the operations, financial condition, future prospects and projected operations and performance of Supervalu and Albertsons on a pro forma basis as well as the transactions;

•	held discussions with representatives of Supervalu’s financial advisor, Lazard;

•	reviewed presentations prepared by Albertsons’ financial advisors regarding Albertsons and the transactions;

•	reviewed certain documents available as of January 21, 2006 in the online data room maintained by the Merrill Corporation;

•	reviewed numerous presentations prepared by Albertsons’ management including presentations regarding: non-core asset divestiture (including an estimated proceeds summary), Corporate Strategy and Business Development, Marketing and Food Operations, Supply Chain, Information Technology, Legal, Store Development and New Formats, Human Resources, Southern California, Shaw’s, Intermountain West, Jewel-Osco, standalone drug business, Acme, corporate strategy and competitive analysis;

•	reviewed various presentations prepared by Supervalu’s advisor, Lazard, regarding the transactions;

•	reviewed the following agreements and documents regarding the transactions:

•	Proposal and associated schedules submitted by Supervalu and Cerberus to Albertsons;

•	the January 22, 2006 draft merger agreement;

•	the January 22, 2006 draft separation agreement;

•	the January 20, 2006 draft standalone drug sale agreement; and

•	the January 22, 2006 draft of the Asset Purchase Agreement between Hawk Acquisition LLC and Supervalu, relating to the sale by Supervalu of certain Chicago-area Cub stores;

•	reviewed real estate appraisal information and certain letters of intent regarding certain stores and distribution centers that are known as Albertsons’ non-core business;

•	reviewed the historical market prices and trading volume for Albertsons’ and Supervalu’s publicly traded securities;

•	reviewed certain publicly available financial data for certain companies that it deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that it deemed relevant for companies in related industries to Albertsons and Supervalu; and

•	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

Valuation and Other Analyses Underlying the Houlihan Opinion

Houlihan Lokey used several methodologies to assess the fairness of the consideration per share to be received by the holders of New Albertsons common stock in connection with the Supervalu merger. The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with rendering the Houlihan opinion. The summary of the Houlihan opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Houlihan opinion. You are urged to read the Houlihan opinion in its entirety.

Houlihan Lokey performed the analyses that follow based upon its view that each is appropriate and reflective of generally accepted valuation methodologies for the industries in which Albertsons and Supervalu operate, trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies and the availability of projections from Albertsons’ and Supervalu’s management. Further, Houlihan Lokey did not rely exclusively on any one valuation approach, but rather it considered all of the following valuation approaches in arriving at its conclusions. For purposes of these analyses, the per share merger consideration was assumed to be $26.15, which represents the sum of the cash consideration of $20.35 and the implied stock consideration of $5.80, based on the product of the exchange ratio of 0.182 provided for in the Supervalu merger and the closing share price of Supervalu common stock of $31.85 on January 20, 2006.

Albertsons Public Market Trading Analysis. In order to value Albertsons’ publicly held common stock and determine whether the price indicated by the public market accurately reflected the fair market value of Albertsons at the time of the analysis, Houlihan Lokey analyzed the historical market prices and trading volume for Albertsons’ publicly held common stock and reviewed news articles and press releases relating to Albertsons. Houlihan Lokey noted that Albertsons common stock traded on the NYSE at a weighted average price in the range of $19.26 per share to $25.93 per share for the 52-week period prior to and through January 20, 2006. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is $26.15. Houlihan Lokey also observed that Supervalu’s common stock closed at a price of $24.11 on January 20, 2006. In addition, Houlihan Lokey noted that Albertsons’ stock benefits from institutional and retail ownership, strong analyst following, and trading characteristics that are similar to trading in the stock of its peer companies. Houlihan Lokey found no evidence suggesting that the price indicated by the public market failed to reflect the fair market value of Albertsons. However, Houlihan Lokey noted that the price of Albertsons common stock may have been affected by the news of the strategic alternatives process, increasing 24% post-announcement and maintaining a trading range above the pre-announcement range through the last trading date before the issuance of the Houlihan opinion. Because the market lacked complete information with respect to the process surrounding the transactions, Houlihan Lokey noted that the pre-announcement public price of Albertsons’ stock may not have reflected full information with respect to the Supervalu merger.

Albertsons Discounted Cash Flow Approach. This approach, which is considered an income-based valuation measure, values Albertsons by estimating the present value of its projected future cash flows. In other words, this analysis estimates the value of Albertsons based on projections of how much cash flow Albertsons is expected to produce in the future. The premise of this analysis is that investors will receive only the future cash flows of a company and, because future cash flows are worth less than the same cash flow today, the value of a company can be estimated by discounting future cash flow to the present.

Houlihan Lokey performed its discounted cash flow analyses using projections of after-tax free cash flows of Albertsons without giving effect to debt-related costs, assuming it continued to operate as a stand-alone entity, from fiscal year 2006 through 2010. These cash flow analyses indicated that Albertsons would generate free cash flow ranging from $998 million in 2006 to $678 million in 2010. Houlihan Lokey calculated present values of projected free cash flows totaling: (i) the present value of the period from fiscal year 2006 through 2010 using a discount rate of 8.0% and (ii) the present value of a terminal value which was based upon the free cash flow in the last year of the projection period. Houlihan Lokey estimated a terminal value based on multiples of Albertsons’ projected fiscal year earnings before interest, tax, depreciation and amortization, or EBITDA, for 2010 of 6.0x. The terminal value was discounted to present value using a discount rate of 8.0%.

The valuation of Albertsons resulting from this analysis ranged from a low of $13.80 billion to a high of $14.63 billion, or $23.27 to $25.45 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15. Houlihan Lokey noted that this valuation approach is dependent upon the accuracy of management’s projections and is highly sensitive to management’s underlying assumptions with respect to cash flows, as well as the selected discount rates and terminal multiples. Houlihan Lokey also noted that this approach considers the expected financial performance of Albertsons’s operations and how such financial performance is expected to change over the projection period.

Albertsons Selected Transactions Approach. This is a market-based valuation approach that involves comparing Albertsons to certain other companies engaged in a similar line of business that have been sold, yielding pricing information regarding the value of such companies. The transactions were selected solely by Houlihan Lokey based on its experience valuing companies in mergers and acquisitions transactions and Houlihan Lokey deemed the target companies in the selected transactions to be comparable to Albertsons or to be engaged in lines of business comparable to the lines of business in which Albertsons is engaged on the basis of its review of the operational and financial characteristics of Albertsons and such target companies. By considering the price of such companies’ transaction-determined values, and the resulting valuation metrics as measured by the multiple of revenue and operating cash flow (or EBITDA) that the transaction value represents, this valuation approach is meant to reflect the sentiment of acquirers and provide another data point for understanding whether the consideration per share to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is fair to them.

Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain financial information regarding transactions that closed during 2004 and 2005 of companies engaged in the food and drug retail line of business. The transactions in the food retail business that Houlihan Lokey considered included Certified Grocer’s acquisition of Fresh Brands, Inc., Metro Inc.’s acquisition of A&P Canada, Lone Star Fund’s acquisition of Bruno’s Supermarkets, Hannaford Brothers’ acquisition of Victory Supermarkets, and Albertsons’ acquisition of Shaw’s Supermarkets. This analysis resulted in indicated median and mean multiples of 6.5x and 7.20x EBITDA, respectively, and indicated mean and median multiples of 0.43x and 0.39x revenue, respectively. The transactions in the drug retail business that Houlihan Lokey considered included Nihon Chouzai Co., Ltd.’s acquisition of Chibainon Co., Ltd., Seibu Nishi-Chouzai Center Co., Ltd., Asia Poteco Co. Ltd., and Kiyose Chouzai Center Co., Ltd.; BioScrip, Inc.’s acquisition of Northland Medical Pharmacy; Medical System Network Co., Ltd.’s acquisition of the Sun Meditech Co., Ltd. and Nihon Sun Medics Co., Ltd. units of parent Nichii Gakkan Co.; Asterand, Inc.’s acquisition of Pharmagene Plc; Alliance UniChem Plc’s acquisition of the Pharma DEP S.A. unit of Cider Sante S.A.; Greencross Coa Co., Ltd.’s acquisition of the Iino Drug Co. Ltd. unit of AEON Co., Ltd.; Alliance UniChem Plc’s acquisition of Bairds Chemists Ltd., Falco Biosystems Ltd.’s acquisition of Prot Co. Ltd., Vertical Health Solutions, Inc.’s acquisition of Advanced Pharmacy Solutions; Maywufa Corp.’s acquisition of Pro Healthcare International Co. Ltd.; CVS Corp. and Jean Coutu Group PJC Inc.’s acquisition of the Eckerd Pharmacy unit of J.C. Penny Co.; and Oak Hill Capital Management, Inc.’s acquisition of Duane Reade, Inc. This analysis resulted in indicated median and mean multiples of 6.3x EBITDA, and indicated mean and median multiples of 0.45x and 0.60x revenue, respectively. Houlihan Lokey then derived reference multiple ranges of 6.0x to 6.25x EBITDA and 0.4x to 0.45x revenues from these other industry transactions.

Houlihan Lokey then applied this data from the comparable industry transactions to the corresponding data for Albertsons to arrive at a value range for Albertsons of $12.4 billion to $13.4 billion, or $20.97 to $24.00 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15. Houlihan Lokey noted that the reliability of this valuation approach is dependent upon the similarity of the selected transactions to the contemplated transactions.

Albertsons Market Multiple Approach. This valuation approach involves comparing Albertsons to certain other publicly traded companies that are considered comparable to Albertsons. The analysis compares data including earnings, cash flow, and other metrics and operating statistics as well as the price of the comparable publicly traded companies. By considering the price of such companies’ securities, and their resulting implied valuations, this valuation approach is meant to reflect the sentiment of the investing public and provide another data point for understanding whether the consideration per share to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is fair to them.

Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain financial information of publicly traded companies engaged in the food and drug retail line of business. These publicly traded companies were selected solely by Houlihan Lokey on the basis of its experience valuing companies in mergers and acquisitions transactions and Houlihan Lokey deemed the selected companies to be comparable to Albertsons or to be engaged in lines of business comparable to the lines of business in which Albertsons is engaged on the basis of its review of the operational and financial characteristics of Albertsons and such selected companies. The comparable companies selected by Houlihan Lokey for analysis included, among others, the Kroger Co., Safeway Inc., the Delhaize Group, Great Atlantic & Pacific Tea Company, Inc., Ingles Markets, Inc., Pathmark Stores, Inc., Ruddick Corporation, Weis Markets, Inc., and Supervalu, which Houlihan Lokey determined to have businesses comparable to the core business and the non-core business. As part of this analysis, Houlihan Lokey also considered CVS Corp., Walgreen Co., Rite Aid Corp., Longs Drug Stores Corp., Jean Coutu Group and Shoppers Drug Mart Corp., which Houlihan Lokey determined to have businesses comparable to the standalone drug business. Houlihan Lokey noted that no single company used in this analysis is directly comparable to Albertsons.

Houlihan Lokey calculated and considered certain financial ratios of the comparable companies engaged in the food and drug retail line of business based on publicly available information, including, among others, the multiples of enterprise value to revenue and EBITDA as estimated for the twelve month period ending December 31, 2005, and as projected for the twelve month period ending December 31, 2006.

Houlihan Lokey noted that the median and mean multiples for the group of comparable public companies were 6.4x and 6.8x 2005 EBITDA and 6.6x (for both median and mean) 2006 projected EBITDA. Similarly, Houlihan Lokey noted that the comparable public companies had median and mean multiples of 0.36x and 0.35x 2005 revenue, and 0.27x and 0.33x projected 2006 revenue. On the basis of these data, Houlihan Lokey then derived reference multiple ranges of 6.25x to 6.50x 2005 EBITDA, and 6.0x to 6.25x projected 2006 EBITDA, as well as 0.45x to 0.50x both 2005 and projected 2006 revenue. Houlihan Lokey then applied these multiples to the corresponding data for Albertsons to arrive at a value range for Albertsons, based upon the market multiple analysis, of $13.58 billion and $14.62 billion, or $23.46 to $26.68 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15.

Houlihan Lokey noted that the accuracy of this valuation approach is dependent on the extent to which the selected comparable companies are in fact comparable to the company being analyzed. In the case of Albertsons, Houlihan Lokey observed that several of the comparable public companies used in the analysis were of a considerably different size than Albertsons, in different stages of development than Albertsons, or operate in different economic environments than Albertsons does.

Albertsons Sum of Parts Approach. This valuation approach seeks to determine the value of a company’s marketable assets, tangible and intangible, by determining what certain of its divisions would be worth if they were broken up and spun-off or acquired by another entity. Houlihan Lokey separately examined the value of Albertsons’ core business, the standalone drug business, and the non-core business as though each were an independent business. For this analysis, Houlihan Lokey used the discounted cash flow, selected transactions, and market multiple approaches described above, applied those methodologies and the supporting data described above to each of the core business, the standalone drug business, and the non-core business, and then added the values of the core business, the standalone drug business, and the non-core business together to determine the net value to stockholders that would remain after satisfying all liabilities.

The value of Albertsons based on the sum of parts discounted cash flow analysis ranged from a low of $10.17 billion to a high of $11.20 billion, or $24.00 to $26.42 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15. Houlihan Lokey noted that this approach is dependent upon the accuracy of management’s projections and is highly sensitive to management’s underlying assumptions with respect to cash flows, as well as the selected discount rates and terminal multiples. Houlihan Lokey also noted that this approach considers the expected financial performance of certain divisions of Albertsons and how such financial performance is expected to change over the projection period.

The value of Albertsons based on the sum of parts selected transactions analysis ranged from a low of $9.39 billion to a high of $11.06 billion, or $22.16 to $26.10 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15. Houlihan Lokey noted that the reliability of this approach is dependent upon the similarity of the selected transactions to the contemplated transactions.

The value of Albertsons based on the sum of parts market multiple analysis ranged from a low of $8.40 billion to a high of $10.16 billion, or $19.82 to $23.97 per share. By comparison, the assumed per share merger consideration to be received by the holders of New Albertsons common stock in connection with the Supervalu merger is equal to $26.15. Houlihan Lokey noted that the accuracy of this approach methodology is dependent on the extent to which the selected comparable companies are in fact comparable to the company being analyzed. In the case of Albertsons, Houlihan Lokey observed that several of the comparable public companies used in its analysis were of a considerably different size than Albertsons, in different stages of development than Albertsons, or operate in different economic environments than Albertsons does.

Supervalu Common Stock as Part of the Merger Consideration. As part of its review of the per share merger consideration, Houlihan Lokey analyzed Supervalu’s common stock, which is a constituent part of such consideration. As previously described, the per share merger consideration was assumed to be $26.15, which represents the sum of the cash consideration of $20.35 and the implied stock consideration of $5.80, based on the product of the exchange ratio of 0.182 provided for in the Supervalu merger and the closing share price of Supervalu common stock of $31.85 on January 20, 2006. Houlihan Lokey considered the market and trading characteristics of Supervalu’s common stock and performed a pro forma analysis of post-transactions Supervalu.

Supervalu Public Market Trading Analysis. In order to value Supervalu’s publicly held common stock and determine whether the price indicated by the public market accurately reflected the fair market value of Supervalu at the time of analysis, Houlihan Lokey analyzed the historical market prices and trading volume for Supervalu’s publicly held common stock and reviewed news articles and press releases relating to Supervalu. Houlihan Lokey noted that Supervalu’s common stock traded on the NYSE at a weighted average price in the range of $29.55 per share to $35.88 per share for the 52-week period prior to and through January 20, 2006. It also observed that Supervalu’s common stock closed at a price of $31.85 on January 20, 2006. In addition, Houlihan Lokey noted that Supervalu’s stock benefits from institutional and retail ownership, strong analyst following, and trading characteristics that are similar to trading in the stock of its peer companies. It found no evidence suggesting that the price indicated by the public market failed to reflect the fair market value of Supervalu. However, Houlihan Lokey noted that the price of Supervalu’s common stock may have been affected by the news of the strategic alternatives process, generally trading slightly lower on rumors of the transactions. Because the market lacked complete information with respect to the process surrounding the transactions, Houlihan Lokey noted that the pre-announcement public price of Supervalu’s stock may not have reflected full information.

Supervalu Pro Forma Analysis. This valuation approach seeks to analyze the financial effects of combining two businesses, and served to support Houlihan Lokey’s calculation of the value of the merger consideration based on the closing price of Supervalu’s common stock on January 20, 2006 of $31.85. Houlihan Lokey performed a pro forma analysis of the financial impact of the transactions using various financial forecasts and other data provided by Supervalu and Albertsons relating to Supervalu’s base business, the core business and synergies expected to result from the Supervalu merger. On the basis of such data, Houlihan Lokey then determined a value for the post-transactions Supervalu using the market multiple and discounted cash flow approaches. It then subtracted the redemption value of Supervalu’s pro forma, post-transaction debt and added to the results the value of its cash and other similar assets. The results were then divided by pro forma diluted shares outstanding to yield per share valuations.

•	Supervalu Discounted Cash Flow Analysis. This approach, which is considered an income-based valuation measure, values post-transactions Supervalu by estimating the present value of its projected future cash flows. In other words, this analysis tries to estimate the value of Supervalu based on projections of how much cash flow it is expected to produce in the future. The premise of this analysis is that investors will receive only the future cash flows of a company and, because future cash flows are worth less than the same cash flow today, the value of a company can be estimated by discounting future cash flow to the present. Houlihan Lokey performed its discounted cash flow analysis using projections of unlevered after-tax free cash flows of Supervalu without giving effect to debt-related costs, assuming that the Supervalu merger was consummated and that Supervalu continued to operate in its post-merger form, from fiscal year 2006 through 2010. These cash flow analyses indicated that Supervalu would generate free cash flow of $1.04 billion, $968 million, $1.04 billion, $1.06 billion, and $1.04 billion in the fiscal years 2006 through 2010. Houlihan Lokey calculated present values of projected free cash flows totaling: (i) the present value of the period from fiscal year 2006 through 2010 using a discount rate of 8.0% and (ii) the present value of a terminal value which was based upon the free cash flow in the last year of the projection period. Houlihan Lokey estimated a terminal value based on multiples of Supervalu’s projected fiscal year EBITDA for 2010 of 6.0x. The terminal value was discounted to present value using a discount rate of 8%.

The value of Supervalu based on the discounted cash flow analysis produced a range of per share valuations within which Supervalu’s January 20, 2006 closing stock price of $31.85 falls. Houlihan Lokey also noted that this valuation approach considers the expected financial performance of Supervalu and how such financial performance is expected to change over the projection period.

•

Supervalu Market Multiple Analysis. Houlihan Lokey calculated and considered certain financial ratios of companies that it considered to be comparable to Supervalu on a pro forma basis based on its experience valuing companies in mergers and acquisition transactions and its review of the operational and financial characteristics of Supervalu and such companies. Such companies are engaged in the food and drug line of business and their financial ratios were derived from publicly available information. These ratios included, among others, multiples of enterprise value to pro forma EBITDA as estimated for the twelve month period ending December 31, 2005, and as projected for the twelve month period ending December 31, 2006. The comparable public companies were the same companies as those utilized by Houlihan Lokey in its Albertsons Market Multiple Analysis, as set forth above. This analysis resulted in indicated multiples ranging from 6.00x to 6.50x.

Based upon the foregoing, the market multiple analysis yielded valuations of Supervalu ranging from a low of $17.4 billion to a high of $18.3 billion, or $33.00 to $37.03 per share. By comparison, the closing price of Supervalu’s common stock on January 20, 2006 was $31.85. Houlihan Lokey noted that the accuracy of this valuation approach is dependent on the extent to which the selected comparable companies are in fact comparable to the company being analyzed. In the case of Supervalu, Houlihan Lokey observed that several of the comparable public companies used in the analysis were of a considerably different size than Supervalu is expected to be, in different stages of development than Supervalu is expected to be, or operate in different economic environments than Supervalu is expected to operate in.

Implied Multiple and Premium Approaches. These are market-based valuation metrics which compare the valuation metrics of Albertsons implied by the assumed Supervalu merger consideration to the valuation metrics of selected comparable companies and transactions in order to evaluate the Supervalu merger consideration. For the implied multiple analysis, Houlihan Lokey compared the implied multiple of Albertsons value (as determined based on the assumed Supervalu merger consideration) to Albertsons’ trailing EBITDA to similar multiples exhibited in certain change of control transactions of selected publicly traded companies in the food and drug retail industry that Houlihan Lokey deemed to be comparable to Albertsons and relevant for the purposes of this analysis. These multiples were developed based upon data drawn from public filings of those companies involved in such change of control transactions. The transactions considered by Houlihan Lokey as part of this analysis were the same transactions it considered as part of its Albertsons Selected Transactions Approach, as set forth above.

The per share Supervalu merger consideration was assumed to be $26.15. On the basis of the closing share price of Albertsons common stock on January 20, 2006, Houlihan Lokey concluded that the Supervalu merger transaction value represents a multiple of 6.7x the estimated 2005 EBITDA of Albertsons. Houlihan Lokey compared the 6.7x implied EBITDA multiple to the median multiple exhibited by comparable public companies (6.4x), the average multiple of a peer group consisting of Safeway and Kroger (6.9x), and the median and mean multiple exhibited in transactions occurring in 2004 and 2005 in the industry (6.5x and 7.2x, respectively).

In change of control transactions it is common for an acquirer to offer to pay target shareholders a per share amount exceeding the market price per share of the target shares, or a premium. As part of its implied premium analysis, Houlihan Lokey reviewed certain publicly available information related to selected transactions announced in 2004 and 2005 to calculate the change of control premiums implied by the consideration paid by acquirers in the selected transactions. The transactions considered by Houlihan Lokey as part of this analysis were the same transactions it considered as part of its Albertsons Selected Transactions Approach, as set forth above. As summarized in the following table, Houlihan Lokey then compared the premiums paid in these selected transactions to the premiums implied in the Supervalu merger based on the closing share price of Albertsons common stock on September 1, 2005, the last trading day prior to Albertsons’ public announcement that it would explore strategic alternatives, and the average 52-week historical trading price of Albertsons common stock prior to and through September 1, 2005. For comparison purposes, the table also shows the median share price 1, 5, and 30 days prior to announcement of the comparable public company merger and acquisition transactions:

Supervalu Merger	Implied Premium
Premium to Albertsons Stock Price on September 1, 2005	26.6%
Premium to Albertsons Average Stock Price in 52 Weeks Preceding Announcement of the Transactions	18.7%

Selected Transactions	Implied Premium
1-Day Median	27.9%
5-Day Median	21.0%
30-Day Median	22.3%
High	40.3%
Low	8.7%

Conclusion

On January 22, 2006, Houlihan Lokey delivered an oral opinion to the board of directors of Albertsons, which was accompanied by the Houlihan opinion in written form, stating that, as of the date of the opinion, the consideration to be received by the holders of New Albertsons common stock was fair, from a financial point of view, to such stockholders. This opinion was based upon and subject to the assumptions, qualifications, and limitations made and matters considered by Houlihan Lokey in its review.

In performing its analyses, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company used in the analysis described above is directly comparable to Albertsons or operates a business substantially similar in character to its business. Accordingly, Houlihan Lokey reviewed the foregoing comparable public companies exclusively to obtain a range of relevant multiples rather than a single, definitive valuation of Albertsons. In addition, no single transaction used in the above analyses as a comparison is identical to the transactions.

In arriving at its opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. The Houlihan opinion is based on the business, economic, market and other conditions as such conditions existed as of date on which it was issued and on the financial projections provided to Houlihan Lokey.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at the Houlihan opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Houlihan opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Albertsons, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Finally, analyses relating to the value of Albertsons’ businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Opinion of Supervalu’s Financial Advisor

Under an engagement letter dated September 29, 2005, Supervalu retained Lazard to act as its investment banker. As part of this engagement, Supervalu requested that Lazard evaluate the fairness, from a financial point of view, to Supervalu of the consideration to be paid in the Supervalu merger. Lazard has delivered to the board of directors of Supervalu a written opinion, dated January 22, 2006, that, as of that date, the consideration to be paid by Supervalu in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the other transaction agreements, is fair, from a financial point of view, to Supervalu.

The full text of the Lazard opinion is attached as Annex F to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of the Lazard opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex F. Supervalu stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to Supervalu’s board of directors and only addresses, as of the date of the opinion, the fairness, from a financial point of view, to Supervalu of the consideration to be paid in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the other transaction agreements. Lazard’s written opinion does not address the merits of the underlying decision by Supervalu to engage in the Supervalu merger and was not intended to and does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the Supervalu merger or any matter relating to the Supervalu merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion and you are urged to read the entire opinion set forth in Annex F.

In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions contained in the latest drafts provided to Lazard by Supervalu or its counsel as of January 22, 2006 of the merger agreement and the transaction agreements;

•	analyzed certain historical publicly available business and financial information relating to Albertsons and Supervalu;

•	reviewed various financial forecasts and other data provided to Lazard by Albertsons (we refer to such financial forecasts as the “Management Case forecasts” in this joint proxy statement/prospectus) relating to Albertsons’ core business, which New Albertsons will conduct after the reorganization merger and separation;

•	reviewed various financial forecasts and other data provided to Lazard by Supervalu (we refer to such financial forecasts as the “Supervalu Base Case forecasts”) relating to Albertsons’ core business;

•	reviewed various financial forecasts and other data provided to Lazard by Supervalu relating to Supervalu’s businesses;

•	held discussions with members of the senior management of each of Supervalu and Albertsons with respect to the business and prospects of Supervalu and Albertsons’ core business, respectively, the strategic objectives of each, and possible benefits that might be realized following the Supervalu merger;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to Albertsons’ core business and the businesses of Supervalu;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to Albertsons’ core business;

•	reviewed the historical trading prices and trading volumes of Albertsons’ and Supervalu’s outstanding common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Supervalu, Albertsons or New Albertsons or concerning the solvency of or issues relating to the solvency of Supervalu, Albertsons or New Albertsons. With respect to the financial forecasts,

Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Albertsons and Supervalu as to the future financial performance of Albertsons’ core business and Supervalu, respectively. Lazard assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the Supervalu merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Supervalu. In addition, Lazard assumed that the other transactions contemplated by the merger agreement and the transaction agreements would be consummated on the terms described in those agreements, without any waiver or modification of any material terms or conditions by the parties to those agreements. Lazard also assumed that obtaining the necessary regulatory approvals for the Supervalu merger would not have a material adverse effect on Supervalu and the core business, taken as a whole. Lazard did not express any opinion as to any tax or other consequences that might result from the Supervalu merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Supervalu obtained such advice as it deemed necessary from qualified professionals.

Lazard did not express any opinion as to the price at which Supervalu’s common stock or Albertsons’ common stock may trade subsequent to the announcement of the Supervalu merger or as to the price at which Supervalu’s common stock may trade subsequent to the consummation of the Supervalu merger. Other than the fairness to Supervalu, from a financial point of view, of the consideration to be paid by Supervalu in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the transaction agreements, Lazard did not express any opinion as to any of those other transactions.

The following is a summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard opinion. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

No company, transaction or business used in Lazard’s analyses as a comparison is identical to Supervalu, Albertsons, New Albertsons or Albertsons’ core business or the Supervalu merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics of Supervalu, Albertsons, New Albertsons and Albertsons’ core business and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Summary of Analyses Performed

In the course of performing its review in rendering its opinion, Lazard performed various financial and valuation analyses with respect to New Albertsons and Albertsons’ core business. For purposes of the analyses described below, Lazard calculated the implied value of the consideration payable in the Supervalu merger as $12.5 billion. This implied value is based on consideration of:

•	0.182 shares of Supervalu common stock for every share of New Albertsons common stock, with a value of $32.65 per share of Supervalu common stock based on the 20-day average per share trading price of Supervalu common stock ending on January 20, 2006 (the last trading day prior to announcement of the merger agreement);

•	cash payments of approximately $3.7 billion to New Albertsons stockholders;

•	approximately $6.1 billion of Albertsons debt and capital leases that will remain outstanding as debt of Supervalu or its subsidiaries (including New Albertsons); and

•	the assumption of approximately $0.1 billion of additional liabilities, including, without limitation, various one-time costs associated with the Supervalu merger.

Each of the analyses and resulting indicative value ranges calculated by Lazard are detailed in the following pages. Set forth in the table immediately below is a summary of the indicative value ranges calculated by Lazard as a result of the respective analyses performed.

Implied Enterprise Value of Albertsons’ Core Business

(after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements)

	Low	High
Publicly Traded Comparables Analysis	$11.7 billion	$13.0 billion
Precedent Transactions Analysis	$12.6 billion	$16.0 billion
Fully Distributed Comparables Analysis	$14.0 billion	$15.6 billion
Discounted Cash Flow Analyses
• Management Case	$13.5 billion	$15.4 billion
• Supervalu Base Case	$12.2 billion	$14.0 billion
Leveraged Buy-out Analyses
• Management Case	$11.6 billion	$13.1 billion
• Supervalu Base Case	$10.2 billion	$11.8 billion
Implied Value of Consideration Payable by Supervalu	$12.5 billion

Publicly Traded Comparables Analysis

Lazard performed a publicly traded comparables analysis, which was designed to provide a range of estimated values for Albertsons’ core business by comparing certain financial information for Albertsons’ core business with comparable publicly available financial information for selected public companies in the retail grocery industry that Lazard deemed to be reasonably comparable to Albertsons’ core business. The comparable companies considered by Lazard were:

•	The Kroger Co.; and

•	Safeway Inc.

Lazard’s publicly traded comparables analysis included a comparison of the enterprise value of the companies listed above as a multiple of such companies’ expected 2006 EBITDA. The chart below is a summary of these enterprise value/EBITDA multiples:

Enterprise Value as a Multiple of Expected 2006 EBITDA:
High	7.3x
Low	6.6x
Mean	7.0x
Median	7.0x

Based on its experience valuing companies in merger and acquisitions transactions, and using these enterprise value/EDITDA multiples as a guide, Lazard derived an enterprise value/EBITDA multiple reference range and applied such range to the expected 2006 EBITDA of Albertsons’ core business. This analysis indicated an implied enterprise value range for Albertsons’ core business of $11.7 billion to $13.0 billion, as compared to the $12.5 billion value of this business implied by the consideration payable in the Supervalu merger.

Precedent Transactions Analysis

Lazard performed a precedent transactions analysis, which was designed to provide a range of estimated values for Albertsons’ core business by comparing certain financial information for Albertsons’ core business with the comparable implied financial statistics for the target companies involved in the following recent mergers and acquisition transactions in the retail grocery industry that Lazard deemed most comparable to the Supervalu merger based on size, scope of business and market demographic:

Date Announced	Acquirer	Target
July 2005	Metro Inc.	A&P Canada
March 2004	Albertsons	Shaw’s Supermarket Inc.

Lazard’s precedent transactions analysis included a comparison of the enterprise value of each of the target companies listed above as a multiple of such companies’ last twelve months, or LTM, sales and LTM EBITDA. The chart below is a summary of the enterprise value/LTM sales and enterprise value/LTM EBITDA multiples for these periods:

Enterprise Value as a Multiple of Last Twelve Months:
	Sales	EBITDA
High	0.57x	9.0x
Low	0.41x	7.1x
Mean	0.49x	8.1x
Median	0.49x	8.1x

Based on its experience with merger and acquisitions transactions and using these enterprise value/LTM sales and enterprise value/LTM EBITDA multiples as a guide, Lazard derived an enterprise value/EBITDA multiple reference range and applied such range to the LTM EBITDA of Albertsons’ core business. This analysis indicated an implied enterprise value range for Albertsons’ core business of $12.6 billion to $16.0 billion, as compared to the $12.5 billion value of the core business implied by the consideration payable in the Supervalu merger.

Lazard also reviewed publicly available financial information regarding the target companies involved in the following eighteen transactions in the retail grocery industry. However, Lazard noted that these transactions were less comparable to the Supervalu merger than the two transactions highlighted above.

Date Announced	Acquirer	Target
March 2005	Yucaipa Companies, LLC	Pathmark Stores, Inc. (acquisition of 40% equity interest)
September 2004	Albertsons	Bristol Farms
December 2003	William Morrison Supermarkets plc	Safeway PLC
June 2003	C&S Wholesale Grocers, Inc.	Fleming Cos. Inc. (acquisition of wholesale grocery business)
May 2003	Roundy’s Supermarkets Inc.	Fleming Cos. Inc (acquisition of 31 Rainbow Foods stores)
October 2002	Tesco PLC	T&S Stores PLC
November 2001	Wakefern Food Corporation	Big V Supermarket, Inc.
September 2001	Koninklijke Ahold N.V.	Bruno’s Supermarkets, Inc.
March 2001	Tops Markets, Inc.	C&S Wholesale Grocers, Inc. (acquisition of 20 Grand Union stores)
December 2000	Koninklijke Ahold N.V.	C&S Wholesale Grocers, Inc. (acquisition of 56 Grand Union stores)
December 2000	Safeway Inc.	Genuardi’s Family Markets, Inc.
October 2000	C&S Wholesale Grocers, Inc.	Grand Union Co. (acquisition of 170 stores)
August 1999	Food Lion Inc.	Hannaford Bros. Co.
July 1999	Safeway Inc.	Randalls Food Markets, Inc.
June 1999	Supervalu	Richfood, Inc.
October 1998	The Kroger Co.	Fred Meyer, Inc.
August 1998	Albertsons	American Stores Co.
May 1998	Koninklijke Ahold N.V.	Giant Food, Inc.

Lazard’s precedent transactions analysis included a comparison of the enterprise value of each of the target companies listed above as a multiple of such companies’ LTM sales and LTM EBITDA. The chart below is a summary of the enterprise value/LTM sales and enterprise value/LTM EBITDA multiples for these periods:

Enterprise Value as a Multiple of Last Twelve Months:
	Sales	EBITDA
High	1.09x	13.7x
Low	0.16x	7.1x
Mean	0.56x	9.7x
Median	0.54x	9.2x

Fully Distributed Publicly Traded Comparables Analysis

Because Lazard deemed so few precedent transactions in the retail grocery industry to be reasonably comparable to Albertsons’ core business, Lazard also performed a fully distributed analysis of The Kroger Co.

and Safeway Inc., the two companies referenced above in the Publicly Traded Comparables Analysis that Lazard deemed to be the most comparable to Albertsons’ core business. For purposes of this analysis, Lazard applied a 30% control premium to the equity values of such companies and compared the resulting enterprise values to such companies’ expected 2006 EBITDA. Based on its experience valuing companies in mergers and acquisitions transactions and using these enterprise value/EBITDA multiples as a guide, Lazard derived an enterprise value/EBITDA reference range and applied such range to the expected 2006 EBITDA of Albertsons’ core business. This analysis indicated an implied enterprise value range for Albertsons’ core business of $14.0 billion to $15.6 billion, as compared to the $12.5 billion value of this business implied by the consideration payable in the Supervalu merger.

Discounted Cash Flow Analyses

Lazard performed discounted cash flow analyses, which were designed to provide a range of estimated values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements), based on the present value of the expected future cash flows of Albertsons’ core business. Using the Management Case forecasts and the Supervalu Base Case forecasts, Lazard performed two separate discounted cash flow analyses. More specifically, Lazard performed discounted cash flow analyses valuing Albertsons’ core business based on the present value of projected unlevered free cash flows from February 28, 2006 through February 28, 2011 and the present value of the terminal value of Albertsons’ core business in 2011. Lazard’s discounted cash flow analyses did not take into account potential synergies that could result from the Supervalu merger. To calculate the terminal values, Lazard assumed a range of terminal year exit multiples of estimated EBITDA, ranging from 6.50x to 7.50x, which implied perpetuity growth rates for Albertsons’ core business of approximately 1.0% to 2.0%. Lazard then discounted projected cash flows and terminal values at rates of 7.5% to 8.0%. This range of discount rates was based on a weighted average cost of capital analysis of the comparable publicly traded companies mentioned above.

Management Case. Using this analysis and applying the assumptions described above to the Management Case forecasts, Lazard derived a range of implied enterprise values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements) of $13.5 billion to $15.4 billion, as compared to the $12.5 billion value of Albertsons’ core business implied by the consideration payable in the Supervalu merger.

Supervalu Base Case. Using this analysis and applying the assumptions described above to the Supervalu Base Case forecasts, Lazard derived a range of implied enterprise values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements) of $12.2 billion to $14.0 billion, as compared to the $12.5 billion value of Albertsons’ core business implied by the consideration payable in the Supervalu merger.

Pro Forma Merger Analysis

Lazard performed a pro forma analysis of the potential financial impact of the Supervalu merger on the earnings per share, or EPS, of Supervalu common stock using the Supervalu Base Case forecasts and various financial forecasts provided to Lazard by Supervalu relating to Supervalu’s businesses. For each of the fiscal years 2006, 2007 and 2008, Lazard compared the projected EPS of Supervalu common stock, on a standalone basis, to the projected EPS of the common stock of the combined company. This analysis indicated that the Supervalu merger would likely be accretive to Supervalu’s stockholders on an EPS basis in all of the fiscal years 2006, 2007 and 2008. The financial forecasts and assumptions underlying this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Leveraged Buyout Analyses

Lazard performed leveraged buyout analyses, which were designed to provide a range of estimated values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements) based on the maximum purchase price that a potential buyer would pay for Albertsons’ core business in order to receive a 20.0% return on equity. Lazard performed the leveraged buy out analyses with respect to Albertsons’ core business using both the Management Case and Supervalu Base Case forecasts. For these analyses, Lazard assumed a required rate of return on equity of 20.0%, terminal year exit multiples of estimated EBITDA in 2011 ranging from 6.5x to 7.5x, a total debt to 2006 estimated EBITDA ratio of 5.9x and that approximately 14% of the total available financing for the transaction would consist of equity financing.

Management Case. Using this analysis and applying the assumptions described above to the Management Case forecasts, Lazard derived a range of implied enterprise values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements) of $11.6 billion to $13.1 billion, as compared to the $12.5 billion value of Albertsons’ core business implied by the consideration payable in the Supervalu merger.

Supervalu Base Case. Using this analysis and applying the assumptions described above to the Base Case forecasts, Lazard derived a range of implied enterprise values for New Albertsons (after giving effect to the reorganization merger and the other transactions contemplated by the transaction agreements) of $10.2 billion to $11.8 billion, as compared to the $12.5 billion value of Albertsons’ core business implied by the consideration payable in the Supervalu merger.

Conclusion

Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the board of directors of Supervalu that the consideration to be paid in the Supervalu merger, after giving effect to the other transactions contemplated by the merger agreement and the transaction agreements, was fair to Supervalu from a financial point of view. Lazard’s opinion and financial analyses were not the only factors considered by the board of directors of Supervalu in their evaluation of the Supervalu merger and should not be viewed as determinative of the views of Supervalu’s board of directors or its management. Lazard has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

Under the terms of Lazard’s engagement, (i) Supervalu paid $250,000 to Lazard upon Supervalu’s submission to the board of directors of Albertsons of its formal written proposal regarding the Supervalu merger and an additional $250,000 upon instructing Lazard to do additional work following submission of that proposal; (ii) Supervalu paid $2,000,000 to Lazard when Lazard provided the board of directors of Supervalu with its opinion as described elsewhere in this joint proxy statement/prospectus with respect to the fairness, from a financial point of view, of the consideration to be paid in the Supervalu merger; and (iii) $15,500,000 is payable by Supervalu to Lazard at the effective time of the Supervalu merger. Supervalu has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Supervalu agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement. In the ordinary course of their respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by the managing directors of Lazard) and their respective affiliates may actively trade shares of Supervalu or Albertsons common stock for its own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Lazard has in the past provided investment banking services to Supervalu for which it has received customary fees.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to Supervalu because of its expertise and its reputations in investment banking and mergers and acquisitions.

Interests of Albertsons’ Directors and Executive Officers in the Mergers

Albertsons’ executive officers and members of the Albertsons board of directors, in their capacities as such, may have financial interests in the transactions that are in addition to or different from their interests as stockholders of Albertsons generally. Albertsons’ board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions.

Supervalu’s Board of Directors After the Mergers

Under the merger agreement, Supervalu has agreed to increase the number of members of its board of directors to fourteen, thus creating three vacancies on its board of directors. Further, Supervalu has agreed to refer the names of three or more independent directors of Albertsons to its Director Affairs Committee for nomination to fill the vacancies and serve on the Supervalu board of directors, one in each of the three classes of the Supervalu board of directors.

Mr. Johnston’s Employment Agreement

Lawrence R. Johnston, the chairman, president, and chief executive officer of Albertsons, is party to an employment agreement with Albertsons. An amendment to the agreement, which is referred to as the employment agreement amendment, was approved by the Management Development/Compensation Committee of the Albertsons board on March 24, 2006. Mr. Johnston has not yet executed the employment agreement amendment, but is expected to execute the employment agreement amendment prior to the Supervalu merger.

Pursuant to the terms of his employment agreement, if Mr. Johnston (1) terminates his employment for “good reason” (as defined in his employment agreement) after the Supervalu merger, (2) terminates his employment for any reason during the seventh full calendar month following the completion of the Supervalu merger, or (3) is terminated other than by reason of death or for “cause” (as defined in his employment agreement) at any time following the completion of the Supervalu merger, Mr. Johnston is entitled to the following benefits:

•	within 30 days of the date of his termination, a cash payment equal to three times the sum of his then-current base salary plus the greater of the most recent annual bonus paid or the most recent target bonus payable;

•	a cash payment equal to the pro rata portion of the annual bonus payable to Mr. Johnston for the fiscal year in which the termination occurs payable at the time bonuses are paid under the annual bonus plan to senior executives of Albertsons;

•	continued participation in Albertsons’ welfare benefit plans, fringe benefit plans and employee perquisites for the three-year period following Mr. Johnston’s termination of employment. The employment agreement amendment provides that, if necessary to avoid a likely negative tax consequence to Mr. Johnston, these benefits may be satisfied by the payment to Mr. Johnston of a lump sum in lieu of continuation of benefits or, in the case of health plan coverage, the provision of medical benefits continuation through insurance coverage obtained on Mr. Johnston’s behalf, instead of Albertsons self-insured medical plans;

•	Mr. Johnston’s outstanding unvested options to purchase Albertsons common stock will vest and all outstanding options held by him will remain exercisable until the earlier of five years from the date of his termination or the date of expiration of the full stated term of the option;

•	Mr. Johnston’s restricted stock unit awards that are unvested will vest and become nonforfeitable;

•	Mr. Johnston’s benefits under the Albertsons nonqualified benefit plans will become fully vested; and

•	gross-up payments in the event that Mr. Johnston is subject to excise taxes under Section 4999 of the Code as a result of any amounts paid or distributed to him pursuant to the employment agreement and all other plans and programs of Albertsons.

In addition, if Mr. Johnston’s employment is terminated for any reason, he is entitled to the following benefits:

•	within 30 days of the date of termination, any earned, but unpaid, base salary; any earned, but unpaid bonus for any fiscal year that ended prior to the fiscal year in which termination occurs; and the cash equivalent of any accrued, but unused, vacation;

•	any accrued employee benefits, subject to the terms of the applicable employee benefit plans; and

•	the right to require the company to purchase his primary residence in Boise, Idaho for his initial investment plus the cost of any improvements (with the company bearing any closing costs) if he is unable, notwithstanding his reasonable efforts, to sell the residence on his own. Mr. Johnston’s “reasonable efforts” must include the listing of the residence for at least six months with a qualified real estate broker.

The employment agreement amendment provides that if any payment to be made under the employment agreement would occur at a time that does not qualify the payment as a short-term deferral under Section 409A of the Code, Mr. Johnston would receive payment upon the earlier of six months following his “separation from service” (as defined in the Code) or his death, and be entitled to interest earnings, in a specified amount, on these payments.

The severance benefits described above are subject to Mr. Johnston’s execution of a release of claims. In addition, Mr. Johnston has agreed not to compete with, nor solicit customers, employees or suppliers of, Albertsons or its subsidiaries or affiliates during the one-year period following termination of his employment.

Under the terms of Mr. Johnston’s employment agreement, Mr. Johnston is also entitled to a life annuity payable at age 62 (or earlier upon any termination of Mr. Johnston’s employment) equal to 50% of the average of the sum of his base salary and actual bonus from the highest three consecutive years during the ten years prior to his termination of employment (but not less than his initial base salary and initial target bonus, each of which is $1,250,000) offset by the amount of qualified and nonqualified pension benefits payable from the Albertsons plans and the plans of Mr. Johnston’s former employers, and subject to certain reductions if Mr. Johnston’s employment is voluntarily terminated by him without good reason, by Albertsons for cause, or by reason of death. Mr. Johnston may elect early commencement of the annuity but the annuity is generally reduced by 4% for each year of early commencement if he begins receiving payments prior to age 62. However, if termination of employment follows a change of control, which the Supervalu merger will constitute, the 4% reduction will not apply. The employment agreement amendment gives Mr. Johnston the right to elect to receive a lump sum payment of the then-actuarial value of this life annuity upon the later of the effective time or January 1, 2007. With respect to and in satisfaction of the life annuity described in the preceding paragraph, Mr. Johnston will be provided with the right to elect to receive a lump sum payment of the then-actuarial value of this life annuity upon the later of the effective time or January 1, 2007. Assuming that the Supervalu merger occurs on June 1, 2006, and Mr. Johnston’s employment is terminated on that date, this lump sum payment is estimated to equal $20,357,583. If Mr. Johnston elects a lump sum payment but is still employed on the date he receives this benefit, he will be entitled to an additional payment at termination of employment equal to the excess of (1) the present value of the life annuity at the time of his termination of employment assuming that he had not received the prior payments over (2) the amount of the payments made pursuant to his election, increased by an interest factor at an annual rate of 2.75% from the date of the initial payments to the date of his termination of employment.

Change of Control Severance Agreements

Albertsons has entered into change of control severance agreements with each of its executive officers other than Mr. Johnston. Amendments to these change of control severance agreements, which are referred to as the CIC agreement amendments, were approved by the Management Development/Compensation Committee of the Albertsons board on March 24, 2006. The executive officers of Albertsons have not yet executed the CIC agreement amendments, but they are expected to do so prior to the Supervalu merger.

Under the terms of these agreements, within five business days of the effective time, each executive will receive a lump sum payment of such executive’s prorated annual bonus for the fiscal year that includes the date on which the effective time occurs. The payment will be determined by multiplying the executive’s target award percentage by the executive’s base pay, prorated for the portion of the fiscal year elapsed prior to the effective time. The CIC agreement amendment clarifies that references to bonus throughout the agreement do not intend to refer to the maximum incentive compensation award payable under Albertsons’ bonus plan for its five mostly highly compensated officers, but rather to Albertsons’ annual incentive program.

Additionally, if, during the two-year period following the effective time (or prior to the effective time, but in connection with the Supervalu merger or at the request of a party attempting to effect a change of control of Albertsons), an executive’s employment is terminated other than for death, disability or “cause,” or if, during that period, the executive terminates employment for “good reason,” and in either case, the executive executes a release of claims in connection with the executive’s termination of employment, the agreements entitle the executive to the following benefits:

•	within five business days of the executive’s termination, a lump sum cash payment equal to three times the sum of (1) the executive’s annual base salary (at the highest rate in effect for any period within the three years prior to the executive’s termination of employment) and (2) the executive’s incentive pay (not including amounts received under any Albertsons equity or long-term incentive compensation plans) calculated by multiplying the target award percentage under the applicable plan as in effect prior to the mergers by base salary;

•	continuation for 36 months following the executive’s termination of employment of welfare benefits that are substantially similar to those the executive was receiving immediately prior to the executive’s termination of employment and continuation of COBRA benefits for an additional 18 months, reduced to the extent that comparable welfare benefits are actually received by the executive during the continuation period from another employer. The CIC agreement amendment provides that, if necessary to avoid a likely negative tax consequence to the executive, these benefits may be satisfied by the payment of a lump sum payment in lieu of continuation of benefits or in the case of health plan coverage, the provision of medical benefits continuation through insurance coverage obtained on an executive’s behalf instead of under Albertsons’ self-insured medical benefits plan;

•	active service credit for the 36-month continuation period for purposes of determining the executive’s eligibility for retiree medical or life insurance benefits;

•	outplacement services up to $50,000, which the CIC agreement amendment requires be completed by December 31st of the second calendar year following the calendar year in which the termination date occurs;

•	within five business days of the executive’s termination, reimbursement for relocation in an amount set by the CIC agreement amendment at $100,000 if the executive was relocated while actively employed (including as a result of initial hire) within five years of the executive’s termination date; and

•	gross-up payments in the event that the executive is subject to excise taxes under Section 4999 of the Code as a result of any amounts paid or distributed to him or her pursuant to the change of control severance agreement or otherwise.

The CIC agreement amendment provides that if any payment to be made under the agreement would occur at a time that does not qualify the payment as short-term deferral under Section 409A of the Code, the executive would receive payment upon the earlier of six months following his or her “separation from service” (as defined in the Code) or his or her death and be entitled to interest earnings, in a specified amount, on these payments.

The executives have agreed, pursuant to the agreements, if they have received or are receiving benefits under the agreements, not to engage in any activity that is competitive to Albertsons or its divisions or affiliates and not to solicit any employees of Albertsons or any of its subsidiaries for the one year period following termination of employment.

Upon a change in control of Albertsons, Albertsons is required to fund a “rabbi” trust to secure payments required to be made under certain change of control arrangements, including Mr. Johnston’s employment agreement and the change of control severance agreements.

The table below lists the estimated aggregate cash payments and present value of non-cash benefits to which Albertsons’ Chief Executive Officer and four other most highly compensated officers during fiscal 2005, who are referred to as the named executive officers, would be entitled under his employment agreement (in the case of Mr. Johnston) or his or her change of control severance agreement (in the case of the other named executive officers) if the executive officer’s employment with Albertsons was terminated as of the effective time under circumstances entitling the named executive officer to payments under the applicable agreement. For purposes of these calculations, the effective time is assumed to be June 1, 2006. The table below also includes the aggregate amount of cash payments and the present value of non-cash benefits that would be payable under these circumstances to all of Albertsons’ executive officers as a group.

Name	Prorated Annual Bonus (1)	3 x Base Pay (2)	36 Months Welfare Benefits Continuation	Out- placement Services	Relocation Expenses	Fringe Benefits/ Perquisites	Excise Tax Gross-Up Payments
Lawrence R. Johnston (3)	$482,212	$8,850,000	$35,818	$50,000	$100,000	$159,208	$12,914,475
Robert J. Dunst	137,308	3,060,000	33,384	50,000	100,000	—	2,477,493
Paul T. Gannon	154,471	3,442,500	44,511	50,000	—	—	2,079,232
John R. Sims	123,577	2,754,000	62,992	50,000	100,000	—	2,207,486
Felicia D. Thornton	143,029	3,187,500	46,240	50,000	100,000	—	2,502,031
All executive officers as a group	$1,457,097	$30,576,000	$420,902	$450,000	$700,000	$159,208	$29,367,566

(1)	Payable within five business days of the Supervalu merger whether or not service terminates.
(2)	Calculated using base salary as of the date hereof.
(3)	Excludes the costs and any associated excise tax gross up payments (which are not reasonably estimable) of providing Mr. Johnston the use of private aircraft for three years following termination and of repurchasing his primary Boise, Idaho residence.

Equity and Long-Term Incentive Awards

Except as provided in the next paragraph, options and other equity awards outstanding immediately prior to the reorganization merger will generally vest upon the effective time of the Supervalu merger and be treated as described under “The Transaction Agreements—The Merger Agreement—Merger Consideration—Options and Other Equity Awards,” beginning on page 102. The treatment of some of these awards will depend on whether the award holder will be employed by New Albertsons immediately prior to the Supervalu merger. We currently expect that most of Albertsons’ executive officers will be employed by New Albertsons immediately prior to the Supervalu merger.

In January 2006, Albertsons made grants of stock units for fiscal year 2005 performance under its 2004 Equity and Performance Incentive Plan to senior officers of Albertsons, including the named executive officers. These stock units currently provide for settlement in shares of Albertsons common stock. Upon the completion of the Supervalu merger, the stock units held by employees of New Albertsons will convert into stock units payable in Supervalu common stock, and the stock units held by individuals who are not employees of New Albertsons will convert into the right to receive cash. The stock units vest 25% per year over four years and fully vest upon termination of employment following the Supervalu merger if such termination is without “cause” or for “good reason” (as such terms are defined in the employment agreement or change of control severance agreement to which such executive is a party).

The following table shows, with respect to the named executive officers and Albertsons’ executive officers as a group, (1) the number of stock options and stock units held as of March 1, 2006, that will vest as a result of the transactions, and (2) the number of stock units granted in January 2006 as described above. Mr. Johnston’s employment agreement entitles him to an additional equity award for fiscal 2006 with a value at grant of not less than 285% of the sum of his initial base salary and initial target bonus, each of which is $1,250,000. All stock options and stock units held by the non-employee directors of Albertsons are fully vested as of the date of the transactions.

Name	Stock Options (As of March 1, 2006)	Stock Units (As of March 1, 2006, Excluding January 2006 Grant)	Stock Units (Granted January 2006)
Lawrence R. Johnston	1,100,461	1,114,753	282,300
Robert J. Dunst	121,890	235,745	53,000
Paul T. Gannon	75,594	149,702	10,000
John R. Sims	140,600	212,260	50,000
Felicia D. Thornton	138,853	217,819	44,000
All executive officers as a group	1,951,068	2,459,823	609,300

All of Albertsons’ executive officers participate in the long-term cash incentive component of the Albertsons Long-Term Incentive Plan, which provides cash incentives based on performance over overlapping three-year cycles (although the cycle scheduled to conclude in 2006 is a two-year cycle). If the employment of a participant in an existing cycle is terminated following the Supervalu merger without cause or by the participant for good reason (in each case, as defined in the participant’s individual employment agreement or change of control severance agreement), the participant will receive a payment for such cycle that is based on the individual’s target award but prorated to reflect the portion of such cycle that elapsed prior to the mergers. If a participant remains employed at the end of the year during which the mergers occur, the participant’s minimum award for any cycle terminating at the end of that year will equal the prorated amount that would have been payable for the cycle (as described in the preceding sentence) if the participant’s employment had been terminated prior to the end of the year under the circumstances described in the preceding sentence. The following table lists, with respect to the named executive officers and all of Albertsons’ executive officers as a group, the estimated cash payment to which the executives would be entitled if the executive officer’s employment with Albertsons was terminated as of the effective time (assumed to be June 1, 2006) under circumstances entitling him or her to prorated payments (at target) under the outstanding 2005–2006, 2005–2007 and 2006–2008 Long-Term Incentive Plan performance periods.

Name	LTIP Payment
Lawrence R. Johnston	$627,111
Robert J. Dunst	182,212
Paul T. Gannon	204,988
John R. Sims	163,990
Felicia D. Thornton	189,804
All executive officers as a group	$1,920,813

Deferred Compensation Plans

Albertsons maintains various deferred compensation and supplemental retirement plans and programs. On March 24, 2006, the Management Development/Compensation Committee of the Albertsons board authorized amendments to these plans and programs to provide each participant with the right to elect to receive an accelerated distribution of his or her benefits under the plans. Each participant will be entitled to elect to receive a distribution upon the earlier of (1) the existing payment date under the terms of the Albertsons deferred compensation plans or (2) the later of the effective time or January 1, 2007.

The transactions will have the following effects on the deferred compensation plans and programs in which Albertsons’ executive officers and directors participate:

•	Participants (including executive officers and directors) in the Albertsons 2000 Deferred Compensation Plan and the Albertsons Non-Employee Directors’ Deferred Compensation Plan who (1) elected the Moody’s rate as the investment option for amounts deferred under the plans prior to January 1, 2004, and (2) have not terminated employment or directorship with Albertsons as of the effective time, will receive interest credits with respect to their amounts deferred prior to January 1, 2004 in an amount equal to the Moody’s rate plus 3%. In addition, participants, including the executive officers, will be permitted to elect any of the available payment forms under the plans as a result of the transactions, rather than receiving the normal pre-retirement form of distribution in 60 monthly installments.

•	Participants in the Albertsons Executive ASRE Makeup Plan (a 401(k) makeup plan), including the executive officers, will become 100% vested in the profit-sharing component of their accounts under the plan without regard to service requirements for vesting in such profit-sharing component.

•	Amounts deferred and amounts to which participants are otherwise entitled under certain deferred compensation plans of Albertsons are funded by one or more trusts which become irrevocable upon a change in control of Albertsons. In addition, certain requirements and restrictions relating to investment and distribution of trust assets and the actions of the trustee also apply upon the occurrence of a change in control. The Supervalu merger will constitute a change in control under these trusts.

The following table lists, with respect to the named executive officers, Albertsons’ executive officers as a group and Albertsons’ non-management directors as a group, the amount of cash credited to their deferred compensation accounts as of March 3, 2006. Unvested balances will vest as a result of the Supervalu merger.

Name	Vested Balances	Unvested Balances
Lawrence R. Johnston	$3,579,443	$72,661
Robert J. Dunst	619,405	6,683
Paul T. Gannon	267,376	-0-
John R. Sims	340,260	77,340
Felicia D. Thornton	1,468,005	100,030
All executive officers as a group	$10,816,444	$280,232
All non-management directors as a group	$4,504,402	-0-

In addition to the account balance plans described above, Albertsons also maintains non-account balance plans, whereby the participants are entitled to receive an annuity payment based on prior average compensation. Participants in these plans will also be able to elect to receive a lump sum accelerated distribution of accrued benefits as described above. The present value of the non-account balance plan benefits will be determined by using the average yield to maturity for 30-year US Government Bonds and the unloaded 94 GAR mortality rates, blended 50% male and 50% female, projected to 2002. Of the named executive officers and non-management directors, other than Mr. Johnston as described above, only Mr. Gannon (a named executive officer) and Teresa Beck (a non-management director) participate in this type of plan. Mr. Gannon’s arrangements relate to his service with Shaw’s Supermarkets, Inc. prior to its acquisition by Albertsons in 2004. Ms. Beck’s arrangements relate to her service with American Stores Company prior its acquisition by Albertsons in 1999. The estimated present value as of June 1, 2006 of Mr. Gannon’s accrued benefit under his arrangements, assuming he elects to receive an accelerated lump sum distribution of the accrued benefit, is $3,336,439. The estimated present value as of June 1, 2006 of Ms. Beck’s accrued benefit under her arrangements, assuming she elects to receive an accelerated lump sum distribution of the accrued benefit, is $2,077,905.

Accounting Treatment

The mergers will be accounted for as a business combination using the purchase method of accounting. Supervalu will be the acquirer of New Albertsons for accounting purposes.

Financing of the Mergers

In connection with the signing of the merger agreement, Supervalu entered into a financing commitment letter with The Royal Bank of Scotland PLC and RBS Securities Corporation, which are referred to together as the financing parties. This financing commitment letter contemplates a $2.0 billion senior secured revolving credit facility, a $1.25 billion senior secured term A loan facility and a $750 million senior secured term B loan facility. Supervalu intends to use the proceeds of these facilities, together with other funds, to finance the transactions and pay related transaction costs, to provide working capital, to make capital expenditures, and for the general corporate purposes of Supervalu and its subsidiaries.

The obligations of the financing parties to make available any of the facilities are subject to the satisfaction or waiver of a number of conditions including, without limitation:

•	with respect to the assets to be acquired from Albertsons, the absence of any change, event, or occurrence since November 3, 2005, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the core business of Albertsons;

•	with respect to Supervalu and its subsidiaries, the absence of any event, change or condition since February 26, 2005, that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Supervalu and its subsidiaries, taken as a whole;

•	completion of the final documentation for the facilities reasonably satisfactory to the financing parties and their counsel;

•	the mergers having been consummated pursuant to the merger agreement substantially simultaneously with the funding of the facilities and no material provision or condition of the merger agreement having been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the lenders under the facilities, without the prior written consent of RBS Securities Corporation, the lead arranger of the facilities; and

•	certain other customary closing conditions, including delivery of customary legal opinions and officers’ certifications, completion of certain collateral arrangements, and the payment of fees and expenses.

Subject to certain exceptions, each wholly owned direct and indirect U.S. subsidiary of Supervalu will guarantee the obligations under the facilities. Subject to certain exceptions, the obligations of Supervalu and the guarantors will be secured by a pledge of the equity interests in each material direct and indirect U.S. subsidiary of Supervalu, limited as required by the existing public indentures of Supervalu, Albertsons and American Stores Company LLC such that the debt issued pursuant to those indentures need not be equally and ratably secured. The facilities will also include other covenants and restrictions customary for senior secured credit facilities.

The financing commitment letter and each of the facilities are subject to termination on the earlier of (a) September 22, 2006, and (b) the date the merger agreement is terminated. The receipt of financing by Supervalu is not a condition to the obligations of the parties to complete the mergers.

Stockholder Approval

Albertsons stockholders are being asked to adopt the merger agreement and to adopt the charter amendment at the Albertsons special meeting. Under Delaware law, the merger agreement will also need to be adopted by the stockholder(s) of New Albertsons to effect the Supervalu merger. Albertsons will be the sole stockholder of New Albertsons prior to the initial effective time, and will adopt the merger agreement prior to the initial effective time in its capacity as the sole stockholder of New Albertsons.

If the charter amendment becomes effective and the Supervalu merger occurs, dissenting stockholders, if any, will have an opportunity to exercise appraisal rights in connection with the reorganization merger, as discussed in “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92.

Supervalu’s stockholders are being asked to approve the issuance of shares of Supervalu common stock in connection with the Supervalu merger at the Supervalu special meeting.

Regulatory Matters

Under the HSR Act, the transactions may not be completed until notifications have been submitted to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Notification and Report Forms under the HSR Act with respect to the merger agreement, the separation agreement, and the standalone drug sale agreement were filed on February 9, 2006. The waiting period for all of the transactions expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any conditions to or restrictions on the consummation of the transactions.

At any time before or after the completion of the transactions, the FTC, the Antitrust Division, or state attorneys general could take action under the antitrust laws, as they deem necessary or desirable in the public interest, seeking to enjoin completion of the transactions, or to rescind the transactions. Private parties also may seek to take action under the antitrust laws under certain circumstances. As in every transaction, there can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful. Please see “The Transaction Agreements—The Merger Agreement—Covenants and Agreements—Regulatory and Antitrust Approvals and Clearances,” beginning on page 109, and “Risk Factors—Supervalu may be required under the merger agreement to dispose of significant assets if required by governmental entities in order to resolve potential antitrust objections to the mergers,” beginning on page 21, for more information.

Appraisal Rights of Albertsons Stockholders

If the charter amendment is adopted at the Albertsons special meeting and becomes effective and the Supervalu merger occurs, holders of Albertsons common stock will be entitled to appraisal rights in connection with the reorganization merger, subject to compliance with the procedures described in more detail in this section. If the charter amendment is not approved at the Albertsons special meeting, holders of Albertsons stock will not have appraisal rights in connection with the reorganization merger. Regardless of whether the charter amendment is approved at the Albertsons special meeting, there will be no appraisal rights in connection with the Supervalu merger. Accordingly, holders of Albertsons common stock who wish to exercise their rights to obtain a judicial appraisal of the fair value of their shares of Albertsons common stock should do so in connection with the reorganization merger, if applicable, following the procedures described in this joint proxy statement/prospectus. There will not be any opportunity to exercise appraisal rights in connection with the Supervalu merger.

If the charter amendment is adopted at the Albertsons special meeting and becomes effective, holders of record of Albertsons common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the reorganization merger, provided that the Supervalu merger is completed. A person having a beneficial interest in shares of Albertsons common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex G and incorporated into this joint proxy statement/prospectus by reference. Further, the following discussion applies if, and only if, the charter amendment is approved by Albertsons stockholders at the special meeting and the Supervalu merger is completed. If the amendment is not approved, or if the Supervalu merger is not completed, Albertsons stockholders will have no appraisal rights in connection with the reorganization merger. In no circumstances will New Albertsons stockholders have appraisal rights in connection with the Supervalu merger. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Albertsons common stock as to which appraisal rights are asserted.

Holders of shares of Albertsons common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Albertsons common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the shares of New Albertsons common stock they would otherwise receive in the reorganization merger, payment in cash of the “fair value” of the shares of Albertsons common stock, exclusive of any element of value arising from the accomplishment or expectation of the reorganization merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of the shares of Albertsons common stock in respect of the reorganization merger and Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex G. Any Albertsons stockholder who wishes to exercise their appraisal rights in connection with the reorganization merger or who wishes to preserve their right to do so should review the following discussion and Annex G carefully, because failure to timely and properly comply with the procedures specified in Annex G will result in the loss of appraisal rights under the DGCL.

A holder of Albertsons common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Albertsons before the taking of the vote on the adoption of the merger agreement at the Albertsons special meeting a written demand for appraisal of their Albertsons common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform Albertsons of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares in connection with the reorganization merger. A holder of Albertsons common stock wishing to exercise appraisal rights must be the record holder of the shares of Albertsons common stock on the date the written demand for appraisal is made and must continue to hold the shares of Albertsons common stock through the effective date of the reorganization merger. Accordingly, a holder of Albertsons common stock who is the record holder of Albertsons common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Albertsons common stock prior to consummation of the reorganization merger, will lose any right to appraisal in respect of the shares of Albertsons common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Albertsons common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Albertsons common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Albertsons common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Albertsons common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Albertsons common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Albertsons common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Albertsons common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Albertsons common stock as to which appraisal is sought. When no number of shares of Albertsons common stock is expressly mentioned, the demand will be presumed to cover all Albertsons common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Albertson’s, Inc., 250 East Parkcenter Boulevard, Boise, Idaho 83706, Attention: Corporate Secretary.

Within ten days after the effective date of the reorganization merger, New Albertsons, or its successor, which we refer to generally as the surviving company, will notify each former Albertsons stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the adoption of the merger agreement, of the date the reorganization merger became effective.

Within 120 days after the effective date of the reorganization merger, but not thereafter, the surviving company or any former Albertsons stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Albertsons common stock that are entitled to appraisal rights. None of Supervalu, the surviving company or Albertsons is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Albertsons common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving company, Albertsons or Supervalu will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of Albertsons stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the reorganization merger, any former Albertsons stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company or its successor a statement setting forth the aggregate number of shares of Albertsons common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Albertsons common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Albertsons stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Albertsons stockholders who have demanded appraisal of their shares of Albertsons common stock and with whom agreements as to value have not been reached. After notice to such former Albertsons stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Albertsons stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Albertsons stockholders who demanded appraisal of their shares of Albertsons common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Albertsons stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Albertsons common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the reorganization merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Albertsons stockholders considering seeking appraisal should be aware that the fair value of their shares of Albertsons common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Albertsons common stock and that the investment banking opinions as to fairness from a financial point of view included in this joint proxy statement/prospectus are not necessarily opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Albertsons stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Albertsons stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Albertsons common stock entitled to appraisal.

Any holder of Albertsons common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the reorganization merger, be entitled to vote the shares of Albertsons common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Albertsons common stock (except dividends or other distributions payable to holders of record of Albertsons common stock as of a record date prior to the effective date of the reorganization merger).

If any stockholder who properly demands appraisal of his, her or its Albertsons common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Albertsons common stock will be deemed to have been converted into New Albertsons common stock in the reorganization merger (without interest), and that New Albertsons common stock will be deemed to have converted into the right to receive the merger consideration payable (without interest) in the Supervalu merger in respect of those New Albertsons shares. An Albertsons stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to Albertsons or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the reorganization merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Albertsons stockholder will be deemed to have been converted into New Albertsons common stock in the reorganization merger (without interest), and that New Albertsons common stock will be deemed to have converted into the right to receive the merger consideration payable (without interest) in the Supervalu merger in respect of those New Albertsons shares.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Delisting and Deregistration of Albertsons Common Stock

If the reorganization merger is completed, the common stock of Albertsons will be delisted from the NYSE and will be deregistered under the Exchange Act. The stockholders of Albertsons will become stockholders of New Albertsons and their rights as stockholders will be governed by applicable Delaware law and by New Albertsons’ certificate of incorporation and by-laws. See “Comparison of Rights of Stockholders” beginning on page 156.

Listing, Registration, Delisting and Deregistration of New Albertsons Common Stock

Shares of New Albertsons will be registered under the Exchange Act. Application will be made to have the shares of New Albertsons common stock issued in the reorganization merger approved for listing on the NYSE prior to the effective time of the reorganization merger.

If the Supervalu merger is completed, New Albertsons common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act. The stockholders of New Albertsons will become stockholders of Supervalu and their rights as stockholders will be governed by applicable Delaware law and by Supervalu’s certificate of incorporation and by-laws. See “Comparison of Rights of Stockholders” beginning on page 156.

Federal Securities Laws Consequences; Resale Restrictions

All shares of New Albertsons common stock that will be held by former Albertsons stockholders after the reorganization merger, and all shares of Supervalu common stock that will be held by former New Albertsons stockholders after the Supervalu merger, will be freely transferable, except for restrictions applicable to “affiliates” of Albertsons or New Albertsons, respectively, and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Albertsons or New Albertsons may resell shares of New Albertsons or Supervalu common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Albertsons or New Albertsons generally include executive officers, directors and holders of more than 10% of the outstanding shares of Albertsons or New Albertsons. The merger agreement requires Albertsons to use its reasonable best efforts to cause persons who Albertsons believes may be deemed to be affiliates of Albertsons to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the shares of New Albertsons or Supervalu common stock issued to them in the reorganization merger or the Supervalu merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This joint proxy statement/prospectus does not cover any resales of the shares of New Albertsons common stock to be received by Albertsons stockholders in the reorganization merger, or any resales of the shares of Supervalu common stock to be received by New Albertsons stockholders in the Supervalu merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Immediately after the completion of the reorganization merger, the stock certificates that represent shares of Albertsons common stock will represent shares of New Albertsons common stock, without any further action by Albertsons, New Albertsons, or any holder of Albertsons common stock, except for the certificates of holders who have duly demanded appraisal of their Albertsons common stock in accordance with Section 262 of the DGCL. No new certificates representing shares of New Albertsons stock will be issued to replace the certificates that previously represented shares of Albertsons stock.

Legal Proceedings

On January 24, 2006, a putative class action complaint was filed in the Fourth Judicial District of the State of Idaho in and for the County of Ada, naming Albertsons and its directors as defendants. The action, Christopher Carmona v. Henry Bryant et al., No. CV-OC-0601251, which was removed to the United States District Court for the District of Idaho, as No. 1:06-CV-78-BLW and has since been remanded to Idaho state court, challenges the merger agreement and related transactions. Specifically, the complaint alleges that Albertsons and its directors violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties, including by failing to value Albertsons properly and by ignoring conflicts of interest. Among other things, the complaint seeks preliminary and permanent injunctive relief to enjoin the completion of the mergers, rescission of the mergers to the extent implemented, and an imposition of a constructive trust in favor of plaintiff for any benefits improperly received by defendants. Albertsons believes that the claims asserted in this action are without merit and intends to defend this suit vigorously.

Formal discovery has not yet begun in the matter.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the mergers to U.S. holders of Albertsons common stock who hold their stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Albertsons common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Albertsons common stock, the U.S. holder should consult its tax advisors.

This summary is not a complete description of all the tax consequences of the mergers and, in particular, may not address United States federal income tax considerations applicable to holders of Albertsons or Supervalu common stock who are subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Albertsons common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Albertsons common stock as part of a hedge, straddle or conversion transaction). This summary does not address the tax consequences of any matter other than the mergers. This summary does not address the tax consequences to any person who actually or constructively owns 5% or more of Albertsons common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options or warrants to purchase Albertsons common stock, or holders of debt instruments convertible into Albertsons common stock. In addition, no information is provided with respect to the tax consequences of the mergers under applicable state, local or non-United States laws.

The discussion of the material United States federal income tax consequences of the mergers that follows is not binding on the Internal Revenue Service, referred to as the IRS, or the courts. Accordingly, there can be no assurance that the IRS will not challenge the conclusions expressed in the discussion below, or that a court will not sustain such a challenge. The following discussion assumes that the exchange of Albertsons common stock for New Albertsons common stock pursuant to the reorganization merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Federal Income Tax Consequences of the Mergers to Albertsons Stockholders

A holder of Albertsons common stock generally will not recognize gain or loss upon receipt of New Albertsons common stock in the reorganization merger, and the holding period in the New Albertsons common stock will be computed by including the holding period in the Albertsons common stock converted into New Albertsons common stock in the reorganization merger.

Pursuant to the Supervalu merger, the receipt of the merger consideration by New Albertsons stockholders in exchange for shares of New Albertsons common stock will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of New Albertsons common stock pursuant to the Supervalu merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value of the Supervalu common stock as of the effective time of the Supervalu merger and the amount of cash received and (ii) the holder’s adjusted tax basis in the shares of New Albertsons common stock, which will be the holder’s adjusted basis in the holder’s Albertsons common stock exchanged for the New Albertsons common stock in the reorganization merger. Capital gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) of New Albertsons common stock surrendered for the consideration described above pursuant to the Supervalu merger. Any gain or loss would be long-term capital gain or loss if the holding period of the shares of New Albertsons common stock (computed by including the holding period in the shares of Albertsons common stock converted into New Albertsons common stock in the reorganization merger) exceeds one year at the effective time. Long-term capital gains of noncorporate U.S. holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses under the Code. New Albertsons stockholders that recognize a loss on the exchange of their New Albertsons common stock pursuant to the Supervalu merger should consult their tax advisors regarding allowance of this loss.

Backup Withholding

Backup withholding may apply with respect to the cash consideration received by a holder of Albertsons common stock in the Supervalu merger unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien), and otherwise complies with applicable requirements of the backup withholding rules.

A holder of Albertsons common stock who does not provide Supervalu (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGERS. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGERS, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE TRANSACTION AGREEMENTS

The Merger Agreement

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other annexes and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 168.

The merger agreement should be read in conjunction with the disclosures in Supervalu’s and Albertsons’ filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168 for the filings with the SEC incorporated by reference into this joint proxy statement/prospectus. The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Supervalu and Albertsons with respect to the mergers. The representations and warranties made by Supervalu and Albertsons to one another in the merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of broad exceptions for matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the Supervalu merger and, in general, a party will not be entitled to assert the inaccuracy of any of the representations and warranties of another party as a basis for refusing to complete either of the mergers, unless the inaccuracy has had or would reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of the party that made the representations and warranties (or, in the case of the representations and warranties of Albertsons, on the core business).

Supervalu and Albertsons have provided additional disclosure in their public reports and other filings with the SEC to the extent that they are aware of the existence of any material facts that are required to be disclosed under the federal securities laws and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by the federal securities laws.

The Reorganization Merger; Initial Closing

Upon the terms and subject to the conditions of the merger agreement, New Diamond Sub will merge with and into Albertsons. As a result of this reorganization merger, the separate corporate existence of New Diamond Sub will cease, and Albertsons will become a wholly owned subsidiary of New Albertsons.

The closing of the reorganization merger is scheduled to occur no later than the second business day following the date on which all of the conditions to the mergers, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction of those conditions), have been satisfied or waived, unless the parties agree on another time.

As soon as practicable on the closing date of the reorganization merger, Albertsons and Supervalu will file a certificate of merger relating to the reorganization merger with the Secretary of State of the State of Delaware. The initial effective time will be the time Albertsons files the certificate of merger or at a later time Supervalu and Albertsons may agree and specify in the certificate of merger.

The Supervalu Merger; Closing

After the consummation of the reorganization merger, and after the completion of the separation and standalone drug sale (as described below), Acquisition Sub will merge with and into New Albertsons, upon the terms and subject to the conditions of the merger agreement. As a result of the Supervalu merger, the separate corporate existence of Acquisition Sub will cease, and New Albertsons will become a wholly owned subsidiary of Supervalu.

The closing of the Supervalu merger is scheduled to occur on the date of the closing of the reorganization merger or as promptly as possible thereafter (but not more than two business days after the date of the closing of the reorganization merger) unless the parties agree on another time. Supervalu and Albertsons expect to complete the mergers in the second quarter of calendar year 2006. However, we cannot assure you that such timing will occur or that the mergers will be completed as expected.

As soon as practicable on or after the closing date of the Supervalu merger, Supervalu and New Albertsons will file a certificate of merger relating to the Supervalu merger with the Secretary of State of the State of Delaware. The effective time will be the time Supervalu and Albertsons file this certificate of merger or such later time as Supervalu and Albertsons may agree and specify in the certificate of merger.

Directors and Officers

Albertsons and Supervalu have agreed that the directors and officers of Albertsons immediately prior to the initial effective time will be the directors and officers of New Albertsons from and after the initial effective time until the Supervalu merger is completed.

The directors of Acquisition Sub immediately prior to the effective time will be the directors of New Albertsons, as the surviving company in the Supervalu merger, immediately after the effective time. The officers of New Albertsons immediately prior to the effective time will continue to be the officers of New Albertsons, as the surviving company in the Supervalu merger, immediately after the effective time.

Supervalu has agreed to take actions to cause, as of immediately following the effective time, the number of directors on its board of directors to be no more than fourteen, and to cause there to be three vacancies on its board of directors at that time. In addition, Supervalu has agreed to use its reasonable best efforts to cause three of the independent members of Albertsons’ board of directors to be elected or appointed to Supervalu’s board of directors immediately after the effective time.

Merger Consideration

Upon the effectiveness of the reorganization merger, without any further action on the part of any stockholder of Albertsons, each share of Albertsons common stock outstanding immediately prior to the initial effective time (other than shares held by any dissenting Albertsons stockholders that have properly exercised appraisal rights in accordance with Delaware law as described above) will be converted into the right to receive one share of common stock of New Albertsons.

Upon the effectiveness of the reorganization merger, each share of Albertsons common stock held by Albertsons immediately prior to the reorganization merger will be automatically cancelled and extinguished.

Upon the effectiveness of the Supervalu merger, each share of New Albertsons common stock outstanding as of immediately prior to the effective time will be converted into the right to receive from Supervalu the merger consideration, consisting of the following:

•	$20.35 in cash, without interest; and

•	0.182 shares of Supervalu common stock.

Based on amounts outstanding as of November 3, 2005, approximately $6.5 billion of Albertsons debt will remain outstanding as debt of Supervalu or its subsidiaries (including New Albertsons).

The exchange ratio in the merger and the cash consideration will be appropriately adjusted to reflect the effect, in general, of any reclassification, reverse stock split, stock dividend, reclassification or redenomination with respect to Supervalu common stock, Albertsons common stock (before the initial effective time) or New Albertsons common stock (after the initial effective time) that occurs between the date of the merger agreement and the date of completion of the Supervalu merger.

Upon completion of the Supervalu merger, each share of New Albertsons common stock held by Supervalu, New Albertsons or any direct or indirect wholly owned subsidiary of Supervalu or New Albertsons immediately prior to the Supervalu merger will be automatically cancelled and extinguished, and none of Supervalu, New Albertsons or any of their respective direct or indirect wholly owned subsidiaries will receive any consideration in exchange for those shares.

Options and Other Equity Awards

Each option to purchase Albertsons stock outstanding immediately prior to the reorganization merger will be assumed by New Albertsons at the initial effective time and will become exercisable for the number of shares of New Albertsons stock equal to the number of Albertsons shares issuable upon exercise of that option immediately before the reorganization merger. All such options will accelerate and become immediately exercisable in connection with the mergers to the extent permitted under the terms of the Albertsons stock plans.

Each option to purchase New Albertsons common stock outstanding immediately before the effective time that is not held by an employee of New Albertsons immediately before the effective time will be converted into the right to receive an amount of cash equal to the excess (if any) over the exercise price of such option the sum of (a) 0.182 times the average closing per share price of Supervalu common stock as reported on the NYSE composite transactions reports on the ten trading days immediately preceding the closing date plus (b) $20.35. However, non-employee directors of New Albertsons will receive in Supervalu common stock instead of cash a percentage of this payment equivalent to the percentage of the per-share merger consideration represented by Supervalu stock.

Each option to purchase New Albertsons common stock outstanding immediately before the effective time that is held by a person who is an employee of New Albertsons immediately before the effective time will be assumed by Supervalu and converted into an option to acquire a number of shares of Supervalu common stock equal to the product of (a) the number of shares of New Albertsons common stock subject to such option immediately prior to the effective time multiplied by (b) the sum of 0.182 and a fraction, the numerator of which is $20.35 and the denominator of which is the average closing per share price of Supervalu common stock as reported on the NYSE composite transactions reports on the ten trading days immediately preceding the closing date. The exercise price per share of Supervalu common stock subject to any such converted option will be an amount equal to (a) the exercise price per share of New Albertsons common stock subject to such option immediately prior to the effective time divided by (b) the sum of (i) 0.182 plus (ii) the quotient obtained by dividing $20.35 by the average closing per share price of Supervalu common stock as reported on the NYSE composite transactions reports on the ten trading days immediately preceding the closing date.

Each right to receive Albertsons common stock pursuant to a stock unit award under any Albertsons stock plan outstanding immediately prior to the reorganization merger will become the right to receive a number of shares of New Albertsons common stock equal to the number of shares of Albertsons stock such stock unit award entitled the holder to receive prior to the initial effective time. Each stock unit award outstanding immediately prior to the effective time (other than stock units granted after the date of the agreement) will, as of the effective time, accelerate and become immediately vested and will entitle the holder to receive, at the time permitted by Section 409A of the Code, the per share merger consideration received by holders of New Albertsons stock as a result of the Supervalu merger.

Fractional Shares

No fractional shares of Supervalu common stock will be issued in the Supervalu merger. Instead, holders who would otherwise be entitled to receive a fractional share of Supervalu common stock will be entitled to receive an amount in cash (without interest) determined by multiplying the fractional share interest by the average closing price for a share of Supervalu common stock as reported on the NYSE composite transactions reports for the ten trading days prior to, but not including, the closing date of the Supervalu merger.

Dissenters’ Shares

If the charter amendment is adopted and becomes effective, and the Supervalu merger occurs, shares of Albertsons common stock held by any Albertsons stockholder that properly demands appraisal of its shares in connection with the reorganization merger in compliance with Section 262 of the DGCL will not be converted into the right to receive New Albertsons common stock, but rather will be entitled to payment as further described above under “The Mergers—Appraisal Rights of Albertsons Stockholders” beginning on page 92. However, if any Albertsons stockholder withdraws his or her demand for appraisal (in accordance with Section 262 of the DGCL), or is or becomes ineligible for appraisal, then that Albertsons stockholder will not be paid in accordance with Section 262 of the DGCL, and the shares of Albertsons common stock held by that Albertsons stockholder will be deemed to have been converted into New Albertsons common stock as of the initial effective time.

No appraisal rights will be available to holders of New Albertsons common stock in connection with the Supervalu merger.

Exchange of Shares

From and after the initial effective time, each stock certificate that immediately before the initial effective time represented shares of Albertsons common stock (other than shares held by any dissenting Albertsons stockholder who has properly exercised appraisal rights in accordance with Delaware law as described above) will be deemed to represent the same number of shares of New Albertsons common stock. Following the initial effective time, no further registrations of transfers of the shares of Albertsons common stock that were outstanding prior to the initial effective time will be made on the stock transfer books of Albertsons. Albertsons stockholders will not receive new certificates to represent their shares of New Albertsons common stock received in the reorganization merger.

Supervalu has entered into an agreement with Wells Fargo Bank, N.A. as paying agent for the merger to handle the exchange of shares of New Albertsons common stock for the merger consideration, including the payment of cash for fractional shares. As of the effective time, Supervalu will deposit with the paying agent, for the benefit of the holders of New Albertsons common stock, cash and certificates representing the shares of Supervalu common stock issuable in the Supervalu merger in exchange for outstanding shares of New Albertsons common stock, including any cash to be paid in lieu of fractional shares or in respect of any dividends or distributions on shares of Supervalu common stock with a record date after the effective time.

At the effective time, each certificate representing shares of New Albertsons common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the merger consideration, dividends and other distributions on shares of Supervalu common stock with a record date after the effective time and cash, without interest, in lieu of fractional shares. Following the effective time, no further registrations of transfers of the shares of New Albertsons common stock that were outstanding prior to the effective time will be made on the stock transfer books of the surviving company. If, after the effective time, New Albertsons stock certificates are presented to Supervalu, New Albertsons (as the surviving company in the Supervalu merger) or the paying agent for any reason, they will be cancelled and exchanged as described above.

Exchange Procedures

Promptly after the effective time, the paying agent will mail to each holder of record of New Albertsons shares whose shares of New Albertsons common stock were converted into the right to receive the merger consideration a letter of transmittal and instructions explaining how to surrender New Albertsons stock certificates in exchange for the merger consideration.

After the effective time, upon surrender of a New Albertsons stock certificate to the paying agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the paying agent, the holder of the New Albertsons stock certificate will be entitled to receive the merger consideration, dividends and other distributions on shares of Supervalu common stock with a record date after the effective time and cash, without interest, in lieu of fractional shares, and the New Albertsons stock certificate surrendered will be cancelled. The paying agent may withhold from the sum payable to any person any amounts that the paying agent or New Albertsons may be required to withhold under applicable tax laws.

Albertsons stock certificates should not be returned with the enclosed proxy card(s). Albertsons stock certificates (which after the initial effective time will represent shares of New Albertsons) should be returned only with a validly executed transmittal letter and accompanying instructions that will be provided to Albertsons stockholders following the effective time.

Transfers of Ownership and Lost Stock Certificates

If payment is to be made in respect of New Albertsons shares to a person other than the registered stockholder, then it is a condition of payment that the stock certificates have been properly endorsed or are otherwise in proper form for transfer and that the person surrendering the certificates:

•	pays any transfer or other taxes required because the payment is made to a person other than the registered holder of the New Albertsons stock certificate; or

•	establishes to the satisfaction of the paying agent that any transfer or other taxes described above have been paid or are not applicable.

If any Albertsons stock certificate has been lost, stolen or destroyed, upon the stockholder’s compliance with reasonable replacement requirements established by the paying agent, the paying agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration, dividends and other distributions on shares of Supervalu common stock with a record date after the effective time and cash, without interest, in lieu of fractional shares.

Termination of Exchange Fund

At any time after six months after the effective time, Supervalu may require the paying agent to deliver to Supervalu all cash and shares of Supervalu common stock remaining in the exchange fund. Thereafter, New Albertsons stockholders must look only to Supervalu for payment of the merger consideration with respect to their shares of New Albertsons common stock.

Limitation on Liability

None of Supervalu, New Albertsons (as the surviving company in the Supervalu merger) or the paying agent will be liable to any person in respect of any merger consideration that is properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains representations and warranties made by Albertsons, on the one hand, and Supervalu and Acquisition Sub, on the other hand, to each other. These representations and warranties are qualified in their entirety by certain information that Supervalu and Albertsons have filed with the SEC prior to the date of the merger agreement (which filings are available without charge at the SEC’s Web site, www.sec.gov), as well as by disclosure letters Albertsons and Supervalu delivered to each other immediately prior to signing the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•	corporate power and authority to enter into the transaction agreements, due execution, delivery and enforceability of the transaction agreements and approval of the board of directors;

•	absence of conflicts with charter documents, breaches of certain contracts and agreements, and violations of applicable law resulting from the execution and delivery of the transaction agreements or the closing of the transactions;

•	absence of governmental consent requirements in connection with execution and delivery of the transaction agreements or the closing of the transactions;

•	capital structure and equity securities;

•	timeliness and accuracy of SEC filings, sufficiency of systems of internal control over financial reporting, and absence of material complaints regarding auditing or accounting practices or internal controls;

•	material compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with U.S. generally accepted accounting principles, or “GAAP”;

•	absence of undisclosed liabilities;

•	absence of specified changes or events and conduct of business in the ordinary course since a specified date;

•	compliance with applicable laws and holding of all necessary permits;

•	absence of material litigation;

•	receipt of a fairness opinion from each company’s financial advisors; and

•	brokers’ or finders’ fees.

Albertsons made additional representations and warranties to Supervalu, including with respect to:

•	Albertsons’ subsidiaries;

•	the accuracy of certain financial statements of the core business, non-core business and standalone drug business included in Albertsons’ disclosure letter;

•	material contracts;

•	employee benefits matters and ERISA compliance;

•	labor matters and compliance with collective bargaining agreements;

•	owned and leased real properties;

•	tangible personal property;

•	intellectual property and information technology systems;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	insurance;

•	Albertsons’ rights plan;

•	Albertsons’ 7.25% Corporate Units;

•	absence of affiliate transactions; and

•	inapplicability of state takeover statutes.

Supervalu and Acquisition Sub made additional representations and warranties to Albertsons in the merger agreement, including with respect to:

•	financing arrangements and availability of funds sufficient to consummate the Supervalu merger;

•	due incorporation and lack of business operations of Acquisition Sub;

•	sale of certain of Supervalu’s Cub food stores in Chicago and Bloomington, Illinois; and

•	lack of status as an interested stockholder of Albertsons under Delaware law.

The representations and warranties contained in the merger agreement will not survive the effective time, but they form the basis of specified conditions to the parties’ obligations to complete the mergers.

Covenants and Agreements

Operating Covenants

Albertsons has agreed that during the time period between the execution of the merger agreement and the effective time, it and its subsidiaries will carry on the core business in the ordinary course, consistent with past practice. With specified exceptions, including compliance with applicable law, Albertsons has agreed, among other things, not to (in each case to the extent that any of the following actions or omissions would relate to or affect the core business or any of the entities being acquired by Supervalu in a non–de minimis respect):

•	amend its certificate of incorporation or by-laws;

•	issue, authorize the issuance of, transfer, or dispose of any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than in connection with certain specified securities;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends not in excess of $0.19 per share, and any dividends or contract payments required under certain specified securities;

•	split, combine, reclassify, redeem, purchase or otherwise acquire any equity interest of Albertsons or its subsidiaries or any rights, warrants or options to acquire any such equity interest;

•	acquire, lease or license from any person, or sell, dispose of, abandon, or lease or license to any business organization, any equity interests or any material assets, other than in the ordinary course of business;

•	enter into any material joint venture or partnership agreement;

•	incur, guarantee or materially modify any indebtedness or make any loans, capital expenditures or investments in any person, other than in the ordinary course of business consistent with past practice;

•	enter into, renew, terminate or materially amend any material contract or lease or contract involving certain kinds of advance payments;

•	authorize or commit to make any capital expenditure in excess of Albertsons capital expenditure budget or in excess of certain thresholds;

•

unless required under one of its benefit plans or by applicable law, (i) increase or decrease compensation or benefits of, or pay any bonus to, any current or former employee, director or consultant (other than in the ordinary course of business consistent with past practice), (ii) grant any severance or termination pay (other than in the ordinary course of business consistent with past practice), (iii) grant any equity or equity-based award or accelerate vesting, payment, compensation or benefit under any benefit plan, (iv) except as required by GAAP, materially change any actuarial assumption used to calculate funding obligations under its benefit plans, (v) enter into any employment agreement with present employees or any consulting agreement with present directors or executive officers or, except in the ordinary course of business consistent with past practice, enter into any consulting agreement or change of control or severance agreement with any present employee, (vi) adopt, amend or terminate any benefit plan, (vii) enter into, renew or materially amend certain types of collective bargaining agreements, or (viii) subject to a limited exception permitting the funding of a trust to pay potential severance and similar obligations in an amount not to exceed $50 million and an exception permitting the funding of a trust to satisfy obligations under the stock unit awards, provide funding to any rabbi trust or similar arrangement;

•	enter into certain transactions with affiliates;

•	make any material tax election (in a manner inconsistent with past practices), change any method of accounting or make any election with respect to Albertsons or any subsidiary of Albertsons under Treasury Regulation Section 301.7701-3, enter into any settlement or compromise of any material tax liability for an amount in excess of the amount reserved for such tax liability in Albertsons’ financial statements, change any annual tax accounting period, enter into any closing agreement relating to any material tax or surrender any right to claim a material tax refund;

•	make any changes in accounting policies other than as required by GAAP or a governmental authority;

•	amend, terminate or fail to enforce its rights agreement or any standstill or confidentiality agreement;

•	settle any litigation for more than $2.5 million (net of any insurance proceeds received in respect of that litigation and net of any amount reserved for that litigation in Albertsons’ most recent financial statements);

•	enter into any internal restructuring, merger, intercompany transfer of assets or assumption of liabilities or changes in intercompany debts or liabilities;

•	cause any of its subsidiaries that is a captive insurance company to underwrite any insurance that does not relate to the core business;

•	incur capital expenditures in respect of the non-core business in amounts greater or less than a specified capital expenditures budget for the non-core business; or

•	agree to take any of the above actions.

Supervalu has agreed that, prior to the effective time, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice. With specified exceptions, Supervalu has agreed, among other things, not to:

•	amend its certificate of incorporation or by-laws;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except, among other things, for quarterly cash dividends not in excess of a specified limit;

•	split, combine, reclassify, redeem, purchase or otherwise acquire any of its shares or any rights, warrants or options to acquire any of its shares;

•	except for transactions that would not materially impair or delay the closing of the transactions, and except for transactions in the ordinary course of business:

•	acquire, lease or license from any person, or sell, dispose of, abandon, lease or license to any business organization, any equity interests therein or any material assets;

•	incur or materially modify any indebtedness or make any loans, other than in the ordinary course of business consistent with past practice; or

•	enter into, renew, terminate or materially amend any material contract or lease;

•	enter into certain transactions with affiliates;

•	make any changes in accounting policies other than as required by GAAP or a governmental authority; or

•	agree to take any of the above actions.

Albertsons has also agreed not to waive or modify any term of the standalone drug sale agreement without the consent of Supervalu, if such modification or waiver would reasonably be expected to adversely affect Supervalu or the ability to consummate the transactions.

No Solicitation

Each of Albertsons and Supervalu has agreed not to, and has agreed to direct its directors, officers and other representatives not to, directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries or the making of an “acquisition proposal.” An acquisition proposal, with respect to Albertsons or Supervalu, means any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, share exchange or other business combination or other offer or proposal from any person to acquire in any manner, 20% or more of its equity interests, or assets, securities or ownership interests representing 20% or more of the consolidated assets, revenues or earnings of Albertsons and its subsidiaries or Supervalu and its subsidiaries, as the case may be (other than the transactions).

In addition, each of Albertsons and Supervalu has agreed that, except as otherwise expressly permitted in the merger agreement, it will not, and will not permit its directors, officers and other representatives to, directly or indirectly:

•	engage in any discussions or negotiations regarding, or provide to any person any confidential information relating to any acquisition proposal; or

•	enter into any agreement, understanding or arrangement with respect to any acquisition proposal.

In addition, Albertsons and Supervalu have agreed that neither they nor their respective boards of directors (nor any committees of their boards of directors) will recommend to their respective stockholders, or approve any agreement with respect to, an acquisition proposal other than the transactions.

Notwithstanding the above restrictions, the boards of directors of each of Albertsons and Supervalu are permitted to take and disclose to stockholders positions in response to acquisition proposals to the extent required under applicable securities laws. In addition, under certain circumstances each of Albertsons and Supervalu and their respective boards of directors may:

•	take and disclose to their respective stockholders positions with respect to an acquisition proposal;

•	provide access to their respective properties, books and records and other information to a person who has made a bona fide, unsolicited acquisition proposal and who has signed a confidentiality agreement; and

•	participate in discussions or negotiations with the person making the bona fide, unsolicited acquisition proposal.

Before taking any of the steps described in the preceding paragraph (other than taking and disclosing to stockholders positions in response to acquisition proposals to the extent required under applicable securities laws to the extent that the positions are not adverse to the other party), the board of directors of Albertsons or Supervalu, as the case may be, must determine in good faith that the relevant acquisition proposal is, or is reasonably likely to result in, a superior proposal (in the case of an acquisition proposal to acquire some or all of Albertsons) or a qualifying proposal (in the case of an acquisition proposal to acquire some or all of Supervalu).

A “superior proposal” is an acquisition proposal to acquire 50% or more of the equity interests, or assets, securities or ownership interests representing 50% or more of the consolidated assets, revenues or earnings of Albertsons and its subsidiaries that the Albertsons board of directors determines in good faith is reasonably capable of being completed and which, if completed, would result in a transaction more favorable to Albertsons stockholders from a financial point of view than the transactions.

A “qualifying proposal” is an acquisition proposal relating to the acquisition of, or a business combination transaction with, Supervalu, any of its subsidiaries or some or all of their respective assets, securities or other ownership interests and that contemplates, and would not materially delay, the consummation of the transactions and that is not otherwise inconsistent with the provisions of the transaction agreements.

If either Albertsons or Supervalu determines in good faith, in response to an acquisition proposal, that the proposal is a superior proposal (in the case of Albertsons) or a qualifying proposal (in the case of Supervalu), Albertsons or Supervalu, as the case may be, is required to notify the other party in writing promptly following that determination. In certain circumstances, Albertsons or Supervalu may then approve or recommend the superior proposal or qualifying proposal, as the case may be, to its stockholders, may enter into an agreement relating to such proposal and Albertsons may terminate the merger agreement. Albertsons may recommend the superior proposal or enter into an agreement relating to the superior proposal only if it has given Supervalu at least two business days notice of its intention to do so, Albertsons’ board has considered in good faith any changes to the merger agreement proposed by Supervalu, and the Albertsons board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to make such recommendation would be inconsistent with its fiduciary duties. If Albertsons desires to enter into a definitive agreement providing for a superior proposal, it must terminate the merger agreement and pay the applicable termination fee to Supervalu.

Each of Albertsons and Supervalu has agreed to promptly notify the other party of the receipt of any acquisition proposal (and in no event later than 48 hours after receiving an acquisition proposal) and to keep the other party reasonably informed of the status and material terms and conditions of any proposals or offers.

Notwithstanding the restrictions above, the board of directors of each of Albertsons and Supervalu may withdraw, modify, or change in a manner adverse to the other party all or any portion of its board recommendation if it determines in good faith, after consultation with outside counsel, that failing to do so would be inconsistent with its fiduciary duties under applicable law. However, such a withdrawal, modification, or change of either party’s board recommendation will give the other party a right to terminate the merger agreement as described below under “—Termination of the Merger Agreement,” and may result in the payment of a termination fee as described below under “—Termination Fees.”

Access to Information; Confidentiality

Supervalu and Albertsons have agreed that, during the period prior to the effective time, they will, and will cause each of their subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records, except that neither party is required to provide the other with any information that it reasonably believes it cannot provide due to contractual restrictions or legal restrictions, or which it believes is competitively sensitive information. The information so provided is to be held in confidence to the extent required by the provisions of the confidentiality agreement between Supervalu and Albertsons.

Regulatory and Antitrust Approvals and Clearances

Supervalu and Albertsons have agreed to make an appropriate filing under the HSR Act as promptly as practicable, and to make any additional required submissions and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act. Supervalu also agreed promptly to take, in order to complete the mergers, all actions necessary to secure the expiration or termination of the applicable waiting period under the HSR Act and/or to resolve any objections asserted by any governmental authority with respect to the mergers under any applicable antitrust law, including:

•	executing settlements, undertakings, consent decrees, stipulations and other agreements with any governmental authority;

•	selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Supervalu or its affiliates or that would be acquired by Supervalu in the mergers, including without limitation completing the sale of Supervalu’s Cub branded grocery stores in the Chicago, Illinois area to an affiliate of the Cerberus group prior to or simultaneously with entering into the merger agreement;

•	prosecuting all such filings with diligence;

•	opposing any objections to, appeals from or petitions to reconsider or reopen any approvals and use reasonable best efforts to obtain any final order approving the mergers; and

•	using reasonable best efforts to furnish all information in connection with filings as soon as possible.

The requirements described in the preceding sentence are subject only to the limitation that Supervalu will not be required to divest assets or businesses (in addition to the Chicago-area Cub stores sold immediately prior to the execution of the transaction agreements) that account for annual revenues exceeding $4 billion. The waiting period under the HSR Act expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions.

Indemnification and Insurance

Supervalu has agreed to, and to cause New Albertsons (as the surviving company in the Supervalu merger) after the effective time to, indemnify each person who at the effective time is a present or former officer or director or fiduciary under any benefits plan of Albertsons, New Albertsons or any Albertsons subsidiary against all claims, liabilities and other losses incurred by any of them in respect of their service as officers, directors or fiduciaries prior to the effective time to the fullest extent permitted under law. This is to include advancing the costs incurred by any such officer or director in the defense of any claim, liability or other loss arising from their capacities as officers, directors or fiduciaries. The certificate of incorporation and by-laws of the surviving corporation are to continue to have provisions no less favorable with respect to indemnification of current or former directors, officers and fiduciaries than were set forth in Albertsons’ certificate of incorporation and by-laws as of the date of the merger agreement.

Albertsons and New Albertsons have agreed to (and in the event that they are unable to, Supervalu has agreed to) obtain and fully pay for tail insurance policies with a claim period of at least six years from the effective time, subject to certain limitations on the amount of premiums that may be spent for such insurance coverage.

Cooperation in Obtaining Financing

Supervalu has agreed to use its commercially reasonable efforts to obtain financing necessary to pay the cash portion of the merger consideration. Albertsons has agreed to cooperate with Supervalu as reasonably requested to obtain the financing. If Supervalu is unable to obtain financing, or if its financing becomes unavailable, Supervalu will notify Albertsons and, under certain circumstances Albertsons may propose alternative financing, in which case Supervalu will use its reasonable best efforts to obtain the alternative financing unless the terms are materially worse than those in the financing commitment Supervalu presented with the merger agreement or are not commercially reasonable.

Third Party Consents

Supervalu and Albertsons have agreed to use their reasonable best efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for consummation of the mergers and are material to such party.

Employee Benefits Matters

Supervalu has agreed to cause New Albertsons, as the surviving corporation in the Supervalu merger, to maintain the severance-related provisions of the Albertsons benefit plans not subject to termination under the express terms of the merger agreement through December 31, 2007 and to provide 100% of the severance payments and benefits required under those plans to any current employee of the core business who is terminated before December 31, 2007. In the case of non-account-balance plans, the present value of benefits payable under an individual agreement will be determined using the assumptions required to be used in the agreement, and the present value of all other benefits payable will be determined using the average yield to maturity for 30-year United States government bonds and the unloaded GAR mortality rates, blended 50% male and 50% female, projected to 2002.

Albertsons has agreed to allow each participant in its deferred compensation plans to elect, prior to the effective time, to receive his or her account balances or the present value of all accrued benefits on the earlier of (1) the existing payment date under the current terms of the plan, or (2) the later of the effective time or January 1, 2007.

Supervalu has agreed to cause New Albertsons, as the surviving corporation in the Supervalu merger, to maintain aggregate compensation and aggregate benefits for employees of the core business as of the effective time at levels that are no less favorable than the aggregate compensation and aggregate benefits provided by Albertsons immediately before the initial effective time, through December 31, 2007.

Supervalu has agreed to cause the surviving corporation to give Albertsons employees full credit for eligibility and vesting (and, with respect to vacation and severance, for benefit accrual) under any employee compensation plans or benefit plans of Supervalu, for the applicable employee’s service with Albertsons to the same extent recognized by Albertsons under its benefit plans immediately before the initial effective time. For purposes of any welfare benefit plan, Supervalu will waive all limitations as to pre-existing conditions to the extent waived under the Albertsons plans and will cause applicable healthcare plans to provide credit for any deductibles and out-of-pocket maximums satisfied during the appropriate period prior to the effective time.

Supervalu has agreed to cause the surviving corporation to honor each existing employment, change in control, severance and termination plan between Albertsons or its subsidiary and any employee of that company, and any bonus plans or programs or any accrued benefit under any employee benefit plan in effect at the initial effective time, including the 2005 annual bonus plan, if the effective time occurs prior to payment of bonuses under that plan.

Additional Agreements

The merger agreement contains additional agreements between Supervalu and Albertsons relating to, among other things:

•	the calling of stockholders’ meetings and the preparation of the Form S-4 and this joint proxy statement/prospectus;

•	the resignation of directors of New Albertsons immediately prior to the effective time;

•	use of reasonable best efforts to cause the shares of Supervalu common stock to be issued in the Supervalu merger to be approved for listing on the NYSE and the shares of New Albertsons to be issued in the reorganization merger to be approved for listing on a national securities exchange;

•	consultations regarding public announcements;

•	notification of any event, condition, fact or circumstance that would cause any of the closing conditions to the mergers not to be met;

•	efforts to obtain promptly all third party consents, approvals and waivers;

•	coordination with each other on the payment of dividends;

•	efforts to obtain certain tax treatment for certain of the transactions under Section 368 of the Code; and

•	Supervalu’s intention to maintain a significant presence in Boise, Idaho for at least three years.

Conditions to Completion of the Mergers

The obligations of the parties to complete the mergers are subject to the satisfaction or waiver on or prior to the closing date of the mergers of the following conditions:

•	the adoption by Albertsons’ stockholders of the merger agreement, and the approval of Supervalu’s stockholders of the issuance of Supervalu shares to be issued in connection with the Supervalu merger;

•	the Form S-4 of which this joint proxy statement/prospectus forms a part becoming effective and not being the subject of any stop order;

•	the shares of Supervalu common stock issuable to New Albertsons stockholders as contemplated by the merger agreement being approved for listing on the NYSE, subject to official notice of issuance;

•	with respect to the Supervalu merger only, the standalone drug sale and the separation having occurred;

•	no law, temporary restraining order, preliminary or permanent injunction or other legal restraint having been enacted and no action or decision having been taken and remaining in effect by a government authority that seeks to or does prohibit or restrain the consummation of the transactions contemplated by the merger agreement; and

•	the waiting period applicable to the consummation of the merger under the HSR Act having expired or been terminated, which waiting period expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions.

The obligation of Supervalu and Acquisition Sub to effect the mergers is further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of Albertsons in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both when made and at and as of the closing date of the Supervalu merger, as if made at and as of the closing date of the Supervalu merger (except to the extent expressly made as of an earlier date, in which case as of that date), except, in general, where any failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have or result in a material adverse effect on the core business;

•	Albertsons, New Albertsons and New Diamond Sub having performed or complied with in all material respects all of their obligations or agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time; and

•	Albertsons having furnished Supervalu with a certificate dated as of the closing date of the Supervalu merger, signed on its behalf by the chief executive officer and the chief financial officer of Albertsons, to the effect that the conditions set forth above in the two immediately preceding bullets have been satisfied.

The obligation of Albertsons to effect the mergers is further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of Supervalu and Merger Sub set forth in the merger agreement being true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in them) both when made and at and as of the closing date of the Supervalu merger, as if made at and as of the closing date of the Supervalu merger (except to the extent expressly made as of an earlier date, in which case as of that date), except, in general, where any failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have or result in a material adverse effect on Supervalu;

•	Supervalu and Merger Sub having performed or complied with in all material respects all of the obligations or agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time;

•	Supervalu having furnished Albertsons with a certificate dated as of the closing date of the Supervalu merger, signed by the chief executive officer and chief financial officer of Supervalu, to the effect that the conditions set forth above in the two immediately preceding bullets have been satisfied; and

•	the shares of New Albertsons common stock issuable to Albertsons stockholders in the reorganization merger having been approved for listing on a national securities exchange, subject to official notice of issuance (but this is a condition of the mergers only if Albertsons has used reasonable best efforts to effect that listing and if it is reasonably likely that the Supervalu merger will not be consummated).

Other than the conditions pertaining to stockholder approvals and the expiration or termination of the waiting period under the HSR Act, either Albertsons or Supervalu may elect to waive conditions to its own performance and complete the mergers. Neither Albertsons nor Supervalu intends to waive any condition to the completion of the mergers as of the date of this joint proxy statement/prospectus.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by the mutual written consent of Supervalu and Albertsons;

•	by either Supervalu or Albertsons if:

•	any governmental entity issues a final order, decree, ruling or takes any other final action permanently restraining, enjoining or prohibiting the mergers and such order, decree, ruling or injunction has become final and non-appealable;

•	the parties fail to close the mergers on or before the termination date of September 22, 2006, unless the failure to close the mergers by this date is the result of any action or failure to perform its obligations under the merger agreement by the party seeking the termination;

•	the merger agreement is not adopted by Albertsons’ stockholders at their stockholders’ meeting or the issuance of shares under the merger agreement is not approved by Supervalu’s stockholders at its stockholders meeting; or

•	either the separation agreement or standalone drug sale agreement is terminated;

•	by Albertsons if:

•	there is any material failure of any representation or warranty of Supervalu or Acquisition Sub to be true, or a material breach of any covenant of Supervalu or Acquisition Sub such that certain of the conditions to the completion of the mergers would not be satisfied, and such failure or breach is not cured prior to the earlier of (i) 20 business days after the receipt of notice of the failure or breach and (ii) the termination date;

•	the Supervalu board of directors fails to include or make, or publicly withdraws, modifies or changes in a manner adverse to Albertsons, its recommendation that Supervalu’s stockholders authorize the issuance of Supervalu common stock in the Supervalu merger, or the Supervalu board of directors recommends to its stockholders another acquisition proposal;

•	Supervalu fails to call its stockholders’ meeting; or

•

before Albertsons’ stockholders have adopted the merger agreement, (i) Albertsons receives an acquisition proposal that the Albertsons board of directors has determined, in good faith, is a superior proposal (and notifies Supervalu of this determination), (ii) Albertsons provides Supervalu with at least two business days’ notice of its intention to enter into any agreement with respect to the superior proposal, (iii) Albertsons’ board of directors considers, in good faith, any changes to the merger agreement proposed by Supervalu, (iv) Albertsons’ board determines, in good faith, after consultation with outside legal counsel, that the failure to enter into an agreement relating to the superior proposal or make a recommendation to the stockholders relating to the superior proposal would be inconsistent with its fiduciary duties, and (v) Albertsons pays the applicable termination fee to Supervalu; or

•	by Supervalu if:

•	there is any material failure of any representation or warranty of Albertsons to be true, or a material breach of any covenant of Albertsons such that certain of the conditions to the completion of the mergers would not be satisfied, and such failure or breach is not cured prior to the earlier of (i) 20 business days after the receipt of notice of the failure or breach and (ii) the termination date;

•	the Albertsons board of directors fails to include or make, or publicly withdraws, modifies or changes in a manner adverse to Supervalu, its recommendation that Albertsons’ stockholders vote in favor of the adoption of the merger agreement, or the Albertsons board of directors recommends to its stockholders an alternative acquisition proposal; or

•	Albertsons fails to call its stockholders’ meeting.

Termination Fees

Albertsons

Albertsons must pay Supervalu a $276 million termination fee if the merger agreement is terminated:

•	by Supervalu because Albertsons fails to call its stockholders’ meeting as required by the merger agreement;

•	by Albertsons if it exercises its termination rights in connection with a superior proposal, as described in greater detail in “—Termination of the Merger Agreement” above;

•	by either Supervalu or Albertsons because Albertsons’ stockholders did not approve the adoption of the merger agreement and (i) at any time after the date of the merger agreement and prior to Albertsons’ stockholders’ meeting, any person publicly announced an alternative acquisition proposal to acquire at least 50% of Albertsons’ equity or assets; and (ii) within 12 months of the termination of the merger agreement Albertsons enters into a definitive agreement with respect to, or closes, an alternative acquisition proposal to acquire at least 50% of Albertsons’ equity or assets;

•	by either Supervalu or Albertsons because the parties fail to consummate the mergers before September 22, 2006, and (i) at any time after the date of the merger agreement and before the date of the termination, any person publicly announces an alternative acquisition proposal to acquire at least 50% of Albertsons’ equity or assets; and (ii) within 12 months of the termination Albertsons enters into a definitive agreement with respect to, or consummates, an alternative acquisition proposal to acquire at least 50% of Albertsons’ equity or assets; or

•	by Supervalu within 10 calendar days following the occurrence of (i) the failure of the Albertsons board of directors to include or make, or the public withdrawal, modification or change by the Albertsons board of directors (in a manner adverse to Supervalu) of, its recommendation that Albertsons’ stockholders vote in favor of the adoption of the merger agreement, or (ii) a recommendation by the Albertsons board of directors that Albertsons’ stockholders vote in favor of an alternative acquisition proposal.

Supervalu

Supervalu must pay Albertsons a termination fee:

•	of $135 million if Albertsons terminates the merger agreement because Supervalu fails to call its stockholders’ meeting as required by the merger agreement;

•

of $135 million if either party terminates the merger agreement because Supervalu’s stockholders did not approve the issuance of Supervalu stock to be issued in connection with the closing of the Supervalu merger and (i) at any time after the date of the merger agreement and before the date of the termination any person publicly announces an alternative acquisition proposal to acquire at least 50% of Supervalu’s equity or assets; and (ii) within 12 months of such termination Supervalu enters into a definitive agreement with respect to, or consummates, an alternative acquisition proposal to acquire at least 50% of Supervalu’s equity or assets;

•	of $135 million if either party terminates the merger agreement because the parties fail to consummate the mergers before September 22, 2006 and (i) at any time after the date of the merger agreement and before the date of the termination, any person publicly announces an alternative acquisition proposal to acquire at least 50% of Supervalu’s equity or assets; and (ii) within 12 months of such termination Supervalu enters into a definitive agreement with respect to, or consummates, an alternative acquisition proposal to acquire at least 50% of Supervalu’s equity or assets;

•	of $135 million if Albertsons terminates the merger agreement within 10 calendar days following the occurrence of (i) the failure of the Supervalu board of directors to include or make, or the public withdrawal, modification or change by the Supervalu board of directors (in a manner adverse to Albertsons) of, its recommendation that Supervalu’s stockholders vote in favor of the issuance of Supervalu shares to be issued in the Supervalu merger (unless due in any meaningful respect to antitrust concerns), or (ii) a recommendation by the Supervalu board of directors that Supervalu’s stockholders vote in favor of an alternative acquisition proposal;

•	of $250 million if either party terminates the merger agreement because the parties fail to consummate the mergers before September 22, 2006 and (i) at the date of the termination clearance under the HSR Act has not been obtained, or any decree, judgment, injunction or other order relating to antitrust law prevents or delays the consummation of the mergers, and (ii) immediately before the termination Albertsons’ stockholders have approved the merger agreement, the registration statement on Form S-4 has become effective, Albertsons has not materially breached any representations or warranties, and Albertsons has materially performed all of its obligations and materially complied with all of its covenants; or

•	of $250 million if Albertsons terminates the merger agreement within ten days following the failure of the Supervalu board of directors to include or make, or the public withdrawal, modification or change by the Supervalu board of directors (in a manner adverse to Albertsons) of, its recommendation that Supervalu’s stockholders vote in favor of the issuance of Supervalu shares in connection with the Supervalu merger, due in any meaningful respect to antitrust concerns.

If either Albertsons or Supervalu fails to pay a termination fee when due, then the party failing to pay the termination fee will be responsible for all costs and expenses incurred by the other party to collect the unpaid termination fee, plus interest.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time prior to the closing of the Supervalu merger by an instrument in writing signed on behalf of each of the parties.

After the adoption of the merger agreement by the Albertsons stockholders at its special meeting, no amendment of the merger agreement to (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Albertsons, (2) alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the mergers, or (3) alter or change any of the terms and conditions of the agreement if such alteration or change would adversely affect the holders of any class or series thereof of Albertsons, will be made without submitting the amendment to the Albertsons stockholders for approval.

After approval of the issuance of Supervalu common stock in connection with the Supervalu merger, no amendment of the merger agreement which would result in an increase in the number of shares of Supervalu common stock to be issued in the merger will be made without submitting such amendment to the Supervalu stockholders for approval.

Albertsons and Supervalu will notify their stockholders of any amendment to the merger agreement that does not require shareholder approval by press release and other public communication. See “Where you Can Find More Information” beginning on page 168.

Extensions and Waivers

At any time prior to the effective time, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to the requirements of law, waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. If, after receiving the approval of its stockholders solicited hereby, either party waives a condition to the completion of the merger that it believes is material to its stockholders, that party will resolicit the approval of its stockholders.

The Separation Agreement

The following is a summary of certain material provisions of the separation agreement. The separation agreement is filed with the SEC as an exhibit to the Registration Statement on Form S-4 containing this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168. You should read the separation agreement because it, and not this document, is the legal document that governs the separation.

The separation agreement should be read in conjunction with the disclosures in Supervalu’s and Albertsons’ filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168 for the filings with the SEC incorporated by reference into this joint proxy statement/prospectus. The terms of the separation agreement are intended to govern the contractual rights and relationships, and to allocate risks, among Supervalu, Albertsons, and Cerberus Newco with respect to the separation. The representations and warranties made by Supervalu, Albertsons and Cerberus Newco to one another in the separation agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of broad exceptions for matters disclosed by the party that made the representations and warranties to the other parties. None of the representations and warranties will survive the closing of the separation and, in general, a party will not be entitled to assert the inaccuracy of any of the representations and warranties of another party as a basis for refusing to complete the separation, unless the inaccuracy has had or would reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of the party that made the representations and warranties (in the case of Supervalu or Cerberus Newco), or on the consolidated business, financial condition or results of operations of Albertsons in relation to the current and expected performance of the non-core business (in the case of Albertsons).

The Separation; Closing

Following the reorganization merger, Albertsons will be a subsidiary of New Albertsons. Albertsons will then convert to a limited liability company, referred to as Albertsons LLC, and thereafter will engage in certain reorganization steps pursuant to a schedule to the separation agreement. The result of these transactions will be that Albertsons LLC and its subsidiaries will hold substantially all of the assets and certain liabilities of the non-core business, while New Albertsons and its other subsidiaries will hold substantially all of the assets and liabilities of the core business, both as more fully described below. After the Albertsons reorganization and the completion of the standalone drug sale, New Albertsons will sell substantially all of the non-core assets, including the equity interests in Albertsons LLC, to Cerberus Newco, which will assume the non-core liabilities described below.

Consideration

To acquire the assets of the non-core business, including the equity interests of Albertsons LLC, Cerberus Newco will pay $350 million in cash to New Albertsons subject to adjustment as provided in the separation agreement. Cerberus Newco will also pay New Albertsons $625 million in cash in consideration for the assumption by New Albertsons of certain liabilities, subject to adjustment as provided in the separation agreement.

Assets and Liabilities

Under the terms of the separation agreement, New Albertsons, which will be acquired by Supervalu in the Supervalu merger, will succeed to the following assets:

•	assets primarily related to Albertsons’ core business, including grocery stores, combination drug/grocery stores, and associated distribution centers relating to the following banners and regions:

•	Jewel-Osco (Illinois, Wisconsin, and Indiana, except for two stores in Springfield, Illinois),

•	Shaw’s and Star Markets (the northeast),

•	Acme (the mid-Atlantic states),

•	Bristol Farms (gourmet stores in California), and

•	Albertson’s banner stores in southern California and Nevada and in the northwestern United States;

•	insurance proceeds and condemnation awards relating to any casualty to or condemnation of any core assets;

•	all cash held by Albertsons at closing, including the cash proceeds of the standalone drug sale, except for cash held at store level in the stores included in the non-core business;

•	all trade names, trade marks, trade dress, service marks, banners, logos and other proprietary rights relating to names used by Albertsons, except for names used solely in the non-core business;

•	Albertsons headquarters facilities in Boise, Idaho; Scottsdale and Glendale, Arizona; and Salt Lake City, Utah; and

•	certain assets listed on a schedule to the separation agreement, including certain contract rights and surplus real properties.

New Albertsons and certain of its subsidiaries will also retain or assume the following liabilities:

•	all liabilities primarily associated with the core business and the headquarters properties;

•	all liabilities for litigation brought against Albertsons or its subsidiaries prior to January 22, 2006, except for certain employee and commercial litigation related solely to the non-core business;

•	all liabilities for dividends declared by Albertsons after January 22, 2006, but not paid prior to the effective time;

•	all liabilities of certain Albertsons subsidiaries that operate primarily in the core business;

•	85% of the following liabilities, which are referred to as shared liabilities:

•	liabilities for litigation arising after January 22, 2006, that do not relate primarily to the non-core business or to the transactions;

•	any liability to indemnify directors, officers, or ERISA fiduciaries of Albertsons for actions prior to the effective time;

•	liabilities arising out of the operation of the standalone drug business prior to the closing of the standalone drug sale, except for liabilities assumed by CVS pursuant to the standalone drug sale agreement and liabilities listed on a schedule to the separation agreement;

•	liabilities of Albertsons and its subsidiaries relating to litigation arising out of the transactions, including any obligation to make payments to dissenting stockholders of Albertsons; and

•	liabilities not allocated elsewhere in the separation agreement;

•	certain liabilities listed on a schedule to the separation agreement, including certain liabilities relating to contracts, surplus properties, and transfers of assets;

•	50% of liabilities incurred by Albertsons and its subsidiaries for fees and expenses relating to the transactions, including fees paid to professionals and costs relating to this joint proxy statement/prospectus;

•	liabilities for Albertsons’ public debt, commercial paper, revolving credit debt and long-term debt for borrowed money (other than debt secured solely by real property of the non-core business);

•	liabilities expressly assumed by Supervalu or New Albertsons under the terms of the standalone drug sale agreement; and

•	certain liabilities arising out of the operation of the standalone drug business prior to the closing of the standalone drug sale and listed on a schedule to the separation agreement, including liabilities relating to employees, leases, and litigation.

New Albertsons will also be responsible for all liabilities that arise from the conduct of the core business after the closing.

Albertsons LLC, which will be acquired by Cerberus Newco, will retain all assets of Albertsons not assumed by New Albertsons, including:

•	grocery stores, combination drug/grocery stores, and associated distribution centers relating to the following banners and regions:

•	two Jewel-Osco banner stores in Springfield, Illinois;

•	price impact stores under the Super Saver banner in Louisiana, Texas, Utah, and Florida; and

•	Albertson’s banner stores in the Dallas/Fort Worth division, the Rocky Mountain region, Florida, northern California, and the southwest;

•	insurance proceeds and condemnation awards relating to any casualty to or condemnation of any non-core assets;

•	trade names, trade marks, trade dress, service marks, banners, logos and other proprietary rights relating to names used by Albertsons solely in the non-core business;

•	cash held at store level in the stores included in the non-core business; and

•	certain assets listed on a schedule to the separation agreement, including certain contract rights and surplus real properties.

Albertsons LLC will also retain or assume all liabilities of the Albertsons business not assumed by New Albertsons, including:

•	all liabilities of Albertsons or its subsidiaries, including liabilities for mortgages on non-core assets, other than the liabilities allocated to New Albertsons;

•	certain litigation, including:

•	certain pending actions brought against Albertsons or its subsidiaries prior to January 22, 2006, and listed on a schedule to the separation agreement, including employee and commercial litigation relating solely to the non-core business; and

•	all actions brought against Albertsons or its subsidiaries after January 22, 2006, that primarily relate to the non-core business;

•	15% of the shared liabilities listed on page 118 above;

•	certain liabilities listed on a schedule to the separation agreement, including certain liabilities relating to contracts, surplus properties, and transfers of assets;

•	50% of liabilities incurred by Albertsons and its subsidiaries for fees and expenses relating to the transactions, including fees paid to professionals and costs relating to this joint proxy statement/prospectus; and

•	liabilities expressly assumed by Albertsons under the terms of the standalone drug sale agreement.

Albertsons LLC will also be responsible for all liabilities that arise from the conduct of the non-core business after the closing.

All intercompany accounts will be terminated prior to the closing of the separation, so that there will be no outstanding intercompany accounts between New Albertsons or its subsidiaries, on the one hand, and Albertsons LLC or its subsidiaries, on the other.

Representations and Warranties

The separation agreement contains representations and warranties made by each party to the others. The representations and warranties that Albertsons makes to Supervalu in the merger agreement are incorporated by reference, substantially in their entirety, in the separation agreement and are made to Cerberus Newco. In addition, Supervalu and Cerberus Newco make certain representations and warranties to each other and to Albertsons. The representations and warranties of Albertsons are qualified in their entirety by certain information that Albertsons filed with the SEC prior to the date of the separation agreement (which filings are available without charge at the SEC’s Web site, www.sec.gov), and the representations and warranties of all of the parties are qualified in their entirety by disclosure letters that the parties delivered to each other immediately prior to signing the separation agreement. These representations relate to, among other things:

•	due organization, good standing and the requisite corporate or other power and authority to carry on their respective businesses;

•	corporate or other power and authority to enter into the separation agreement and due execution, delivery and enforceability of the separation agreement;

•	absence of conflicts with governing documents, violations of applicable law, and breaches of or defaults under contracts;

•	absence of governmental consent requirements in connection with the execution, delivery and performance of the separation agreement other than certain specified governmental filings, such as filing notification under the HSR Act and the Exchange Act;

•	capital structure and equity securities;

•	absence of litigation that would prevent or materially delay the performance of the separation agreement;

•	the financing of Cerberus Newco;

•	the solvency of Supervalu, Cerberus Newco, New Albertsons and Albertsons LLC as of and immediately after the effective time of the separation agreement;

•	brokers’ or finders’ fees; and

•	Cerberus Newco’s not being an interested stockholder of Albertsons under Delaware law.

The representations and warranties contained in the separation agreement will not survive the consummation of the separation, but they form the basis of specified conditions to the parties’ obligations to complete the separation.

Tax Matters

The parties have agreed that Supervalu and New Albertsons will be responsible for all taxes attributable to the core business for all periods before and after the closing, as well as all income taxes for all periods prior to the closing and certain shared non-income taxes, while Cerberus Newco shall be responsible for non-income taxes attributable to the non-core business for all periods before and after the closing, all taxes of the non-core business after the closing, and certain taxes attributable to restructuring transactions performed by Cerberus Newco. Supervalu and Cerberus Newco will each bear 50% of the cost of transfer taxes relating to the Albertsons reorganization. Each of Supervalu and Cerberus Newco will indemnify the other for any taxes for which it is responsible.

Supervalu and Cerberus Newco intend to treat the non-core sale as a purchase of assets for federal income tax purposes, except that Cerberus Newco’s purchase of the shares of Lucky Stores, Inc., a Delaware corporation, shall be treated as a purchase of stock for federal income tax purposes. The parties also intend for the Albertsons reorganization to be treated for federal income tax purposes as a transaction that does not result in any gain. The parties have agreed to take certain actions to cause certain subsidiaries of Albertsons to be treated as disregarded entities within the meaning of Treasury Regulation Section 301.7701-3, and to take other actions necessary or appropriate to carry out their intentions.

The separation agreement also contains provisions relating to the responsibility for filing tax returns. Cerberus Newco and Supervalu will file returns for the taxes for which each is responsible and will cooperate to file returns for taxes for which both are responsible. The agreement also requires Cerberus Newco and Supervalu to cooperate and exchange information related to taxes and to provide notice of any tax proceeding involving indemnifiable taxes.

Indemnification

Supervalu and New Albertsons have agreed to indemnify and defend Cerberus Newco and Albertsons LLC and certain persons related to them against losses arising out of liabilities assumed or retained by New Albertsons, and Cerberus Newco and Albertsons LLC have agreed to indemnify and defend Supervalu and New Albertsons and certain persons related to them against losses arising out of liabilities assumed or retained by Albertsons LLC, in each case, effective from and after the closing of the transactions. The indemnification provisions of the separation agreement are the exclusive monetary remedies for those liabilities, except as provided in the tax indemnification sections. Indemnifiable losses will be reduced by any insurance proceeds received in respect of those losses, and the party being indemnified is required to use its commercially reasonable best efforts to recover from insurers or any other source of reimbursement the maximum amount available.

Covenants and Agreements

In addition to the covenants and agreements discussed elsewhere in this summary, the parties have undertaken a number of covenants and agreements, including the following:

•	The parties have agreed to take further actions that may be necessary to effectuate the terms of the separation agreement, including executing documents that may be necessary to transfer assets and agreements to the proper party.

•	Cerberus Newco has agreed to use its commercially reasonable efforts to obtain financing pursuant to the terms of its financing commitment from the Cerberus group and to notify Albertsons of any termination or modification of that commitment.

•	The parties have agreed to use reasonable best efforts to take any action necessary to complete the separation, including agreements by Cerberus Newco and Albertsons to diligently seek regulatory approvals. This includes:

•	preparing, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any governmental authority necessary to complete the separation;

•	prosecuting such filings and other presentations with diligence;

•	opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to the separation agreement;

•	using reasonable best efforts to facilitate obtaining any final order or orders approving the separation and remove any impediment to the consummation of the separation;

•	furnishing all information in connection with the approvals of or filings with any governmental authority;

•	advising the other party promptly of any material communication received by such party or any of its affiliates from the FTC, Antitrust Division, any state attorney general or any other governmental authority regarding the separation;

•	consulting with the other party in advance of any material meetings with the FTC;

•	making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated as promptly as practicable, which Notification and Report form was filed on February 9, 2006;

•	making any other required submissions under the HSR Act with respect to the transactions contemplated and to take all other appropriate actions to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, which waiting period expired on March 13, 2006; and

•

Cerberus Newco using its reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act (which waiting period expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions), to resolve any objections asserted under antitrust law by any governmental authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay closing of the separation, including by (1) executing settlements, undertakings, consent decrees, stipulations or other agreements, (2) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Cerberus Newco, (3) agreeing to sell, divest or otherwise convey, contemporaneously with or after the closing of the separation, particular assets or categories of assets or businesses of the non-core business, and (4) permitting Albertsons to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the non-core business prior to the closing of the separation. However, Cerberus Newco is not required to agree to divestitures that would have a material adverse effect on Cerberus Newco and the non-core business, taken as a whole.

•	Cerberus Newco, Albertsons, and Supervalu have agreed not to take any action that would materially impair their ability to complete the transactions contemplated by the separation agreement.

•	Albertsons has agreed not to terminate or modify the standalone drug sale agreement without the consent of Cerberus Newco, if doing so would be materially adverse to Cerberus Newco, and to notify the other parties of any fact that would reasonably be expected to lead to the failure of a closing condition to the standalone drug sale agreement.

•	Supervalu, Albertsons, and New Albertsons have agreed to notify Cerberus Newco of any proposed modification, waiver, or termination of the merger agreement, and to allow Cerberus Newco to participate in discussions of the modification unless it would not reasonably be expected to have a material adverse effect on the non-core business. The parties have also agreed not to modify, grant any waiver under, or exercise certain termination rights under the merger agreement without the consent of Cerberus Newco, if doing so would be materially adverse to Cerberus Newco.

•	Albertsons has agreed to restrictions substantially the same as those imposed by the merger agreement, as described under the heading “The Transaction Agreements—The Merger Agreement—Covenants and Agreements—Operating Covenants,” beginning on page 106, with respect to the non-core business. The restrictions relating to the non-core business differ in certain respects from those relating to the core business in the merger agreement, and include more restrictive limits on capital expenditures and employee hiring.

•	Prior to closing, Albertsons has agreed to operate its business in the ordinary course consistent with past practice with respect to the payment and collection of accounts payable and accounts receivable, the defense and settlement of litigation, and the maintenance of inventory.

•	Prior to closing, each of Supervalu and Cerberus Newco have agreed to provide the other, and Albertsons has agreed to provide Cerberus Newco, certain access rights to its properties, offices, books, contracts, commitments, and records.

•	Prior to closing, Cerberus Newco has agreed to provide Albertsons with reasonable access rights to information regarding its capitalization, liquidity, and financial resources.

•	Cerberus Newco has agreed to cooperate in the preparation of this joint proxy statement/prospectus, and Supervalu and Albertsons have agreed to provide Cerberus Newco with a reasonable opportunity to review this joint proxy statement/prospectus.

•	Cerberus Newco has agreed to use its reasonable best efforts to sell the Jewel-Osco stores in Springfield, Illinois, within one year of the closing. If those stores are sold within one year, 80% of the proceeds (net of tax and costs of sale) will be paid to a subsidiary of New Albertsons.

•	The parties have agreed to provide each other with certain information after the closing, including records, books, contracts, instruments, computer data and other information, as may be reasonably required by the other parties. They have also agreed to cooperate in audits and help with the transition of the core and non-core businesses to standalone businesses, to cooperate in litigation relating to the transactions or to the historical Albertsons business, to retain certain records for a period of seven years following closing, to keep each other’s information confidential, and to consult with each other before making public statements.

Employee Matters

It is contemplated that, following the separation, employees who work in the non-core business will be employed by Albertsons LLC or its subsidiaries, while employees who work in the core business will be employed by New Albertsons or its subsidiaries. New Albertsons will assume or retain responsibility for all of Albertsons’ employee benefits plans, except for plans maintained solely for the benefit of employees of the non-core business and certain individual agreements with employees of the non-core business, which will be retained by Albertsons LLC and assumed by Cerberus Newco.

After the non-core sale, Cerberus Newco has agreed, with respect to employees of the non-core business, to honor the same benefits continuation, severance, service credit, welfare plan credit, and certain existing commitments made by New Albertsons with respect to employees of the core business, as described under the heading “The Transaction Agreements—The Merger Agreement—Covenants and Agreements—Employee Benefits Matters,” beginning on page 110.

As of the closing date, Albertsons LLC and Cerberus Newco will generally be liable for obligations to employees of the non-core business, and New Albertsons and Supervalu will generally be liable for obligations to employees of the core business.

New Albertsons has agreed to assume or retain the assets and liabilities of retirement, retiree medical, deferred compensation, and welfare plans of Albertsons as of the effective date in respect of service prior to the separation, relating to employees of both the core and non-core businesses, except for plans maintained solely for employees of the non-core business. New Albertsons has agreed to cause the account balances of employees of the non-core business in tax-qualified defined contribution retirement plans to be available for distribution in accordance with their terms, and Albertsons LLC will allow employees of the non-core business to roll over their balances into tax-qualified defined contribution retirement plans that it establishes.

As of the closing date, Albertsons LLC and Cerberus Newco will be solely responsible for collective bargaining agreements covering employees of the non-core business, and New Albertsons and Supervalu will be solely responsible for collective bargaining agreements covering employees of the core business.

The transactions will be treated as a change of control under all benefits plans that contain provisions relating to changes of control of Albertsons.

Conditions to Completion of the Separation

The obligations of Supervalu, Cerberus Newco, and Albertsons to complete the transactions contemplated by the separation agreement are subject to the satisfaction or waiver on or prior to the closing date of the separation of the following conditions:

•	the satisfaction or waiver of all of the conditions to the mergers and the standalone drug sale, except for the condition that the separation and standalone drug sale have occurred, and for conditions that cannot be satisfied until the closing of the separation;

•	the waiting period applicable to the separation agreement under the HSR Act shall have expired or been terminated, which waiting period expired on March 13, 2006 without the impositon by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions; and

•	the absence of any law, temporary restraining order, injunction or other legal restraint that would prevent the consummation of the transactions.

The obligation of Cerberus Newco to effect the transactions contemplated by the separation agreement is further subject to satisfaction or waiver of the following conditions:

•

the representations and warranties of Supervalu and Albertsons contained in the separation agreement (disregarding materiality and material adverse effect qualifiers) must be true and correct both when made and as of the closing date of the separation (except that those representations made as of a specific date must be true as of that date), except, in general, where the failure of the representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Supervalu or the non-core business of Albertsons, respectively;

•	Albertsons and Supervalu must have performed in all material respects their obligations, and complied in all material respects with their agreements and covenants, under the separation agreement; and

•	each of Albertsons and Supervalu must have furnished Cerberus Newco with certificates of an executive officer certifying that the two conditions set forth above have been satisfied.

Cerberus Newco may not amend, modify, or waive the above three conditions without the prior consent of Supervalu, unless the amendment, modification or waiver would reasonably not be expected to have an adverse effect on New Albertsons.

The obligations of Supervalu and Albertsons to effect the transactions contemplated by the separation agreement are further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of Cerberus Newco contained in the separation agreement must be true and correct in all material respects both when made and as of the closing date of the separation (except that those representations made as of a specific date must be true as of that date);

•	Cerberus Newco must have performed in all material respects its obligations, and complied in all material respects with its agreements and covenants, under the separation agreement; and

•	Cerberus Newco must have furnished Supervalu and Albertsons with certificates of an executive officer certifying that the two conditions set forth above have been satisfied.

The obligation of Albertsons to effect the transactions contemplated by the separation agreement is further subject to Albertsons having received a reasonably acceptable opinion of a nationally recognized valuation firm stating that, after taking into account the transactions, Cerberus Newco and Albertsons LLC are solvent.

Termination of the Separation Agreement

The separation agreement may be terminated before closing:

•	by the mutual written consent of Albertsons, Supervalu, and Cerberus Newco;

•	automatically upon the termination of the merger agreement or the standalone drug sale agreement;

•	by Cerberus Newco if the closing of the separation has not been consummated by the termination date of the merger agreement; or

•	by any party if:

•	a competent governmental authority has issued a final and nonappealable order permanently prohibiting the consummation of the transactions contemplated by the separation agreement; or

•	there has been a material failure of any representation or warranty of another party, or a material breach of any covenant or agreement of another party, such that the closing conditions of the separation agreement would not be satisfied, and the failure or breach is not cured (if curable) within 20 business days after notice of the failure or breach (or before the termination date, if earlier).

Termination Fees

If Supervalu, Albertsons, or New Albertsons terminates the separation agreement because of a breach by Cerberus Newco, Cerberus Newco must pay a termination fee of $100 million, two-thirds of which is payable to Albertsons and one-third to Supervalu.

In addition, if Supervalu is required under the merger agreement to pay Albertsons a $250 million fee because the merger agreement is terminated due to a failure to obtain antitrust clearance, or because the Supervalu board has withdrawn or negatively modified its recommendation in favor of the mergers for reasons primarily related to antitrust concerns, Cerberus Newco must pay $70 million of that fee.

If Supervalu receives a termination fee from Albertsons pursuant to the merger agreement, Cerberus Newco will be entitled to receive 15% of that fee, after Supervalu’s and Cerberus Newco’s out-of-pocket third party expenses incurred in connection with the separation agreement and the merger agreement have been paid or reimbursed.

Amendments and Waivers

Terms and conditions of the separation agreement may be amended or waived by the parties at any time prior to the effective time by an instrument in writing signed by each of the parties.

Additional Agreements

New Albertsons will provide transition services to the non-core stores for a period of up to two years, pursuant to a transition services agreement that New Albertsons and Albertsons LLC will enter into at the closing of the separation. The services to be provided by New Albertsons are expected to include essentially all services currently provided to the non-core business by Albertsons’ back office corporate functions, including but not limited to finance, tax and accounting, cash management, insurance, human resources, information technology, advertising, retail operations services, logistics and distribution support, real estate management, environmental compliance, and assistance in the sourcing and procurement of goods and services under merchandise contracts. Supervalu and Cerberus Newco have agreed that Cerberus Newco may request that the transition services agreement include any service that Albertsons headquarters currently provides to the non-core business, and that the parties will negotiate in good faith to agree upon the appropriate service levels to be set forth in the transition services agreement. Albertsons LLC is expected to pay Supervalu and New Albertsons fees of up to $360 million over two years under the transition services agreement, subject to possible adjustments to reflect decreases in the number of stores operated by Albertsons LLC.

The parties will also enter into a cross-licensing agreement at the closing of the separation, which will provide for a license for each of Albertsons LLC and New Albertsons to use certain Albertsons trade names owned by the other party. The cross-licensing agreement will also provide that Albertsons LLC has the exclusive right to use the “Lucky” trade name in Northern California and Nevada for a period of three years, and that if Albertsons LLC uses the Lucky name during that three-year period its right to do so will become perpetual. There are no fees associated with this cross-licensing agreement.

The Standalone Drug Sale Agreement

The following is a summary of certain material provisions of the standalone drug sale agreement. The standalone drug sale agreement was filed as an exhibit to a Current Report on Form 8-K filed by each of Supervalu and Albertsons on January 24, 2006. See “Where You Can Find More Information” beginning on page 168. You should read the standalone drug sale agreement because it, and not this document, is the legal document that governs the standalone drug sale.

The standalone drug sale agreement should be read in conjunction with the disclosures in Supervalu’s and Albertsons’ filings with the SEC incorporated by reference into this joint proxy statement prospectus. See “Where You Can Find More Information” beginning on page 168 for the filings with the SEC incorporated by reference into this joint proxy statement/prospectus. The terms of the standalone drug sale agreement are intended to govern the contractual rights and relationships, and to allocate risks, among Albertsons, CVS and Supervalu with respect to the standalone drug sale. The representations and warranties made by Supervalu, Albertsons and CVS to one another in the standalone drug sale agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of broad exceptions for matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the standalone drug sale. In general, CVS will not be entitled to assert the inaccuracy of any of the representations and warranties of Albertsons as a basis for refusing to complete the standalone drug sale, unless the inaccuracy has had or would reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of the standalone drug business.

The Standalone Drug Sale; Closing

Upon the terms and subject to the conditions of the standalone drug sale agreement, at the closing of the standalone drug sale, CVS has agreed to purchase from Albertsons and certain of its affiliates, for a purchase price of $3,930,000,000, substantially all of the assets relating to the standalone drug business and the related owned real estate, including a distribution center in La Habra, California, and to assume only specified liabilities, including all liabilities arising under assigned leases and certain contracts relating to the standalone drug business, all environmental liabilities relating to the standalone drug business, and all liabilities relating to the standalone drug business which arise after the effective time of the standalone drug sale.

The closing of the standalone drug sale is scheduled to occur no later than the second business day following the date on which all of the conditions to the standalone drug sale (other than conditions that, by their terms, cannot be satisfied until the closing date) have been satisfied or waived, unless the parties agree to another time.

Representations and Warranties

The standalone drug sale agreement contains representations and warranties made by CVS to Albertsons and by each of Albertsons and Supervalu to CVS. The representations and warranties of Albertsons are qualified by a disclosure letter Albertsons delivered to CVS simultaneously with the signing of the standalone drug sale agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•	corporate power and authority to enter into the standalone drug sale agreement and due execution, delivery and enforceability of the standalone drug sale agreement;

•	absence of conflicts with governing documents, breaches of contracts and agreements, and violations of applicable law resulting from the execution and delivery of the standalone drug sale agreement and consummation of the transactions contemplated by the standalone drug sale agreement;

•	absence of governmental or other third party consent requirements in connection with execution and delivery of the standalone drug sale agreement and consummation of the transactions contemplated by the standalone drug sale agreement other than approval under the HSR Act, approvals in connection with the transfer of licenses and permits, and approvals which the failure to obtain would not reasonably be expected to have a material adverse effect on the standalone drug business; and

•	brokers’ or finders’ fees.

Albertsons made additional representations and warranties to CVS regarding the standalone drug business, including with respect to:

•	absence of material litigation;

•	compliance with applicable law and permits and internal control over financial reporting;

•	good and marketable title to the purchased assets and absence of defaults under leases and occupancy agreements;

•	adequacy of information technology systems and confidentiality of customer data;

•	sufficiency of assets;

•	labor relations;

•	environmental matters and compliance with environmental laws;

•	the accuracy of certain financial statements of the core business, non-core business and standalone drug business included in Albertsons’ disclosure letter, and the absence of undisclosed liabilities;

•	absence of specified changes or events, and that the conduct of its business has been in the ordinary course since November 3, 2005;

•	compliance with healthcare regulations and programs;

•	real property;

•	information technology systems;

•	employee benefits matters and ERISA compliance; and

•	tax matters.

CVS made an additional representation to Albertsons regarding the availability of funds sufficient to pay the purchase price for the standalone drug business at closing.

The representations and warranties contained in the standalone drug sale agreement will not survive the consummation of the standalone drug sale, but they form the basis of specified conditions to the parties’ obligations to complete the standalone drug sale.

Covenants and Agreements

Operating Covenants

Albertsons has agreed that prior to the closing of the standalone drug sale it and its subsidiaries will carry on the standalone drug business in the ordinary course, including maintaining inventory consistent with past practices, maintaining employment of employees, maintaining the physical condition of the standalone drug stores, maintaining existing pharmacy and other federal, state or local licenses and permits, and preserving its business organization and relationships with third parties. With specified exceptions, Albertsons has agreed, among other things, not to:

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets relating to the standalone drug business, other than pursuant to existing contracts or commitments, sales of inventory in the ordinary course of business and purchases, lease-related expenditures and equipment leases in the ordinary course of business consistent with the levels contemplated in the standalone drug capital expenditures budget;

•	modify materially, renew, extend or terminate any assigned leases unless required by the lease, subject to specified exceptions;

•	enter into any real estate lease or lease commitment, enter into or materially modify any construction contract, or purchase or acquire or enter into any agreement to purchase or acquire any real estate, relating primarily to the standalone drug business, except in the ordinary course of business consistent with past practice as contemplated by the standalone drug sale agreement;

•	terminate or permit termination or expiration of any existing pharmacy or other federal, state or local licenses or permits, except in the ordinary course of business consistent with past practice;

•	incur, assume or guarantee any indebtedness for borrowed money with respect to the standalone drug assets, or mortgage or pledge those assets or create or suffer any liens on those assets, except in the ordinary course of business consistent with past practice (provided, however, that Albertsons has agreed not to create any lien on real property securing indebtedness);

•	enter into or amend any employment, deferred compensation, severance, retirement agreement or any similar agreement, or grant any severance or termination pay to any officer or employee of the standalone drug business, other than severance or termination pay required under any outstanding Albertsons severance plans;

•	grant any increase in the compensation or benefits payable or to become payable by Albertsons or any of its subsidiaries to any officer or employee of the standalone drug business, other than compensation increases in the ordinary course of business consistent with past practice;

•	make or commit to any capital expenditure in excess of the standalone drug capital expenditures budget, except to the extent that such excess does not exceed $1,000,000 in the aggregate;

•	enter into, modify, extend or cancel any third-party payor contracts for amounts in excess of $250,000 per annum, except in the ordinary course of business consistent with past practice;

•	materially change the accounting policies and procedures used by it unless required by GAAP or by any government entity;

•	except in the ordinary course of business consistent with past practice as contemplated by the standalone drug sale agreement, amend, waive, modify, supplement, extend, terminate, allow to lapse, assign, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any assigned contracts; or

•	agree or commit to do any of the above actions.

Re-Branding of Standalone Drug Stores; Trademarks and Tradenames

Except as set forth below, and subject to certain exceptions, after the effective time of the standalone drug sale, CVS and its affiliates have agreed not to use the “Albertson’s,” “Osco” or “Sav-on” names:

•	CVS has agreed to use commercially reasonable efforts to re-brand (including changing signage), and Albertsons will assist in such efforts at CVS’s expense, each standalone drug store in the greater Chicago metropolitan area and Southern California (San Diego and Orange County) markets within 90 days after the closing date (and each other standalone drug store within 180 days after the closing date), and CVS and its affiliates will have the right to use the “Albertson’s,” “Osco” or “Sav-on” names in connection with each standalone drug store until these standalone drug stores have been re-branded.

•	CVS and its affiliates and its resellers will have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials and similar materials bearing the “Albertson’s” (to the extent used for private label product), “Osco” or “Sav-on” names for 180 days following the closing date of the standalone drug sale.

Financial Reports; Audited Financial Statements

During the period prior to the effective time of the standalone drug sale, subject to applicable law, Albertsons has agreed to deliver to CVS on a monthly basis interim, unaudited financial reports for the standalone drug business, prepared by Albertsons in the ordinary course of business consistent with past practices and in accordance with Albertsons’ customary reporting format for its internal use in overseeing and managing the operations of the standalone drug business.

Albertsons has agreed to cooperate and use commercially reasonable efforts to prepare for CVS (and in the event required to be obtained by CVS under Regulation S-X under the Exchange Act, will prepare for CVS), commencing promptly after the date of the standalone drug sale agreement, audited financial statements for the standalone drug business for Albertsons’ then most recently completed and reported fiscal year (and unaudited reviewed financial statements for any historical or subsequent fiscal quarter required to be obtained by CVS under such Regulation S-X), fairly presented in accordance with GAAP on a basis consistent with Albertsons’ historical financial statements, and to deliver all such financial statements to CVS at least 30 days prior to the latest time such financial statements are required to be filed by CVS with the SEC under the Exchange Act.

Access to Information; Confidentiality

During the period prior to the effective time of the standalone drug sale, Albertsons has agreed to afford to CVS and its representatives reasonable access during normal business hours to all of the offices, properties, books, records and personnel relating to the standalone drug business and has agreed to provide cooperation and certain other information to CVS in connection with transition planning, subject to certain exceptions set forth in the standalone drug sale agreement. The information is to be held in confidence by CVS prior to the effective time and after any termination of the standalone drug sale agreement, subject to specified exceptions.

Following the effective time of the standalone drug sale, CVS has agreed to afford promptly to Albertsons and New Albertsons and their representatives reasonable access during normal business hours to all properties, books, records workpapers, contracts, commitments, tax returns, personnel and records relating to the standalone drug business as such parties shall reasonably request for any reasonable business purpose related to the standalone drug business. Following the effective time of the standalone drug sale, Albertsons and its affiliates are to hold all information relating to the standalone drug business in confidence, subject to specified exceptions.

Regulatory and Antitrust Approvals and Clearances

CVS and Albertsons have each agreed to use their reasonable best efforts to cooperate and to take, or cause to be taken, all actions necessary or desirable under applicable laws to consummate the transactions contemplated by the standalone drug sale agreement in the most expeditious manner practicable. This includes:

•	preparing, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any governmental authority necessary to consummate the transactions;

•	prosecuting such filings and other presentations with diligence;

•	opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to the standalone drug sale agreement;

•	using reasonable best efforts to facilitate obtaining any final order or orders approving the transactions and remove any impediment to the consummation of the transactions;

•	furnishing all information in connection with the approvals of or filings with any governmental authority;

•	advising the other party promptly of any material communication received by such party or any of its affiliates from the FTC, Antitrust Division, any state attorney general or any other governmental authority regarding any of the transactions; and

•	consulting with the other party in advance of any material meetings with the FTC.

In addition, CVS and Albertsons have each agreed to:

•	make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated as promptly as practicable, which Notification and Report form was filed on February 9, 2006; and

•	make any other required submissions under the HSR Act with respect to the transactions contemplated and to take all other appropriate actions to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, which waiting period expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions.

CVS has also agreed promptly to take all actions necessary to:

•	secure the expiration or termination of any applicable waiting period under the HSR Act, which waiting period expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions; and

•	resolve any objections asserted with respect to the transactions contemplated under any antitrust law or the Federal Trade Commission Act raised by any governmental authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay closing, including:

•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority (or with any private party, to the extent required to resolve any decree, judgment, injunction or other order that prevents, prohibits, restricts or delays the closing);

•	selling, divesting or otherwise conveying, or agreeing to sell, divest or otherwise convey, particular assets or categories of assets or businesses of CVS and its affiliates or, contemporaneously with or after the closing of the standalone drug sale, of Albertsons’ standalone drug business; and

•	permitting Albertsons to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the standalone drug business prior to the closing of the standalone drug sale.

In addition CVS and Albertsons have agreed to cooperate with one another in determining whether any action by or filing with, any governmental authority is required, and in using their respective reasonable best efforts to obtain certain tax clearance certificates with respect to bulk transfers.

Noncompetition; Cooperation

Supervalu has agreed that neither it nor any of its controlled affiliates will:

•	until eighteen months after the closing date, either directly or indirectly, for its own account or jointly with others, open any freestanding drug store within a 2.5-mile radius of any of the standalone drug stores;

•	until six months after the closing date of the standalone drug sale, open any new pharmacy counter in any supermarket owned or operated either directly or indirectly for its own account or jointly with others by any standalone drug seller or any of its affiliates within a 0.25-mile radius of any of the standalone drug stores; or

•	for the twelve month period following the six month period described immediately above, open more than five new pharmacy counters in a supermarket within a 0.25-mile radius of any of the standalone drug stores.

Notwithstanding these restrictions, however, neither Supervalu nor any of its controlled affiliates is prohibited from (i) entering into or consummating any agreement or transaction providing for the acquisition or disposition of any assets, securities or businesses so long as and to the extent that such acquisitions or dispositions are not specifically intended to circumvent the competitive restrictions set forth in the standalone drug sale agreement, or (ii) purchasing, acquiring or possessing 5% or less of any class of securities of any entity in the ordinary course of Supervalu’s or any of its affiliates’ passive investment activities.

Supervalu and CVS have agreed that, until 18 months after the closing date of the standalone drug sale, neither party nor their respective affiliates will solicit any prescription drug customer of the other party to the extent that such customer’s prescription file is associated with a store of the other party, other than generalized solicitations through media advertisements that are not targeted at such customers. Neither party will be prohibited from targeting customers whose name independently appears on that party’s prescription files.

For a period of 180 days from the closing date of the standalone drug sale, Supervalu and CVS have agreed not to disparage each other or to communicate that a prescription file has been “transferred” or “transferred away” (or a message using similar language) from the other’s branded store in communications with prescription drug customers.

Transition Services Agreements

CVS and Supervalu have agreed to cooperate and use their respective best efforts to enter into at the closing under the standalone drug sale agreement (i) an agreement providing for the provision by Supervalu or its affiliates to CVS of transition services relating to the standalone drug business after closing (including human resources services; merchandising assistance and printing support; advertising and marketing services; information technology access, assistance and support; operations services; logistics services; loss prevention services; support relating to third party systems; other pharmacy transition services; real estate information; finance services; and support for systems and networks), and (ii) an agreement providing for the provision by CVS to New Albertsons, Supervalu or their respective affiliates of transition services relating to the distribution center owned by Albertsons in La Habra, California (including warehousing and distribution services for New Albertsons) . The execution and delivery of the transition services agreements is not a condition to the closing of the standalone drug sale. CVS is expected to pay Supervalu fees of $3 million for services to be provided by New Albertsons, and to provide services relating to the La Habra distribution center at cost.

Indemnification

From and after the closing date of the standalone drug sale, Supervalu has agreed to indemnify CVS and its affiliates against damages incurred or suffered by CVS or any of its affiliates arising out of:

•	any breach after the closing of the standalone drug sale of any covenant or agreement of Supervalu or its affiliates contained in the standalone drug sale agreement, or the failure to enter into the transition services agreement at the closing of the standalone drug sale; and

•	any liability relating to the standalone drug business which is retained by Albertsons at the effective time of the standalone drug sale pursuant to the standalone drug sale agreement.

From and after the closing date of the standalone drug sale, CVS has agreed to indemnify Albertsons, New Albertsons and their respective affiliates against damages incurred or suffered by Albertsons, New Albertsons or any of their respective affiliates arising out of:

•	any breach after the closing of any covenant or agreement of CVS or its affiliates contained in the standalone drug sale agreement;

•	the conduct of the standalone drug business by CVS after the closing date of the standalone drug sale, or the ownership, operation, occupancy or use by CVS of the standalone drug stores or other assets purchased by CVS after the closing date of the standalone drug business; or

•	any liability relating to the standalone drug business which is assumed by CVS at the effective time of the standalone drug sale.

Indemnification is the exclusive remedy of the parties under the standalone drug sale agreement, except as to injunctive relief.

Employees; Employee Benefits

Effective as of the effective time of the standalone drug sale, CVS is to offer employment to all store-level employees of the standalone drug business and employees at the La Habra distribution center at a base salary or wage at least equal to that provided to such employee immediately prior to the closing of the standalone drug sale, and shall have the right to offer employment to each Albertsons corporate employee, field manager, field- based marketing manager and divisional pharmacy manager which is dedicated solely to the standalone drug business, at a base salary or wage at least equal to that provided to such employee by Albertsons. CVS shall also have the right to hire certain of the category managers, real estate personnel, field-based marketing managers and divisional pharmacy managers who have shared responsibilities between the standalone drug business and Albertsons’ other businesses.

Subject to limited exceptions, neither Supervalu nor CVS is permitted to solicit any personnel at the field management level or above who is employed by the other party for eighteen months following the effective time of the standalone drug sale or any pharmacist employed by the other party for six months following the effective time of the standalone drug sale.

CVS has agreed to assume the obligations under certain agreements disclosed to CVS as of January 22, 2006, providing for the grant of any restricted stock units or any cash awards to the standalone drug business employees that are granted to such employees following the date of the standalone drug sale agreement but prior to the effective time of the standalone drug sale.

With respect to former Albertsons employees who commence employment with CVS as of the closing of the standalone drug sale, CVS has agreed to recognize all prior service with Albertsons for purposes of vesting and eligibility in CVS benefit plans and programs and for purposes of determining the amount of benefits under CVS’s sick leave, vacation, severance or other welfare plans. CVS is to assume (or reimburse) all sick leave, vacation or other paid time off accrued by employees of the standalone drug business prior to the effective time of the standalone drug sale.

CVS has agreed to offer enrollment in health and welfare and 401(k) plans to transferred employees who participate in equivalent Albertsons plans, to waive all limitations as to preexisting condition limitations, exclusions and waiting periods, and to cause applicable healthcare plans of CVS or its affiliates to credit each such employee for any co-payments, deductibles and any other out-of-pocket expenses paid during the appropriate period prior to the effective time of the standalone drug sale. CVS is to provide severance benefits no less favorable than those offered by Albertsons to such employees if they are terminated within 12 months of the closing of the standalone drug sale, but excluding severance benefits offered pursuant to individual employment or change in control agreements.

CVS has agreed to assume certain collective bargaining agreements covering standalone drug employees, recognize and comply with any legal duty to bargain or negotiate with unions representing those employees, assume responsibility for multiemployer pension plan contributions in respect of those employees, and indemnify New Albertsons in respect of liabilities arising out of the collective bargaining agreements. CVS has agreed to indemnify New Albertsons against damages arising from CVS’ failure to hire or the employment or termination of any standalone drug business employee who CVS agreed to hire to the extent such damages arise under an Albertsons severance plan or pursuant to the Worker Adjustment and Retraining Notification Act (or “WARN Act”) or any similar state laws.

Modifications of the Merger Agreement and Separation Agreement

Albertsons and Supervalu have agreed not to agree to any modification of or waiver under the merger agreement or the separation agreement without the consent of CVS, if such modification or waiver would reasonably be expected to have a material and adverse effect on the standalone drug business.

Additional Agreements

The standalone drug sale agreement contains additional agreements between CVS and Albertsons, including, among other things, that:

•	the parties will conduct an inventory count at the La Habra distribution center at the closing of the standalone drug sale, after which CVS will give Supervalu a credit equal to 30% of the value of such inventory;

•	the parties will use reasonable best efforts to consummate the standalone drug sale;

•	the parties will make no public announcements without the prior consent of the other parties, except for certain announcements required by law, and will provide notice and consultation prior to internal announcements to their employees;

•	the parties will provide notices of certain specified events;

•	the parties will cooperate in making filings with the government and obtaining tax clearance certificates with respect to transfer taxes;

•	the parties will use commercially reasonable efforts to obtain consents to the transfer to CVS of the photo processing equipment leased by Albertsons or buyout of the equipment;

•	Albertsons will deliver prescription files in electronic format at the closing of the standalone drug sale;

•	Albertsons will assist in transfers of licenses and permits, and allow CVS to use existing licenses and permits after the closing of the standalone drug sale to the extent necessary permits are not issued or transferred to CVS prior to the closing of the standalone drug sale;

•	Albertsons will deliver a controlled substances inventory and updated store lists to CVS prior to the closing of the standalone drug sale;

•	Albertsons will provide detailed progress reports on landlord consents at least weekly;

•	CVS will, following the effective time of the standalone drug sale, use its reasonable best efforts to obtain the release of Albertsons from guarantees of leases and assigned contracts, and indemnify Albertsons and New Albertsons to the extent releases are not obtained;

•	CVS will remit any amounts refunded on account of pre-closing contractual overpayments under leases and assigned contracts to New Albertsons for a period of one year;

•	CVS will promptly make all filings required to obtain Medicare and Medicaid provider numbers; and

•	CVS will accept Albertsons gift cards and gift certificates for four months following the closing of the standalone drug sale.

Conditions to Completion of the Standalone Drug Sale

The obligations of CVS and Albertsons to complete the standalone drug sale are subject to the satisfaction or waiver of the following conditions:

•	the waiting period applicable to the consummation of the standalone drug sale under the HSR Act shall have expired or been terminated, which waiting period expired on March 13, 2006 without the imposition by the FTC or the Antitrust Division of any condition to or restriction on the consummation of the transactions;

•	no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the standalone drug sale; and

•	the satisfaction or waiver at or prior to the closing date of the standalone drug sale of the conditions to the non-core sale and the mergers shall have occurred (other than the condition that the standalone drug sale and the separation shall have occurred).

The obligation of CVS to effect the standalone drug sale is further subject to satisfaction or waiver of the following conditions:

•	Albertsons shall have performed in all material respects all of its obligations under the standalone drug sale agreement required to be performed by it on or prior to the closing date of the standalone drug sale;

•	the representations and warranties of Albertsons or Supervalu contained in the standalone drug sale agreement (without giving effect to any materiality or material adverse effect qualifications contained in them) shall be true and correct both when made and at and as of the closing date of the standalone drug sale (except to the extent expressly made as of an earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the standalone drug business; and

•	Albertsons and its applicable affiliates shall have duly executed and delivered each of the assignment and assumption agreements to be delivered on the closing date of the standalone drug sale.

The obligation of Albertsons to effect the standalone drug sale is further subject to satisfaction or waiver of the following conditions:

•	CVS shall have performed in all material respects all of its obligations under the standalone drug sale agreement required to be performed by it at or prior to the closing date of the standalone drug sale;

•	the representations and warranties of CVS contained in the standalone drug sale agreement and in any certificate or other writing delivered by CVS pursuant to the standalone drug sale agreement shall be true in all material respects at and as of the closing date of the standalone drug sale, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of that date); and

•	CVS shall have duly executed and delivered each of the assignment and assumption agreements to be delivered on the closing date of the standalone drug sale.

Termination of the Standalone Drug Sale Agreement

Before the effective time of the standalone drug sale, the standalone drug sale agreement may be terminated:

•	by mutual written agreement of Albertsons and CVS;

•	by either Albertsons or CVS if the closing of the standalone drug sale shall not have been consummated on or before September 22, 2006; provided that the failure to close was not caused by such party’s failure to perform obligations under the standalone drug sale agreement; and provided, further, that Albertsons may not exercise such termination right if neither Albertsons nor Supervalu shall have exercised its right to terminate the merger agreement for the failure to consummate the transactions contemplated by the merger agreement on or before September 22, 2006;

•	by either Albertsons or CVS if there shall be any law, regulation or nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would make the consummation of the transactions contemplated by the standalone drug sale agreement illegal or otherwise prohibited;

•	by either Albertsons or CVS if the other party shall have materially breached any of its representations, warranties, covenants or agreements in the standalone drug sale agreement and such breach shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach and (ii) September 22, 2006; or

•	by Albertsons or CVS if the merger agreement is terminated.

Amendments

The standalone drug sale agreement may be amended by the parties at any time prior to the effective time of the standalone drug sale by an instrument in writing signed on behalf of each of the parties.

The Coordination Agreement

The coordination agreement is an agreement among Albertsons, New Albertsons, Supervalu, CVS and Cerberus Newco to coordinate the closing of the transactions. Under this agreement, the parties agree to, among other things, cooperate with one another to cause the closing of the transactions to occur as near to simultaneously as practicable, and to effect the closing of the transactions in the order described above in “Summary—Overview of the Transactions” beginning on page 4. Each party also agrees to keep each other party to the coordination agreement informed of the timing of the satisfaction of the conditions to closing of the transactions and to certify to each other party when the all of the conditions to their consummation of the transactions have been fulfilled or waived.

SUPERVALU INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of December 3, 2005 gives effect to the transactions as if they had been completed on that date and combines the December 3, 2005 historical balance sheet of Supervalu and the November 3, 2005 historical balance sheet of Albertsons. Supervalu’s fiscal year ends on the last Saturday of February, while Albertsons’ fiscal year ends on the Thursday nearest to January 31.

The unaudited pro forma condensed combined statements of earnings for the fiscal year ended February 26, 2005 and the 40 weeks ended December 3, 2005 give effect to the transactions as if they had been completed on February 29, 2004, the first day of Supervalu’s fiscal year for the fiscal year ended February 26, 2005. Therefore, the accompanying unaudited pro forma condensed combined statement of earnings for the fiscal year ended February 26, 2005 combines the 52 weeks of Supervalu’s fiscal year ended February 26, 2005 with the 53 weeks of Albertsons’ fiscal year ended February 3, 2005 and the unaudited pro forma condensed combined statement of earnings for the 40 weeks ended December 3, 2005 combines the 40 weeks ended December 3, 2005 for Supervalu with the 39 weeks ended November 3, 2005 for Albertsons.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Supervalu and Albertsons, which are incorporated by reference in this joint proxy statement/prospectus, and the audited financial statements and notes thereto of New Albertsons, which are contained in this joint proxy statement/prospectus, as well as the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

The unaudited pro forma condensed combined financial statements reflect adjustments for pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Supervalu treated as the acquiring entity. Accordingly, estimated consideration to be paid by Supervalu to complete the Supervalu merger will be allocated to assets and liabilities acquired based upon their estimated fair values as of the date of completion of the Supervalu merger.

The allocation of purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of the acquired Albertsons assets and liabilities, which cannot be made prior to the completion of the transactions, will be based on the actual net tangible and intangible assets of New Albertsons that exist as of the date of completion of the Supervalu merger. Accordingly, the pro forma purchase price allocations are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein.

The allocation of the purchase price to the acquired Albertsons assets includes an assigned fair value to identifiable intangible assets. Provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” establish criteria for determining when intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) also provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather tested for impairment on at least an annual basis. Management of Supervalu believes that certain trade names owned by Albertsons have indefinite lives based upon a preliminary analysis utilizing the criteria in paragraph 11 of SFAS 142.

The unaudited pro forma condensed combined financial statements were derived from Supervalu’s and Albertsons’ most recent quarterly and fiscal year filings with the Securities and Exchange Commission. The columns entitled “Albertsons as adjusted” represent Albertsons’ historical financial statements adjusted for the simultaneous sales of the standalone drug and the non-core businesses. The simultaneous sales of the standalone drug and the non-core businesses are expected to provide approximately $4.9 billion in proceeds that will be available to complete the Supervalu merger.

Supervalu’s management expects that the Supervalu merger will generate an estimated $150 to $175 million of annual cost synergies to be fully realized by the end of the third year after closing. Supervalu’s management expects to realize annual synergies of approximately $75 to $85 million related to leveraging the retail businesses and other operating efficiencies, $50 to $60 million from consolidation of corporate functions including redundant public company overhead, and $25 to $30 million from supply chain optimization. Supervalu’s management also expects to incur an estimated $145 million of one-time merger-related integration costs during the three years following the Supervalu merger. The accompanying unaudited pro forma condensed combined statements of earnings do not give effect to any synergies which may be achievable subsequent to the closing of the Supervalu merger or the one-time merger-related integration costs.

The estimated costs to Supervalu of providing transition services to the standalone drug and non-core businesses, and the estimated payments that will be made by Cerberus Newco and CVS to reimburse Supervalu for transition services are given effect in the unaudited pro forma condensed combined statements of earnings. See Note (b2) to the unaudited pro forma condensed combined statements of earnings.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what Supervalu’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated above. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Supervalu will experience.

The preliminary estimated purchase price payable in connection with the Supervalu merger is as follows (in millions, except per share amounts and ratios):

Consortium Purchase Price

Estimated cash paid to holders of New Albertsons common stock, stock unit awards, and Corporate Units (collectively referred to as “New Albertsons common stockholders”), assuming 370.6 common shares outstanding, 43.7 common shares issued under the early settlement option of the Corporate Units, and 6.9 common shares issued to Albertsons stock unit award holders immediately prior to the effective time[1]

Cash consideration paid to holders of Albertsons common shares	$7,542
Cash consideration paid to holders of Corporate Units	889
Cash consideration paid to holders of Albertsons stock unit awards	140

Total cash consideration (421.2 shares at $20.35 per share)	8,571
Estimated cash paid to settle New Albertsons options outstanding assuming cash settlement of all options at closing[1,2]	84
Estimated value of Supervalu shares to be issued to New Albertsons’ common stockholders, assuming the issuance of 76.7 Supervalu shares at the rate of 0.182 Supervalu shares for each outstanding share of New Albertsons common stock. The estimated fair value of the Supervalu shares issued is estimated at $32.73 per share, the average Supervalu common stock price for the two business days before and through the two business days after the January 23, 2006 transaction announcement date.	2,509
Estimated direct transaction fees	35
Debt assumed by Supervalu (based on debt outstanding as of November 3, 2005)	6,483

Estimated purchase price	$17,682

[1]	The actual number of New Albertsons common shares outstanding will be determined at or after the effective time. The assumed numbers of shares of New Albertsons common stock, stock unit awards and stock options are based upon the actual numbers of shares of Albertsons common stock, stock unit awards and stock options as of March 8, 2006. The assumed number of Corporate Units is based upon the actual number of Corporate Units as of November 3, 2005. The actual number of holders of Corporate Units who will elect early settlement is not known. Instead of electing early settlement, holders of Corporate Units may continue to hold them until their final settlement date of May 16, 2007. The unaudited pro forma condensed combined financial statements have been prepared using the assumption that such holders will elect early settlement, which is the most dilutive assumption and reflects the long-term capital structure of the combined company going forward. In general, for each $100 of the $1,150 of Corporate Units that are not settled early, (a) at the effective time, New Albertsons would have $100 less cash, and 3.8 fewer shares of New Albertsons common stock outstanding, and (b) the amount of cash payable in the Supervalu merger would decrease by $77 and the number of shares of Supervalu common stock issuable in the Supervalu merger would decrease by 0.7.

[2]	Each option to purchase Albertsons stock outstanding immediately prior to the reorganization merger will accelerate and become immediately exercisable to the extent permitted under the terms of the Albertsons stock plans. Each of these options will be assumed by New Albertsons and treated as follows in the Supervalu merger:

•	Each option to purchase New Albertsons common stock held by a person who is an employee of the non-core business or the standalone drug business will be converted into the right to receive cash.

•	Each option to purchase New Albertsons common stock held by a person who is an employee of the core business will be assumed by Supervalu and become exercisable for shares of Supervalu common stock.

•	Each option to purchase New Albertsons common stock held by a non-employee director of New Albertsons will be converted into the right to receive cash and Supervalu common stock in approximately the same proportion as the merger consideration.

To the extent that options assumed by Supervalu are not settled in cash, Supervalu’s borrowings and interest expense would be reduced, diluted shares outstanding would be increased and diluted earnings per share would not change significantly compared to amounts presented in the unaudited pro forma condensed combined financial statements.

The estimated purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

Purchase Price Assigned
Historical book value of Albertsons net assets acquired as of November 3, 2005, including cash received from the simultaneous sale of standalone drug and non-core businesses	$5,523
Cash assumed to be received from the settlement of the Corporate Units’ purchase obligation	1,150
Eliminate forward purchase liability with settlement of Corporate Units’ purchase obligation	68
Debt assumed by Supervalu (as of November 3, 2005)	6,483
Transaction related liabilities assumed for standalone drug and non-core businesses	(188)
Goodwill	2,952
Estimate of adjustments to fair value—
Inventories	249
Property, plant and equipment	807
Intangibles	1,839
Other assets	(51)
Long-term debt	186
Other liabilities	(373)
Estimate of deferred taxes on the above fair value adjustments and transaction related liabilities at 39% estimated marginal tax rate	(963)

Total purchase price preliminarily allocated	$17,682

SUPERVALU INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of December 3, 2005

(in millions)

	(a) Albertsons historical	(b) Adjustments for simultaneous sale of standalone drug and noncore		Albertsons as adjusted	(a) Supervalu historical	Adjustments to reflect the acquisition of Albertsons as adjusted		Supervalu pro forma
ASSETS
Current assets
Cash and cash equivalents	$255	$4,880		$5,135	$569	$(5,615	)(c)	$89
Receivables, less allowance	715	(95)		620	461	—		1,081
Inventories	3,411	(1,706)		1,705	1,236	249	(d)	3,190
Assets held for sale	70	(61	)(e)	9	—	—		9
Other current assets	244	(54)		190	130	—		320

Total current assets	4,695	2,964		7,659	2,396	(5,366)		4,689

Long-term accounts and notes receivable, less allowance	51	—		51	81	—		132
Property, plant and equipment, net	10,048	(3,803)		6,245	2,118	807	(f)	9,170
Goodwill	2,284	(359)		1,925	1,652	3,153	(g)	6,730
Intangibles, net	834	(60)		774	96	1,839	(h)	2,709
Other assets	435	(4)		431	133	(23	)(i)	541

Total assets	$18,347	$(1,262)		$17,085	$6,476	$410		$23,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,575	$(614)		$1,961	$1,236	$255	(j)	$3,452
Current debt and obligations under capital leases	52	(6)		46	125	—		171
Other current liabilities	1,486	(250)		1,236	445	—		1,681

Total current liabilities	4,113	(870)		3,243	1,806	255		5,304

Long-term debt and obligations under capital leases	6,597	(160)		6,437	1,496	1,814	(k)	9,747
Other liabilities and deferred income taxes	2,112	(230)		1,882	518	1,355	(l)	3,755

Total liabilities	12,822	(1,260)		11,562	3,820	3,424		18,806
Total stockholders’ equity	5,525	(2)		5,523	2,656	(3,014	)(m)	5,165

Total liabilities and stockholders’ equity	$18,347	$(1,262)		$17,085	$6,476	$410		$23,971

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

SUPERVALU INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in millions)

(a) Certain reclassifications have been made to the historical presentation of Albertsons and Supervalu to conform to the presentation used in the unaudited pro forma condensed combined balance sheet.

(b) Reflects the simultaneous sale of the standalone drug and non-core businesses. The assets and liabilities of the standalone drug and non-core businesses have been separated in accordance with the terms of the respective transaction agreements, and adjustments to reflect the sales have been recorded. Taxes related to the sales have been estimated and will be dependent upon finalization of certain tax characteristics and valuations associated with the sales.

(c) Reflects the estimated cash inflows and outflows required to complete the Supervalu merger as follows:

Cash payments to New Albertsons common stockholders and option holders.	$8,655
Estimated transaction fees and financing costs	110
Cash received from new financing (1)	(2,000)
Cash received from Corporate Units’ purchase obligations (2)	(1,150)

Estimated net adjustment to cash	$5,615

For purposes of determining the amount to be borrowed, Supervalu has assumed that it will utilize cash on hand, which includes the cash received from the simultaneous sale of the standalone drug and non-core businesses.

(1)	The Royal Bank of Scotland plc has committed to provide Supervalu with senior secured credit facilities in the amount of $4,000 (the “Facilities”). These Facilities consist of a $2,000 5-year Revolving Credit Facility, a $1,250 five-year Term Loan A and a $750 six-year Term Loan B. The new financing represents $2,000 drawn on Term Loan A and Term Loan B.

Rates on the Facilities are tied to LIBOR plus 0.50 to 1.875% and with facility fees ranging from 0.10 to 0.50%, both based on Supervalu’s credit ratings. The Facilities include various covenants and restrictions customary for senior secured credit facilities, including ratios for interest coverage and debt leverage.

(2)	The unaudited pro forma condensed combined financial statements assume the purchase obligations of the holders of the Corporate Units were settled as of the closing date. However, the actual timing of the settlement of such purchase obligations will be determined by the holders of the Corporate Units. For each $100 of the $1,150 of Corporate Units that are not settled early, (a) at the effective time, Supervalu’s borrowings under the Facilities would increase by approximately $23, (b) Supervalu’s basic and diluted weighed average shares outstanding would decrease by approximately 0.7 and 0.7 respectively for the fiscal year ended February 26, 2005 and for the 40 weeks ended December 3, 2005 and (c) pro forma interest expense, pro forma basic earnings per share and pro forma diluted earnings per share would increase by $1.4, $0.004 and $0.004, respectively, for the fiscal year ended February 26, 2005 and by $1.0, $0.002 and $0.002, respectively, for the 40 weeks ended December 3, 2005.

(d) Reflects the adjustment to record inventory to the preliminary estimate of fair value.

(e) Includes $42 related to Albertsons’ San Leandro distribution facility, the sale of which was consummated by Albertsons shortly after the end of its 39-week period ended November 3, 2005.

(f) Reflects the adjustment to increase property, plant and equipment to the preliminary estimate of fair value.

(g) Reflects the preliminary estimate of the excess of purchase price over the fair value of assets and liabilities acquired.

(h) Reflects the adjustment to record the preliminary estimate of fair value of acquired intangibles:

Trade names	$1,400
Favorable lease arrangements	366
Customer relationships	73

Estimated adjustment to intangibles	$1,839

(i) Reflects the adjustment to other assets for the following items:

Eliminate Albertsons historical deferred financing costs	$(34)
Record deferred financing costs on Facilities	28
Adjust other assets to reflect fair value	(17)

Total adjustment	$(23)

(j) Reflects adjustment to accounts payable for the following items:

Transaction related liabilities—
Assumed for standalone drug and non-core businesses	$139
For employee related liabilities	154
Eliminate forward purchase liability with settlement of Corporate Units’ purchase obligation	(38)

Total adjustment	$255

(k) Reflects the assumed borrowings under the Facilities of $2,000 and an estimated $186 fair value adjustment to reduce Albertsons historical debt. Borrowings under the Term Loan A and Term Loan B may be repaid, in full or in part, at any time without penalty. The Term Loan A has required repayments, payable quarterly, equal to 2.50% of the initial drawn balance for the first four quarterly payments (year one) and 3.75% of the initial drawn balance for each quarterly payment in years two through five, with the entire remaining balance due at the five year anniversary of the inception date. The Term Loan B has required repayments, payable quarterly, equal to 0.25% of the initial drawn balance with the entire remaining balance due at the six year anniversary of the inception date.

(l) Reflects the adjustment to other liabilities and deferred income taxes for the following items:

Unfavorable lease arrangements	$168
Fair value pension liability adjustment	332
Discounting of self-insurance accrual to conform accounting policies	(127)

Estimated adjustment to other liabilities	$373
Transaction related liabilities assumed for standalone drug and non-core businesses	49
Deferred taxes on fair value adjustments and transaction related liabilities at 39% estimated marginal tax rate	963
Eliminate long-term portion of forward purchase liability with settlement of the Corporate Units’ purchase obligation	(30)

Total adjustment to other liabilities and deferred income taxes	$1,355

(m) Reflects the elimination of $5,523 in Albertsons historical equity net of the assumed issuance of $2,509 in Supervalu common stock to New Albertsons common stockholders.

SUPERVALU INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

For the fiscal year ended February 26, 2005

(in millions, except per share data)

	53 Weeks Albertsons historical (1)	(a) Adjustments for simultaneous sale of standalone drug and noncore	53 Weeks Albertsons as adjusted(2)	52 Weeks Supervalu historical(3)	Adjustments to reflect the acquisition of Albertsons as adjusted		Supervalu pro forma
Net sales	$39,810	$16,590	$23,220	$19,543	$—		$42,763
Costs and expenses
Cost of sales	28,648	12,120	16,528	16,681	—		33,209
Selling and administrative expenses	9,946	3,924	6,022	2,229	(156	)(b)	8,095
Gain on sale of WinCo Foods, Inc.	—	—	—	(109)	—		(109)
Restructure and other charges	(10)	—	(10)	26	—		16

Operating earnings	1,226	546	680	716	156		1,552
Interest expense, net	499	19	480	115	157	(c)	752
Other income (expense), net	1	—	1	—	—		1

Earnings from continuing operations before income taxes	728	527	201	601	(1)		801
Provision for income taxes	254	184	70	215	—	(d)	285

Net earnings from continuing operations	$474	$343	$131	$386	$(1)		$516

Net earnings per share from continuing operations—basic	$1.28			$2.86			$2.43
Net earnings per share from continuing operations—diluted	$1.27			$2.71			$2.36
Weighted average number of common shares outstanding
Basic	369			135	7	7 (e)	212
Diluted	372			145	7	7 (e)	222

[1]	As more fully described in Albertsons’ historical consolidated financial statements and notes thereto, which are incorporated into this joint proxy statement/prospectus by reference, Albertsons’ results for the year ended February 3, 2005 were impacted by a variety of events. Results were unfavorably impacted by the labor dispute with Albertsons’ retail union associates in Southern California that lasted into the first quarter of fiscal 2004, and the recovery from which continued throughout the year. Results were also impacted by Albertsons’ acquisition of J. Sainsbury plc’s U.S. retail grocery business on April 30, 2004 and of New Bristol Farms, Inc. on September 21, 2004. Results were unfavorably impacted by the hurricanes that struck the Southeastern United States and Albertsons’ Florida operations during the third quarter of fiscal 2004. Albertsons incurred approximately $28 in unplanned costs on a pre-tax basis as a result of the hurricanes. These costs were partially offset by a favorable pre-tax earnings impact estimated at $6. Albertsons also incurred a pre-tax charge resulting in an increase to rent expense of $8 during 2004 as a result of a change in its methodology for recognizing rent expense. Albertsons’ 2004 fiscal year was a 53-week year.
[2]	Selling and administrative expenses for “Albertsons as adjusted” include historical corporate administrative costs related to the standalone drug and non-core businesses.
[3]	Supervalu’s results for the fiscal year ended February 26, 2005, include a net after-tax gain on the sale of the company’s minority interest in WinCo Foods, Inc. of $68.

See Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

SUPERVALU INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the 40 weeks ended December 3, 2005

(in millions, except per share data)

	39 Weeks Albertsons historical(1)	(a) Adjustments for simultaneous sale of standalone drug and noncore	39 Weeks Albertsons as adjusted(2)	40 Weeks Supervalu historical(3)	Adjustments to reflect the acquisition of Albertsons as adjusted		Supervalu pro forma
Net sales	$30,131	$11,892	$18,239	$15,223	$—		$33,462
Costs and expenses
Cost of sales	21,667	8,771	12,896	13,018	—		25,914
Selling and administrative expenses	7,614	2,854	4,760	1,800	(101	)(b)	6,459
Restructure and other charges	—	—	—	3	—		3

Operating earnings	850	267	583	402	101		1,086
Interest expense, net	404	17	387	84	112	(c)	583
Other income (expense), net	4	—	4	—	—		4

Earnings from continuing operations before income taxes	450	250	200	318	(11)		507
Provision for income taxes	152	84	68	118	(4	)(d)	182

Net earnings from continuing operations	$298	$166	$132	$200	$(7)		$325

Net earnings per share from continuing operations—basic	$0.81			$1.47			$1.53
Net earnings per share from continuing operations—diluted	$0.80			$1.41			$1.48
Weighted average number of common shares outstanding
Basic	370			136	7	7 (e)	213
Diluted	371			146	7	7 (e)	223

[1]	As more fully described in Albertsons’ historical consolidated financial statements and notes thereto, which are incorporated into this joint proxy statement/prospectus by reference, results for Albertsons’ 39-week period ended November 3, 2005 were unfavorably impacted by approximately $16 in unplanned costs on a pre-tax basis, net of anticipated insurance reimbursements, as a result of the hurricanes that struck Florida, Texas and Louisiana during the third quarter of fiscal 2005.
[2]	Selling and administrative expenses for “Albertsons as adjusted” include historical corporate administrative costs related to the standalone drug and non-core businesses.
[3]	Supervalu’s results for the 40 weeks ended December 3, 2005 include charges of approximately $36 after-tax related to its planned disposition of its twenty corporate-operated Shop ‘n Save retail stores in Pittsburgh and approximately $3 after-tax related to the impact of Hurricane Katrina (primarily at Save-A-Lot locations in Louisiana).

See Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

SUPERVALU INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

(a) Reflects the simultaneous sale of the standalone drug and non-core businesses. The significant assumptions related to the simultaneous sale are as follows:

1. Revenues and expenses of the standalone drug and non-core businesses have been separated in accordance with the terms of the respective transaction agreements on December 3, 2005.

2. Selling and administrative expenses include the corporate administrative expenses of Albertsons, including the corporate and administrative expenses for the standalone drug and non-core businesses. These costs are not necessarily representative of current costs.

3. The historical effective income tax rate of Albertsons was used to compute the provision for income taxes for the core, non-core and standalone drug businesses.

(b) The following adjustments to selling and administrative expenses have been made to reflect depreciation and amortization of fair value adjustments, the transition services agreements and other items of $52, ($193) and ($15), respectively, for the fiscal year ended February 26, 2005 and $39, ($127) and ($13), respectively, for the 40 weeks ended December 3, 2005:

(b1) Reflects the estimated adjustment to depreciation and amortization expense associated with the preliminary purchase price allocation made to property, plant and equipment and intangible assets. The increase in depreciation and amortization expense has been estimated as follows (using estimated weighted average remaining useful lives):

			Additional annual depreciation and amortization
	Increase in value	Remaining useful life	Annual	40 Weeks
Depreciable property, plant and equipment	$417	13	$32	$24
Definite lived intangible assets, net	$271	14	20	15

			$52	$39

The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined balance sheets. An increase or decrease of $100 in purchase price allocated to depreciable property, plant and equipment would impact the amount of annual depreciation expense by $8. An increase or decrease of $100 in purchase price allocated to definite lived intangible assets would impact the amount of annual amortization expense by $7.

(b2) In connection with the simultaneous sale of the standalone drug and non-core businesses, Supervalu has agreed to enter into separate transition services agreements with Cerberus Newco in connection with the non-core business and with CVS in connection with the standalone drug business.

The non-core business transition services agreement between Supervalu and Cerberus Newco contemplates a two year term and provides for fixed payments by Cerberus Newco to Supervalu of $155 in the aggregate in the first year and $135 in the aggregate in the second year and, in addition, quarterly variable payments of $8.75 for a total of $35 variable payments per year. After the first quarter, the quarterly variable payments may be reduced by $0.4375 for each increment of 35 stores that will no longer be supported by Supervalu under the terms of the agreement. Cerberus Newco will be required to provide Supervalu with 60 days’ advance notice of stores that will no longer be supported under the transition services agreement, during which time Supervalu intends to reduce support infrastructure and related costs.

The standalone drug business transition services agreement between Supervalu and CVS contemplates a six month term and provides for payments by CVS to Supervalu of $3 in the aggregate.

Selling and administrative expenses in the unaudited pro forma condensed combined statements of earnings include the historical corporate administrative costs related to the standalone drug and non-core businesses and are net of reimbursements received under the transition services agreements in the amounts of $193 and $127 for fiscal year ended February 26, 2005 and the 40 weeks ended December 3, 2005, respectively. Management believes that the annual corporate administrative expenses eliminated at the end of the transition services period will equal or exceed the $193 payments received under the transition services agreements during the twelve months following the Supervalu merger. No assurance can be given as to the actual length of time the company will be providing the transition services or the extent to which the payments received pursuant to the transitions services agreements will offset the actual costs of providing those services. Elimination of corporate administrative costs related to the standalone drug and non-core businesses are not a component of the synergies identified by management.

(b3) Reflects estimated adjustments to selling and administrative expenses for the following items:

	Annual	40 Weeks
Interest expense on self-insurance accrual to conform accounting policies	$(27)	$(21)
Reclassification of bank fees from interest	12	8

Estimated net adjustment	$(15)	$(13)

(c) Reflects the estimated incremental interest expense resulting from the following items:

	Annual	40 Weeks
Interest on new financing	$134	$94
Self-insurance, interest discount to conform accounting policies	36	24
Amortization of debt fair value adjustment	(1)	1
Reduction in interest income due to use of cash	6	6
Eliminate amortization of Albertsons historical debt issuance costs	(6)	(5)
Reclassification of bank fees to selling and administrative expenses	(12)	(8)

Estimated net adjustment	$157	$112

Impact to interest expense of a 1/8 percentage point change in interest rates	$3	$2

Estimated interest expense on the Facilities used to fund a portion of the purchase price assumes an interest rate of 6% (current LIBOR of 4.5% plus 1.5%) for the fiscal year ended February 26, 2005 and the 40 weeks ended December 3, 2005. The fair value adjustment to Albertsons historical debt is being amortized over the average remaining life of the corresponding debt.

(d) Reflects the estimated incremental income taxes that would have been recorded for pro forma results of operations using a combined statutory federal and blended state income tax rate of 39%.

(e) Reflects the issuance of Supervalu common stock in the Supervalu merger assuming 421.2 shares of New Albertsons common stock at the exchange ratio of 0.182 per share.

NEW ALOHA CORPORATION CONSOLIDATED BALANCE SHEET

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of New Aloha Corporation:

We have audited the accompanying consolidated balance sheet of New Aloha Corporation and its subsidiary, New Diamond Sub, Inc. (collectively, the “Company”) as of February 2, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of February 2, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Boise, Idaho

March 10, 2006

NEW ALOHA CORPORATION

CONSOLIDATED BALANCE SHEET

(in dollars)

February 2, 2006
ASSETS
Total Assets	$0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Liabilities	$0

Stockholders’ Equity:
Common stock—$.01 par value; authorized—1,000 shares; issued—100 shares	1
Subscription receivable	(1)
Retained earnings	0

Total Stockholders’ Equity	0

Total Liabilities and Stockholders’ Equity	$0

See Notes to Consolidated Balance Sheet

NEW ALOHA CORPORATION

NOTES TO CONSOLIDATED BALANCE SHEET

Note 1—The Company and Basis of Presentation

Description of Business

New Aloha Corporation (“New Aloha” or the “Company”) was incorporated on December 20, 2005 under the laws of the State of Delaware and is a wholly-owned subsidiary of Albertsons, Inc. (“Albertsons”). New Aloha was formed to facilitate the series of transactions as described below under Note 2—Definitive Agreement to Sell Albertsons, whereby Albertsons will become a wholly-owned subsidiary of New Aloha and upon completion of the transactions, New Aloha will become a wholly owned subsidiary of Supervalu Inc.

Basis of Presentation

The Consolidated Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States and includes the consolidation of its wholly-owned and newly formed sole subsidiary, New Diamond Sub, Inc. (“New Diamond Sub”). The prior period Consolidated Balance Sheet is not presented as New Aloha was incorporated during the current fiscal year. Additionally, Consolidated Earnings and Cash Flow Statements are not presented as there has been no activity to report since New Aloha was incorporated. All material intercompany balances have been eliminated.

Fiscal Year End

The Company’s fiscal year ends on the Thursday nearest to January 31. As a result, the Company’s fiscal year will include a 53rd week every five to six years.

Note 2—Definitive Agreement to Sell Albertsons

On January 22, 2006 Albertsons entered into a series of agreements (the “Agreements”) providing for the sale of Albertsons to Supervalu Inc. (“Supervalu”), CVS Corporation (“CVS”) and a consortium of investors including Cerberus Capital Management, L.P., Kimco Realty Corporation, Lubert-Adler Management, Inc., Klaff Realty, L.P. and Schottenstein Stores Corporation (the “Cerberus Group”). As a result of a series of transactions provided for under the Agreements (the “Transactions”), Albertson’s stockholders will ultimately be entitled to receive $20.35 in cash and 0.182 shares of Supervalu common stock for each share of Albertson’s common stock that they held before the Transactions. The Transactions are subject to approval by Albertsons’ stockholders and Supervalu’s stockholders as well as antitrust clearance and the satisfaction or waiver of other customary closing conditions. The Transactions are currently anticipated to be completed in the second quarter of calendar year 2006, but the completion of the Transactions could be delayed if, among other things, the necessary approvals are not obtained by that time.

If the conditions to the closing of the Transactions are satisfied or waived, the following sequence of steps, which the parties intend to carry out substantially simultaneously, will take place:

•	First, Albertsons will become a subsidiary of New Aloha. This will be effected by a merger of New Diamond Sub into Albertsons. In this transaction (the “Reorganization Merger”), stockholders of Albertsons will receive one share of New Aloha common stock in exchange for each share of Albertsons common stock that they hold.

•

After the Reorganization Merger, Albertsons will be converted to a limited liability company (“Albertsons LLC”), and a series of reorganization transactions will occur. The result of these transactions (the “Albertsons Reorganization”) will be that Albertsons LLC and its subsidiaries will hold substantially all of the assets of Albertsons’ historical standalone drug store and non-core supermarket businesses, and certain liabilities of Albertsons’ historical business, while New Aloha and its other subsidiaries will hold substantially all of the assets and liabilities of Albertsons’ core supermarket business (the “Core Business”).

•	After the Albertsons Reorganization, CVS will purchase substantially all of the assets and assume specified liabilities of the standalone drug store business from New Aloha, Albertsons LLC and certain of their subsidiaries (the “Standalone Drug Sale”).

•	Concurrently with the Standalone Drug Sale, the Cerberus Group, via AB Acquisition LLC, a newly formed entity owned by the Cerberus Group, will purchase substantially all of Albertsons’ non-core supermarket business (the “Non-Core Business”), including the equity interests in Albertsons LLC, and will assume certain liabilities related to the Non-Core Business.

•	Finally, Emerald Acquisition Sub, Inc., a wholly-owned subsidiary of Supervalu, will merge into New Aloha. In this merger, New Aloha will become a wholly-owned subsidiary of Supervalu, and each outstanding share of New Aloha common stock will be converted into the right to receive $20.35 in cash and 0.182 shares of Supervalu common stock.

After the completion of the Transactions, New Aloha, which will then hold only the Core Business, will be a wholly-owned subsidiary of Supervalu.

DESCRIPTION OF NEW ALBERTSONS CAPITAL STOCK

The following is a summary of the terms and provisions of New Albertsons’ capital stock. The rights of New Albertsons stockholders after the initial effective time will be governed by Delaware law, New Albertsons’ certificate of incorporation and New Albertsons’ by-laws as then in effect. We encourage you to read New Albertsons’ certificate of incorporation and by-laws, in the form in which they will be in effect immediately prior to the initial effective time, which are filed with the SEC as exhibits to the Registration Statement on Form S-4 containing this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to these governing corporate instruments of New Albertsons and applicable provisions of the DGCL. To obtain a copy of New Albertsons’ certificate of incorporation and by-laws in the form in which they will be in effect immediately prior to the initial effective time, see “Where You Can Find More Information” beginning on page 168.

Common Stock

New Albertsons common stock is not yet traded publicly. Application will be made to have the shares of New Albertsons common stock issued in the reorganization merger approved for listing on the NYSE prior to the effective time of the reorganization merger. If the Supervalu merger is completed, New Albertsons common stock will cease to be outstanding and will no longer be listed on the NYSE. The holders of New Albertsons common stock will be entitled to one vote for each share of common stock held of record on all matters submitted to a vote of New Albertsons stockholders following the reorganization merger. No such vote is expected to occur after the reorganization merger and prior to the Supervalu merger. Common stockholders will have no conversion, preemptive, subscription or redemption rights.

Upon satisfaction of New Albertsons’ obligations to preferred stockholders, if any, and subject to applicable law, the common stockholders may receive dividends when declared by the board of directors. If New Albertsons liquidates, dissolves or winds up its business, holders of New Albertsons common stock will share equally in the assets remaining after New Albertsons pays all of its creditors and satisfies all of its obligations to preferred stockholders. No such dividend, liquidation, dissolution or winding up is expected to occur prior to the Supervalu merger.

Preferred Stock

The New Albertsons board of directors will be authorized to, without approval of stockholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of New Albertsons and make it harder to remove present management, without further action by New Albertsons stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of New Albertsons common stock if New Albertsons liquidates or dissolves and could also restrict or limit dividend payments to holders of New Albertsons common stock.

New Albertsons does not plan to issue any shares of preferred stock.

DESCRIPTION OF SUPERVALU CAPITAL STOCK

The following is a description of Supervalu’s capital stock. The rights of Supervalu stockholders are governed by Delaware law, Supervalu’s certificate of incorporation and Supervalu’s by-laws. This summary is qualified in its entirety by reference to the governing corporate instruments of Supervalu to which we have referred you and applicable provisions of the DGCL. To obtain a copy of Supervalu’s certificate of incorporation and by-laws, see “Where You Can Find More Information” beginning on page 168.

Common Stock

Supervalu common stock is traded on the NYSE under the symbol “SVU.” The registrar and transfer agent is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, MN 55164, telephone (877) 536-3555. The holders of Supervalu common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of Supervalu stockholders. Common stockholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of Supervalu common stock are duly authorized, validly issued, fully paid and nonassessable.

Upon satisfaction of Supervalu’s obligations to preferred stockholders, and subject to applicable law, the common stockholders may receive dividends when declared by the board of directors. If Supervalu liquidates, dissolves or winds up its business, holders of Supervalu common stock will share equally in the assets remaining after Supervalu pays all of its creditors and satisfies all of its obligations to preferred stockholders.

Preferred Stock

The Supervalu board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the rights, preferences and limitations of each series, including dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of Supervalu and make it harder to remove present management, without further action by Supervalu stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of Supervalu common stock if Supervalu liquidates or dissolves and could also restrict or limit dividend payments to holders of Supervalu common stock.

As of April 21, 2006, Supervalu has 1,341 shares of 4.50% Preferred Stock outstanding. The outstanding Supervalu preferred stock has no par value, a liquidation preference of $1,000 per share, and a dividend preference of 4.50%. The holders of this Supervalu preferred stock vote together with the common stock as a single class on all matters submitted to a vote of Supervalu stockholders, and are entitled to one vote for each share of preferred stock held of record.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers of Albertsons

The following table shows the persons (including any group deemed a “person” under Section 13(d)(3) of the Exchange Act) known to Albertsons to beneficially own more than 5% of Albertsons’ common stock. It also shows beneficial ownership of Albertsons common stock for (1) each of the Albertsons directors, (2) the officers that were named executive officers in the definitive proxy statement filed by Albertsons in connection with its 2005 annual meeting of stockholders, (3) one additional officer of Albertsons expected to be a named executive officer for purposes of 2006 compensation disclosure and (4) all directors and current executive officers as a group.

Shares Beneficially Owned as of March 3, 2006

(unless otherwise indicated below)

Name (and address, for beneficial owners over 5%)	Number of Shares Beneficially Owned (1)	Percent of Class
Brandes Investment Partners, L.P. (2) 11988 El Camino Real, Suite 500 San Diego, CA 92130	47,683,497	12.9%

Markus Stiftung (3) Timmasper Weg 2353 Nortorf Federal Republic of Germany	29,152,800	7.9%

Capital Research and Management Company (4) 333 South Hope Street Los Angeles, CA 90071	25,050,710	6.8%

Hotchkis and Wiley Capital Management, LLC (5) 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	24,012,088	6.5%

Directors:
A. Gary Ames (6)	55,818	*
Pamela G. Bailey (6)	42,496	*
Teresa Beck (6)	39,071	*
Henry I. Bryant (6)	27,548	*
Paul I. Corddry (6)	56,129	*
Bonnie G. Hill (6)	18,253	*
Lawrence R. Johnston (8)	2,330,626	*
Jon C. Madonna (6)	11,755	*
Beth M. Pritchard (6)	7,361	*
Beatriz Rivera (6)	35,477	*
Wayne C. Sales (6)	—	*
Kathi P. Seifert (6)	8,130	*

Officers:
Robert J. Dunst, Jr. (7)	201,664	*
Paul T. Gannon (7)	40,712	*
John R. Sims (7)	198,168	*
Felicia D. Thornton (7)	396,953	*

All directors and current executive officers as a group (20 individuals) (8)	4,545,606	1.2%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of Albertsons’ outstanding common stock.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Shares are considered to be beneficially owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 3, 2006.
(2)	Share ownership is as of December 31, 2005, as set forth in an amendment to a Schedule 13G filed with the SEC on February 14, 2006. According to that filing, Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, is deemed to be the beneficial owner of the shares, together with its control persons (Charles H. Brandes, Genn R. Carlson and Jeffrey A. Busby) and its holding company.
(3)	According to a Schedule 13D filed with the SEC on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht’s address is the same as that of Markus Stiftung.
(4)	Share ownership is as of December 31, 2005, as set forth in an amendment to a Schedule 13G filed with the SEC on February 14, 2006. According to that filing, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be a beneficial owner of the shares as the result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Shares reported by Capital Research and Management Company include 3,360,710 shares it has the right to acquire pursuant to the stock purchase contracts contained in 3,100,000 of Albertsons’ 7.25% Corporate Units.
(5)	Share ownership is as of December 31, 2005 as set forth in a Schedule 13G filed with the SEC on February 14, 2006. According to that filing, Hotchkis and Wiley Capital Management, LLC (“HWCM”) is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and made the filing in its capacity as an investment adviser. According to the filing, HWCM’s clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such account is known to HWCM to own more than 5% of the shares outstanding.
(6)	Includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to stock options awarded under the 1995 Stock Option Plan for Non-Employee Directors, under the Amended and Restated 1995 Stock-Based Incentive Plan and under options converted from American Stores Company option plans: 33,364 shares for Mr. Ames; 28,876 shares for Ms. Bailey; 1,512 shares for Mr. Bryant; 45,736 shares for Mr. Corddry; 7,248 shares for Ms. Hill; and 24,116 shares for Ms. Rivera. Also includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to deferred stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan and 2004 Equity and Performance Incentive Plan: 7,361 shares for Mr. Ames; 155 shares for Ms. Beck; 11,426 shares for Mr. Bryant; 393 shares for Mr. Corddry; 10,755 shares for Ms. Hill; 10,755 shares for Mr. Madonna; 7,361 shares for Ms. Pritchard; 7,361 shares for Ms. Rivera; and 3,930 shares for Ms. Seifert.
(7)	Includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to stock options awarded under the Amended and Restated 1995 Stock-Based Incentive Plan: 1,302,919 shares for Mr. Johnston; 147,556 shares for Mr. Dunst; 23,114 shares for Mr. Gannon; 147,396 shares for Mr. Sims; and 311,658 shares for Ms. Thornton. Also includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to deferred and deferrable restricted stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan and the 2004 Equity and Performance Incentive Plan: 728,670 shares for Mr. Johnston; 33,546 shares for Mr. Dunst; 6,133 shares for Mr. Gannon; 34,772 shares for Mr. Sims; and 85,295 shares for Ms. Thornton.
(8)	Includes 1,006,264 shares that could have been acquired within 60 days after March 3, 2006 by executive officers other than those listed individually pursuant to stock options and deferred and deferrable restricted stock units awarded under the Amended and Restated 1995 Stock-Based Incentive Plan, the 2004 Equity and Performance Incentive Plan and options converted from American Stores Company option plans. Also includes shares credited to the Albertsons Savings & Retirement Estates accounts of certain of these other executive officers, measured as of fiscal year end.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers of Supervalu

The following table shows the persons (including any group deemed a “person” under Section 13(d)(3) of the Exchange Act) known to Supervalu to beneficially own more than 5% of Supervalu’s common stock. It also shows beneficial ownership of Supervalu common stock for each director, for each named executive officer of Supervalu, and for the executive officers and directors as a group.

Shares Beneficially Owned as of March 3, 2006

(unless otherwise indicated below)

Name (and address, for beneficial owners over 5%)	Number of Shares Beneficially Owned (1)	Percent of Class
Barclays Global Investors, NA, and related entities (2) 45 Fremont Street San Francisco, CA 94105	16,719,288	12.3%

AXA Financial, Inc., and related entities (3) 1290 Avenue of the Americas New York, NY 10104	12,259,370	9%

Putnam, LLC, d/b/a Putnam Investments, and related entities (4) One Post Office Square Boston, MA 02109	9,365,718	6.9%

Directors (5):
Irwin Cohen	20,412	*
Ronald E. Daly	15,847	*
Lawrence A. Del Santo	69,074	*
Susan E. Engel	61,353	*
Philip L. Francis	12,000	*
Edwin C. Gage	71,501	*
Garnett L. Keith, Jr.	96,281	*
Charles M. Lillis	73,395	*
Marissa T. Peterson	19,589	*
Steven S. Rogers	51,275	*

Officers (6):
David L. Boehnen	512,304	*
John H. Hooley	276,568	*
Michael L. Jackson	369,112	*
Pamela K. Knous	512,259	*
Jeffrey Noddle	1,500,810	1.1%

All directors and all executive officers as a group (25 individuals) (7)	4,505,935	3.3%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of Supervalu’s outstanding common stock.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Shares are considered to be beneficially owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 3, 2006.
(2)

Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the SEC on January 26, 2006. According to that filing, Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors, and Barclays Global Investors, Ltd., is deemed to be the beneficial owner of 16,719,288 shares of

Supervalu common stock held in trust accounts for the economic benefit of the beneficiaries of these accounts. Of these shares, Barclays Global Investors, NA has sole voting power as to 12,207,976 shares and sole dispositive power as to 14,048,343 shares, Barclays Global Fund Advisors has sole voting power as to 842,663 shares and sole dispositive power as to 848,526 shares, and Barclays Global Investors, Ltd. has sole voting power as to 1,697,430 shares and sole dispositive power as to 1,822,419 shares.

(3)	Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the SEC on February 14, 2006 on behalf of AXA Financial, Inc., AXA, and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (the “Mutuelles AXA”), as a group. According to that filing, AXA and each of the Mutuelles AXA are each deemed to beneficially own 12,259,370 shares of Supervalu common stock, with sole voting power as to 6,899,254 of such shares, shared voting power as to 1,285,786 of such shares, sole dispositive power as to 12,246,172 of such shares, and shared dispositive power as to 13,198 of such shares. AXA Financial is deemed to beneficially own 12,141,470 shares of Supervalu common stock, with sole voting power as to 6,790,054 of such shares, shared voting power as to 1,285,786 of such shares, sole dispositive power as to 12,128,272 of such shares, and shared dispositive power as to 13,198 of such shares.
(4)	Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the SEC on February 10, 2006. According to that filing, Putnam, LLC, d/b/a Putnam Investments, on behalf of itself and Putnam Investment Management, LLC, and The Putnam Advisory Company, LLC, is deemed to be the beneficial owner of 9,365,718 shares of Supervalu common stock. Putnam, LLC has shared voting power as to 480,209 shares and shared dispositive power as to 9,365,718 shares. Putnam Investment Management, LLC has shared voting power as to 94,070 shares and shared dispositive power as to 8,486,016 shares. The Putnam Advisory Company, LLC has shared voting power as to 386,139 shares and shared dispositive power as to 879,702 shares.
(5)	Includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to stock options awarded under the 1983 Employee Stock Option Plan, the 1993 Stock Plan and the 2002 Stock Plan: 18,000 shares for Mr. Cohen; 12,000 shares for Mr. Daly; 50,000 shares for Mr. Del Santo; 40,000 shares for Ms. Engel; 6,000 shares for Mr. Francis; 46,958 shares for Mr. Gage; 48,000 shares for Mr. Keith; 38,000 shares for Mr. Lillis; 18,000 shares for Ms. Peterson; and 38,195 shares for Mr. Rogers. Also includes (i) 8,000 shares held by Mr. Gage, with shared voting and investment power; and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Cohen, 2,412 shares; Mr. Daly, 3,847 shares; Mr. Del Santo, 19,074 shares; Ms. Engel, 21,353 shares; Mr. Gage, 9,543 shares; Mr. Keith, 33,042 shares; Mr. Lillis, 33,395 shares; Ms. Peterson, 1,439 shares; and Mr. Rogers, 7,275 shares.
(6)	Includes, as applicable, the following shares that could have been acquired within 60 days after March 3, 2006 pursuant to stock options awarded under the 1993 Stock Plan, the SUPERVALU/Richfood Incentive Stock Plan, and the 2002 Stock Plan: 338,455 shares for Mr. Boehnen; 208,644 shares Mr. Hooley; 296,266 shares for Mr. Jackson; 382,375 shares for Ms. Knous; and 1,254,830 shares for Mr. Noddle.
(7)	Includes 595,196 shares that could have been acquired within 60 days after March 3, 2006 by executive officers, other than those listed individually, pursuant to stock options awarded under the 1993 Stock Plan, the 1997 Stock Plan, the SUPERVALU/Richfood Stock Incentive Plan, and the 2002 Stock Plan. Also includes shares credited to the SUPERVALU Employee Stock Ownership Plan and the SUPERVALU Pretax Savings and Profit Sharing Plan (401(k) YES Plan) accounts of certain of these other executive officers, measured as of fiscal year end.

COMPARISON OF RIGHTS OF STOCKHOLDERS

As a result of the reorganization merger, holders of Albertsons common stock will become holders of New Albertsons common stock. As a result of the Supervalu merger, holders of New Albertsons common stock (formerly holders of Albertsons common stock) will become holders of Supervalu common stock. See “The Transaction Agreements—The Merger Agreement—Merger Consideration” beginning on page 101. The rights of holders of Supervalu common stock are governed by applicable Delaware law and the provisions of Supervalu’s certificate of incorporation and by-laws.

Except as noted below, the certificates of incorporation and by-laws of Albertsons and New Albertsons will be substantially identical at the initial effective time, and both Albertsons and New Albertsons are Delaware corporations. The rights of Albertsons stockholders and New Albertsons stockholders, therefore, will be substantially identical at the initial effective time, subject to the exceptions noted below under “—Authorized Capital Stock” and “—Anti-Takeover Matters—Rights Plans.”

The following is a summary of the material differences between the rights of Supervalu stockholders and Albertsons stockholders. Because the rights of stockholders of both Albertsons and Supervalu are governed by Delaware law, these differences arise principally from differences between Supervalu’s certificate of incorporation and by-laws and Albertsons’ certificate of incorporation and by-laws.

The following does not provide a complete description of the specific rights of Supervalu stockholders under Supervalu’s certificate of incorporation and by-laws as compared with the rights of Albertsons stockholders under Albertsons’ certificate of incorporation and by-laws. This summary is qualified in its entirety by reference to the governing corporate instruments of Supervalu and Albertsons to which we have referred you. You should read those documents for a complete understanding of all of the differences between the rights of Supervalu stockholders and those of Albertsons stockholders. See “Where You Can Find More Information” beginning on page 168.

Authorized Capital Stock

Supervalu. Supervalu’s certificate of incorporation authorizes it to issue up to 400,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of no par value of preferred stock.

Albertsons. Albertsons’ certificate of incorporation authorizes it to issue up to 1,200,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

New Albertsons. New Albertsons’ certificate of incorporation will authorize it to issue up to 1,200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights

Supervalu. Under Supervalu’s certificate of incorporation and by-laws, the holders of common stock are entitled to vote at all meetings of the stockholders and shall be entitled to cast one vote for each share of stock held by them respectively and registered in their respective names on the books of Supervalu as of the record date fixed by the Supervalu board of directors.

Albertsons. Under Albertsons’ certificate of incorporation and by-laws, the holders of common stock are entitled to vote at all meetings of the stockholders and shall be entitled to cast one vote for each share of common stock held by them respectively and registered in their respective names on the books of Albertsons as of the record date fixed by the Albertsons board of directors.

Cumulative Voting

Supervalu. Supervalu’s certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Supervalu’s common stock do not have cumulative voting rights in connection with the election of directors.

Albertsons. Albertsons’ certificate of incorporation does not provide for cumulative voting, and accordingly, holders of Albertsons common stock do not have cumulative voting rights in connection with the election of directors.

Stockholders Meetings

Annual and Special Meetings

Supervalu. Supervalu’s by-laws provide that meetings of the stockholders may be held at such place and at such time as may be designated by the board of directors. In the absence of a designation of place, meetings shall be held at the principal executive office of Supervalu. In the absence of a designation of time, the meetings shall be held at 10:00 a.m. local time at the place where the meeting is to be held. Any previously scheduled annual or special meeting of the stockholders may be postponed by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting. Supervalu’s by-laws provide that special meetings may be called only by the secretary (but only at the written request of a majority of the total number of directors), the chairman of the board or the president. Stockholders have no power or right to call special meetings.

Albertsons. Albertsons’ by-laws provide that all meetings of the stockholders for the election of directors shall be held in Boise, Idaho, or at such other place designated by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Pursuant to Albertsons’ by-laws, annual meetings shall be held on the fourth Friday of May, if not a legal holiday and, if a legal holiday, then on the next day following that is not a legal holiday, at 10:00 a.m., or at such date and time as the Albertsons’ board of directors determines and states in the notice to stockholders. Special meetings may be called only by the chairman of the board of directors or by the vice chairman or president of Albertsons and shall be called at the request in writing of a majority of the board of directors, which shall state the purpose or purposes of the proposed meeting. Stockholders have no power or right to call special meetings.

Quorum

Supervalu. Supervalu’s by-laws provide that at all stockholders meetings a quorum shall consist of a majority of the shares outstanding and entitled to vote on the business to be transacted at the meeting.

Albertsons. Albertsons’ by-laws provide that the holders of a majority of the shares of common stock of Albertsons issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Notice of Stockholder Meetings

Supervalu. Supervalu’s by-laws provide that a written notice of each annual and special meeting of stockholders, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder of record of Supervalu entitled to vote at such meeting. Notice is to be given to each stockholder by delivering such notice of meeting to him or her personally or depositing the same in the United States mail, postage prepaid, directed to him or her at the post office address furnished by the stockholder to the secretary of Supervalu or, in the absence of such address, at the address on the corporate share registry maintained by the transfer agent. Service of notice is complete upon mailing. Personal delivery to any officer of a corporation or association or to any member of a partnership is delivery to such corporation, association or partnership.

Albertsons. Albertsons’ by-laws provide that a written notice, stating the place, date and hour of each annual and special meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of such meeting.

Notice of Stockholder Proposals

Supervalu. Supervalu’s by-laws provide that only business properly brought before an annual or special meeting will be considered at the meeting. The proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to Supervalu’s notice of meeting, (ii) by or at the direction of the board of directors, or (iii) by any stockholder of Supervalu who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complied with the notice procedures.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Supervalu and the business must be a proper matter for stockholder action. Supervalu’s by-laws provide that to be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Supervalu not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Supervalu’s notice of meeting.

Supervalu’s by-laws provide that, to be in proper form, stockholder notices must contain for each matter:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•	a description of the material interest in the matter of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the proposing stockholder, as they appear on the company books, and the beneficial owner, if any, on whose behalf the proposal is made; and

•	the class and number of shares beneficially owned by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is made.

Albertsons. Albertsons’ by-laws provide that no business may be transacted at an annual meeting of stockholders, other than business that is (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any holder of common stock (i) who is a stockholder of record on the date of the giving of the notice and (ii) who complies with the notice procedures. For business to be properly brought before an annual meeting by a stockholder, such stockholder must give timely notice of the meeting to the secretary of Albertsons and the notice must be in proper written form.

Albertsons’ by-laws provide that, to be timely:

•	a stockholder’s notice to the secretary of Albertsons of business to be brought before a meeting of stockholders in accordance with Rule 14a-8 promulgated pursuant to the Exchange Act must be delivered to or mailed and received at the principal executive offices of Albertsons in accordance with the deadline specified in subsection (e) of that rule; and

•	a stockholder’s notice to the secretary of Albertsons of business to be brought before an annual meeting of stockholders, other than in accordance with Rule 14a-8 promulgated pursuant to the Exchange Act, must be delivered to or mailed and received at the principal executive offices of Albertsons not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. However, in the event that an annual meeting is called for a date that is not within 30 days before or after such anniversary date, in order to be timely, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Albertsons’ by-laws provide that, to be in proper written form, a stockholder’s notice must set forth as to each matter:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class of series and number of shares of stock of Albertsons that are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest such stockholder has in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Proxy

Supervalu. Supervalu’s by-laws provide that, at all meetings of stockholders, each stockholder entitled to vote thereat shall have one vote, in person or by written proxy, for each share of stock having voting rights held by such stockholder and registered in his or her name on the books of Supervalu.

Albertsons. Albertsons’ by-laws provide that, at all meetings of stockholders, each stockholder entitled to vote thereat may do so either in person or by proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Actions by Written Consent

Under Delaware law, unless the certificate of incorporation provides otherwise, any action by stockholders to be taken at a meeting of stockholders may be taken without a meeting, if written consents stating the action to be taken are signed by stockholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted.

Supervalu. Supervalu’s certificate of incorporation does not prohibit stockholder action by written consent. Thus, with respect to stockholder action by written consent, Supervalu is governed by the DGCL, as specified above. Supervalu’s by-laws outline the procedure for the board of directors to fix a record date for stockholder action by written consent.

Albertsons. Albertsons’ certificate of incorporation allows action to be taken by written consent of stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Matters Relating to the Board of Directors

Number

Supervalu. Supervalu’s by-laws provide that the board of directors currently consists of fourteen members and the number of directors may be increased or decreased by resolution of a majority of the whole board of directors or of the holders of at least 75% of the stock of Supervalu entitled to vote, considered for this purpose as one class.

Albertsons. Albertsons’ certificate of incorporation provides that the board of directors shall consist of not less than three directors. Albertsons’ by-laws specify that the number of directors shall be not less than three nor more than twenty-one, and the precise number will be determined by the board or by the vote at the annual meeting of at least three-fourths of the outstanding shares of voting stock.

Quorum

Supervalu. Supervalu’s by-laws provide that a majority of the total number of directors constitutes a quorum for the transaction of business.

Albertsons. Albertsons’ by-laws provide that the presence of a majority of the entire board of directors constitutes a quorum for the transaction of business.

Classification of Directors

Supervalu. Under Supervalu’s by-laws, the board of directors is divided into three separate classes, with the number of directors divided as nearly equally as possible among the three classes, with three-year staggered terms.

Albertsons. Under Albertsons’ by-laws, the board of directors is divided into three separate classes, with the number of directors divided as nearly equally as possible among the three classes, with three-year staggered terms. Albertsons’ by-laws provide that no decrease in the authorized number of directors can shorten the term of any incumbent director.

Removal of Directors

Supervalu. Supervalu’s by-laws provide that a director may be removed only for cause.

Albertsons. Albertsons’ certificate of incorporation and by-laws provide that a director may be removed only for cause.

Vacancies of the Board

Supervalu. Supervalu’s by-laws provide that any newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the board resulting from death, resignation, disqualification, removal, or other cause will be filled by a majority of the directors then in office, although less than a quorum of the board, or by the sole remaining director. Any director so chosen will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Albertsons. Albertsons’ by-laws provide that any vacancies and newly created directorships that result from any increase in the authorized number of directors may be filled by a majority of the board of directors then in office, although less than a quorum, or by a sole remaining director. Under Albertsons’ by-laws, any director so chosen will hold office until the next annual meeting of stockholders, regardless of the class for which such director has been chosen, and until his or her successor has been elected, unless sooner displaced.

Preemptive Rights

Supervalu. Supervalu’s certificate of incorporation does not grant any preemptive rights.

Albertsons. Albertsons’ certificate of incorporation does not grant any preemptive rights.

Dividends

Supervalu. Supervalu’s certificate of incorporation provides that dividends may be declared by the board of directors and paid from time to time out of any funds legally available therefor. Supervalu’s by-laws provide that the board of directors may declare dividends on its capital stock from Supervalu’s surplus, or if there be none, out of its net profits for the current fiscal year and/or the preceding fiscal year in such amounts as in its opinion the condition of Supervalu shall render advisable unless otherwise restricted by law.

Albertsons. Albertsons’ certificate of incorporation provides that dividends may be paid on the common stock of Albertsons at such time and in such amounts as the board of directors may deem advisable. Albertsons’ by-laws provide that dividends on Albertsons’ stock may be declared by the board of directors at any regular or special meeting of the board of directors, and may be paid in cash, in property or in shares of Albertsons’ stock. Before payment of any dividend, the board of directors may set aside out of any funds of Albertsons available for dividends such sum or sums as the board of directors may deem proper as a reserve or reserves for any purpose, and the board of directors may modify or abolish any such reserve.

Limitation of Personal Liability of Directors

Supervalu. Supervalu’s certificate of incorporation provides that no director will be personally liable to Supervalu or its stockholders for monetary damages for breach of fiduciary duty as a director of Supervalu. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Supervalu or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, (iv) under Section 174 of DGCL or any amendment thereto or successor provision thereof, or (v) for any act or omission occurring prior to the date when Article Eighth of the certificate of incorporation (limitation on personal liability of directors) became effective.

Albertsons. Albertsons’ certificate of incorporation provides that no director will be personally liable to Albertsons or any stockholder for monetary damages for breach of fiduciary duty by such director as a director of Albertsons. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Albertsons or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of DGCL or any amendment thereto or successor provision thereof.

Indemnification of Directors and Officers

Supervalu. Supervalu’s by-laws provide that Supervalu will indemnify any director or officer of Supervalu and may indemnify any employee or agent of Supervalu in the discretion of the board of directors for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the DGCL or its successor.

In addition, Supervalu’s by-laws provide that Supervalu will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Supervalu, by reason of the fact that such person is or was a director or officer of Supervalu, or is or was serving at the request of Supervalu as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to Supervalu and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of Supervalu and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Further, Supervalu’s by-laws provide that Supervalu will pay expenses incurred by any person entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, provided that a determination has not been made by an independent legal counsel (who may be the regular counsel for Supervalu) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that Supervalu has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by Supervalu.

Finally, Supervalu’s by-laws provide that Supervalu may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom Supervalu shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, if and whenever the board of directors of Supervalu deems it to be in the best interest of the corporation to do so.

Albertsons. Albertsons’ certificate of incorporation provides that Albertsons has power to indemnify any person, including present or former directors, officers, employees or agents of Albertsons or any person who is or was serving at the request of Albertsons as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the DGCL. Such power to indemnify is in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

Albertsons’ by-laws provide that Albertsons shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Albertsons, by reason of the fact that such person is or was a director or officer of Albertsons, or is or was a director or officer of Albertsons serving at the request of Albertsons as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Albertsons, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions, suits or proceedings by or in the right of Albertsons, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Albertsons, unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

Further, under Albertsons’ by-laws, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding will be paid by Albertsons in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Albertsons.

Anti-Takeover Matters

Rights Plans

Supervalu. Supervalu has in place a rights agreement pursuant to which a right is attached to each outstanding share of Supervalu common stock. The rights become exercisable only under certain circumstances involving actual or potential acquisitions of beneficial ownership of 15% or more of the outstanding common stock of Supervalu by a person or a group of affiliated or associated persons (with certain exceptions).

Albertsons. Albertsons has in place a rights agreement pursuant to which a right is attached to each outstanding share of Albertsons common stock. The rights become exercisable only under certain circumstances involving actual or potential acquisitions of beneficial ownership of 15% or more of the outstanding common stock of Albertsons by a person or a group of affiliated or associated persons (with certain exceptions). Albertsons has taken action to prevent the merger agreement and the transactions from triggering the exercisability of the rights.

New Albertsons. Unlike Albertsons, New Albertsons does not have a stockholders rights plan.

Certain Business Combination Restrictions

Section 203 of the DGCL protects publicly-traded Delaware corporations, such as Albertsons and Supervalu, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. A corporation may elect not to be governed by Section 203 of the DGCL.

Supervalu. Neither Supervalu’s certificate of incorporation nor by-laws contain the election not to be governed by Section 203 of the DGCL. Therefore, Supervalu is governed by Section 203 of the DGCL. However, Supervalu’s board of directors has expressly approved the merger agreement and the transactions. Therefore, the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to the merger agreement or the transactions.

Albertsons. Neither Albertsons’ certificate of incorporation nor by-laws contain the election not to be governed by Section 203 of the DGCL. Therefore, Albertsons is governed by Section 203 of the DGCL. However, Albertsons’ board of directors has expressly approved the merger agreement and the transactions. Therefore, the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to the merger agreement or the transactions.

New Albertsons. Neither New Albertsons’ certificate of incorporation nor by-laws contain the election not to be governed by Section 203 of the DGCL. Therefore, New Albertsons is governed by Section 203 of the DGCL. However, New Albertsons’ board of directors has expressly approved the merger agreement and the transactions. As such, the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to the merger agreement or the transactions.

Vote on Certain Fundamental Issues

Supervalu. In addition to the voting requirements of Section 203 of the DGCL, Supervalu’s certificate of incorporation requires that certain combinations, including certain mergers or consolidations, sales, leases, exchanges or other dispositions of Supervalu’s assets, and issuances or transfers of securities of Supervalu to any other corporation, person or other entity, be approved by the affirmative vote of the holders of

•	at least 75% of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors, considered as one class, and

•	at least a majority of the outstanding shares of capital stock of Supervalu which are not beneficially owned by such corporation, person or other entity,

if, as of the record date, such other corporation, person or entity is the “beneficial owner” (or any affiliate or associate of the “beneficial owner”) of 5% or more of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors (considered as one class).

These approvals are not required for a transaction:

•	with another corporation, if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered as one class is owned of record or beneficially by Supervalu and/or its subsidiaries; or

•	with another corporation, person or other entity, if the board of directors of Supervalu shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner of 5% or more of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors.

Albertsons. In addition to the voting requirements of Section 203 of the DGCL, Albertsons’ certificate of incorporation requires that certain “business combinations,” including certain mergers or consolidations, sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets, issuances or transfers of securities, plans of liquidation or dissolution, and reclassifications of securities or recapitalizations, involving an “interested stockholder,” or any affiliate or associate of the interested stockholder, which is defined as one who (i) beneficially owns 10% or more of Albertsons’ voting stock, (ii) is an affiliate or associate of Albertsons’ and at any time within two years preceding the date of the business combination transaction was the beneficial owner of 10% or more of Albertsons’ then outstanding voting stock, or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within two years preceding the date of the business combination transaction beneficially owned by an interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 or any successor securities law, must be approved by the affirmative vote of at least 80% of the outstanding shares of voting stock.

This 80% approval is not required for a business combination if:

•	it is approved by a majority of the directors who are unaffiliated with the interested stockholder and were members of Albertsons’ board of directors prior to the time the interested stockholder became an interested stockholder (or are successors to such continuing directors recommended by a majority of such continuing directors); or

•	it involves the payment of consideration to the holders of Albertsons’ capital stock and complies with specific pricing and procedural conditions set forth in Albertsons’ certificate of incorporation.

Amendments to Constituent Documents

Delaware law provides that an amendment to a corporation’s certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability, and that a majority of the voting power of the then outstanding capital stock of the corporation approve the amendment, although the certificate of incorporation may provide for a greater vote.

Supervalu. Supervalu’s certificate of incorporation provides that Supervalu has the right to amend the certificate of incorporation in any manner now or hereafter provided by law. Further, under Supervalu’s certificate of incorporation, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal by-laws of Supervalu, without any action on the part of the stockholders. The by-laws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the by-laws regarding amendment thereof is controlling.

In addition, Supervalu’s certificate of incorporation requires the affirmative vote of (i) at least 75% of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors and (ii) at least a majority of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors (exclusive of all voting stock of Supervalu beneficially owned by a corporation, person or entity, who is, as of the record date, the beneficial owner of 5% or more of the outstanding shares of capital stock of Supervalu entitled to vote generally in the election of directors) to amend, alter, change or repeal Article Sixth (special vote for certain combinations).

Supervalu’s by-laws provide that they may be altered, amended or repealed at any meeting of the board of directors by a vote of the majority of the whole board of directors or any meeting of the stockholders at which a quorum is present by the vote of a majority of the shares voting at the meeting. Notwithstanding the above, Supervalu’s by-laws require the affirmative vote of the holders of at least 75% of the stock of Supervalu entitled to vote (considered for the purpose as one class) or a majority of the whole board of directors to amend or rescind Section 3.02 of the by-laws (number, election and term of office of directors).

Albertsons. Albertsons’ certificate of incorporation provides that the certificate may be amended, altered, suspended or repealed in the manner prescribed by Delaware law. The certificate of incorporation requires the affirmative vote of the holders of three-fourths of the outstanding stock of Albertsons entitled to vote in elections of directors to amend, alter, suspend or repeal Article Tenth (amendment, alteration, suspension, repeal, adoption of by-laws), Eleventh (action by written consent), Thirteenth (removal of directors) and Fourteenth (right to amend, alter, suspend or repeal provisions of the certificate of incorporation) of the certificate of incorporation.

In addition, Albertsons’ certificate of incorporation requires the affirmative vote of 80% or more of the outstanding shares of the voting stock of Albertsons to amend, modify or repeal, or to adopt any provisions inconsistent with Article Fourth (authorized stock). However, Article Fourth may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of not less than a majority of all outstanding shares of the voting stock of Albertsons, if such amendment, modification, repeal or addition is first approved and recommended by a resolution adopted by an affirmative vote of at least three-fourths of the members of the board of directors.

Albertsons’ certificate of incorporation further requires the affirmative vote of 80% the outstanding shares of the voting stock of Albertsons to amend, modify or repeal, or adopt any provisions inconsistent with Article Twelfth (business combinations). However, Article Twelfth may be amended, modified or repealed, and any such new provision may be added, upon the affirmative vote of not less than a majority of all outstanding shares of the voting stock of Albertsons, if such amendment, modification, repeal or addition is first approved and recommended by a resolution adopted by a majority vote of the board of directors, who are unaffiliated with the interested stockholder and were members of Albertsons’ board of directors prior to the time the interested stockholder became an interested stockholder (or are successors to such continuing directors recommended by a majority of such continuing directors).

Under Albertsons’ certificate of incorporation, Albertsons’ by-laws may be adopted, amended, repealed, altered or suspended (i) by resolution adopted by a majority of the full board of directors at a meeting thereof, (ii) by unanimous written consent of all the directors in lieu of a meeting, or (iii) by the affirmative vote, at any annual or special meeting of the stockholders, of the holders of at least a majority of the outstanding stock of Albertsons entitled to vote thereon, except that the affirmative vote of the holders of at least three-fourths of the outstanding stock of Albertsons entitled to vote thereon is required for the stockholders to amend any of the provisions of Article III (Directors) of the by-laws. Albertsons’ by-laws provide that they may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by the board of directors or by the stockholders as provided in the certificate of incorporation.

LEGAL MATTERS

The validity of the New Albertsons common stock to be issued to Albertsons stockholders in the reorganization merger will be passed upon by Jones Day. The validity of the Supervalu common stock to be issued to New Albertsons stockholders in the Supervalu merger will be passed upon for Supervalu by John P. Breedlove, Associate General Counsel and Corporate Secretary of Supervalu.

EXPERTS

The consolidated financial statements and related financial statement schedule of Supervalu as of February 26, 2005, and February 28, 2004, and for each of the fiscal years in the three-year period ended February 26, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of February 26, 2005, have been incorporated by reference herein and in the registration statement of which this joint proxy statement/prospectus forms a part, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference from Albertsons’ Annual Report on Form 10-K for the year ended February 2, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the periods ended November 3, 2005 and October 28, 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Albertsons’ Quarterly Report on Form 10-Q for the quarter ended November 3, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The consolidated balance sheet of New Albertsons included in this joint proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Supervalu. Supervalu plans to hold its 2006 Annual Meeting of Stockholders on or around June 28, 2006. Proposals by stockholders of Supervalu that were intended to be presented at Supervalu’s 2006 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act were to have been received by Supervalu’s Corporate Secretary on or before January 12, 2006. In accordance with Supervalu’s by-laws and the rules of the SEC, any other stockholder proposals to be presented at the 2006 Annual Meeting were to have been given in writing to the Corporate Secretary not later than February 15, 2006, nor earlier than January 16, 2006. In accordance with Supervalu’s by-laws, stockholders of Supervalu may not submit stockholder proposals to be considered at the Supervalu special meeting.

Albertsons. Albertsons plans to hold its 2006 Annual Meeting of Stockholders only if the mergers have not already been completed by June 30, 2006. Proposals by stockholders of Albertsons that were intended to be presented at Albertsons’ 2006 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act were to have been received by Albertsons’ Corporate Secretary on or before January 12, 2006. In accordance with Albertsons’ by-laws and the rules of the SEC, any other stockholder proposals to be presented at the 2006 Annual Meeting were to have been given in writing to the Corporate Secretary not later than March 4, 2006, nor earlier than February 2, 2006. In accordance with Albertsons’ by-laws, stockholders of Albertsons may not submit stockholder proposals to be considered at the Albertsons special meeting.

New Albertsons. New Albertsons does not plan to hold an annual meeting of stockholders subsequent to the initial effective time but before the completion of the Supervalu merger.

WHERE YOU CAN FIND MORE INFORMATION

Supervalu and Albertsons file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Supervalu and Albertsons have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Supervalu’s and Albertsons’ SEC filings are also available for free to the public on the SEC’s Internet Web site at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Supervalu’s SEC filings are also available for free to the public on Supervalu’s Web site, www.supervalu.com, and Albertsons’ filings with the SEC are also available for free to the public on Albertsons’ Web site, www.albertsons.com. Information contained on Supervalu’s Web site and Albertsons’ Web site is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those Web sites as part of this joint proxy statement/prospectus.

Each of Supervalu and Albertsons incorporate by reference into this joint proxy statement/prospectus the documents listed below, and any filings Supervalu or Albertsons makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the date of the special meetings shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Supervalu SEC Filings

Commission file number 1-5418	Period

Current Report on Form 8-K	Filed on March 4, 2005; Filed on April 19, 2005; Filed on May 27, 2005; Filed on June 17, 2005; Filed on September 9, 2005; Filed on January 10, 2006; Filed on January 23, 2006; Filed on January 24, 2006; Filed on January 25, 2006; Filed on February 13, 2006; Filed on February 24, 2006; Filed on March 14, 2006; Filed on April 17, 2006; Filed on April 18, 2006; Filed on April 21, 2006

Quarterly Report on Form 10-Q	Quarter Ended June 18, 2005 Quarter Ended September 10, 2005 Quarter Ended December 3, 2005

Annual Report on Form 10-K	Year Ended February 26, 2005 (filed on May 6, 2005)

Definitive Proxy Statement	Filed on May 11, 2005

Registration Statement on Form S-4	Filed on April 28, 2006

Supervalu has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Supervalu and its respective affiliates.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus (except for the exhibits to those documents) from Innisfree M&A Incorporated, Supervalu’s proxy solicitor for the mergers. You may also obtain these documents from the SEC or through the SEC’s Web site described above. Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Telephone: (888) 750-5834

If you would like to request documents, please do so by May 22, 2006, to receive them before the Supervalu special meeting. If you request any of these documents from Supervalu, Supervalu will mail them to you by first-class mail or similar means.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus in voting your shares at the Supervalu special meeting. Supervalu has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 28, 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Supervalu stockholders nor the issuance of Supervalu common stock in the Supervalu merger will create any implication to the contrary.

Albertsons SEC Filings

Commission file number 1-6187	Period

Current Report on Form 8-K	Filed on March 7, 2006; Filed on March 20, 2006

Annual Report on Form 10-K	Year Ended February 2, 2006 (filed on March 29, 2006)

Quarterly Report on Form 10-Q	Quarter Ended November 3, 2005

Albertsons has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Albertsons and its respective affiliates.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus (except for the exhibits to those documents) from Georgeson Shareholder Communications, Inc., Albertsons’ proxy solicitor for the mergers. You may also obtain these documents from the SEC or through the SEC’s Web site described above. Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address and telephone number:

Albertson’s, Inc.

Attention: Corporate Secretary Department

250 Parkcenter Boulevard

Boise, Idaho 83726

Telephone: (208) 395-6200

If you would like to request documents, please do so by May 22, 2006, to receive them before the Albertsons special meeting. If you request any of these documents from Albertsons, Albertsons will mail them to you by first-class mail or similar means.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus in voting your shares at the Albertsons special meeting. Albertsons has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/prospectus is dated April 28, 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Albertsons stockholders nor the consummation of the mergers will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ALBERTSON’S, INC.,

NEW ALOHA CORPORATION,

NEW DIAMOND SUB, INC.,

SUPERVALU INC.,

and

EMERALD ACQUISITION SUB, INC.

Dated as of January 22, 2006

SECTION 9.9	Governing Law	A-65

SECTION 9.10	Specific Performance; Jurisdiction	A-65

SECTION 9.11	Waiver of Jury Trial	A-65

SECTION 9.12	Interpretation	A-65

SECTION 9.13	Counterparts	A-65

INDEX OF EXHIBITS

Exhibit A-1	Form of Restated Certificate of Incorporation of Old Albertson’s, Inc.
Exhibit A-2	Form of By-Laws of Old Albertson’s, Inc.
Exhibit B	Form of Amended and Restated Certificate of Incorporation of New Aloha Corporation
Exhibit C	Form of By-Laws of New Aloha Corporation
Exhibit D	Form of Amended and Restated Certificate of Incorporation of New Albertson’s Inc.
Exhibit E	Form of By-Laws of New Albertson’s Inc.
Exhibit F	Separation Agreement
Exhibit G	Standalone Drug Sale Agreement
Exhibit H	Separate Operations Data
Exhibit I	Separate Balance Sheet Data

This AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2006 (this “Agreement”), is entered into by and among SUPERVALU INC., a Delaware corporation (“Parent”), Emerald Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), Albertson’s, Inc., a Delaware corporation (the “Company”), New Aloha Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“New Diamond”), and New Diamond Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Diamond (“New Diamond Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Diamond Merger”) of New Diamond Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, (ii) determined that it is in the best interests of the Company, New Diamond and the stockholders thereof, and declared it advisable, to enter into this Agreement providing for the merger (the “Emerald Merger,” and together with the Diamond Merger, the “Mergers”) of Acquisition Sub with and into New Diamond, with New Diamond as the surviving corporation, in accordance with the DGCL and upon the terms and conditions set forth herein, (iii) approved this Agreement in accordance with the DGCL, and (iv) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, (i) the Board of Directors of Parent (the “Parent Board of Directors”), the Board of Directors of Acquisition Sub, the Board of Directors of New Diamond, and the Board of Directors of New Diamond Merger Sub have each determined that it is in the best interests of Parent, Acquisition Sub, New Diamond and New Diamond Merger Sub and their respective stockholders, and declared it advisable, to enter into this Agreement, and have approved this Agreement in accordance with the DGCL, and (ii) Parent, as the sole stockholder of Acquisition Sub, will adopt this Agreement in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, (i) the Company, New Diamond, Parent and AB Acquisition LLC are entering into that certain Purchase and Separation Agreement, dated as of the date hereof and attached as Exhibit F hereto (the “Separation Agreement”), and (ii) the Company, New Diamond, Parent, CVS Corporation (“CVS”) and certain additional parties are entering into that certain Asset Purchase Agreement, dated as of the date hereof and attached as Exhibit G hereto (the “Standalone Drug Sale Agreement”);

WHEREAS, it is intended that, after the Diamond Merger, the Company will convert into a Delaware limited liability company (such limited liability company, “Diamond LLC,” and such conversion, the “Diamond LLC Conversion”), and that Diamond LLC will then distribute its core business to New Diamond, pursuant to the terms of the Separation Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Diamond Merger and the Diamond LLC Conversion, taken together, will qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a “plan of reorganization” with respect thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, New Diamond, New Diamond Merger Sub, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“ASC” means American Stores Company LLC.

“Average Closing Price” means the average of the closing prices for a Parent Share as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten trading days prior to, but not including, the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cash Consideration” means $20.35 in cash, without interest, per New Diamond Share.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries (or, following the Separation, New Diamond and its Subsidiaries) taken as a whole in relation to the New Diamond Business, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Company and the Company Subsidiaries operate or developments or changes therein, except to the extent that such conditions, developments or changes impact the Company in a materially disproportionate adverse manner relative to similarly situated competitors of the Company, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of the Transaction Agreements or the Transactions, (v) the performance by the Company of its obligations pursuant to the Transaction Agreements (except the obligations of the Company to obtain the consents contemplated by Section 4.3 and Section 4.4), (vi) the announcement, consummation, termination or abandonment of the Standalone Drug Sale, (vii) any actions taken or omitted to be taken by or at the request or with the written consent of Parent or Acquisition Sub, (viii) any changes in any Laws or any accounting regulations or principles, (ix) any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrest or disruption, or (x) any acts of God, war or terrorism, except to the extent that such acts impact the Company in a materially disproportionate adverse manner relative to similarly situated competitors of the Company. A failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Company Material Adverse Effect.

“Company Proposal” means any Acquisition Proposal relating to the acquisition of, or a business combination transaction with, the Company, any of its Subsidiaries or some or all of their respective assets, securities or other ownership interests.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreements” means the reciprocal confidentiality agreements dated September 22, 2005 and November 17, 2005, between Parent and the Company.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Coordination Agreement” means that certain Coordination Agreement by and among the Company, Parent, AB Acquisition LLC, and CVS, dated as of the date hereof.

“Cub Sale Agreement” means that certain Asset Purchase Agreement by and among Parent and Hawk Acquisition LLC, dated as of the date hereof.

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use in the operation of the respective businesses of the Company or the Company Subsidiaries, or that is otherwise material to or necessary for the operation of the respective businesses of the Company or the Company Subsidiaries.

“Deferred Compensation Plans” means the Company’s 2000 Deferred Compensation Plan; the Company’s 1990 Deferred Compensation Plan; the Company’s Executive Deferred Compensation Plan; the Company’s Senior Executive Deferred Compensation Plan; any supplemental retirement benefit provided in any employment agreement; the Company’s Non-Employees Directors’ Deferred Compensation Plan; Shaw’s Supermarkets, Inc. Deferred Compensation Plan; the Company’s Executive ASRE Makeup Plan; the Company’s Executive Pension Makeup Plan; Shaw’s Supermarkets, Inc. Supplemental Savings Plan; Shaw’s Supermarkets, Inc. Supplemental Executive Retirement Plan; American Stores Company Supplemental Executive Retirement Plan; American Stores Company Retirement Plan for Non-Employee Directors; and American Stores Company Supplemental Long Range Retirement Plan, as any of the foregoing may have been amended or restated, and any other plan, program, agreement or arrangement providing substantially similar benefits to the Company’s current or former directors, officers or employees.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option or right of first refusal to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business consistent with past practice and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of partnership, limited liability company, trust or similar interests or units, and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) all Indebtedness of another Person referred to in clauses (i) through (v) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (vii) all Indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person. Notwithstanding anything to the contrary herein, the Indebtedness of the Company and the Company Subsidiaries shall not include (a) any indebtedness or obligation owed by the Company to any Company Subsidiary, by any Company Subsidiary to the Company, or between any Company Subsidiaries, or (b) any guarantee by the Company or any Company Subsidiary of any indebtedness or obligation described in clause (a) of this sentence.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors, and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IT Systems” means all electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“Knowledge” means (i) with respect to Parent, the actual knowledge after reasonable inquiry of the officers of Parent listed in Section 1.1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of the officers of the Company listed in Section 1.1 of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of law of a Governmental Authority or any Governmental Order.

“Material Company Subsidiary” shall mean a Company Subsidiary that qualifies as a “significant subsidiary” of the Company as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

“New Diamond Business” has the meaning given to it in the Separation Agreement.

“New Diamond Employee” has the meaning given to it in the Separation Agreement.

“New Diamond Entities” has the meaning given to it in the Separation Agreement.

“NYSE” means the New York Stock Exchange.

“Option” means, subject to Section 3.3(a), each option granted by the Company to purchase Company Shares pursuant to any of the Stock Plans.

“Parent Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole, other than any effect to the extent resulting proximately from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which Parent operates or developments or changes therein, except to the extent that such conditions, developments or changes impact Parent in a materially disproportionate adverse manner relative to similarly situated competitors of Parent, (iii) conditions in the stock markets or other capital markets or developments or changes therein, (iv) the announcement of the Transaction Agreements or the Transactions, (v) the performance by the Parent of its obligations pursuant to the Transaction Agreements (except the obligations of Parent to obtain the consents contemplated by Section 5.3 and Section 5.4), (vi) any actions taken or omitted to be taken by or at the request or with the written consent of the Company or (vii) any changes in any Laws or any accounting regulations or principles, any union organizing activities, labor disputes, strikes, work stoppages or similar labor unrest or disruption, or (ix) any acts of God, war or terrorism, except to the extent that such acts impact Parent in a materially disproportionate adverse manner relative to similarly situated competitors of Parent. A failure by Parent to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement shall not in itself constitute a Parent Material Adverse Effect.

“Parent Proposal” means any Acquisition Proposal relating to the acquisition of, or a business combination transaction with, Parent, any of its Subsidiaries or some or all of their respective assets, securities or other ownership interests.

“PCX” means the Pacific Stock Exchange.

“Per Share Merger Consideration” means the Cash Consideration and the Stock Consideration.

“Permitted Encumbrances” means: (i) Encumbrances that relate to taxes, assessments and governmental charges or levies imposed upon the Company or a Company Subsidiary that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and consistent with past practice, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or a Company Subsidiary arising or incurred in the ordinary course of business and consistent with past practice and (v) other Encumbrances on assets which, in the case of each of clause (iv) and (v) above are, either individually or in the aggregate, not material in amount and would not reasonably be expected to materially impair the continued use, utility or value of the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Public Proposal” means an Acquisition Proposal (provided that all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%) that shall have been publicly announced and not publicly withdrawn.

“Qualifying Parent Proposal” means any Parent Proposal that contemplates, and would not materially delay, the consummation of the Transactions and the Standalone Drug Sale and that is not otherwise inconsistent with the provisions of the Transaction Agreements and the Standalone Drug Sale Agreement.

“Reorganization” has the meaning given to it in the Separation Agreement.

“Retained Business” has the meaning given to it in the Separation Agreement.

“Retained Business Purchase” has the meaning given to it in the Separation Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Separation” has the meaning given to it in the Separation Agreement.

“Site” means each location where the Company or any Company Subsidiary conducts business, including each Owned Real Property and Leased Real Property.

“Standalone Drug Business” has the meaning given to the term “Business” in the Standalone Drug Sale Agreement.

“Standalone Drug Employee” has the meaning given to the word “Employee” in the Standalone Drug Sale Agreement.

“Standalone Drug RE Purchase” has the meaning given to it in the Separation Agreement.

“Standalone Drug Sale” means the sale of the Standalone Drug Business pursuant to the Standalone Drug Sale Agreement.

“Stock Consideration” means 0.182 Parent Shares for each New Diamond Share.

“Stock Plans” means the following plans, in each case as amended through the date hereof: (i) the Albertson’s, Inc. 1995 Amended and Restated Stock-Based Incentive Plan, (ii) the Albertson’s, Inc. 2004 Equity and Performance Incentive Plan, (iii) the Albertson’s, Inc. 1995 Stock Option Plan for Non-Employee Directors, (iv) the ASC 1997 Stock Option and Stock Award Plan, (v) the ASC 1997 Stock Plan for Non-Employee Directors, (vi) the ASC 1997A Stock Option and Stock Award Plan, (vii) the ASC Amended and Restated 1989 Stock Option and Stock Award Plan, and (viii) the ASC Amended and Restated 1985 Stock Option and Stock Award Plan.

“Stock Unit” means, subject to Section 3.3(d), a right to receive Company Shares pursuant to a stock unit award under any of the Stock Plans.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, stamp, alternative or add-on minimum, environmental, withholding and any other like governmental tax charges, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” and “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

“Transaction Agreements” means this Agreement and the Separation Agreement.

“Transactions” means the transactions contemplated by the Transaction Agreements, including the Mergers, the Reorganization, the Separation and the Retained Business Purchase.

SECTION 1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

ACM	4.18(a)

Acquisition Proposal	6.5(a)

Acquisition Sub	Preamble

Adjusted Option	3.3(c)

Advance Contract	4.10(c)

Agreement	Preamble

Benefits Continuation Period	6.13(a)

Blackstone	4.24

Board of Directors	6.5(a)

Capitalization Date	4.5(a)

Cash Fraction	3.3(b)

Cash-Out Amount	3.3(b)

Cash-Out Price	3.3(b)

Certificate	3.6(b)

Charter Amendment	6.2(a)(i)

Closing	2.3(d)

Closing Date	2.3(d)

Company	Preamble

Company Balance Sheet Date	4.8

Company Board of Directors	Recitals

Company Board Recommendation	6.2(a)(ii)

Company Disclosure Letter	Article IV

Term	Section

Company Employees	4.13(a)

Company Form 10-K	Article IV

Company Intellectual Property	4.17(a)(i)

Company Plans	4.13(a)

Company SEC Reports	4.7(a)

Company Shares	3.1(a)

Company Stockholders Meeting	6.2(a)(i)

Company Termination Fee	8.2(b)

Compensation	6.13(c)

Current Employee	6.13(c)

CVS	Recitals

Debt and Purchase Contract Assumption	6.6(h)(ii)

Deferred Compensation Distribution	6.13(b)

DGCL	Recitals

Diamond Certificate of Merger	2.3(b)

Diamond LLC	Recitals

Diamond LLC Conversion	Recitals

Diamond Merger	Recitals

Diamond Reorganization	6.17

Dissenting Shares	3.5(b)

Effective Time	2.3(e)

Emerald Certificate of Merger	2.3(e)

Emerald Merger	Recitals

Environmental Laws	4.18(c)

Environmental Permits	4.18(c)

Financing	5.11

Financing Commitment	5.11

First Operating Year	4.10(c)

Form S-4	6.3(a)

F Reorg	6.17

Goldman Sachs	4.24

HITS	4.5(a)

HITS Indenture	4.22(a)

HITS Purchase Contract Agreement	4.22(a)

HSR Clearance	6.6(d)

Indemnified Directors and Officers	6.8(a)

Initial Closing	2.3(a)

Initial Closing Date	2.3(a)

Term	Section

Initial Effective Time	2.3(b)

IRS	4.13(b)

Leased Real Property	4.15(b)

Lucky Delaware	6.17

LYONs	5.5(a)

Material Contract	4.10(a)

Materials of Environmental Concern	4.18(c)

Mergers	Recitals

Multiemployer Plan	4.13(a)

New Diamond	Preamble

New Diamond Merger Sub	Preamble

New Diamond Shares	3.1(a)

Objection	6.6(d)

Owned Real Property	4.15(a)

Parent	Preamble

Parent Balance Sheet Date	5.7

Parent Board of Directors	Recitals

Parent Board Recommendation	6.2(b)

Parent Disclosure Letter	Article V

Parent Form 10-K	Article V

Parent Plan	6.13(d)

Parent Rights Plan	5.5(a)

Parent SEC Reports	5.6(a)

Parent Shares	5.5(a)

Parent Stockholders Meeting	6.2(b)

Parent Termination Fee	8.2(c)

Paying Agent	3.6(a)

PBGC	4.13(b)

Pledge Agreement	6.6(h)

Proxy Statement/Prospectus	6.3(a)

Real Property Lease	4.15(b)

Regulatory Termination Fee	8.2(d)

Remarketing Agreement	6.6(h)

Representatives	6.5(a)

Requisite Company Stockholder Vote	4.2(a)

Requisite Parent Stockholder Vote	5.2(a)

Rights Plan	4.5(a)

SEC	4.7(a)

Term	Section

Separate Balance Sheet Data	4.7(b)

Separate Operations Data	4.7(b)

Separation Agreement	Recitals

Share Issuance	5.2(a)

Standalone Drug Sale Agreement	Recitals

Superior Proposal	6.5(a)

Surviving Corporation	2.2

Termination Date	8.1(c)

Third Party Use and Occupancy Agreement	4.15(c)

Withdrawal Liability	4.13(d)

ARTICLE II

MERGERS

SECTION 2.1 The Diamond Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Initial Effective Time (as defined below), New Diamond Merger Sub shall be merged with and into the Company. As a result of the Diamond Merger, the separate corporate existence of New Diamond Merger Sub shall cease and the Company shall continue as the surviving corporation in the Diamond Merger and as a wholly owned subsidiary of New Diamond.

SECTION 2.2 The Emerald Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Acquisition Sub shall be merged with and into New Diamond. As a result of the Emerald Merger, the separate corporate existence of Acquisition Sub shall cease and New Diamond shall continue as the surviving corporation in the Emerald Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

SECTION 2.3 Closing; Effective Time.

(a) Subject to the provisions of Article VII, the closing of the Diamond Merger (the “Initial Closing”) shall take place at the offices of Jones Day, 222 West 41st Street, New York, New York 10017, at 9:00 a.m. local time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, as defined below, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date or time as Parent and the Company may mutually agree. The date on which the Initial Closing actually occurs is hereinafter referred to as the “Initial Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable after 9:00 a.m. local time on the Initial Closing Date, the parties hereto shall cause the Diamond Merger to be consummated by filing a certificate of merger (the “Diamond Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Diamond Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Diamond Certificate of Merger and as is agreed to by Parent and the Company, being the “Initial Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Diamond Merger.

(c) As soon as practicable after the Initial Effective Time, but in any event before the Effective Time (as defined below), the parties hereto shall effect the Diamond LLC Conversion and then shall effect the other transactions set forth in the Separation Agreement.

(d) Subject to the provisions of Article VII, the closing of the Emerald Merger (the “Closing”) shall take place at the offices of Jones Day, 222 West 41st Street, New York, New York 10017, at 10:00 a.m. local time, on the Initial Closing Date or as promptly as practicable thereafter (and in no case more than two Business Days thereafter), or at such other place or at such other date or time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(e) Subject to the provisions of this Agreement, as soon as practicable after 10:00 a.m. local time on the Closing Date, the parties hereto shall cause the Emerald Merger to be consummated by filing a certificate of merger (the “Emerald Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Emerald Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Emerald Certificate of Merger and as is agreed to by Parent and New Diamond, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Emerald Merger.

SECTION 2.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, (i) at the Initial Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and New Diamond Merger Sub shall vest in the Company as the surviving corporation in the Diamond Merger and all debts, liabilities and duties of the Company and New Diamond Merger Sub shall become the debts, liabilities and duties of the Company as the surviving corporation in the Diamond Merger, and (ii) at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of New Diamond and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of New Diamond and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation; By-Laws.

(a) At the Initial Effective Time, (i) the restated certificate of incorporation of the Company, as in effect immediately prior to the Initial Effective Time, shall be amended in its entirety in the form attached hereto as Exhibit A-1 and as so amended shall be the restated certificate of incorporation of the Company, as the surviving corporation in the Diamond Merger, and (ii) the by-laws of the Company shall be amended and restated to read in their entirety in the form attached hereto as Exhibit A-2 and, as so amended, shall be the amended and restated by-laws of the Company until thereafter amended in accordance with their terms, the restated certificate of incorporation of the Company and applicable law.

(b) Immediately prior to the Initial Effective Time, the certificate of incorporation and the by-laws of New Diamond shall be amended and restated to read in their entirety in the form attached hereto as Exhibits B and C, respectively.

(c) At the Effective Time, (i) the amended and restated certificate of incorporation of New Diamond shall be amended so as to read in its entirety in the form annexed hereto as Exhibit D, and, as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law, and (ii) the restated by-laws of New Diamond shall be amended so as to read in their entirety in the form annexed hereto as Exhibit E, and, as so amended, shall be the amended and restated by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the amended and restated certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 2.6 Directors and Officers.

(a) The Company and New Diamond shall take the necessary actions to cause the directors and officers of the Company immediately prior to the Initial Effective Time to be the directors and officers of New Diamond from and after the Initial Effective Time. Immediately prior to the Retained Business Purchase, the directors of the Company shall submit resignations to be effective as of the consummation of the Retained Business Purchase.

(b) Immediately prior to the Effective Time, the directors of New Diamond shall submit their resignations to be effective as of the Effective Time. Parent shall take the necessary actions to cause the directors of Acquisition Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the restated certificate of incorporation and by-laws of the Surviving Corporation.

(c) The officers of New Diamond immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE III

EFFECT OF THE MERGERS ON CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

SECTION 3.1 Effect of the Diamond Merger on Capital Stock. At the Initial Effective Time, by virtue of the Diamond Merger and without any action on the part of any party hereto or any holder of any of the following securities:

(a) Each share (or fraction of a share) of Common Stock, par value $1.00 per share, of the Company (the “Company Shares”) issued and outstanding immediately prior to the Initial Effective Time (other than any Company Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.5(b))) shall be converted into the right to receive one (1) fully paid and nonassessable share (or an equal fraction of a share, if applicable) of Common Stock, par value $0.01 per share, of New Diamond (the “New Diamond Shares”).

(b) Each Company Share held in the treasury of the Company immediately prior to the Initial Effective Time shall be canceled without any conversion thereof.

(c) Each New Diamond Share held by the Company immediately prior to the Initial Effective Time shall be canceled.

(d) Each share of common stock of New Diamond Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of Common Stock of the Company as the surviving corporation of the Diamond Merger.

SECTION 3.2 Effect of the Emerald Merger on Capital Stock. At the Effective Time, by virtue of the Emerald Merger and without any action on the part of Parent, Acquisition Sub, New Diamond or the holders of any of the following securities:

(a) Each New Diamond Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.2(b)) shall be converted into the right to receive the Per Share Merger Consideration from Parent.

(b) Each New Diamond Share held in the treasury of New Diamond, or owned by Parent, the Company, New Diamond or any wholly owned direct or indirect Subsidiary of the Company, Parent or New Diamond, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 3.3 Treatment of Options and Other Equity Awards. Prior to the Initial Effective Time, the Company and New Diamond, and the Company Board of Directors and the New Diamond Board of Directors, as applicable, shall take all action necessary, including a resolution of such boards (or a committee thereof), such that:

(a) Each Option that is outstanding and unexercised as of immediately prior to the Initial Effective Time shall be assumed by New Diamond at the Initial Effective Time, and shall continue to have, and be subject to, the same terms and conditions (and shall have the same date of grant) as were applicable under the Stock Plans and any applicable agreements thereunder immediately before the Initial Effective Time, except that each Option will be exercisable for a number of New Diamond Shares equal to the number of Company Shares that were issuable upon exercise of such option immediately prior to the Initial Effective Time. For the avoidance of doubt, the term “Option” after the Initial Effective Time shall mean an option to purchase New Diamond Shares pursuant to any of the Stock Plans, as assumed by New Diamond at the Initial Effective Time.

(b) Each Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, and that is not held by a New Diamond Employee shall be canceled by New Diamond, and the holder of such Option shall receive, in full settlement thereof, an amount of cash (the “Cash-Out Amount”), without interest, equal to the product of (i) the total number of New Diamond Shares subject to such Option multiplied by (ii) the excess, if any, of the sum of (x) (A) the number of Parent Shares represented by the Stock Consideration multiplied by (B) the Average Closing Price plus (y) the Cash Consideration (such sum, the “Cash-Out Price”) over the exercise price per New Diamond Share subject to such Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment; provided, however, that if the holder of such Option is a non-employee director of New Diamond, such holder shall not receive the full Cash-Out Amount in cash, but shall instead receive (x) an amount in cash (rounded to the nearest cent) equal to the product of (1) the Cash-Out Amount multiplied by (2) a fraction (the “Cash Fraction”), the numerator of which is the Cash Consideration and the denominator of which is the sum of (a) the Cash Consideration plus (b) the product of (i) the Stock Consideration multiplied by (ii) the Average Closing Price, and (y) a number of Parent Shares (rounded to the nearest share) equal to a fraction, the numerator of which is the product of (1) the Cash-Out Amount multiplied by (2) (a) 1.0 minus (b) the Cash Fraction, and the denominator of which is the Average Closing Price.

(c) Each Option that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by a New Diamond Employee (whether or not vested or exercisable) shall be assumed by Parent at the Effective Time. To the extent permitted under the Stock Plans, all such outstanding Options shall accelerate and become immediately exercisable in connection with the Mergers in accordance with the terms of the Stock Plans and any applicable agreements thereunder. Except for the acceleration of the Options in accordance with the terms of the Stock Plans and any applicable agreements thereunder, at the Effective Time, each Option so assumed by Parent under this Agreement (an “Adjusted Option”) shall continue to have, and be subject to, the same terms and conditions as were applicable under the Stock Plans and any applicable agreements thereunder immediately before the Initial Effective Time, except that (i) each Adjusted Option will be exercisable for that number of Parent Shares (rounded up or down to the nearest share, and rounded up in the case of half a share) equal to the product of (x) the number of New Diamond Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by (y) the sum of (A) the Stock Consideration, plus (B) (1) the Cash Consideration divided by (2) the Average Closing Price, and (ii) the per share exercise price for the Parent Shares issuable upon exercise of such Adjusted Option will be equal to the quotient (rounded up or down to the nearest cent) determined by dividing (x) the per share exercise price of such Option immediately prior to the Effective Time by (y) the sum of (A) the Stock Consideration plus (B) (1) the Cash Consideration, divided by (2) the Average Closing Price. The date of grant of each Adjusted Option will be the date on which the corresponding Option was granted. In the event that the holder of an Adjusted Option would be precluded by applicable securities laws from disposing of Parent Shares acquired upon exercise of such option during the 60-day period beginning on the Closing Date, Parent will (to the extent permitted by applicable Law) make available a “cashless exercise” opportunity to such holder during such period unless such cashless exercise would result in an accounting impact for Parent that is both adverse to Parent and likely to continue beyond the 60-day period beginning on the Closing Date.

(d) Each Stock Unit that is outstanding as of immediately prior to the Initial Effective Time shall be assumed by New Diamond at the Initial Effective Time, and shall continue to have, and be subject to, the same terms and conditions as were applicable immediately before the Initial Effective Time, except that each Stock Unit will become a right to receive a number of New Diamond Shares equal to the number of Company Shares that would be received for such Stock Unit immediately prior to the Initial Effective Time. Each Stock Unit that is outstanding as of immediately prior to the Effective Time (other than Stock Units granted pursuant to the exception provided in Section 6.1 of the Company Disclosure Letter), whether or not vested, will, as of the Effective Time, entitle the holder thereof to receive the Per Share Merger Consideration and shall continue to have, and be subject to, the same terms and conditions as were applicable immediately before the Effective Time, provided that each holder of a Stock Unit that is outstanding as of immediately prior to the Effective Time, whether or not vested, may elect, prior to the Effective Time, to receive payment of such Stock Unit upon the earlier of (1) the existing payment date under the current terms of the Stock Units (subject to any change in the existing payment date that is required to comply with Section 409A of the Code) or (2) the later of (x) the Effective Time or (y) January 1, 2007. The Company may adopt such amendments to the Stock Units as it deems necessary or appropriate to effectuate the transactions contemplated hereby.

(e) Prior to the Initial Effective Time, the Company shall use its reasonable best efforts to take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.3 to the extent such treatment is not expressly provided for by the terms of the applicable equity compensation plans and related award agreements. All payments under this Section 3.3 shall be made no later than five (5) Business Days following the Closing Date.

(f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Adjusted Options pursuant to the terms set forth in Section 3.3(c). As soon as practicable following the Effective Time, Parent shall cause the Parent Shares subject to the Adjusted Options to be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Adjusted Options remain outstanding. In addition, Parent shall use its reasonable best efforts to cause the Parent Shares subject to the Adjusted Options to be listed on the NYSE.

(g) The parties will make good faith efforts to make equitable adjustments if necessary to ensure that the provisions of this Section 3.3 comply with Section 409A of the Code.

SECTION 3.4 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, (a) between the date of this Agreement and the Closing Date, the issued and outstanding Company Shares (prior to the Initial Effective Time) or New Diamond Shares (after the Initial Effective Time), or the issued and outstanding Parent Shares, shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend (other than dividend equivalents paid to members of the Company Board of Directors under the terms of Stock Units outstanding on the date hereof), reclassification, or redenomination, or (b) at the Initial Effective Time, the Company’s representation and warranties in Section 4.5 (Capitalization of the Company) or Parent’s representations and warranties in Section 5.5 (Capitalization) are not true in any non-de minimis respect relating to the number of fully diluted shares outstanding, then the Per Share Merger Consideration, the Cash-Out Price and any other dependent items (1) shall be appropriately adjusted, in the case of (a) above, to provide to the holders of New Diamond Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Cash-Out Price or other dependent item, subject to further adjustment in accordance with this sentence, and/or (2) shall be appropriately adjusted, in the case of (b) above, to provide to New Diamond and Parent and their respective stockholders the same economic effect as contemplated by this Agreement assuming such representations and warranties are true and correct in all such respects as written and as so adjusted shall be the Per Share Merger Consideration, the Cash-Out Price or other dependent item, subject to further adjustment in accordance with this sentence.

SECTION 3.5 Dissenting Shares.

(a) No appraisal rights shall be available to holders of New Diamond Shares in connection with the Emerald Merger.

(b) In the event the Charter Amendment is approved and the Effective Time occurs, Company Shares that are issued and outstanding immediately prior to the Initial Effective Time and which are held by holders of Company Shares who have not voted in favor of or consented to the adoption of this Agreement and who have properly taken the steps required in order to demand and perfect their rights to appraisal in connection with the Diamond Merger, in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive New Diamond shares in accordance with Section 3.1(a), and the holders thereof instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and the restated certificate of incorporation of the Company; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Company Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Initial Effective Time, into New Diamond Shares in accordance with Section 3.1(a) (which New Diamond Shares shall be converted into the Per Share Merger Consideration in the Emerald Merger in accordance with Section 3.2(a)). In the event the Charter Amendment is not approved or the Effective Time does not occur, no appraisal rights shall be available to holders of Company Shares in connection with the Diamond Merger.

(c) Company shall give Parent (i) prompt notice of any notice received by Company of the intent of any holder of Company Shares to demand the fair value of any Company Shares in the Diamond Merger, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

(d) The parties shall cooperate to take any reasonable steps requested by another party that may be necessary to (i) provide appraisal rights to holders of Company Shares as contemplated by Section 3.5(b), and (ii) ensure that no appraisal rights are available in connection with the Emerald Merger.

SECTION 3.6 Payment and Exchange of Certificates.

(a) Following the date of this Agreement and in any event not less than three Business Days prior to the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, Parent or Acquisition Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Mergers (the “Paying Agent”). At or prior to the Effective Time, Parent will cause to be deposited in trust with the Paying Agent the aggregate consideration to which stockholders of the Company are contemplated to become entitled under this Article III. Until used for that purpose, the portion of such aggregate consideration consisting of cash shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of New Diamond, and Parent shall promptly provide, or shall cause the Surviving

Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders of New Diamond in the amount of any shortfall in funds payable to the former stockholders of New Diamond pursuant to this Article III.

(b) From and after the Initial Effective Time, (i) each stock certificate which immediately prior to the Initial Effective Time represented Company Shares (other than Dissenting Shares) shall be deemed to represent an equal number of New Diamond Shares (each such stock certificate, a “Certificate”), and (ii) each holder of record of Company Shares (other than Dissenting Shares) immediately prior to the Initial Effective Time shall be deemed to be a holder of record of the same number of New Diamond Shares.

(c) Promptly after the Effective Time (and in any event within two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of New Diamond Shares immediately prior to the Effective Time, whose New Diamond Shares were converted pursuant to this Article III into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall deliver to the holder of the New Diamond Shares represented by the Certificate, or as otherwise directed in the letter of transmittal, (A) a cash amount in immediately available funds equal to the aggregate Cash Consideration into which all of the New Diamond Shares represented by such Certificate shall have been converted pursuant to the Emerald Merger, (B) a certificate representing that number of whole Parent Shares into which the New Diamond Shares represented by such Certificate shall have been converted pursuant to the Emerald Merger, (C) any cash in lieu of a fractional Parent Share to which such holder shall be entitled pursuant to Section 3.6(h), and (D) any dividends or other distributions to which such holder shall be entitled pursuant to Section 3.6(i). Any payment hereunder shall be less any required Tax withholdings in accordance with Section 3.6(d) below, and the Certificate shall be canceled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the New Diamond Shares represented by such Certificate, without any interest thereon.

(d) The Paying Agent may withhold from the sum payable to any Person as a result of the Emerald Merger, and pay to the appropriate Taxing Authorities, any amounts that the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum that is withheld and paid to a Taxing Authority as permitted by this Section will be deemed to have been paid to the Person from whom it is withheld.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the reasonable replacement requirements established by the Paying Agent, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the New Diamond Shares represented by the Certificate pursuant to this Article III.

(f) At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds and shares which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including interest and other income received by the Paying

Agent in respect of the funds made available to it), and after the funds and shares have been delivered to Parent, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) At the Effective Time, the stock transfer books of New Diamond shall be closed and thereafter there shall be no further registration of transfers of New Diamond Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the Per Share Merger Consideration in respect of the New Diamond Shares represented thereby.

(h) No certificates or scrip representing fractional Parent Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of New Diamond Shares converted pursuant to the Emerald Merger who would otherwise be entitled to receive a fraction of a Parent Share (after taking into account all New Diamond Shares held at the Effective Time by such holder) shall receive, in lieu thereof and in accordance with Section 3.6(i), an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such former holder would otherwise be entitled by (ii) the Average Closing Price.

(i) No cash payment in lieu of fractional shares and no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time will be paid to any holder of an unsurrendered Certificate until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar Laws, following the surrender of any such Certificate in accordance herewith, there will be paid to the holder of the New Diamond Shares represented by such Certificate or as otherwise directed by the related letter of transmittal, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 3.6(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to whole Parent Shares to which such holder is entitled pursuant to Section 3.6(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Shares. Pending such payment, all such amounts shall be deposited by Parent, as promptly as practicable, with the Paying Agent, to be held in trust by the Paying Agent for the benefit of the applicable holders of unsurrendered Certificates.

(j) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole Parent Shares the holder of such Certificates would be entitled to receive in the Emerald Merger, regardless of whether such holders have exchanged their Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEW DIAMOND,

AND NEW DIAMOND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter (subject to the provisions of Section 9.2) delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Form 10-K of the Company for the fiscal period ended

February 3, 2005, as amended through the date hereof (as amended, the “Company Form 10-K”), the Proxy Statement for the Company’s 2005 Annual Meeting of Shareholders, and the Form 10-Qs and Form 8-Ks filed or furnished from the date of the filing of the Company Form 10-K to the date of this Agreement (and any amendments to any such filings which amendments are filed with the SEC prior to the date hereof) to the extent such qualifications are reasonably apparent (and which in no event shall include risk factors or other factors identified in general cautionary statements regarding reliance on forward looking statements in either case included in the Company SEC Reports); and provided that in this Article IV, except for this sentence and the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) and (c) (Authority; Enforceability), Section 4.5 (Capitalization of the Company), Section 4.7 (SEC Reports; Financial Information), Section 4.10(a)(iv), (x) and (xi) (Contracts), Section 4.13 (Employee Compensation and Benefit Plans; ERISA), Section 4.14 (Labor Matters), Section 4.19 (Tax) and Section 4.20 (Insurance), all references to the “Company” or to the “Company Subsidiaries” shall (1) prior to the Separation, be deemed to refer to the Company or to the Company Subsidiaries, as applicable, in relation to the New Diamond Business, and (2) following the Separation, be deemed to refer to New Diamond or to its Subsidiaries, as applicable, in relation to the New Diamond Business; the Company hereby represents and warrants to Parent and Acquisition Sub that:

SECTION 4.1 Organization.

(a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws of the Company and of the certificate of incorporation and the by-laws or the equivalent organizational documents of each of the Material Company Subsidiaries as currently in effect have been made available to Parent and, as so made available, are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or such Material Company Subsidiaries.

(b) New Diamond is a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of the Company. It was formed solely for the purpose of engaging in the Transactions and, prior to the Initial Effective Time, has engaged in no business activities and has conducted no operations.

(c) New Diamond Merger Sub is a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of New Diamond. It was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Initial Effective Time, has engaged in no business activities and has conducted no operations.

SECTION 4.2 Authority; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary pursuant to its governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Diamond Merger, the adoption of this Agreement and the Charter Amendment by the holders of a majority of the outstanding Company Shares) (the “Requisite Company Stockholder Vote”)). The Company Board of Directors has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to and in the best interests of the

Company and its stockholders, and (iii) declared the advisability of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Attached as Exhibit G hereto is a true and correct copy of the Standalone Drug Sale Agreement. The Company has all requisite power and authority to enter into the Standalone Drug Sale Agreement and consummate the Standalone Drug Sale, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Attached as Exhibit F hereto is a true and correct copy of the Separation Agreement. The Company has all requisite power and authority to enter into the Separation Agreement and consummate the transactions contemplated thereby, and such agreement has been duly and validly executed by the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), any other party thereto, and constitutes the valid and binding obligation of the Company and, to the Company’s Knowledge (without any inquiry by any officers of the Company), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) Each of New Diamond and New Diamond Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by New Diamond and New Diamond Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of New Diamond and New Diamond Merger Sub, and no other corporate proceedings on the part of New Diamond or New Diamond Merger Sub are necessary pursuant to their governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Diamond Merger, the adoption of this Agreement by New Diamond as the sole stockholder of New Diamond Merger Sub and, with respect to the Emerald Merger, the adoption of this Agreement by the Company as the sole stockholder of New Diamond). The Company has caused the directors of each of New Diamond and New Diamond Merger Sub to approve and declare advisable, and such directors have approved and declared advisable, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by New Diamond and New Diamond Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of New Diamond and New Diamond Merger Sub enforceable against New Diamond and New Diamond Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements by each of the Company, New Diamond, and New Diamond Merger Sub does not and will not (a) conflict with or violate its respective organizational documents, (b) conflict with or violate the organizational documents of any Company Subsidiary, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties are bound, or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (which, in any case, is not a contract, agreement or other arrangement pursuant to which the Company or any Company Subsidiary leases real property, including the Real Property Leases) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties are bound, except in the case of clauses (b), (c) and (d) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.4 Governmental Consents. The execution, delivery and performance of the Transaction Agreements by the Company, New Diamond, and New Diamond Merger Sub and the consummation of the Transactions does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Securities Act and the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE or the PCX, (e) the DGCL, (f) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not (i) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, or (ii) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,200,000,000 Company Shares and 10,000,000 shares of preferred stock. As of the close of business on January 19, 2006 (the “Capitalization Date”), (i) 368,970,767 Company Shares were issued and outstanding, (ii) no Company Shares were held in the treasury of the Company or by Company Subsidiaries, (iii) 49,868,600 Company Shares were reserved for issuance upon or otherwise deliverable in connection with the conversion of the Company’s 7.25% Hybrid Income Term Security Units (“HITS”), (iv) 62,300,123 Company Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards (including Stock Units) or the exercise of outstanding Options issued pursuant to the Company Plans and (v) no shares of preferred stock were outstanding. Section 4.5 of the Company Disclosure Letter sets forth, as of the date specified thereon, a complete and accurate list of the Options granted under each Stock Plan and the exercise price of each such Option and the number of underlying Shares. As of the Capitalization Date, the Company had outstanding (1) Options to purchase 35,840,443 Company Shares, (2) 6,051,892 Company Shares underlying Stock Units, and (3) 46,000,000 HITS obligating the holders thereof to purchase Company Shares in accordance with the terms thereof. From the close of business on the Capitalization Date until the date of this Agreement, no Company Shares, Options, Stock Units or HITS have been granted or issued except for Company Shares issued pursuant to the exercise of Options, the settlement of Stock Units (and dividend equivalents thereon) or the settlement of HITS in accordance with their present terms. All of the outstanding securities of the Company are duly authorized and validly issued, and, to the extent such concepts are applicable thereto, fully paid and nonassessable. Except for the Rights Agreement, dated as of December 9, 1996, between the Company and American Stock Transfer & Trust Company, as successor to ChaseMellon Shareholder Services, LLC, as subsequently amended on August 2, 1998, March 16, 1999 and September 26, 2003 (as so amended, the “Rights Plan”) and the Rights (as defined in the Rights Plan) and except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other Equity Interests, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or securities of the Company.

(b) Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any shares of capital stock or securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock or securities of the Company, and (ii) there is no agreement, contract, commitment or arrangement pursuant to which the Company or any Company Subsidiary is or may become obligated to repurchase or redeem any shares of capital stock or securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock or securities of the Company. Except for the HITS, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable, exercisable or can be settled for or into securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date hereof, the authorized capital stock of New Diamond consists of 1,000 New Diamond Shares. Immediately prior to the Initial Effective Time, the certificate of incorporation of New Diamond will be amended to provide that the authorized capital stock of New Diamond will consist of 1,200,000,000 New Diamond Shares. As of the date hereof, 100 New Diamond Shares are issued and outstanding, all of which New Diamond Shares have been issued to and are held by the Company. Except for the New Diamond Shares, there are no securities of New Diamond authorized, issued or outstanding.

(d) The authorized capital stock of New Diamond Merger Sub consists of 1,000 shares of Common Stock, 100 of which shares have been issued to and are held by New Diamond. Except for such shares of Common Stock, there are no securities of New Diamond Merger Sub authorized, issued or outstanding.

SECTION 4.6 Company Subsidiaries. All of the outstanding Equity Interests, as applicable, of each Company Subsidiary are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character (other than agreements between the Company and any Company Subsidiary) relating to the sale, issuance or voting of, or the granting of rights to acquire any Equity Interests of any such Company Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any such Company Subsidiary. Section 4.6 of the Company Disclosure Letter sets forth each Company Subsidiary. No Subsidiary of the Company owns any stock, or any option or other instrument convertible into or calculated by reference to any stock, in the Company or any HITS.

SECTION 4.7 SEC Reports; Financial Information.

(a) The Company has timely filed or furnished, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) since January 1, 2003 (collectively, with any amendments thereto, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (i) the consolidated balance sheets included in the Company SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Company SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements).

(b) Attached hereto are (i) unaudited selected results of operations data for each of the New Diamond Business, the Standalone Drug Business and the Retained Business for the 52 weeks ended January 29, 2004, the 53 weeks ended February 3, 2005 and the 39 weeks ended November 3, 2005 (collectively, the “Separate Operations Data,” attached hereto as Exhibit H) and (ii) unaudited selected balance sheet data for the Company and each of the Company’s operating regions as of February 3, 2005 (the “Separate Balance Sheet Data,” attached hereto as Exhibit I). The Separate Operations Data and the Separate Balance Sheet Data have been compiled from source books, records and financial reports of the Company and its Subsidiaries. Such source books, records and financial reports were prepared by the Company in the ordinary course of its business, are accurate in all material respects and were subject to the Company’s internal controls. The allocations of the Separate Operations Data among the New Diamond Business, the Standalone Drug Business and the Retained Business are consistent with Section 4.7(b)(i) of the Company Disclosure Letter and the allocations of the Separate Balance Sheet Data are allocated in the manner described in Section 4.7(b)(ii) of the Company Disclosure Letter. The Separate Balance Sheet Data and the Separate Operations Data reconcile to the Company’s historical financial statements filed with the SEC and, in the Company’s opinion, present fairly, in all material respects, the information presented in the Separate Balance Sheet Data and the Separate Operations Data, respectively. Subject to the changes in accounting principles and methodologies effected by the Company as described in the Company SEC Reports, the accounting principles and methodologies used in the preparation of the Separate Operations Data were applied on a consistent basis, in all material respects, for each of the periods presented therein.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has heretofore furnished to Parent complete and correct copies of the Company’s final report to the audit committee of the Company Board of Directors for fiscal 2004 and all subsequent regular quarterly updates, in each case in respect of the matters described in clause (ii) of the immediately preceding sentence.

(d) Except for matters resolved prior to the date hereof, since January 1, 2003, (i) to the Knowledge of the Company neither the Company nor any Company Subsidiary nor any director, officer, employee, auditor, accountant or representative of the Company or of any Company Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

SECTION 4.8 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities, claims or indebtedness of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, in each case, that are required by GAAP to be accrued, reserved against, or disclosed in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the financial statements included in the Company Form 10-K or Quarterly Report on Form 10-Q most recently filed prior to the date hereof or are disclosed in the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet included in the most recent quarterly report on Form 10-Q filed by the Company with the SEC prior to the date of this Agreement (the “Company Balance Sheet Date”) and would not reasonably be expected to have, individually or in the aggregate, (A) a Company Material Adverse Effect or (B) a Material Adverse Effect as that term is defined in the Standalone Drug Sale Agreement, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) were incurred outside the ordinary course of business since the Company Balance Sheet Date, but which are, and would reasonably be expected to be, individually or in the aggregate, immaterial in amount or nature.

SECTION 4.9 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, except as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Letter, since the Company Balance Sheet Date to the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 6.1(a)(i), (ii), (iv)(B), (v)(A), (v)(B), (v)(C), (v)(D) (other than any Real Property Leases), (viii) or (xi) hereof.

SECTION 4.10 Contracts.

(a) As of the date hereof, none of the Company nor any Company Subsidiary is a party to or bound by any: (i) contract (other than this Agreement) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) except as contemplated by this Agreement, contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area (in each case, other than agreements with respect to real property) in any manner that is material to the Company and the Company Subsidiaries, taken as a whole; (iii) contract which creates a partnership or joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole; (iv) contract (other than purchase orders) for the purchase of merchandise for resale with the Company’s top ten suppliers of merchandise for resale (measured by dollar volume during the fiscal year ended February 3, 2005), or requirements or output contract or any contract containing an exclusive arrangement or agreement with a Company supplier under which, in each case, the Company and the Company Subsidiaries have made or reasonably expect to make $20,000,000 of payments in any 12 month period; (v) indenture, credit agreement, loan agreement, security agreement, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness, or capital lease or sublease of real or personal property (including synthetic leases and similar financing arrangements), in excess of $25,000,000; (vi) contract (other than the Transaction Agreements and the Standalone Drug Sale Agreement) for the sale of any of its assets after the date hereof in excess of $35,000,000 (other than in the ordinary course of business consistent with past practice); (vii) collective bargaining or employee association agreement covering in excess of 50 employees; (viii) except for HITS, contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any Equity Interests of any Person (other than a Company Subsidiary); (ix) settlement or conciliation agreement or similar agreement with a Governmental Authority or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries is a party involving future performance by the Company or any Company Subsidiary which is material to the Company and Company Subsidiaries taken as a whole; (x) distribution, supply, inventory purchase or private label products purchase contract under which the Company and the Company Subsidiaries are obligated to make payments in the future in excess of $10,000,000 per annum during the life of the contract and which is not cancelable (without material penalty, cost or other liability) within one year; and (xi) other contract (other than the Transaction Agreements, the Standalone Drug Sale Agreement, purchase orders for the purchase of inventory or supplies or agreements with respect to real property made in the ordinary course of business consistent with past practice) under which the Company and the Company Subsidiaries have made payments in the past 12 months or are obligated to make payments in the future in excess of (A) $5,000,000 per annum or $10,000,000 during the life of the contract in the case of licenses or contracts for the provision of agency, advisory or consulting services, and (B) $20,000,000 per annum or $50,000,000 during the life of the contract in the case of any other contracts. Each such contract described in clauses (i)-(xi), together with any contract of the type described in clauses (i)-(xi) above and entered into on or after the date hereof and prior to the Closing Date, is referred to herein as a “Material Contract.”

(b) (i) Neither the Company nor any Company Subsidiary is (and, to the Company’s Knowledge, no other party is) in default under any Material Contract in any material respect, (ii) each of the Material Contracts is, in all material respects, in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries, and to the Company’s Knowledge, of the other parties thereto, and (iii) the Company and the Company Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto, except to the extent such disclosure would violate the confidentiality provisions of such Material Contract.

(c) Section 4.10(c) of the Company Disclosure Letter is a complete and correct list of all distribution, supply, inventory purchase or private label products purchase contracts under which the Company has received any advance of money in excess of $10,000,000 (including advances characterized as advance payments, inducements, incentives, rebates, fees or promotional funds) subject to repayment, in whole or in part, for reasons relating to purchase volume (including minimum volume requirements, minimum number of participating stores, or repayment for early cancellation) (such contracts, “Advance Contracts”). The consummation of the Transactions and the Standalone Drug Sale will not cause any advances under the Advance Contracts to be repayable within one year of the Closing Date (the “First Operating Year”), assuming the Company’s and its Subsidiaries’ business consisted only of the New Diamond Business and generated a sales volume during the course of the First Operating Year that is consistent with the sales volume of the New Diamond Business over that past year.

SECTION 4.11 Compliance with Law and Reporting Requirements.

(a) The Company and the Company Subsidiaries are not (and have not been since the Company Balance Sheet Date) in material violation of any Law, and have not received any written notice of any material violation of Law. The Company and the Company Subsidiaries have, and are (and have been since the Company Balance Sheet Date) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance with which, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

SECTION 4.12 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiary in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party or subject to or in default under any material Governmental Order.

SECTION 4.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any Company Subsidiary has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary (collectively, the “Company Employees”; such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to the Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (“IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation (the “PBGC”) or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other Laws.

(d) With respect to any Multiemployer Plan with respect to which the Company or any Company Subsidiary has any liability or contributes (or has at any time contributed) or has an obligation to make a contribution, (i) neither the Company nor any Company Subsidiary has incurred any withdrawal liability under Subtitle E of Title IV of ERISA (“Withdrawal Liability”) that remains unsatisfied as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any Company Subsidiary has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or prior to the Effective Time is reasonably likely to be in reorganization, to be insolvent, or to be terminated.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has incurred any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full, and (ii) no condition exists that presents a risk to the Company or any Company Subsidiary of incurring any such liability other than liability for premiums due the PBGC. With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested), (C) since January 1, 2003, no reportable event within the meaning of Section 4043(c) of

ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event, (D) all premiums to the PBGC have been timely paid in full, and (E) the PBGC has not instituted proceedings to terminate any such plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan and the Company has not received any notice from the PBGC regarding the Transactions and/or the funded status of any Company Plan subject to Title IV of ERISA.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The Company and the Company Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there has been no communication to current or former employees of the Company and Company Subsidiaries which could reasonably be interpreted to promise or guarantee such individuals or their dependents retiree health or life insurance or other retiree death benefits on a permanent basis.

(i) All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.14 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or a Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (and have not since June 30, 2003 been any) labor disputes, strikes, organizing activities or work stoppages against the Company or Company Subsidiaries pending, or to the Knowledge of the Company, threatened. No labor organization or group of 50 or more employees of the Company or any Company Subsidiary has made a pending formal demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought. The Company and each of the Company Subsidiaries is in compliance with all collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

SECTION 4.15 Properties.

(a) Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Company Subsidiary (other than immaterial real property that is not currently used (or currently identified for future use) in connection with the operation of a grocery store, drug store and/or distribution center) (each, an “Owned Real Property,” and collectively, the “Owned Real Properties”).

(b) Section 4.15(b) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any Company Subsidiary (other than immaterial real property that is not currently used (or currently identified for future use) in connection with the operation of a grocery store, drug store and/or distribution center) (each, including the improvements thereon, a “Leased Real Property,” and collectively, the “Leased Real Properties”). With respect to the Leased Real Properties and the Real Property Leases (as defined below), there are no non-disturbance agreements and declarations of covenants, restrictions, reciprocal and/or operating easements, development agreements, or agreements with municipal authorities with respect to zoning or planning, including amendments relating thereto, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Substantially accurate (to the Company’s Knowledge) summaries prepared in the ordinary course of business of the principal economic terms of each of the leases pursuant to which the Company leases (as a lessee) real property for the operation of a grocery or drug store, distribution center, or other material operation center, as such leases have been amended to date (each lease, including all amendments thereto, a “Real Property Lease”) have been made available to Parent.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and marketable fee simple title to all Owned Real Properties and valid leasehold estates in all Leased Real Properties free and clear of all Encumbrances. The Company or one of the Company Subsidiaries has exclusive use and possession of each Leased Real Property and Owned Real Property, other than any use or occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business (each agreement, including all amendments thereto, a “Third Party Use and Occupancy Agreement”), none of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease and each Third Party Use and Occupancy Agreement is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease or any Third Party Use and Occupancy Agreement either by the Company or the Company Subsidiaries party thereto or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor the Company Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take any Owned Real Property or Leased Real Property.

SECTION 4.16 Tangible Personal Property. Other than with respect to the Owned Real Properties and the Leased Real Properties and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good, valid and indefeasible title to or, in the case of leased assets, a valid, binding and enforceable leasehold interest in, all tangible assets reflected on the most recent consolidated balance sheet included in Company SEC Reports filed prior to the date hereof as being owned by the Company or one of the Company Subsidiaries or purchased or acquired by the Company or a Company Subsidiary after the date of such most recent balance sheet, in each case free and clear of any Encumbrance other than Permitted Encumbrances.

SECTION 4.17 Intellectual Property; IT Systems.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances, all Intellectual Property required to operate their respective businesses as presently conducted (the “Company

Intellectual Property”), (ii) Section 4.17 of the Company Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company and/or any of the Company Subsidiaries and material to the Company’s business, and (iii) as of the date hereof, (x) neither the Company nor any Company Subsidiary has received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) to the Company’s Knowledge, the operation of the business of the Company and each Company Subsidiary does not violate, misappropriate or infringe and has not previously violated, misappropriated or infringed the Intellectual Property of any other Person (except for any previous violation, misappropriation or infringement which has been fully and conclusively resolved with such other Person), and (z) to the Company’s Knowledge, no other Person has violated, misappropriated or infringed any Intellectual Property owned by the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Systems of the Company and the Company Subsidiaries are adequate for the operation of their respective businesses as presently conducted and (ii) there has not been any material malfunction with respect to any of the material IT Systems of the Company or the Company Subsidiaries since January 31, 2002 that has not been remedied or replaced in all material respects.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the use of the Data by the Company or the Company Subsidiaries in the operation of their business does not infringe or violate the privacy rights of any Person or otherwise violate any Law or regulation, (ii) the Company and the Company Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (iii) to the Company’s Knowledge, since January 31, 2002 there have been no security breaches with respect to the privacy of such Data.

SECTION 4.18 Environmental Laws.

(a) (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws (as defined below), and possess and comply, and have complied, with all applicable Environmental Permits (as defined below) required under such laws to operate as it currently operates; (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, there are no, and there have not been any, Materials of Environmental Concern (as defined below) at any property currently or formerly owned or operated by the Company or a Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or a Company Subsidiary under any applicable Environmental Laws; (iii) except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved such that no further action is required with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all material such reports in the possession of the Company and conducted since January 30, 2003 on any property currently or formerly owned or operated by the Company or any Company Subsidiary. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, at each property where Asbestos-Containing Material (“ACM”) has been identified, all ACM is non-friable, encapsulated or abated and no ACM is present in any property where the Company has not implemented an Asbestos Operation and Management Plan.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.18 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

SECTION 4.19 Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) all Tax Returns required to be filed by, or with respect to any activities of, the Company and the Company Subsidiaries have been filed (except those under valid extension), (2) all Taxes of the Company and the Company Subsidiaries have been paid or adequately provided for on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof other than those Taxes accrued in the ordinary course of business since February 3, 2005, (3) neither the Company nor any Company Subsidiary has received notice in writing of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes of the Company or any Company Subsidiary, (4) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary, (5) the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (6) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (A) has any liability for the Taxes of any Person (other than the Company, or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (7) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) and (c)(3), and (8) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired.

(b) Neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction (occurring within the past two years or that otherwise is part of the same plan or series of transactions, within the meaning of Section 355 of the Code, as the Mergers) that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(c) Each of American Stores Company, LLC and American Stores Realty Company, LLC is a “disregarded” entity within the meaning of Treasury Regulation Section 301.7701-3. American Partners, LP is a partnership within the meaning of the Code. Except as set forth in Section 4.19(c) of the Company Disclosure Letter, each other Subsidiary of the Company is a corporation within the meaning of the Code.

SECTION 4.20 Insurance. All material insurance policies maintained by the Company and the Company Subsidiaries are listed in Section 4.20 of the Company Disclosure Letter. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect to such policy.

SECTION 4.21 Rights Plan. The Company Board of Directors has amended the Rights Plan so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause New Diamond, Parent or any of its Affiliates or Associates (as each such term is defined in the Rights Plan) to become an Acquiring Person (as such term is defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan), and (b) the Rights will expire immediately prior to the Initial Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment.

SECTION 4.22 HITS.

(a) Complete and correct copies of the following documents relating to the HITS have been made available to the Parent and, as so made available, are in full force and effect: (i) the Purchase Contract Agreement dated May 7, 2004 and relating to the HITS, between the Company and U.S. Bank Trust National Association, as Purchase Contract Agent (the “HITS Purchase Contract Agreement”); (ii) the Pledge Agreement; (iii) the Remarketing Agreement; and (iv) the Indenture, dated as of May 1, 1992, between the Company and U.S. Bank Trust National Association, as successor Trustee, as supplemented by Supplemental Indenture No. 1, dated May 7, 2004, between the Company and U.S. Bank Trust National Association, as Trustee (as supplemented, the “HITS Indenture”). For purposes of this Section 4.22, all capitalized terms not defined in this Agreement shall have the meaning given to them in the HITS Purchase Contract Agreement.

(b) If the Surviving Corporation enters into such supplemental agreements in form reasonably satisfactory to the Purchase Contract Agent and Collateral Agent, so as to cause all obligations of the Company under the HITS Purchase Contract Agreement, the Purchase Contracts, the HITS Pledge Agreement, the HITS Remarketing Agreement, and the HITS Indenture, to become obligations of the Surviving Corporation upon consummation of the Mergers (which supplemental agreements to the HITS Purchase Contract Agreement shall provide that each Holder of a Purchase Contract shall have the rights provided by Section 5.04(b)(i) of the HITS Purchase Agreement), then the consummation of the Transactions shall not cause a breach of the covenant contained in Section 9.01 of the HITS Purchase Contract Agreement.

(c) Neither the Company nor the Surviving Corporation shall, immediately after any of the Transactions, (i) be in default of payment obligations under the HITS Purchase Contract Agreement, the Purchase Contracts, the HITS Pledge Agreement, the HITS Remarketing Agreement or the HITS Indenture, or (ii) be in material default in the performance of any other covenants under any of the foregoing agreements.

(d) If the Transactions are consummated and on the Purchase Contract Settlement Date, the Surviving Corporation, in exchange for the Purchase Price, delivers or causes the Collateral Agent to deliver to a Holder of a Purchase Contract on such date with respect to each Purchase Contract, utilizing the Settlement Rate in effect at such time based upon the Applicable Market Value of the Per Share Merger Consideration, (i) an amount in cash equal to the product obtained by multiplying the Cash Consideration by such Settlement Rate and (ii) a number of Parent Shares equal to the product obtained by multiplying the Stock Consideration by such Settlement Rate, such delivery shall be in compliance with Article 5 of the HITS Purchase Contract Agreement.

(e) If the Transactions are consummated and any Holder of a Purchase Contract effects a Cash Merger Early Settlement with respect to any Purchase Contract in accordance with Section 5.04(b)(ii) of the HITS Purchase Contract Agreement, and if the Surviving Corporation delivers or causes the Collateral Agent to deliver with respect to each Purchase Contract on the Cash Merger Early Settlement Date utilizing the Settlement Rate in effect at such time based upon the Applicable Market Value of the Per Share Merger Consideration: (i) (x) an amount in cash equal to the product obtained by multiplying the Cash Consideration by such Settlement Rate and (y) a number of Parent Shares equal to the product obtained by multiplying the Stock Consideration by such Settlement Rate; (ii) the Senior Notes, the Applicable Ownership Interests in the Treasury Portfolio or Treasury

Securities, as the case may be, related to such Purchase Contract; and (iii) any prospectus required to be delivered by Section 5.04(b)(ii) of the HITS Purchase Contract Agreement, then such delivery shall be in compliance with Section 5.04(b)(ii) of the HITS Purchase Contract Agreement.

SECTION 4.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any Affiliate, stockholder, officer or director of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.24 Brokers. Except for Goldman, Sachs & Co. (“Goldman Sachs”) and The Blackstone Group, L.P. (“Blackstone”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transactions. The amount of such fees and commissions payable to each of Goldman Sachs and Blackstone is set forth in Section 4.24 of the Company Disclosure Letter.

SECTION 4.25 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company, New Diamond or New Diamond Merger Sub is applicable to the transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 5.13, the action of the Company Board of Directors in approving this Agreement (and the transactions contemplated hereby) is sufficient to render inapplicable to this Agreement (and the transactions contemplated hereby) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company has delivered to Parent a true and complete copy of all resolutions of the Company Board of Directors relating to the applicability of such antitakeover statute or regulation to the Company or to this Agreement or the other transactions contemplated hereby. The original certificate of incorporation of each of New Diamond and New Diamond Merger Sub contains a provision expressly electing not to be governed by Section 203 of the DGCL.

SECTION 4.26 Fairness Opinion. Goldman Sachs, Blackstone and Houlihan Lokey Howard & Zukin have each delivered to the Company Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of New Diamond Shares (as the former holders of Company Shares).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in the corresponding sections of the disclosure letter (subject to the provisions of Section 9.2) delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Form 10-K of Parent for the fiscal period ended December 31, 2004, as amended through the date hereof (as amended, the “Parent Form 10-K”), the Proxy Statement for the Parent’s 2005 Annual Meeting of Stockholders, and the Form 10-Qs and Form 8-Ks filed or furnished from the date of the filing of the Parent Form 10-K to the date of this Agreement (and any amendments to any such filings which amendments are filed with the SEC prior to the date hereof) to the extent such qualifications are reasonably apparent (and which in no event shall include risk factors or other factors identified in general cautionary statements regarding reliance on forward looking statements in either case included in the Parent SEC Reports), Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.1 Organization. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Acquisition Sub as currently in effect, have been made available to the Company, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Acquisition Sub. Acquisition Sub is a direct wholly owned Subsidiary of Parent.

SECTION 5.2 Authority; Enforceability.

(a) Each of Parent and Acquisition Sub has the corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Acquisition Sub of this Agreement and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of each of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary pursuant to its governing documents or the DGCL to authorize this Agreement or to consummate the transactions contemplated hereby (other than (i) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub and (ii) the approval of the issuance of Parent Shares in connection with the consummation of the Merger (the “Share Issuance”) by the holders of a majority of the votes cast by the holders of outstanding Parent Shares present (in person or by proxy) and entitled to vote on such matter at the Parent Stockholder Meeting, where a quorum is present (the “Requisite Parent Stockholder Vote”)). The boards of directors of Parent and Acquisition Sub have determined that it is in the best interests of Parent and Acquisition Sub and their respective stockholders, and declared it advisable, to enter into this Agreement, and have approved this Agreement in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) Parent has all requisite power and authority to enter into the Separation Agreement and to consummate the transactions contemplated thereby, and such agreement has been duly and validly executed by Parent and, to Parent’s Knowledge (without any inquiry by any officers of Parent), any other party thereto, and constitutes the valid and binding obligation of Parent and, to Parent’s Knowledge (without any inquiry by any officers of Parent), each party thereto, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.3 Non-Contravention. The execution, delivery and performance of the Transaction Agreements, as applicable, by each of Parent and Acquisition Sub does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) conflict with or violate the governing documents of any other Subsidiary of Parent, (c) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Parent, Acquisition Sub or any of their Subsidiaries or by which it or any of its properties are bound or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, recapture, amendment or acceleration of, or performance under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent, Acquisition Sub or any of their Subsidiaries is a party or by which Parent, Acquisition Sub or any of their Subsidiaries or its or any of their properties are bound, except, in the case of clauses (b), (c), and (d) of this Section 5.3 for any such conflict, violation, breach, default, loss, right or other occurrence which would not (i) prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements, or (ii) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.4 Governmental Consents. The execution, delivery and performance of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE and the PCX, (e) the DGCL, (f) the applicable requirements of antitrust or other competition Laws of other jurisdictions or investment Laws relating to foreign ownership, and (g) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.5 Capitalization. (a) The authorized capital stock of Parent consists of 400,000,000 shares of Common Stock, par value $1.00 per share (“Parent Shares”), and 1,000,000 shares of preferred stock. As of the close of business on the Capitalization Date, (i) 136,318,661 Parent Shares were issued and outstanding, (ii) 14,312,549 Parent Shares were held in the treasury of Parent or by Parent Subsidiaries, (iii) 10,159,743 Parent Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards (including Retention Stock Units) or the exercise of outstanding stock options and (iv) 1,341 shares of preferred stock were outstanding. As of the Capitalization Date, Parent had outstanding (1) options to purchase 12,088,125 Parent Shares at a weighted average exercise price of $26.74 per share and (2) 810,750 Liquid Yield Option Notes (“LYONs”) which may be convertible into Parent Shares under certain circumstances in accordance with the terms thereof. From the close of business on the Capitalization Date until the date of this Agreement, no Parent Shares have been issued except for Parent Shares issued pursuant to the exercise of Options or to the settlement of the LYONs in accordance with their terms. Except for the Rights Agreement, dated as of April 12, 2000, between Parent and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.) as Rights Agent (the “Parent Rights Plan”) and the Rights (as defined in the Parent Rights Plan) and except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other Equity Interests, rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of Parent, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of Parent.

(b) Except as set forth in Section 5.5(a), (i) there are no preemptive rights of any kind which obligate Parent or any Subsidiary of Parent to issue or deliver any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any Subsidiary of Parent, any shares of capital stock or voting securities of Parent, and (ii) there is no agreement, contract, commitment or arrangement pursuant to which Parent or any Subsidiary of Parent is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Parent on any matter.

SECTION 5.6 SEC Reports; Financial Information.

(a) Parent has timely filed or furnished, as applicable, all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the SEC since January 1, 2003 (collectively, with any amendments thereto, the “Parent SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Parent SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of (i) the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly presents, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders’ equity included in the Parent SEC Reports (including the related notes and schedules) were prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects the results of operations and cash flows of Parent and the Parent Subsidiaries for the periods indicated (subject, in the case of each of clause (i) and (ii), to normal and/or recurring year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements).

(b) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) has disclosed and reported, based on its most recent evaluation of such internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has heretofore furnished to the Company complete and correct copies of all such reports (if any).

(c) Except for matters resolved prior to the date hereof, since January 1, 2003, (i) to the Knowledge of Parent neither Parent nor any Parent Subsidiary nor any director, officer, employee, auditor, accountant or representative of Parent or of any Parent Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Parent.

SECTION 5.7 No Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liabilities, claims or indebtedness of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, in each case, that are required by GAAP to be accrued, reserved against or disclosed in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent Form 10-K or Quarterly Report on Form 10-Q most recently filed prior to the date hereof or are disclosed in the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of the most recent balance sheet included in the most recent quarterly report on Form 10-Q filed by Parent with the SEC prior to the date of this Agreement (the “Parent Balance Sheet Date”) and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) were incurred outside the ordinary course of business since the Company Balance Sheet Date, but which are, and would reasonably be expected to be, individually or in the aggregate, immaterial in amount or nature.

SECTION 5.8 Absence of Certain Changes or Events. Since the Parent Balance Sheet Date, except as contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.9 Compliance with Law and Reporting Requirements. Parent and the Parent Subsidiaries are not (and have not been since the Parent Balance Sheet Date) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation or possible violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have, and are (and have been since the Parent Balance Sheet Date) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10 Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the knowledge of Parent, any officer, director or employee of Parent or any Parent Subsidiary in such capacity, which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party or subject to or in default under any material Governmental Order.

SECTION 5.11 Financing. Attached hereto as Section 5.11 of the Parent Disclosure Letter is a true and complete copy of the Commitment Letter dated the date hereof, between Supervalu Inc., The Royal Bank of Scotland plc and RBS Securities Corporation (the “Financing Commitment”), pursuant to which The Royal Bank of Scotland plc has agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated hereby (the “Financing”). As of the date hereof, the Financing Commitment has not been amended, modified, withdrawn or rescinded, and is in full force and effect. Assuming the receipt of the proceeds of the Standalone Drug Sale, and the consummation of the transactions contemplated by the Separation Agreement, Parent and Acquisition Sub will have at and after the Closing funds sufficient to consummate the Emerald Merger on the terms and conditions set forth in this Agreement.

SECTION 5.12 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub for which the Company could have any liability.

SECTION 5.13 Company Stock. Neither Parent nor Acquisition Sub is, and at no time during the last three years has either Parent or Acquisition Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Acquisition Sub owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

SECTION 5.14 Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no business activities and has conducted no operations.

SECTION 5.15 Fairness Opinion. Lazard Frères has delivered to the Parent Board of Directors its written opinion (or oral opinion to be confirmed in writing) that, as of the date hereof, the Per Share Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

SECTION 5.16 Cub Stores Divestiture. Parent has closed, or simultaneously with the execution and delivery of this Agreement will close, the sale, pursuant to the Cub Sale Agreement, of all of Parent’s direct or indirect right, title and interest in and to all of the retail grocery stores that, immediately prior to the date hereof, were operated directly or indirectly by Parent in the Chicago, Illinois and Bloomington, Illinois metropolitan areas under the “Cub” or “Cub Foods” banners. Parent has delivered to the Company correct and complete copies of the Cub Sale Agreement and the Ancillary Agreements referred to therein, all of which constitute legal, valid and binding obligations of Parent and its Affiliates that are parties thereto, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and the Company Subsidiaries (in each case, with respect to the New Diamond Business or to the extent affecting New Diamond and/or the New Diamond Entities in a non-de minimis respect) and the use, operation, maintenance and repair of the Owned Real Properties and the Leased Real Properties, shall be conducted in the ordinary course of business, consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization and operations, including material insurance policies, material Company Intellectual Property and goodwill, and to preserve its present relationships with suppliers, lessors, licensees, distributors, wholesalers, franchisees and other Persons with which it has material business relations. Between the date of this Agreement and the Closing Date, subject to applicable Law and except as otherwise contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by Law or the Transaction Agreements (or, with respect to clauses (vi) or (vii) below, as required by any Material Contract disclosed in Section 4.10 of the Company Disclosure Letter), neither the Company nor any Company Subsidiary (in each case, with respect to the New Diamond Business or to the extent affecting New Diamond and/or the New Diamond Entities in a non-de minimis respect) shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws (or other comparable governing documents);

(ii) issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for any such Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any Company Subsidiary, or any other ownership interest or security, of the Company or any Company Subsidiary (other than (A) the issuance of Shares (and the associated Rights) upon the exercise of Options, the settlement of Stock Units (and dividend equivalents thereon), or the settlement of HITS, in each case in accordance with their present terms, (B) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent, and (C) issuances in accordance with the Rights Plan);

(iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividend or distribution of cash by a wholly owned

Company Subsidiary, required payments made by the Company in respect of its HITS in accordance with their present terms, dividend equivalents paid by the Company or accrued on Stock Units in accordance with their present terms and regular quarterly dividends paid to holders of the Company Shares in an amount not in excess of $0.19 per share of Common Stock);

(iv) (A) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any Company Subsidiary (other than the acquisition of shares tendered by directors, employees or former employees in order to pay Taxes in connection with the exercise of Options or the settlement of Stock Units pursuant to the terms of any of the Stock Plans or any redemption of the Rights pursuant to the terms of the Rights Plan), or (B) redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or the Company Subsidiaries’ Indebtedness set forth on Section 6.1(a)(iv)(B) of the Company Disclosure Letter;

(v) (A) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, abandon, encumber (other than through the creation of a Permitted Encumbrance), lease or license (by merger, consolidation, sale of stock or assets or otherwise) to any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, including Intellectual Property, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than acquisitions, leases, licenses, sales, dispositions and encumbrances of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business, (B) enter into any material joint venture, partnership or similar agreement, (C) incur or guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, other than in the ordinary course of business and consistent with past practice, (D) enter into, renew, terminate or amend in any material respect (1) any contract or agreement which is or would be a Material Contract, other than in the ordinary course of business consistent with past practice, (2) any Real Property Lease which provides for rental payments over the primary term of the lease (including percentage sales and other variable payments, as estimated by the Company in good faith) in excess of $1,200,000 in any one year (provided, that neither the Company nor any Company Subsidiary shall, without first consulting with Parent in writing, enter into, renew, terminate or amend in any material respect any Real Property Lease which provides for such rental payments in excess of $500,000 in any one year), or (3) any Advance Contract, or (E) notwithstanding anything to the contrary set forth in Section 6.1(a)(v)(D) of the Company Disclosure Letter, authorize, or enter into any commitment to make, any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget insofar as it relates to the New Diamond Business set forth on Section 6.1(a)(v)(D) of the Company Disclosure Letter or which are, individually, in excess of $15,000,000 (provided, that neither the Company nor any Company Subsidiary shall, without first consulting with Parent in writing, authorize, or enter into any commitment to make, any new capital expenditures which are, individually, in excess of $10,000,000);

(vi) except (A) to the extent required under any Company Plan, or (B) as necessary to conform to the requirements of any applicable Law that absent such conformance would impose a penalty of an additional Tax on the Company, any Company Subsidiary or any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, (1) increase or decrease the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (except in the ordinary course of business and consistent with past practice), (2) grant any severance or termination pay not required under any Company Plan (except in the ordinary course of business and consistent with past practice) or grant any equity or equity-based awards, (3) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Company Plan, (4) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, (5) enter into any (A) employment agreement with any present directors or employees, (B) consulting agreement or arrangement with any present directors or executive officers (as defined by Rule 3b-7 of the Exchange Act) or (C) except in the ordinary course of business consistent with past practice, consulting agreement or arrangement or change in control or severance agreement with any present employee, (6) without limiting the scope of the preceding clause (5), establish, adopt, enter into any new, or amend in any material respect or terminate any existing Company Plan, (7) without limiting the scope of Section 6.1(a)(v)(D), enter into, renew, or materially amend any collective bargaining or similar agreement covering in excess of 500 employees or (8) provide any funding to any rabbi trust or similar arrangement;

(vii) enter into any transaction, agreement, arrangement or understanding between (A) the Company or any Company Subsidiary, on the one hand, and (B) any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(viii) (A) make any material Tax election (in a manner inconsistent with past practices), change any method of accounting or make any election with respect to the Company or any Company Subsidiary under Treasury Regulation Section 301.7701-3, (B) enter into any settlement or compromise of any material Tax liability for an amount in excess of the amount reserved for such Tax liability in the financial statements included in the Company SEC Reports as of the date hereof, (C) change any annual Tax accounting period, (D) enter into any closing agreement relating to any material Tax or (E) surrender any right to claim a material Tax refund;

(ix) make any material changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority;

(x) subject to the fiduciary duties of the Company Board of Directors (as determined in good faith after consultation with outside legal counsel), amend, waive, terminate or fail to enforce its Rights Agreement or any confidentiality agreement, standstill clause or agreement or similar agreement, arrangement or understanding;

(xi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Authority or arbitral proceeding for an amount payable by or on behalf of the Company or any Company Subsidiary in excess of $2,500,000 (exclusive of (A) any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested, and (B) any amounts accrued or reserved for in respect of such matter in the financial statements included in the Company 10-K or the Quarterly Report on Form 10-Q most recently filed prior to the date hereof) or which would be reasonably likely to have a material adverse impact on the operations of the Company or any Company Subsidiary or on any current or future litigation or other proceeding of the Company or any Company Subsidiary;

(xii) except to the extent required for cash management in the ordinary course of business consistent with past practice, enter into, perform or undergo any internal restructuring, merger, liquidation, change in organizational status (such as conversion of any corporation to a limited liability company), intercompany transfer of assets or assumption or guarantee of liability, distribution, contribution, or creation, elimination, increase or decrease in intercompany debt or liabilities;

(xiii) cause any Company Subsidiary that is a captive insurance company to underwrite any insurance other than in respect of the New Diamond Business;

(xiv) take any action prohibited by the restrictions described in clause (5) of Section 6.8(c) of the Separation Agreement or Section 5.01(f) of the Drug Sale Agreement; or

(xv) agree to take any of the actions described in clauses (i) through (xiii) above.

(b) Parent covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter or as required by Law, or unless Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Parent and the Parent Subsidiaries shall be conducted in the ordinary course of business and consistent with past practice, and Parent shall use its reasonable best efforts to preserve substantially intact its business organization and operations, including material insurance policies, material intellectual property and goodwill, and to preserve its present relationships with suppliers, lessors, licensees, distributors, wholesalers, franchisees and other Persons with which it has material business relations. Between the date of this Agreement and the Closing Date, subject to applicable Law and except as otherwise contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter or as required by Law, neither Parent nor any Parent Subsidiary shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws (or other comparable governing documents);

(ii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests of Parent (except for any dividend or distribution by a wholly owned Subsidiary of Parent, and any regular quarterly dividend paid to holders of Parent Shares in an amount not in excess of the amount set forth in Section 6.1(b)(ii) of the Parent Disclosure Letter);

(iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any Parent Shares or any options, warrants, convertible securities or other rights to acquire any Parent Shares (other than (A) the acquisition of shares tendered by directors, employees or former employees to pay Taxes in connection with the exercise of options issued under any Parent Employee Plans and (B) open-market purchases of Parent Shares to fund Parent Employee Plans consistent with past practice);

(iv) except for any such transactions that would not materially impair or delay the consummation of the transactions contemplated by this Agreement, (A) acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, encumber (other than through the creation of a Permitted Encumbrance), lease or license (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, including Intellectual Property, in each case, which are material to the Parent and Parent Subsidiaries taken as a whole, other than acquisitions, leases, licenses, sales, dispositions and encumbrances of inventory, non-merchandise supplies, media and advertising and other assets in the ordinary course of business and consistent with past practice, (B) incur or guarantee, or modify in any material respect, any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a Parent Subsidiary), in each case, other than loans, advances and indebtedness incurred in the ordinary course of business and consistent with past practice, or (C) enter into, renew or amend in any material respect any material contract, other than in the ordinary course of business and consistent with past practice;

(v) enter into any transaction, agreement, arrangement or understanding between (A) Parent or any Parent Subsidiary, on the one hand, and (B) any Affiliate of Parent (other than the Parent Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(vi) make any material changes in accounting policies or procedures other than as required by GAAP or a Governmental Authority; or

(vii) agree to take any of the actions described in clauses (i) through (vi), above.

(c) The Company will not, without the prior written consent of Parent, agree to any modification of any term or condition of, or give any consent or waiver or exercise any right of termination under, the Standalone Drug Sale Agreement, if such modification, consent, waiver or exercise would reasonably be expected to adversely affect, or impose any cost or liability on, Parent or its Subsidiaries (including their interests following the consummation of the transactions contemplated by the Standalone Drug Sale Agreement) or adversely affect the ability to consummate the transactions contemplated hereby in a timely manner. The Company shall comply with the terms of the Standalone Drug Sale Agreement in all material respects. The Company will use reasonable best efforts to cause the conditions to the consummation of the Standalone Drug Sale to be satisfied (or waived by the other party thereto).

(d) The Company agrees that between the date hereof and the Closing Date it will take all actions it has affirmatively committed to take pursuant to Section 6.1(a)(v) or Section 6.1(a)(vi) of the Company Disclosure Letter.

SECTION 6.2 Stockholders Meetings.

(a) As soon as reasonably practicable following the date of this Agreement (and subject to the Company’s using its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting), the Company, acting through the Company Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of (A) approving an amendment (the “Charter Amendment”) to the Company’s restated certificate of incorporation providing for appraisal rights to holders of Company Shares for the Diamond Merger if the Effective Time occurs and (B) with respect to the Diamond Merger, adopting this Agreement (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable after such notice, and (ii) (A) include in the Proxy Statement/Prospectus the Company Board of Directors’ determination that the terms of this Agreement are fair to and in the best interest of the stockholders of the Company, the Company Board of Directors’ determination that this Agreement is advisable, and the Company Board of Directors’ recommendation that the stockholders of the Company, with respect to the Diamond Merger, vote in favor of the adoption of this Agreement (collectively, the “Company Board Recommendation”) and the Company Board of Directors’ recommendation that the stockholders of the Company vote in favor of the adoption of the Charter Amendment and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of the Company and New Diamond, as applicable; provided, that if the Company Board of Directors determines in good faith, after consultation with outside counsel, that any of the foregoing actions in clause (ii) would be inconsistent with their fiduciary duties under applicable Law, the Company Board of Directors may fail to take any of such actions and/or may withdraw, modify or change in a manner adverse to Parent all or any portion of the Company Board Recommendation. The Company shall call and hold the Company Stockholders Meeting in accordance with clause (i) of the preceding sentence regardless of any failure to make the Company Board Recommendation pursuant to clause (ii), and regardless of any change in the Company Board Recommendation; provided, however, that nothing in this sentence shall affect the Company’s right to terminate the agreement in accordance with Section 8.1. In the event that the Requisite Company Stockholder Vote is obtained, the Company, as sole stockholder of New Diamond, shall, prior to the Initial Effective Time, adopt this Agreement in favor of the Emerald Merger.

(b) As soon as reasonably practicable following the date of this Agreement (and subject to Parent’s using its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting), Parent, acting through the Parent Board of Directors, and in accordance with applicable Law, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Parent Stockholders Meeting”) to be held as soon as reasonably practicable after such notice and (ii)(A) include in the Proxy Statement/Prospectus the Parent Board of Directors’ recommendation that Parent’s stockholders approve the issuance of Parent Shares pursuant to this Agreement (the “Parent Board Recommendation”) and (B) use its reasonable best efforts to obtain the necessary approval of the transactions contemplated by this Agreement by the stockholders of Parent provided, that if the Parent Board of Directors determines in good faith, after consultation with outside counsel, that any of the foregoing actions in clause (ii) would be inconsistent with their fiduciary duties under applicable Law, the Parent Board of Directors may fail to take any of such actions and/or may withdraw, modify or change in a manner adverse to the Company all or any portion of the Parent Board Recommendation. Parent shall call and hold the Parent Stockholders Meeting in accordance with clause (i) of the preceding sentence regardless of any failure to make the Parent Board Recommendation pursuant to clause (ii), and regardless of any change in the Parent Board Recommendation made at any time prior to the meeting.

SECTION 6.3 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall prepare a proxy statement to be sent to the stockholders of the Company and Parent in connection with the Company Stockholder Meeting and the Parent Stockholder Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement/Prospectus”), and (ii) Parent (and, if necessary, New Diamond) shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the New Diamond shares to be issued to the stockholders of the Company in connection with the Diamond Merger and the Parent Shares to be issued to the stockholders of New Diamond in connection with the payment of the aggregate Stock Consideration. Parent, New Diamond and the Company will cooperate with each other in the preparation of the Proxy Statement/Prospectus and Form S-4. Without limiting the generality of the foregoing, each of Parent, New Diamond and the Company will provide the other with a reasonable opportunity to review drafts of, and revisions to, the Proxy Statement/Prospectus and Form S-4 prepared by such party, and shall use its reasonable best efforts to furnish to the other party information relating to it and its affiliates as necessary to prepare the Proxy Statement/Prospectus and Form S-4. All of the parties hereto shall cause the Proxy Statement/Prospectus and Form S-4 to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NYSE and the PCX. The Company or New Diamond, as appropriate, shall provide audited financial statements for inclusion in the Proxy Statement/Prospectus and Form S-4 as and to the extent required under applicable Law and SEC regulations.

(b) Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act until such time. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders, and Parent shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent and New Diamond shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of New Diamond Shares in the Diamond Merger and Parent Shares in the Emerald Merger, as applicable, and the Company shall furnish all information concerning the Company and the holders of the Company Shares as may be reasonably requested in connection with any such action.

(c) No filing of, or amendment or supplement to, the Form S-4 will be made by New Diamond or Parent, and no filing of, or amendment or supplement to the Proxy Statement/ Prospectus will be made by the Company or Parent, in each case, without providing the other party and its respective counsel a reasonable opportunity to review and comment thereon.

(d) Each of the parties agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4 will, at the date such document is first mailed to the stockholders of the relevant party and at the time of such party’s meeting of stockholders relating to the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company or any Company Subsidiary will be deemed to have been supplied by the Company and information concerning or related to Parent or Acquisition Sub will be deemed to have been supplied by Parent.

(e) Each of Parent and the Company agree to correct any information provided by it for use in the Proxy Statement/Prospectus or Form S-4 which shall have become false or misleading. The parties shall as soon as reasonably practicable notify each other of the receipt of any comments from or other correspondence with the

SEC staff with respect to the Proxy Statement/Prospectus or Form S-4 and any request by the SEC for any amendment to the Proxy Statement/Prospectus or Form S-4 or for additional information (and promptly deliver a copy of such comments, correspondence or request to each other). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Shares issuable in connection with the Mergers for offering or sale in any jurisdiction.

(f) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party a letter of its independent auditors, dated (i) the date on which the Form S-4 shall become effective and (ii) the Closing Date, and addressed to the other party, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.4 Access to Information.

(a) During the period from the date of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each Company Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law or the Confidentiality Agreements, afford representatives of Parent, following notice from Parent to the Company in accordance with this Section 6.4(a), reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of the Company and the Company Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees and franchisees as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or franchisees of the Company or the Company Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any Company Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Agreement. All information obtained pursuant to this Section 6.4(a) shall continue to be governed by the Confidentiality Agreements.

(b) During the period from the date of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall, and shall cause each Parent Subsidiary to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting applicable Law, afford representatives of the Company, following notice from Company to the Parent in accordance with this Section 6.4(b), reasonable access during normal business hours to all properties, offices, books, contracts, commitments and records and such financial (including all working papers) and operating data of Parent and the Parent Subsidiaries and all other information concerning its business, properties, personnel, vendors, landlords/sublandlords, tenants, licensees and franchisees as the Company may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its representatives shall (i) contact or have any discussions with any of Parent’s or the Parent Subsidiaries’ employees, agents, or representatives, unless in each case the Company obtains the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the vendors, landlords/sublandlords, tenants/subtenants, licensees or franchisees of Parent or the Parent Subsidiaries, unless in each case the Company obtains the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without Parent’s prior written consent. The Company shall schedule and coordinate all inspections with Parent and shall give Parent at least three Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct. Parent shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither Parent nor any Parent Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parent or any Parent Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company will keep confidential all non-public information provided to it pursuant to this Section 6.4(b), except for disclosures required by applicable Law.

SECTION 6.5 Acquisition Proposals.

(a) Each of the Company and Parent shall not, and shall not permit its Subsidiaries to, and shall direct its and its Subsidiaries’ directors, officers, investment bankers, financial advisors, attorneys, accountants and other representatives not to, (A) directly or indirectly, initiate or solicit or knowingly encourage or facilitate any inquiries or the making or submission of any proposal or offer with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving it or any proposal or offer to acquire in any manner 20% or more of its Equity Interests, or the assets, securities or other ownership interests of or in it or any Subsidiary representing 20% or more of the consolidated assets, revenues or earnings of the Company and the Company Subsidiaries or of the Parent and the Parent Subsidiaries, as the case may be, other than the transactions contemplated by the Transaction Agreements and the Standalone Drug Sale Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to any Acquisition Proposal (other than a confidentiality agreement described below). Subject to Section 6.5(b), neither the Company nor Parent, nor the Company Board of Directors nor the Parent Board of Directors (each, a “Board of Directors”) nor any committee thereof shall recommend to its stockholders any Acquisition Proposal or approve any agreement with respect to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent either of the Company or Parent or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any other legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that neither the Company nor the Parent nor the Board of Directors thereof may recommend any Acquisition Proposal unless permitted by Section 6.5(b) below and may not fail to include or make, or withdraw, modify or change in a manner adverse to the other party all or any portion of, the Company Board Recommendation or Parent Board Recommendation, as the case may be, unless permitted by Section 6.2 (in which case Parent or the Company shall have the right to terminate this Agreement as set forth in Section 8.1(e)(ii) or Section 8.1(d)(ii), as applicable), and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the other party of, all or a portion of the Company Board Recommendation or the Parent Board Recommendation, as applicable) or (ii) (A) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide, unsolicited Acquisition Proposal that does not involve an intentional, material breach of this Section 6.5(a), if (1) the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for such changes specifically necessary in order for such party to be able to comply with its obligations under this Agreement and it being understood that either party may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to it if it waives or similarly modifies the standstill provision in the relevant Confidentiality Agreement in favor of the other party), and (2) in the case of a Parent Proposal, such Parent Proposal is, or is reasonably likely to result in, a Qualifying Parent Proposal, or (B) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, engaging in any negotiations or discussions with any Person who has made a bona fide unsolicited Acquisition Proposal that does not involve an intentional, material breach of this Section 6.5(a) and, in addition, in the case of a Parent Proposal, such Parent Proposal is a Qualifying Parent Proposal, if and only to the extent, in the case of a Company Proposal, that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), the Company Board of Directors shall have determined in good faith (after consultation with its outside legal and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal from the Person that made the applicable Acquisition Proposal, and the Company shall have informed Parent promptly following (and in no event later than 24 hours after) the taking by it of any such action. A “Superior Proposal” means, with respect to a Company Proposal, an Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal,” increased to 50% for purposes of this definition) that the Company Board of Directors determines in good faith (taking into account such factors as it deems appropriate, including any legal, financial and regulatory aspects of the proposal and the Person making the proposal) is reasonably capable of being consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

(b) If either the Company Board of Directors or the Parent Board of Directors determines in good faith, in response to an Acquisition Proposal, that such proposal is a Superior Proposal (in the case of a Company Proposal) or a Qualifying Parent Proposal (in the case of a Parent Proposal), the Company or Parent, as the case may be, shall notify the other party in writing of such determination promptly following (and in no event later than 24 hours after) the making of such determination. Prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in the case of a Company Proposal, the Company Board of Directors or the Parent Board of Directors, as the case may be, may approve or recommend such Superior Proposal or Qualifying Parent Proposal, as the case may be, to its stockholders and enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal or Qualifying Parent Proposal, as applicable, and the Company may terminate this Agreement; provided, however, that the Company shall not recommend any such Superior Proposal to its stockholders, enter into any definitive agreement providing for any such Superior Proposal or terminate this Agreement pursuant to this sentence (and any purported termination pursuant to this sentence shall be void and of no force or effect), unless and until (1) it has given Parent prior written notice of its intention to enter into such agreement at least two Business Days before doing so, (2) the Company Board of Directors has considered in good faith any proposed changes to this Agreement proposed by Parent, (3) the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to make such recommendation or enter into such agreement would be inconsistent with its fiduciary duties under applicable Law, (4) prior to entering into such agreement, it has terminated this Agreement, and (5) concurrently with such termination pursuant to this Section 6.5(b), the Company pays to Parent the Company Termination Fee (as defined below) payable pursuant to Section 8.2(b).

(c) Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal return or destroy all confidential information or data heretofore furnished to it by or on behalf of the Company or Parent, as the case may be.

(d) Each of the Company and Parent shall promptly (and in no event later than 48 hours after receipt of an Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth in reasonable detail its material terms and conditions) the other party after receipt of an Acquisition Proposal and thereafter shall keep the other party reasonably informed of the status and material terms and conditions of any proposals or offers. Each of the Company and Parent shall make available to the other party (to the extent it has not already done so) all material non-public information made available to any Person making an Acquisition Proposal at substantially the same time and in substantially the same form as it provides it to such other Person.

SECTION 6.6 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable under applicable Laws and regulations to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Company and Parent will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Company and Parent will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Company and Parent will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.6(c), Parent will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and Company will each consult with the other in advance of any material meetings with the Federal Trade Commission.

(c) In furtherance and not in limitation of Sections 6.6(a) and (b), each of Parent and Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(d) Notwithstanding the foregoing, Parent shall promptly take, in order to consummate the Transactions, all actions necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”) and/or to resolve any objections asserted by any Governmental Authority with respect to the Transactions under any antitrust Law or the Federal Trade Commission Act (each, an “Objection”), and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any such party and (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Affiliates and/or constituting part of the New Diamond Assets (as such term is defined in the Separation Agreement) or New Diamond Business. Such efforts shall include, in addition to the consummation of the transactions contemplated by the Cub Sale Agreement and the Ancillary Agreements referred to therein, taking all additional actions contemplated by the preceding sentence, subject only to a limitation that those additional actions not result in a divestiture of additional assets or businesses that, in the aggregate, produce annual revenues in excess of $4 billion. Parent shall respond to and seek to resolve as promptly as practicable any Objections that are raised. No actions taken pursuant to this Section 6.6(d) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6.

(f) Parent shall use reasonable best efforts to cause the Parent Shares issuable to New Diamond’s stockholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date. The Company and New Diamond shall use reasonable best efforts to cause the New Diamond Shares issuable to the Company’s stockholders in the Diamond Merger as contemplated by this Agreement to be approved for listing on a national securities exchange, subject to official notice of issuance, prior to the Initial Effective Time.

(g) The Company shall deliver to Parent prior to the Closing Date a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use reasonable best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written affiliate letter agreement in a form to be agreed by the parties.

(h) The Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Parent or New Diamond in connection with the Mergers and the transactions contemplated by the Separation Agreement and Standalone Drug Sale Agreement to effect the ultimate assumption by New Diamond of, and the release of the Company from, all of the rights and obligations under, (i) that certain Indenture, as supplemented, dated as of May 1, 1992, by and between the Company and U.S. Bank Trust National Association, as successor trustee, and each series of notes issued thereunder, and (ii) (w) the HITS Purchase Contract Agreement, (x) that certain Pledge Agreement dated as of May 7, 2004, by and between the Company and U.S. Bank Trust National Association, as collateral agent, custodial agent, securities intermediary and purchase contract agent (“Pledge Agreement”), (y) that certain Remarketing Agreement, dated as of May 7, 2004, by and between the Company, Banc of America Securities LLC, as the remarketing agent, and U.S. Bank Trust National Association, as purchase contract agent and as attorney-in-fact of the holders of purchase contracts (the “Remarketing Agreement”), and (z) each other agreement related thereto (the foregoing clauses (i) and (ii) together, the “Debt and Purchase Contract Assumption”). In furtherance of the foregoing, the Company shall (1) take all necessary corporate action to consummate the Debt and Purchase Contract Assumption immediately prior to or substantially simultaneous with the Closing, (2) obtain any consent of Banc of America Securities LLC required under the terms of the Remarketing Agreement to effect the assignment to and assumption by New Diamond of the rights and obligations of the Company under the Remarketing Agreement, and (3) prepare and deliver other required opinions, certificates, documents, supplemental indentures, supplemental agreements and other deliverables in connection with the Debt and Purchase Contract Assumption.

SECTION 6.7 Resignations. To the extent requested by Parent in writing at least ten Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

SECTION 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement or Company Plan or under the Company’s or New Diamond’s certificate of incorporation or by-laws, after the Effective Time, Parent shall, and shall cause Surviving Corporation to, indemnify and hold harmless each person who, as of the Effective Time, is a present or former officer or director of the Company, New Diamond or any Company Subsidiary or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained or contributed to by the Company, New Diamond or any Company Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, demand, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken (or failure to take action) by any of them in their capacities as officers, directors or fiduciaries at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. Parent shall, and shall cause the Surviving Corporation to, advance the cost of any expenses incurred by each Indemnified Director and Officer in the defense of any claim, demand, action, suit, proceeding, inquiry or investigation arising out of such Indemnified Director or Officer’s service as a director, officer or fiduciary within three Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor; provided only that any Person to whom expenses are to be advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is determined that such person is not entitled to indemnification in a final, nonappealable determination by a Governmental Authority of competent jurisdiction. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Director or Officer hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such claim, demand, action, suit, proceeding, inquiry or investigation or such Indemnified Director or Officer otherwise consents thereto.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Directors and Officers and former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals. The resolutions adopted by the Company Board of Directors on October 7, 2005 relating to the indemnification of certain benefit plan fiduciaries, which resolutions are set forth in Section 6.8(b) of the Company Disclosure Letter, shall continue in effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Fiduciary (as such term is defined therein) and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and pay any and all expenses incurred by each Fiduciary in accordance with the term of such resolutions and otherwise honor and comply with the provisions of such resolutions.

(c) Prior to the Effective Time, the Company and/or New Diamond shall (and if it is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Directors and Officers where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall the Company expend for such policies an amount in excess of the amounts set forth in Section 6.8(c) of the Company Disclosure Letter;

and, provided further that if the premiums of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the Effective Time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date hereof covering the Indemnified Directors and Officers with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof covering the Indemnified Directors and Officers; provided, however, that in no event shall the Parent or Surviving Corporation be required to expend for such policies an annual premium amount in excess of the amounts set forth in Section 6.8(c) of the Company Disclosure Letter; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 6.8(c) of the Company Disclosure Letter.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 6.8; provided that neither Parent nor the Surviving Corporation shall be relieved from such obligation. In addition, neither Parent nor the Surviving Corporation shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Parent or Surviving Corporation unable to satisfy its obligations under this Section 6.8.

SECTION 6.9 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and Acquisition Sub, on the one hand, and the Company, New Diamond, and New Diamond Merger Sub, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Agreements or the transactions contemplated thereby, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or the PCX, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 6.10 Cooperation. (a) Parent shall use its commercially reasonable efforts to obtain the Financing pursuant to the terms and conditions set forth in the Financing Commitments. Parent shall notify the Company if at any time prior to the Closing Date the Financing Commitment shall expire or be terminated, modified or amended for any reason. The Company shall provide, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and Representatives, including legal and accounting, of the Company and its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the Financing, including providing such access and documentation and taking such action as is customary for transactions such as the Financing and (ii) the satisfaction of the conditions in the Financing Commitment that require action by the Company, including those set forth in Section 3 of the Financing

Commitment and Exhibit B thereto. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.

(b) If the Financing Commitment expires, is terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent shall (i) immediately notify the Company of such expiration, termination or other unavailability and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement. Without limiting the effect of the preceding sentence, if Parent is unable to obtain replacement financing from alternative sources within 25 Business Days after any expiration, termination or other unavailability of any of the Financing Commitment (provided, that in the event such 25-day period would delay the Closing, it shall be reduced to such period as would not delay the Closing but in no event less than ten Business Days), alternative financing may be proposed for Parent and Acquisition Sub by the Company (or, at the request of the Company, the Company’s advisors) with one or more financing sources and Parent shall use its reasonable best efforts to consummate such alternative financing, unless such alternative financing is on terms and conditions that are (x) materially less favorable to Parent than the terms of the Financing Commitment that expired, was terminated, or otherwise became unavailable or (y) not commercially reasonable.

SECTION 6.11 Notification. During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of any event, condition, fact or circumstance that would cause any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 not to be met. Each such notification shall include a certification of an officer of the Company or Parent, as applicable, that such notification is being delivered in accordance with this Section 6.11. No such notification shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 has been satisfied.

SECTION 6.12 Third-Party Consents. Without limiting the effect of Section 6.6, each of the Company and Parent shall use reasonable best efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary for the consummation of the Mergers and are material to such party; provided, however, that, except as expressly contemplated hereby, neither the Company nor Parent shall materially amend or agree to materially amend, or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals and waivers without the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, further, that, in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, the Company shall not be required to incur any out-of-pocket costs or any other obligation or liability unless de minimis in nature and amount.

SECTION 6.13 Employment and Employee Benefits Matters; Section 16.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2007 (the “Benefits Continuation Period”), to maintain the severance-related provisions of existing Company Plans not subject to termination pursuant to the express terms hereof and to provide 100% of the severance payments and benefits required thereunder to be provided to any Current Employee whose employment is terminated during that period. For purposes of this Section 6.13 only, the term “Company Employee” shall be deemed to refer to any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary, excluding employees of the Standalone Drug Business and the Retained Business.

(b) The Company shall allow each participant in the Deferred Compensation Plans to elect, prior to the Effective Time, to receive his or her account balances (in the case of account balance plans) and the present value of all accrued benefits (in the case of non-account balance plans, with the present value in the case of benefits payable pursuant to an individual agreement being determined using the assumptions required to be used in such agreement and in all other cases being determined by using the average yield to maturity for 30-year US Government Bonds and the unloaded 94 GAR mortality rates, blended 50% male and 50% female, projected to 2002), upon the earlier of (1) the existing payment date under the current terms relating to such deferred compensation (subject to any change in the existing payment date that is required to comply with Section 409A of the Code) or (2) the later of (x) the Effective Time or (y) January 1, 2007. The Company may adopt such amendments to the Deferred Compensation Plans as it deems necessary or appropriate to effectuate the transactions contemplated hereby.

(c) Without limiting any additional rights that any Company Employee not covered by a collective bargaining agreement and employed by the Company or any Company Subsidiary at the Effective Time (“Current Employee”) may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the Benefits Continuation Period, to maintain for any Current Employees (i) salary or hourly wage rate, commissions and target cash bonus opportunities under annual and long-term incentive programs (collectively, “Compensation”), that in the aggregate are no less favorable than, and (ii) benefits provided under Company Plans (other than those covered by (i) above) that in the aggregate are no less favorable than, the Compensation and benefits maintained for and provided to such Current Employees immediately prior to the Effective Time; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.13 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(d) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Current Employees full credit for purposes of eligibility and vesting (but not benefit accruals, except for vacation and severance, if applicable, under the Company Plans), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized under the Company Plans immediately prior to the Effective Time, provided that no such credit shall be granted to the extent that it would result in a duplication of benefits or to the extent that it is not similarly granted to similarly situated employees of Parent and its Affiliates. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Parent or its Subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility limitations to the extent waived or satisfied under the applicable Company Plan in which the Current Employee participates immediately prior to the Effective Time and (ii) give effect, for the fiscal year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(e) From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to honor, in accordance with its terms (including any right to amend or terminate), (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any Company Subsidiary and any officer, director or employee of that company, and (ii) bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or any Company Subsidiary and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time. Without limiting the generality of the foregoing, in the event that the annual bonus for fiscal year 2005 is not yet paid to participants at the Effective Time, any participant who was employed by the Company at the end of fiscal year 2005 will be entitled to a bonus if earned pursuant to the 2005 bonus program, regardless of whether such participant is employed at the time of the payment of 2005 bonuses.

(f) Prior to the Effective Time, (i) the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of Equity Interests of the Company (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board of Directors or a committee of two or more Non-Employee Directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act) and (ii) Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by Parent Board of Directors or a committee of two or more Non-Employee Directors of Parent (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approvals shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of or acquired for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

(g) The parties hereto will treat the consummation of the Transactions and the Standalone Drug Sale, both individually and collectively, and regardless of the order in which they actually occur, as a “change in control,” “change of control” or similar event under each of the Company Plans (to the extent such Company Plans contain provisions relating to “change in control,” “change of control” or similar event).

(h) The parties will make good faith efforts to make equitable adjustments if necessary to ensure that the provisions of this Section 6.13 comply with Section 409A of the Code.

(i) Without limiting the generality of Section 9.7, nothing in this Section 6.13, express or implied, is intended to or shall confer upon any employee or service provider of Parent, the Company, or their respective Subsidiaries any right, benefit or remedy of any nature whatsoever.

SECTION 6.14 Board Representation. Parent shall take any and all actions necessary or appropriate to cause, effective immediately following the Effective Time, the number of directors comprising the Parent Board of Directors to be no more than fourteen (14) and for there to be three (3) vacancies on such board. Parent shall use its reasonable best efforts to cause three of the independent members of the Company Board of Directors to be elected to the Parent Board of Directors. In furtherance thereto, Parent shall refer the names of three or more mutually agreeable nominees to the Director Affairs Committee of the Parent Board of Directors for nomination to fill such vacancies immediately following the Effective Time and to serve on the Parent Board of Directors, one in each of the three classes of the Parent Board of Directors.

SECTION 6.15 Available Cash. No less than two Business Days and no earlier than five Business Days prior to the Closing Date, the Company shall provide Parent with a good faith estimate, together with reasonable supporting documentation, of the amount of immediately available funds, in U.S. dollars, that the Company has available to it to be used to fund Parent’s obligation to pay the Merger Consideration without restriction.

SECTION 6.16 Coordination of Dividends. From the date of this Agreement until the Effective Time, Parent and the Company shall coordinate with each other regarding the declaration and payment of dividends in respect of the Company Shares and the Parent Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Shares or Parent Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter, including the quarter in which the Effective Time occurs, with respect to their Company Shares or Parent Shares, as the case may be. New Diamond and New Diamond Merger Sub shall not declare or pay any dividends in respect of their Common Stock.

SECTION 6.17 The Diamond Reorganization. The parties acknowledge and agree that they desire and intend to (i) cause the Diamond Merger and the Diamond LLC Conversion, taken together (the “Diamond Reorganization”), to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorg”), (ii) treat the Retained Business Purchase (other than the purchase of Lucky Stores, Inc., a Delaware corporation (“Lucky Delaware”) and its Subsidiaries) and the Standalone Drug Sale as purchases of assets for federal income Tax purposes, (iii) treat the purchase of Lucky Delaware as a purchase of stock for federal income Tax purposes and (iv) effect the Separation in a manner that does not result in any gain, including any deferred intercompany gain, for federal income Tax purposes (other than with respect to the distribution of certain New Diamond Assets from Lucky Delaware and its Subsidiaries pursuant to the Separation Agreement). The Company shall, and shall cause New Diamond to, (x) use best efforts to cause the Diamond Reorganization to qualify as an F Reorg, (y) consult with Parent prior to taking any action that could affect the qualification of the Diamond Reorganization as an F Reorg and take, or refrain from taking, any actions reasonably requested by Emerald in order to qualify the Diamond Reorganization as an F Reorg and (z) consult with Parent prior to taking any action in connection with the Separation, the Retained Business Purchase or the Standalone Drug Sale and take, or refrain from taking, any action reasonably requested by Parent in connection with the Separation, the Retained Business Purchase or the Standalone Drug Sale in furtherance of the intentions described above in this Section 6.17. Any capitalized term used in this paragraph, but not defined in this Agreement, shall have the meaning ascribed to it in the Separation Agreement.

SECTION 6.18 Boise Operations and Community Involvement. Parent intends to maintain a significant presence in Boise, Idaho for a period of not less than three years following the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Mutual Conditions to Effect the Mergers. The respective obligations of each party to consummate the Mergers shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Stockholder Vote in accordance with the Company’s certificate of incorporation and the DGCL and the Share Issuance shall have been approved by the stockholders of Parent by the Requisite Parent Stockholder Vote in accordance with the Parent’s certificate of incorporation or other governing documents, the DGCL and applicable stock exchange regulations;

(b) The Form S-4 shall have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order;

(c) The Parent Shares issuable to the New Diamond stockholders as contemplated by this Agreement in connection with the payment of the aggregate Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d) With respect to the Emerald Merger only, each of the Standalone Drug Sale, the Separation and the Retained Business Purchase shall have occurred;

(e) No Law, temporary restraining order, preliminary or permanent injunction or other legal restraint shall have been enacted, entered, promulgated or enforced and no action or decision shall have been taken and remain in effect by any United States or state Governmental Authority, or any Governmental Authority of the jurisdictions listed in Section 7.1(e) of the Company Disclosure Letter, which seeks to or in fact prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement; and

(f) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Mergers shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except where any failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company in Section 4.2 (Authority; Enforceability) shall be true in all but de minimis respects;

(b) Each of the Company, New Diamond and New Diamond Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; provided, that the Company’s failure to comply with the notification requirements in Section 6.11 shall not cause the condition set forth in this Section 7.2(b) to fail to be satisfied; and

(c) Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company, New Diamond and New Diamond Merger Sub. The obligations of the Company, New Diamond and New Diamond Merger Sub to consummate the Mergers shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Acquisition Sub contained in this Agreement (disregarding any Parent Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct in all material respects, in each case as of the date hereof and the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date), except where any failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that the representations and warranties of Parent in Section 5.2 (Authority; Enforceability) shall be true in all but de minimis respects;

(b) Each of Parent and Acquisition Sub shall have performed in all material respects the material obligations, and complied in all material respects with the material agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; provided, that the Parent’s failure to comply with the notification requirements in Section 6.11 shall not cause the condition set forth in this Section 7.3(b) to fail to be satisfied;

(c) The New Diamond Shares issuable to the Company’s stockholders as contemplated by this Agreement in connection with the Diamond Merger shall have been approved for listing on a national securities exchange, subject to official notice of issuance; provided, that the obligations of the Company, New Diamond and New Diamond Merger Sub to consummate the Mergers shall be subject to the condition in this Section 7.3(c) only if (i) the Company and New Diamond have complied in all respects with Section 6.6(f) and (ii) it is reasonably likely that the Emerald Merger will not be consummated; and

(d) The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after adoption of this Agreement by stockholders of the Company or of New Diamond:

(a) by mutual written consent of each party hereto;

(b) by Parent or the Company if any United States or state Governmental Authority shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such decision, order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by Parent or the Company if the Closing shall not have occurred on or before September 22, 2006 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the applicable termination date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if neither the Company nor CVS shall have exercised its termination right under Section 12.01(b) of the Standalone Drug Sale Agreement;

(d) by the Company

(i) if there shall have been a material failure of any representation or warranty of Parent or Acquisition Sub to be true, or a material breach of any covenant or agreement of Parent or Acquisition Sub contained in this Agreement such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured (if curable) prior to the earlier of (A) 20 Business Days following notice of such breach (it being understood that such 20 Business Day period shall not be applicable to covenants or agreements that by their terms are intended to be satisfied at the Closing) and (B) the Termination Date;

(ii) if the Parent Board of Directors (A) shall have failed to include or make or shall have publicly withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Parent Board of Directors to the stockholders of the Parent pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement), in a manner adverse to Company, the Parent Board Recommendation either (1) due in any meaningful respect to antitrust concerns or (2) for any other reason, or (B) shall have recommended to the stockholders of Parent an Acquisition Proposal other than the transactions contemplated by this Agreement;

(iii) if Parent fails to duly call or convene the Parent Stockholders Meeting in accordance with Section 6.2; or

(iv) prior to obtaining the requisite vote of its stockholders at the Company Stockholders Meeting, in accordance with, and subject to the terms and conditions of, Section 6.5(b);

(e) by Parent

(i) if there shall have been a material failure of any representation or warranty of the Company to be true, or a material breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured (if curable) prior to the earlier of (A) 20 Business Days following notice of such breach (it being understood that such 20 Business Day period shall not be applicable to covenant or agreements that by their terms are intended to be satisfied at the Closing) and (B) the Termination Date;

(ii) if the Company Board of Directors (A) shall have failed to include or make or shall have publicly withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement), in a manner adverse to Parent, the Company Board Recommendation, or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the transactions contemplated by this Agreement; or

(iii) if the Company fails to duly call or convene the Company Stockholders Meeting in accordance with Section 6.2;

(f) by Parent or the Company if, (i) upon a vote thereon at the Company Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Requisite Company Stockholder Vote, or (ii) upon a vote thereon at the Parent Stockholders Meeting or any postponement or adjournment thereof, the Share Issuance shall not have been approved by the Requisite Parent Stockholder Vote; or

(g) by Parent or the Company if the Separation Agreement or the Standalone Drug Sale Agreement shall have been terminated in accordance with the terms thereof.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), this Section 8.2, Section 8.3, or Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional material breach hereof.

(b) The Company shall pay Parent, by wire transfer of immediately available funds to such accounts as Parent may designate, the sum of $276,000,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 8.1(e)(iii), then the Company shall pay the Company Termination Fee on the business day following such termination;

(ii) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(iv), the Company shall pay the Company Termination Fee concurrently with such termination;

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(f)(i) and (B) at any time after the date hereof and at or before the date of the Company Stockholders Meeting there shall have been a Public Proposal with respect to the Company, and if (C) within twelve months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then the Company shall pay the Company Termination Fee upon the date of such execution or consummation, whichever is earlier;

(iv) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Company, and if (C) within twelve months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then the Company shall pay the Company Termination Fee upon the date of such execution or consummation, whichever is earlier; and

(v) if Parent shall terminate this Agreement pursuant to Section 8.1(e)(ii) within 10 calendar days following the occurrence of the event giving rise to such termination right, then the Company shall pay the Company Termination Fee on the Business Day following such termination.

Notwithstanding anything in this Agreement to the contrary, if the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

(c) Parent shall pay the Company, by wire transfer of immediately available funds to such accounts as the Company may designate, the sum of $135,000,000 (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(iii) then Parent shall pay the Parent Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(f)(ii) and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Parent, and if (C) within twelve months of the date of such termination of this Agreement, Parent or any of Parent Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then Parent shall pay the Parent Termination Fee upon the date of such execution or consummation, whichever is earlier;

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c), except in the circumstances described in Section 8.2(d)(i), and (B) at any time after the date hereof and before such termination there shall have been a Public Proposal with respect to the Parent, and if (C) within twelve months of the date of such termination of this Agreement, Parent or any of Parent Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that, in this instance, all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%), then Parent shall pay the Parent Termination Fee upon the date of such execution or consummation, whichever is earlier; and

(iv) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(ii) within 10 calendar days following the occurrence of the event giving rise to such termination right, except in the circumstances described in Section 8.2(d)(ii), then Parent shall pay the Parent Termination Fee on the Business Day following such termination.

Notwithstanding anything in this Agreement to the contrary, if Parent fails to pay all amounts due to the Company on the dates specified, then Parent shall pay all costs and expenses (including legal fees and expenses) incurred by the Company in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the Company.

(d) Parent shall pay the Company by wire transfer of immediately available funds to such accounts as the Company may designate, the sum of $250,000,000 (the “Regulatory Termination Fee”), and shall not pay the Company the Parent Termination Fee, if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c), (B) as of the date of such termination the HSR Clearance shall not have occurred or any decree, judgment, injunction, or other order (in each case that relates to antitrust Laws) that prevents, prohibits or delays the consummation of the

Transactions exists or is in effect, (C) immediately prior to such termination, the conditions set forth in Sections 7.1(a) (to the extent relating to the Requisite Company Stockholder Vote), 7.1(b) and 7.2(a) shall have been satisfied, and (D) each of the Company, New Diamond and New Diamond Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement prior to such termination (other than obligations, agreements and covenants set forth in Section 6.11), then Parent shall pay the Regulatory Termination Fee on the business day following such termination; provided, that if (1) this Agreement is terminated pursuant to Section 8.1(g) and (2) at the time of such termination this Agreement may also be terminated pursuant to Section 8.1(c), then for purposes of this Section 8.2(d)(i) this Agreement shall be deemed to have been terminated pursuant to Section 8.1(c); and

(ii) if the Company shall terminate this Agreement pursuant to Section 8.1(d)(ii)(A)(1) within 10 calendar days following the occurrence of the event giving rise to such termination right, Parent shall pay the Regulatory Termination Fee on the business day following such termination,

Notwithstanding anything in this Agreement to the contrary, if Parent fails to pay all amounts due to the Company on the dates specified, then Parent shall pay all costs and expenses (including legal fees and expenses) incurred by the Company in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the Company.

SECTION 8.3 Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, that expenses incurred in connection with the filing fee for the Proxy Statement/Prospectus and printing and mailing the Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

SECTION 8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company, New Diamond and Acquisition Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and the other agreements and documents contemplated to be delivered in connection herewith, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall, in the event Closing occurs, survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time (including Section 6.8) and (ii) this Article IX.

SECTION 9.2 Company Disclosure Letter; Parent Disclosure Letter. There may have been included in the Company Disclosure Letter and the Parent Disclosure Letter and may be included elsewhere in this Agreement items which are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement by the Company or the Parent, as appropriate, that such items are “material” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall be considered to be made for purposes of all other Sections of the Company Disclosure Letter or of the Parent Disclosure Letter, as appropriate, to the extent that the relevance of any such disclosure to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as appropriate, is reasonably apparent from the text of such disclosure. The inclusion of any items or information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed as an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material or otherwise required to be scheduled as an exception from any representation, warranty or covenant. Matters reflected in the Company Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by the Agreement to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter.

SECTION 9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a) if to the Company, New Diamond Merger Sub, or New Diamond:

Albertson’s, Inc.

250 East Parkcenter Boulevard

Boise, Idaho 83706

Facsimile: (208) 395-6349

Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile: (216) 579-0212

Attention: Lyle G. Ganske, Esq.

and to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Facsimile: (214) 969-5100

Attention: Mark E. Betzen, Esq.

and to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 558-3588

Attention:    James C. Morphy, Esq.

                    Audra D. Cohen, Esq.

(b) if to Parent, Acquisition Sub or the Surviving Corporation:

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Facsimile: (952) 828-8900

Attention: Corporate Secretary

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2233

Attention:    Andrew R. Brownstein, Esq.

                     Igor Kirman, Esq.

SECTION 9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under applicable Law. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

SECTION 9.5 Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Coordination Agreement and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

SECTION 9.6 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party). Any attempted assignment in violation of this Section 9.6 shall be void.

SECTION 9.7 No Third Party Beneficiaries. Except for Section 6.8, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.8 No Responsibility for Other Parties. Each party to each of the Transaction Agreements shall be responsible only for its own representations, warranties, covenants, actions or omissions under each of the Transaction Agreements. The Company, New Diamond, New Diamond Merger Sub, Parent and Acquisition Sub each acknowledges that none of the other parties shall be held liable in any way for any representation, warrant, covenant, action or omission of any other party to the Transaction Agreements. Notwithstanding anything to the contrary in this Section 9.8, however, (i) Parent shall be responsible for the representations, warranties, covenants, actions and omissions under each of the Transaction Agreements of Acquisition Sub, and (ii) the Company shall be responsible for the representations, warranties, covenants, actions and omissions, in each case prior to the Effective Time, under each of the Transaction Agreements of New Diamond and New Diamond Merger Sub.

SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the District of Delaware) and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE SEPARATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SEPARATION AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company, New Diamond, New Diamond Merger Sub, Acquisition Sub and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALBERTSON’S, INC.

By:	/S/ JOHN R. SIMS
	Name:	John R. Sims
	Title:	Executive Vice President and General Counsel

NEW ALOHA CORPORATION

By:	/S/ PAUL G. ROWAN
	Name:	Paul G. Rowan
	Title:	President

NEW DIAMOND SUB, INC.

By:	/S/ PAUL G. ROWAN
	Name:	Paul G. Rowan
	Title:	President

SUPERVALU, INC.

By:	/S/ JEFF NODDLE
	Name:	Jeff Noddle
	Title:	Chairman & CEO

EMERALD ACQUISITION SUB, INC.

By:	/S/ DAVID L. BOEHNEN
	Name:	David L. Boehnen
	Title:	President

Please refer to the Certificate of Incorporation of New Albertsons, Form of Restated Certificate of Incorporation of New Albertsons from and after the initial effective time, Form of Restated Certificate of Incorporation of Old Albertson’s, Inc., from and after the initial effective time and the Form of Amended and Restated Certificate of Incorporation of New Albertson’s, Inc, from and after the effective time, attached as exhibits to the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, for more information on such charters.

Annex B

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ALBERTSON’S, INC.

ALBERTSON’S, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article FIFTEENTH thereof which shall read in its entirety as follows:

“FIFTEENTH: Pursuant to Section 262(c) of the General Corporation Law of the State of Delaware, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware shall be available for the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Initial Effective Time (as defined in the Agreement and Plan of Merger, by and among SUPERVALU INC., Emerald Acquisition Sub, Inc., the Corporation, New Aloha Corporation and New Diamond Sub, Inc., dated January 22, 2006, as amended from time to time (the “Merger Agreement”)) as a result of the merger of New Diamond Sub, Inc., with and into the Corporation pursuant to Section 2.1 of the Merger Agreement if the Effective Time (as defined in the Merger Agreement) occurs. If the Effective Time does not occur, appraisal rights shall not be available for the shares of Common Stock as a result of the above-mentioned merger of New Diamond Sub, Inc., with and into the Corporation.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this      day of                     , 2006.

ALBERTSON’S, INC.

By:
Name:
Office:

B-1

Annex C

PERSONAL AND CONFIDENTIAL

January 22, 2006

Board of Directors

Albertson’s, Inc.

250 Parkcenter Blvd.

Boise, Idaho 83726

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of New Diamond Common Stock (as defined below) (formerly the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Albertson’s, Inc. (the “Company”)) of the Consideration (as defined below) to be received by such holders in the SUPERVALU Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), by and among SUPERVALU INC. (“SUPERVALU”), Emerald Acquisition Sub, Inc., a wholly owned subsidiary of SUPERVALU (“Acquisition Sub”), the Company, New Aloha Corporation, a wholly owned subsidiary of the Company (“New Diamond”), and New Diamond Sub, Inc., a wholly owned subsidiary of New Diamond (“New Diamond Merger Sub”). The Merger Agreement provides for, among other things, (i) the merger of New Diamond Merger Sub with and into the Company pursuant to which each outstanding Share will be converted into the right to receive one share of common stock, par value $0.01 per share (“New Diamond Common Stock”), of New Diamond, whereby the Company will survive the merger as a wholly owned subsidiary of New Diamond (the “Diamond Merger”), and (ii) the merger of Acquisition Sub with and into New Diamond pursuant to which each outstanding share of New Diamond Common Stock will be converted into the right to receive $20.35 in cash (the “Cash Consideration”) and 0.182 of a share of common stock, par value $1.00 per share (“SUPERVALU Common Stock”), of SUPERVALU (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), whereby New Diamond will survive the merger as a wholly owned subsidiary of SUPERVALU (the “SUPERVALU Merger” and, together with the Diamond Merger, the “Mergers”). The SUPERVALU Merger is contingent on, among other things, the sale or transfer of certain assets, liabilities and subsidiaries of the Company to Cerberus Capital Management, L.P. (“Cerberus”) and CVS Corporation (“CVS” and, together with Cerberus and SUPERVALU, the “Consortia”) pursuant to the Separation Agreement and the Standalone Drug Sale Agreement (each as defined in the Merger Agreement and collectively, together with the Merger Agreement, the “Agreements”). Such transactions, together with the Mergers, are referred to herein as the “Transactions.”

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. We have acted as

Board of Directors

Albertson’s, Inc.

January 22, 2006

Page   Two

financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which are contingent upon the consummation of the Transactions, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as a participant in the Company’s $1,400,000,000 revolving credit facility. We have provided and are currently providing certain investment banking services to SUPERVALU, including having acted as a participant in SUPERVALU’s $750,000,000 revolving credit facility. We have provided and are currently providing significant investment banking services to Cerberus and its affiliates and portfolio companies, including having acted as (i) financial advisor to Guilford Mills, Inc., an affiliate of Cerberus, in connection with its sale in April 2004, (ii) sole book-runner and lead manager in the initial public offering of 9,500,000 shares of common stock of BlueLinx Corporation, an affiliate of Cerberus, in December 2004, (iii) financial advisor to Blackacre Capital Management, LLC, an affiliate of Cerberus, in connection with its acquisition of LNR Property Corporation in February 2005, and (iv) a participant in certain mortgage securitization programs and bank loans of certain affiliates and portfolio companies of Cerberus. We have provided certain investment services to CVS, including having acted as (i) financial advisor to CVS in connection with its acquisition of certain assets related to the Eckerd drugstore chain in July 2004 and (ii) co-lead manager in the placement of CVS’s 4.0% Notes due September 2009 (aggregate principal amount $1,200,000,000) in September 2004. We also may provide investment banking services to the Company and the members of the Consortia (including their respective affiliates and portfolio companies) in the future. In connection with the above-described investment banking services, we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, SUPERVALU, CVS, Cerberus and their respective affiliates, may co-invest in companies with affiliates of Cerberus from time to time, may actively trade the debt and equity securities (or related derivative securities) of the Company, SUPERVALU, CVS and affiliates of Cerberus for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreements; annual reports to stockholders and Annual Reports on Form 10-K of the Company and SUPERVALU for the five fiscal years ended February 3, 2005, in the case of the Company, and February 26, 2005, in the case of SUPERVALU; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and SUPERVALU; certain other communications from the Company and SUPERVALU to their respective stockholders; and certain appraisals by Cushman & Wakefield, Inc. and Integra Realty Resources, Inc. of certain real property of the Company (the “Appraisals”). We also reviewed certain internal financial analyses and forecasts for the Company and SUPERVALU prepared by their respective managements, as well as certain pro forma financial forecasts reflecting the combination of SUPERVALU and the Company, after giving effect to the contemplated sale or transfer of certain assets, liabilities and subsidiaries of the Company, prepared by the management of SUPERVALU (collectively, the “Forecasts”). We also have held discussions with members of the senior managements of the Company and SUPERVALU regarding their assessment of the strategic rationale for, and the potential benefits of, the SUPERVALU Merger and the past and current business operations, financial condition and future prospects of the Company and SUPERVALU. In addition, we have reviewed the price and trading activity for the Shares and the shares of SUPERVALU Common Stock, compared certain financial and stock market information for the Company and SUPERVALU with similar information for certain other

Board of Directors

Albertson’s, Inc.

January 22, 2006

Page   Three

companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the United States food retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and SUPERVALU, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or SUPERVALU or any of their respective subsidiaries, and, except for the Appraisals referred to in the fourth paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. We have assumed that the SUPERVALU Merger will be consummated immediately following the consummation of the Diamond Merger. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, New Diamond or SUPERVALU or on the expected benefits of the Transactions, in each case, in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Mergers nor are we expressing any opinion as to the prices at which the Shares or the shares of SUPERVALU Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Mergers and such opinion does not constitute a recommendation as to how any holder of Shares or shares of New Diamond Common Stock should vote with respect to the Mergers.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of shares of New Diamond Common Stock (formerly holders of the Shares) in the SUPERVALU Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex D

January 22, 2006

Board of Directors

Albertson’s, Inc.

250 Parkcenter Blvd.

Boise, ID 83726

Members of the Board:

SUPERVALU INC., a Delaware corporation (“Parent”), and EMERALD Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), are parties to an Agreement and Plan of Merger, dated as of January 22, 2006 (the “Agreement”), with Albertson’s, Inc., a Delaware corporation (the “Company”), New Aloha Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“New Diamond”), and New Diamond Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Diamond (“New Diamond Sub”). The Agreement provides for, among other things, (i) the merger of New Diamond Sub with and into the Company pursuant to which each outstanding share of common stock, par value $1.00 per share (“Company Common Stock”), of the Company will be converted into the right to receive one share of common stock, par value $0.01 per share, of New Diamond (“New ABS Common Stock”), whereby the Company will survive the merger as a wholly owned subsidiary of New Diamond (the “Diamond Merger”), and (ii) the merger of Acquisition Sub with and into New Diamond pursuant to which each outstanding New ABS Common Stock will be converted into $20.35 in cash (the “Cash Consideration”) and 0.182 of a share of common stock, par value $1.00 per share (“Parent Common Stock”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), whereby New Diamond will survive the merger as a wholly owned subsidiary of Parent (the “Emerald Merger” and, together with the Diamond Merger, the “Merger”). The Agreement further contemplates that, prior to the consummation of the Emerald Merger, the Company will effect the Standalone Drug Sale, the Separation and the Retained Business Purchase (each, as defined in the Agreement and, collectively referred to herein, together with the Merger, as the “Transactions”). The terms and conditions of the Transactions are set forth in more detail in the Agreement, the Standalone Drug Sale Agreement (as defined in the Agreement) and the Separation Agreement (as defined in the Agreement) (collectively, the “Transaction Agreements”).

You have asked for our opinion as to the fairness, from a financial point of view, to the holders of New ABS Common Stock (i.e., the former holders of Company Common Stock) of the Consideration provided for in the Emerald Merger.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition and operations of Parent and the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal information concerning the business, financial condition and operations of Parent and the Company that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, estimates and forecasts relating to Parent and the Company prepared and furnished to us by the management of Parent and the Company;

•	Reviewed the publicly reported historical prices and trading activity for Parent Common Stock and Company Common Stock;

•	Reviewed drafts of the Transaction Agreements and the Cub Sale Agreement (as defined in the Agreement);

•	Held discussions with members of senior management of Parent and the Company concerning Parent’s and the Company’s business, operating environment, financial condition, prospects and strategic objectives;

•	Reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses we believe to be generally comparable to those of Parent and the Company;

•	Compared the financial terms of the Emerald Merger with the publicly available financial terms of certain other transactions that we believe to be generally relevant;

•	Performed a discounted cash flow analysis utilizing pro forma financial information prepared by Parent and the Company;

•	Reviewed the real estate appraisals provided to us by Integra / Cushman & Wakefield; and

•	Conducted such other financial studies and analyses, and considered such other information as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, we have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by Parent and the Company or otherwise reviewed by or for us. We have assumed that the financial and other projections and pro forma financial information prepared by Parent and the Company and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represent management’s best estimates as of the date of their preparation. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have further relied upon the assurances of the management of Parent and the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In addition, we also relied, without assuming responsibility for independent verification, upon the views of the management of Parent and the Company relating to the synergistic values and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of Parent and the Company.

We also have assumed that the consummation of the Transactions will be effected in accordance with the terms and conditions of the Transaction Agreements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the Transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company, New Diamond or Parent or the contemplated benefits of the Transactions.

We are not expressing any opinion as to what the value of shares of Parent Common Stock will be when issued to holders of New ABS Common Stock pursuant to the Emerald Merger or the prices at which shares of Parent Common Stock will trade at any time.

Our opinion does not address the Company’s underlying business decision to effect the Merger nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Emerald Merger.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Parent, New Diamond or the Company for our own account or for others and, accordingly, may at any time hold a long or short position in such securities.

A copy of our written opinion may be included in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law, provided that such opinion is provided in full, and that if required by applicable law, any description of or reference to us or our opinion in such filing is in a form reasonably acceptable to us.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of New ABS Common Stock (i.e., the former holders of Company Common Stock) in the Emerald Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/S/ THE BLACKSTONE GROUP L.P.
The Blackstone Group L.P.

Annex E

January 22, 2006

The Board of Directors of Albertson’s Inc.

250 Parkcenter Boulevard

PO Box 20

Boise, ID 83726

Dear Members of the Board of Directors:

We understand that Albertson’s Inc. (“Albertson’s” or the “Company”) is considering entering into a multi-step transaction pursuant to which: (i) the Company will effect a holding company reorganization, immediately after which the Company will be a wholly owned subsidiary of an entity referred to herein as “Newco”, (ii) the Company’s drugstore business would be sold to CVS Corporation (“CVS”) (the “CVS Sale”), (iii) the Company will transfer its core grocery operations and associated liabilities to Newco, (iv) Newco will sell its equity interest in the Company to an affiliate of Cerberus Capital Management, L.P. (“Cerberus”) (the “Non-core Sale”), and (v) Newco will be merged with a newly formed subsidiary of SUPERVALU INC. (“Supervalu”), with Newco surviving (the sale to Supervalu being referred to as the “Supervalu Sale”), pursuant to which Newco will become a wholly owned subsidiary of Supervalu Inc. and each outstanding share of Newco common stock will be converted into the right to receive (a) 0.182 shares of Supervalu Inc. common stock, and (b) $20.35 in cash (collectively, the “Consideration”). The aforementioned CVS Sale, Non-core Sale, and Supervalu Sale are collectively referred to herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company as to whether, as of the date hereof, the Consideration to be received by the holders of Newco common stock (formerly holders of Company common stock) in the Supervalu Sale is fair to them from a financial point of view.

In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey has, among other items:

1.	reviewed the Company’s most recent Form 10-K, including audited financial statements for the fiscal years ended February 3, 2005, January 29, 2004, and January 30, 2003, and the Company’s most recent Form 10-Q, including unaudited financial statements for the thirteen weeks ended November 3, 2005 and October 28, 2004;

2.	reviewed a comprehensive financial model that contained forecasts and projections prepared by the Company’s management with respect to the Company and its various operations for the years ended 2005 through 2010 as well as quarterly data for fiscal year 2006, including projections for its core grocery operations, drug store business, and non-core assets;

3.	held discussions with the members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company as well as the Transaction;

4.	held discussions with the representatives of one the Company’s financial advisors, Goldman, Sachs & Co.;

5.	reviewed Supervalu’s most recent Form 10-K, including audited financial statements for the fiscal years ended February 26, 2005, February 28, 2004, and February 22, 2003, and reviewed Supervalu’s most recent Form 10-Q, including unaudited financial statements for the twenty eight week periods ended September 10, 2005 and September 11, 2004;

The Board of Directors

Albertson’s, Inc.

January 22, 2006

6.	reviewed a comprehensive financial model that contained forecasts and projections prepared by Supervalu’s management and/or its advisors with respect to Supervalu and the Company on a pro-forma basis for the years ended 2005 through 2010, with such model being referred to as the “Rating Agency Model”;

7.	held discussions with the management of Supervalu regarding the operations, financial condition, future prospects and projected operations and performance of Supervalu and the Company on a pro-forma basis as well as the Transaction;

8.	held discussions with representatives of Supervalu’s financial advisor, Lazard Freres & Co. LLC (“Lazard”);

9.	reviewed presentations prepared by the Company’s financial advisors regarding the Company and the Transaction;

10.	reviewed certain documents available as of January 21, 2006 in the Merrill Corporation maintained data room;

11.	reviewed numerous presentations prepared by the Company’s management including presentations regarding: Non-Core Asset divestiture (including an estimated proceeds summary), Corporate Strategy and Business Development, Marketing and Food Operations, Supply Chain, Information Technology, Legal, Store Development and New Formats, Human Resources, Southern California, Shaw’s, Intermountain West, Jewel-Osco, Stand Alone Drug Stores, Acme, corporate strategy and competitive analysis;

12.	reviewed various presentations prepared by Supervalu’s advisor, Lazard, regarding the Transaction

13.	reviewed the following agreements and documents regarding the Transaction:

a.	Proposal and associated schedules submitted by Supervalu and Cerberus to the Company;

b.	the January 22, 2006 draft Agreement and Plan of Merger among Albertson’s, Inc., New Aloha Corporation, New Diamond Sub, Inc., SUPERVALU Inc., and Emerald Acquisition Sub, Inc.,

c.	the January 22, 2006 draft Purchase and Separation Agreement by and among Albertson’s, Inc., New Aloha Corporation, SUPERVALU, Inc. and AB Acquisition LLC;

d.	the January 20, 2006 draft of the Asset Purchase Agreement among CVS Corporation, CVS Pharmacy, Inc., Albertson’s, Inc., SUPERVALU Inc., New Diamond Sub, Inc., and the Sellers Listed on Annex A attached thereto; and

e.	the January 22, 2006 draft of the Asset Purchase Agreement between Hawk Acquisition LLC and SUPERVALU INC.

14.	reviewed real estate appraisal information and certain letters of intent regarding certain stores and distribution centers that are known as the Company’s non-core business;

15.	reviewed the historical market prices and trading volume for Albertsons’ and Supervalu’s publicly traded securities;

16.	reviewed certain publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company and Supervalu; and

17.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

The Board of Directors

Albertson’s, Inc.

January 22, 2006

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that neither the Company, CVS, Supervalu, or Newco is party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 10 above and all other related documents and instruments that are referred to therein are true and correct in all material respects, (b) each party to all such agreements will perform in all material respects all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any material amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have a material adverse effect on the Company, Newco, or Supervalu or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or Supervalu, and other than as set forth above we were not provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Supervalu is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Supervalu is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at

The Board of Directors

Albertson’s, Inc.

January 22, 2006

which the common stock of the Company and the common stock of Supervalu have traded or may trade subsequent to the disclosure or consummation of the Transaction. We have assumed that the common stock of Supervalu to be issued in the Supervalu Sale to the shareholders of Newco (formerly the shareholders of the Company) will be freely tradable and listed on the New York Stock Exchange.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote their shares in connection with the Transaction. Except as set forth in the subsequent sentence, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey. Houlihan Lokey acknowledges that the text of this Opinion and a description thereof may be included in certain material(s) required to be filed by the Company with the Securities and Exchange Commission and required to be delivered to the Company’s security holders in connection with the Transaction, provided that (i) if this Opinion is included in such filing(s) or materials, this Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company’s engagement of Houlihan Lokey, the services provided by Houlihan Lokey or this Opinion) shall be subject to Houlihan Lokey’s prior review and written approval and, if applicable, formal written consent (such written approval and/or consent not to be unreasonably withheld, conditioned or delayed).

Houlihan Lokey, or its affiliates, have provided and may be currently providing certain other financial advisory and investment banking services to affiliates of Cerberus and have received fees for rendering such services, and we may continue to do so in the future.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction (or any part thereof), (ii) the fairness of any portion or aspect of the Transaction (or any part thereof) not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction (or any part thereof) to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction (or any part thereof) as compared to any alternative business strategies that might exist for the Company, (v) the tax or legal consequences of the Transaction (or any part thereof) to either the Company, its security holders, or any other party, or (vi) whether any security holder should vote in favor of the Transaction (or any part thereof). Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Newco common stock (formerly holders of Company common stock) in the Supervalu Sale is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex F

LAZARD FRÈRES & CO. LLC
30 ROCKEFELLER PLAZA
NEW YORK, NY 10020
PHONE 212-632-6000
www.lazard.com

January 22, 2006

The Board of Directors

SUPERVALU Inc.

11840 Valley View Road

Eden Prairie, MN 55344

Dear Members of the Board:

We understand that SUPERVALU Inc (“Parent”), SUPERVALU Acquisition Corp., a wholly-owned subsidiary of Parent (“Acquisition Sub”), Albertsons, Inc. (the “Company”), New Aloha Corporation, a wholly-owned subsidiary of the Company (“New Albertsons”), and New Diamond Sub, Inc., a wholly owned subsidiary of New Albertsons, propose to enter into an Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), pursuant to which, among other things, Acquisition Sub will merge with and into New Albertsons, with New Albertsons as the surviving corporation (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of common stock, par value $0.01 per share, of New Albertsons issued and outstanding immediately prior to the Merger (the “New Albertsons Common Stock”), other than shares of New Albertsons Common Stock owned, directly or indirectly, by the Company, New Albertsons, Parent or any of their respective subsidiaries or as to which dissenters’ rights have been properly exercised, will be converted into the right to receive: (i) 0.182 shares of common stock, par value $1.00 per share, of Parent and (ii) cash in an amount equal to $20.35 (together, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, Parent also proposes to enter into (i) the Asset Purchase Agreement, dated as of January 22, 2006 (the “Standalone Drug Sale Agreement”), pursuant to which the Company and certain of its subsidiaries will sell the Standalone Drug Business (as defined in the Merger Agreement) to CVS Corporation for $3.93 billion and (ii) the Purchase and Separation Agreement, dated as of January 22, 2006 (the “Separation Agreement” and, together with the Standalone Drug Sale Agreement, the “Transaction Agreements”), pursuant to which the parties thereto will consummate the Reorganization (as defined in the Merger Agreement) and the Separation (as defined in the Separation Agreement) and New Albertsons and certain of its subsidiaries will sell the Retained Business (as defined in the Separation Agreement) to Onyx LLC for $350 million. As a result of consummation of the transactions contemplated by the Merger Agreement and the Transaction Agreements, New Albertsons will own the New Albertsons Assets (as defined in the Separation Agreement), assume the New Albertsons Liabilities (as defined in the Separation Agreement) and become a wholly owned subsidiary of Parent.

You have requested our opinion as of the date hereof as to the fairness to Parent, from a financial point of view, of the Merger Consideration to be paid by Parent in the Merger, after giving effect to the other transactions contemplated by the Merger Agreement and the Transaction Agreements (collectively, the “Other Transactions”). In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions contained in the latest drafts provided to us by Parent or its counsel as of January 22, 2006 of the Merger Agreement and the Transaction Documents;

PARIS	LONDON	NEW YORK	AMSTERDAM	ATLANTA	BERLIN	BOMBAY	CHICAGO	FRANKFURT	HAMBURG	HONG KONG		HOUSTON
LOS ANGELES	MADRID	MILAN	MONTREAL	NEW DELHI	ROME	SAN FRANCISCO	SEOUL	SINGAPORE	STOCKHOLM	SYDNEY	TOKYO	TORONTO

(ii)	Analyzed certain historical publicly available business and financial information relating to the Company and Parent;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company and Parent relating to the businesses of the New Albertsons Business and Parent, respectively;

(iv)	Held discussions with members of the senior management of each of Parent and the Company with respect to the business and prospects of Parent and the New Albertsons Business, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the New Albertsons Business and the businesses of Parent;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the New Albertsons Business;

(vii)	Reviewed the historical trading prices and trading volumes of the Company’s and Parent’s outstanding common stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Parent, the Company or New Albertsons or concerning the solvency of or issues relating to the solvency of Parent, the Company or New Albertsons. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent as to the future financial performance of the New Albertsons Business and Parent, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions by Parent. In addition, we have assumed that the other transactions contemplated by the Merger Agreement and the Transaction Agreements will be consummated on the terms described therein, without any waiver or modification of any material terms or conditions by the parties thereto. We have also assumed that obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on Parent or the New Albertsons Business. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Parent has obtained such advice as it deemed necessary from qualified professionals.

We do not express any opinion as to the price at which Parent’s common stock or the Company’s common stock may trade subsequent to the announcement of the Merger or as to the price at which Parent’s common stock may trade subsequent to the consummation of the Merger. Other than the fairness to Parent, from a financial point of view, of the Merger Consideration to be paid by Parent in the Merger, after giving effect to the Other Transactions, we do not express any opinion as to any of the Other Transactions.

Lazard Frères & Co. LLC (“Lazard”) is acting as an investment banker to Parent in connection with the Merger and will receive a fee for our services, a substantial portion of which is payable upon the closing of the Merger. We have in the past provided and are currently providing investment banking services to Parent for which we have received and may receive customary fees. In addition, in the ordinary course of our respective businesses, Lazard, Lazard Capital Markets LLC (an entity owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Parent or the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of Parent’s board of directors in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by Parent to engage in the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parent in the Merger, after giving effect to the Other Transactions, is fair to Parent from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ JOHN S. SHELDON
John S. Sheldon
Managing Director

Annex G

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Supervalu.

Supervalu’s certificate of incorporation provides that no director will be personally liable to Supervalu or its stockholders for monetary damages for breach of fiduciary duty as a director of Supervalu. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Supervalu or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, (iv) under Section 174 of DGCL or any amendment thereto or successor provision thereof, or (v) for any act or omission occurring prior to the date when Article Eighth of the certificate of incorporation (limitation on personal liability of directors) became effective.

Supervalu’s by-laws provide that Supervalu will indemnify any director or officer of Supervalu and may indemnify any employee or agent of Supervalu in the discretion of the board of directors for such liabilities in such manner under such circumstances and to such extent as permitted by Section 145 of the DGCL or its successor.

In addition, Supervalu’s by-laws provide that Supervalu will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Supervalu, by reason of the fact that such person is or was a director or officer of Supervalu, or is or was serving at the request of Supervalu as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (even if such wrongful act arose out of neglect or breach of duty not involving willful misconduct), so long as such person did not act out of personal profit or advantage which was undisclosed to Supervalu and such person acted in a manner he or she reasonably believed to be in or not opposed to the best interests of Supervalu and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Further, Supervalu’s by-laws provide that Supervalu will pay expenses incurred by any person entitled to indemnification in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, provided that a determination has not been made by an independent legal counsel (who may be the regular counsel for Supervalu) in a written opinion that it is reasonably likely that the person has not met the applicable standards of conduct for indemnification and provided that Supervalu has received an undertaking by or on behalf of the person to repay such expenses unless it shall ultimately be determined that such person is entitled to be indemnified by Supervalu.

Finally, Supervalu’s by-laws provide that Supervalu may, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom Supervalu shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, if and whenever the board of directors of Supervalu deems it to be in the best interest of the corporation to do so.

(b) New Albertsons.

New Albertsons’ certificate of incorporation provides that no director will be personally liable to New Albertsons or any stockholder for monetary damages for breach of fiduciary duty by such director as a director of New Albertsons. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to New Albertsons or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of DGCL or any amendment thereto or successor provision thereof.

New Albertsons’ certificate of incorporation provides that New Albertsons has power to indemnify any person, including present or former directors, officers, employees or agents of New Albertsons or any person who is or was serving at the request of New Albertsons as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the DGCL. Such power to indemnify is in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

New Albertsons’ by-laws provide that New Albertsons shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of New Albertsons, by reason of the fact that such person is or was a director or officer of Albertsons, or is or was a director or officer of New Albertsons serving at the request of New Albertsons as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of New Albertsons, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions, suits or proceedings by or in the right of New Albertsons, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to New Albertsons, unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

Further, under New Albertsons’ by-laws, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding will be paid by New Albertsons in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by New Albertsons.

It is anticipated that immediately prior to the reorganization merger, New Albertsons will enter into indemnification agreements with each of the directors and officers of Albertsons who will become directors and officers of New Albertsons after the reorganization merger and that have indemnification agreements with Albertsons prior to the reorganization merger. The terms of the indemnification agreements to be entered into by New Albertsons will be substantially identical to the terms of the indemnification agreements between such directors and officers and Albertsons, and will provide for, among other things, the indemnification of such directors and officers by New Albertsons for specified types of losses incurred by such directors and officers in connection with their services as directors and officers of New Albertsons, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index beginning at page II-8 of this registration statement, which is incorporated herein by reference.

(b) Financial Statement Schedules.

See Schedule II—Valuation and Qualifying Accounts to Supervalu’s Annual Report on 10-K for the year ended February 26, 2005, incorporated herein by reference.

Item 22. Undertakings.

Each undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF SUPERVALU

Pursuant to the requirements of the Securities Act, registrant SUPERVALU INC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 28, 2006.

SUPERVALU INC.

By:	/S/ JEFFREY NODDLE
Jeffrey Noddle Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 28, 2006.

Signature	Title

/S/ JEFFREY NODDLE Jeffrey Noddle	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/S/ PAMELA K. KNOUS Pamela K. Knous	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ DAVID M. OLIVER David M. Oliver	Vice President and Controller

/S/ IRWIN COHEN* Irwin Cohen	Director

/S/ RONALD E. DALY* Ronald E. Daly	Director

/S/ LAWRENCE A. DEL SANTO* Lawrence A. Del Santo	Director

/S/ SUSAN E. ENGEL* Susan E. Engel	Director

/S/ PHILIP L. FRANCIS* Philip L. Francis	Director

/S/ EDWIN C. GAGE* Edwin C. Gage	Director

/S/ GARNETT L. KEITH, JR.* Garnett L. Keith, Jr.	Director

/S/ CHARLES M. LILLIS* Charles M. Lillis	Director

Signature	Title
/S/ MARISSA PETERSON* Marissa Peterson	Director

/S/ STEVEN S. ROGERS* Steven S. Rogers	Director

*By:	/S/ JOHN P. BREEDLOVE
John P. Breedlove, Attorney-in-Fact

SIGNATURES OF NEW ALBERTSONS

Pursuant to the requirements of the Securities Act, registrant New Albertson’s, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on April 28, 2006.

NEW ALBERTSON’S, INC.

By:	/S/ FELICIA D. THORNTON
Felicia D. Thornton Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 28, 2006.

Signature	Title
/S/ LAWRENCE R. JOHNSTON* Lawrence R. Johnston	Chief Executive Officer, President, and Chairman of the Board (Principal Executive Officer)

/S/ FELICIA THORNTON Felicia Thornton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ ADRIAN J. DOWNES Adrian J. Downes	Controller (Principal Accounting Officer)

/S/ A. GARY AMES* A. Gary Ames	Director

/S/ PAMELA G. BAILEY* Pamela G. Bailey	Director

/S/ TERESA BECK* Teresa Beck	Director

/S/ HENRY I. BRYANT* Henry I. Bryant	Director

/S/ BONNIE G. HILL* Bonnie G. Hill	Director

/S/ JON C. MADONNA* Jon C. Madonna	Director

/S/ BETH M. PRITCHARD* Beth M. Pritchard	Director

/S/ BEATRIZ RIVERA* Beatriz Rivera	Director

Signature	Title

/S/ WAYNE C. SALES* Wayne C. Sales	Director

/S/ KATHI P. SEIFERT* Kathi P. Seifert	Director

*By:	/S/ FELICIA D. THORNTON
Felicia D. Thornton, Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
2.01	Agreement and Plan of Merger, dated January 22, 2006, by and among Albertson’s Inc., New Aloha Corporation, New Diamond Sub, Inc., SUPERVALU INC., and Emerald Acquisition Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).

3.01	Certificate of Incorporation of New Albertson’s, Inc. (f/k/a New Aloha Corporation).*

3.02	Certificate of Amendment of Certificate of Incorporation of New Albertson’s, Inc. (f/k/a New Aloha Corporation).*

3.03	By-Laws of New Albertson’s, Inc. (f/k/a New Aloha Corporation).*

4.01	Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee, relating to certain outstanding debt securities of Supervalu (incorporated by reference to Exhibit 4.1 to Supervalu’s Registration Statement on Form S-3, Registration No. 33-52422).

4.02	First Supplemental Indenture dated as of August 1, 1990, between Supervalu and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to Supervalu’s Registration Statement on Form S-3, Registration No. 33-52422).

4.03	Second Supplemental Indenture dated as of October 1, 1992, between Supervalu and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Supervalu’s Current Report on Form 8-K dated November 13, 1992).

4.04	Third Supplemental Indenture dated as of September 1, 1995, between Supervalu and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Supervalu’s Current Report on Form 8-K dated October 2, 1995).

4.05	Fourth Supplemental Indenture dated as of August 4, 1999, between Supervalu and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to Supervalu’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).

4.06	Fifth Supplemental Indenture dated as of September 17, 1999, between Supervalu and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987, between Supervalu and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to Supervalu’s Quarterly Report on Form 10-Q for the quarterly period (16 weeks) ended September 11, 1999).

4.07	Letter of Representations dated November 12, 1992, between Supervalu, Bankers Trust Company, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Supervalu (incorporated by reference to Exhibit 4.5 to Supervalu’s Current Report on Form 8-K dated November 13, 1992).

4.08	Rights Agreement dated as of April 12, 2000, between Supervalu and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.) as Rights Agent, including as Exhibit B the forms of Rights Certificate and Election to Exercise (incorporated by reference to Exhibit 4.1 to Supervalu’s Current Report on Form 8-K dated April 17, 2000).

4.09	Indenture dated as of November 2, 2001, between Supervalu and The Chase Manhattan Bank, as Trustee, including form of Liquid Yield Option™ Note due 2031 (Zero Coupon—Senior) (incorporated by reference to Exhibit 4.1 to Supervalu’s Registration Statement on Form S-3, Registration No. 333-81252).

4.10	Registration Rights Agreement dated as of November 2, 2001, by and among Supervalu, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 to Supervalu’s Registration Statement on Form S-3, Registration No. 333-81252).

Exhibit	Description
4.11	Form of Credit Agreement, dated as of February 28, 2005, among Supervalu, the Lenders named therein, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., as Syndication Agent (incorporated by reference to Exhibit 4.11 to Supervalu’s Current Report on Form 8-K dated February 28, 2005).

4.12	Indenture, dated as of May 1, 1992, between Albertson’s, Inc. and Morgan Guaranty Trust Company of New York as Trustee is incorporated herein by reference to Exhibit 4.1 of Albertsons’ Form S-3 (Reg. No. 333-41793) filed with the SEC on December 9, 1997.

4.13	Senior Indenture dated May 1, 1995, between American Stores Company and the First National Bank of Chicago, as Trustee, is incorporated herein by reference to Exhibit 4.1 of Form 10-Q filed by American Stores Company (Commission File Number 1-5392) on June 12, 1995.

4.14	Form of Corporate Unit is incorporated herein by reference to Exhibit 4.3 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.15	Form of Treasury Unit is incorporated herein by reference to Exhibit 4.4 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.16	Form of Senior Note is incorporated herein by reference to Exhibit 4.5 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.17	Form of Supplemental Indenture is incorporated herein by reference to Exhibit 4.6 of Albertson’s Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.18	Form of Purchase Contract Agreement is incorporated herein by reference to Exhibit 4.7 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.19	Form of Pledge Agreement is incorporated herein by reference to Exhibit 4.8 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

4.20	Form of Remarketing Agreement is incorporated herein by reference to Exhibit 4.9 of Albertsons’ Registration Statement on Form S-3/A (Reg. No. 333-113995) filed with the SEC on April 28, 2004.

5.01	Opinion of John P. Breedlove, Associate General Counsel and Corporate Secretary of Supervalu, regarding the validity of the Supervalu common stock being registered in this registration statement.

5.02	Opinion of Jones Day regarding the validity of the New Albertsons common stock being registered in this registration statement.

10.01	Purchase and Separation Agreement, dated January 22, 2006, by and among Albertson’s, Inc., New Aloha Corporation, SUPERVALU INC., and AB Acquisition LLC.*

10.02	Asset Purchase Agreement, dated January 22, 2006, by and among CVS Corporation, CVS Pharmacy, Inc., Albertson’s, Inc., SUPERVALU INC., New Aloha Corporation, and certain other sellers, filed as Exhibit 10.02 to Supervalu’s Current Report on Form 8-K filed on January 24, 2006, and incorporated herein by reference.

12.01	Ratio of Earnings to Fixed Charges, filed as Exhibit 12.1 to Supervalu’s Annual Report on Form 10-K for the year ended February 26, 2005, and incorporated herein by reference.

15.01	Letter of Deloitte & Touche LLP, independent registered public accounting firm of Albertsons, regarding Unaudited Interim Financial Statements.

21.01	Subsidiaries of Supervalu.*

21.02	Subsidiaries of New Albertsons.*

23.01	Consent of John P. Breedlove (included in the opinion filed as Exhibit 5.01 to this registration statement).

23.02	Consent of Jones Day (included in the opinion filed as Exhibit 5.02 to this registration statement).

23.03	Consent of KPMG LLP, independent registered public accounting firm of Supervalu.

Exhibit	Description
23.04	Consent of Deloitte & Touche LLP, independent registered public accounting firm of New Albertsons.

23.05	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Albertsons, Inc.

24.01	Power of Attorney of directors and officers of Supervalu.*

24.02	Power of Attorney of directors and officers of New Albertsons.*

99.01	Proposed Amendment to the Restated Certificate of Incorporation of Albertsons (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement).

99.02	Opinion of Goldman, Sachs & Co. (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement).

99.03	Opinion of The Blackstone Group L.P. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement).

99.04	Opinion of Houlihan Lokey Howard & Zukin (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement).

99.05	Opinion of Lazard Frères & Co. LLC (included as Annex F to the joint proxy statement/prospectus forming a part of this registration statement).

99.06	Consent of Goldman, Sachs & Co.

99.07	Consent of The Blackstone Group L.P.*

99.08	Consent of Houlihan Lokey Howard & Zukin.

99.09	Consent of Lazard Frères & Co. LLC.

99.10	Form of Restated Certificate of Incorporation of New Albertsons from and after the initial effective time.*

99.11	Form of By-Laws of New Albertsons from and after the initial effective time.*

99.12	Form of Proxy Card for the Albertsons Special Meeting.

99.13	Form of Proxy Card for the Supervalu Special Meeting.

99.14	Form of Restated Certificate of Incorporation of Old Albertson’s, Inc., from and after the initial effective time.*

99.15	Form of Amended and Restated Certificate of Incorporation of New Albertson’s, Inc., from and after the effective time.*

*	Previously filed.